As filed with the Securities and Exchange Commission on April 3,
1998
                                      Registration No. 333-______
_________________________________________________________________

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933


                        THE FIRST JERMYN CORP.
        (Exact name of registrant as specified in its charter)

       Pennsylvania                6720             23-2275242
(State or other jurisdic-   (Primary Standard    (I.R.S. Employer
of incorporation            Industrial Class-    Identification
or organization)            ification Code No.   No.)

                     645 Washington Avenue
                  Jermyn, Pennsylvania 18433
                          (717) 876-6500
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        William M. Davis
              President and Chief Executive Officer
                     The First Jermyn Corp.
                     645 Washington Avenue
                      Jermyn, Pennsylvania 18433
                          (717) 876-6500
    (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            Copies to:

David W. Swartz, Esquire            Frederick D. Lipman, Esquire
Stevens & Lee                       Blank Rome Comisky &
111 North Sixth Street                McCauley LLP
P.O. Box 679                        One Logan Square
Reading, PA 19603                   Philadelphia, PA 19103-6998

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.   [  ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]
                   CALCULATION OF REGISTRATION FEE
_________________________________________________________________

Title of      Amount to be     Proposed   Proposed   Amount of
each class    registered (1)   maximum    maximum    registra-
of secur-                      offering   aggregate  tion fee (2)
ities to be                    price per  offering
registered                     unit       price
_________________________________________________________________

Common Stock,   750,000            Not         Not
$1.25 par       shares          applicable  applicable  $7,212.81
value           (with rights)
_________________________________________________________________

(1) Based on the maximum number of shares of the Registrant's common stock that may be issued in connection with the proposed merger (the "Merger") of Upper Valley Bancorp Inc. ("Upper Valley") with and into the Registrant. In accordance with Rule 416, this Registration Statement shall also register any additional shares of the Registrant's common stock which may become issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions as provided by the agreement relating to the Merger.

(2) Estimated solely for purposes of calculating the registration fee. Computed in accordance with Rule 457(f)(2), on the basis of the book value of the common stock of Upper Valley on February 28, 1998 of $24,450,195 and based on 1,000,599 shares of Upper Valley common stock to be exchanged in the Merger and unexercised options to purchase up to 55,000 shares of Upper Valley common stock.

                          ___________________________

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

_________________________________________________________________

                    [Letterhead of The First Jermyn Corp.]

                            THE FIRST JERMYN CORP.
                             Jermyn, Pennsylvania

                                April __, 1998



Dear Shareholder:

            You are cordially invited to attend the 1998 annual meeting of shareholders of The First Jermyn Corp. which will be held in the Conference Room of The First National Bank of Jermyn, located at 1700 North Keyser Avenue, Scranton, Pennsylvania, at 9:00 a.m., local time, on May __, 1998.

            At the annual meeting, in addition to considering the election of directors, you will be asked to approve and adopt an Agreement and Plan of Merger providing for the merger of Upper Valley Bancorp, Inc. with and into The First Jermyn Corp. This combination will create a regional community bank with approximately $600 million in total assets and strong geographic market presence in northeastern Pennsylvania.

            The proposed merger is described in the accompanying
Joint Proxy Statement/Prospectus and its annexes. Please read all of these materials carefully.

            FIRST JERMYN'S BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF THE FIRST JERMYN CORP. AND ITS SHAREHOLDERS. ACCORDINGLY, THE BOARD HAS, BY UNANIMOUS VOTE OF ALL DIRECTORS, APPROVED THE MERGER AND RECOMMENDS THAT YOU VOTE FOR THE MERGER AGREEMENT AND FOR THE PROPOSED SLATE OF DIRECTORS NAMED HEREIN AT THE ANNUAL MEETING.

            Because of the significance of these matters to our company, your participation in the annual meeting, in person or by proxy, is especially important. We hope you will be able to attend the meeting. However, whether or not you anticipate attending in person, we urge you to complete, sign and return the enclosed proxy card promptly to ensure that your shares will be represented at the special meeting. If you attend the special meeting, you will, of course, be entitled to vote in person.

            Thank you very much for your continued interest and support. We look forward to seeing you at the meeting.

                                    Sincerely,

                            THE FIRST JERMYN CORP.
                             645 Washington Avenue
                          Jermyn, Pennsylvania 18433
                                (717) 876-6500

                             ____________________

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


                          To Be Held on May __, 1998


            NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (including any adjournment or postponement, the "First Jermyn Annual Meeting") of THE FIRST JERMYN CORP., a Pennsylvania business corporation ("First Jermyn"), will be held in the Conference Room of The First National Bank of Jermyn, located at 1700 North Keyser Avenue, Scranton, Pennsylvania, at 9:00 a.m., local time, on __________________, May __, 1998, to consider the following matters:

            1.    To fix the number of directors at twelve (12).

            2. To elect two (2) Class II directors to hold office for two years from the date of election.

            3. To elect three (3) Class III directors to hold office for three years from the date of election.

            4. To approve and adopt the Agreement and Plan of Merger, dated October 15, 1997 (the "Merger Agreement"), between First Jermyn and Upper Valley Bancorp, Inc. ("Upper Valley") attached as Annex A to the accompanying Joint Proxy Statement/Prospectus, providing for the merger of Upper Valley with and into First Jermyn, pursuant to which each share of Upper Valley common stock, $0.50 par value, outstanding immediately prior to the Merger (other than dissenting shares under Pennsylvania law and shares owned directly or indirectly by First Jermyn or Upper Valley) will be converted into .6890 shares of First Jermyn common stock, par value $1.25 per share, plus cash in lieu of any fractional interest.

            5. To vote on adjournment of the First Jermyn Annual Meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the First Jermyn Annual Meeting to approve the Merger Agreement.

            6. To consider such other matters as may properly be brought before the First Jermyn Annual Meeting.

            Only those First Jermyn shareholders of record at the close of business on April __, 1998, shall be entitled to notice of, and to vote at, the First Jermyn Annual Meeting.

            Each share of First Jermyn Common Stock outstanding will entitle the holder thereof to one vote on each matter which may properly come before the First Jermyn Annual Meeting.


                                    By order of the Board of Directors


                                    ________________________________
                                    Martha Myshak,
                                    Secretary


April __, 1998



          PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL
               IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.  IF
                  YOU ATTEND THE FIRST JERMYN ANNUAL MEETING,
                    YOU MAY VOTE IN PERSON EVEN IF YOU HAVE
                     PREVIOUSLY RETURNED YOUR PROXY CARD.

                  [LETTERHEAD OF UPPER VALLEY BANCORP, INC.]

                                April __, 1998



Dear Shareholder:

      You are cordially invited to attend a special meeting of shareholders (the "Upper Valley Special Meeting") of Upper Valley Bancorp, Inc. ("Upper Valley") to be held on __________________, May __, 1998, at _________________, local time, at the Regal
Room, ___________________, Olyphant, Pennsylvania.

      At the Upper Valley Special Meeting, shareholders will consider and vote upon the Agreement and Plan of Merger dated October 15, 1997 (the "Merger Agreement"), between The First Jermyn Corp. ("First Jermyn") and Upper Valley, providing for the merger of Upper Valley with and into First Jermyn (the "Merger") and the conversion of each outstanding share of common stock, $0.50 par value per share, of Upper Valley (other than dissenting shares under Pennsylvania law and shares owned by First Jermyn or Upper Valley) into .6890 shares of common stock, $1.25 par value per share, of First Jermyn ("First Jermyn Common Stock"), all as more fully described in the accompanying Joint Proxy Statement/ Prospectus. First Jermyn will pay cash to Upper Valley shareholders in lieu of issuing fractional shares of First Jermyn Common Stock. Completion of the Merger is subject to certain conditions, including the approval of the Merger Agreement by the shareholders of First Jermyn and Upper Valley and the approval of the Merger by various regulatory agencies.

      The attached Joint Proxy Statement/Prospectus contains important information concerning the Merger. We urge you to give it your careful attention.

      The Board of Directors of Upper Valley has carefully considered and approved the Merger Agreement and believes that the Merger is in the best interests of Upper Valley and its shareholders. ACCORDINGLY, YOUR BOARD OF DIRECTORS UNANIMOUSLY HAS APPROVED AND RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

      Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the Upper Valley Special Meeting, the Board of Directors of Upper Valley urges you to complete, sign, date, and return the enclosed Proxy Card promptly in the enclosed postage-paid envelope. This will not prevent you from voting in person at the First Jermyn Annual Meeting but will assure that your vote is counted if you are unable to attend.

      On behalf of the Board of Directors and our employees, I wish to thank you for your continued support. We appreciate your interest.

                                    Sincerely,

                          UPPER VALLEY BANCORP, INC.
                             128 Lackawanna Avenue
                      Olyphant, Pennsylvania  18447-0010
                             ____________________

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                          To Be Held on May __, 1998
                             ____________________

            NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (including any adjournment or postponement, the "Upper Valley Special Meeting") of Upper Valley Bancorp, Inc. ("Upper Valley"), a Pennsylvania business corporation, will be held on ________________, May __, 1998, at __________, local time, at the Regal Room, _____________________, Olyphant, Pennsylvania, to consider and vote upon the following matters, all as more fully described in the accompanying Joint Proxy Statement/Prospectus:

                  1. The approval and adoption of the Agreement and Plan of Merger dated October 15, 1997 (the "Merger Agreement") between The First Jermyn Corp. ("First Jermyn") and Upper Valley, attached as Annex A to the accompanying Proxy Statement/Prospectus, providing for the merger of Upper Valley with and into First Jermyn (the "Merger"), pursuant to which each share of Upper Valley common stock, $0.50 par value per share, outstanding immediately prior to the Merger (other than dissenting shares under Pennsylvania law and shares owned directly or indirectly by First Jermyn or Upper Valley) will be converted into .6890 shares of First Jermyn common stock, $1.25 par value per share.

                  2. The adjournment of the Upper Valley Special Meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the Upper Valley Special Meeting to approve the Merger Agreement.

                  3. The transaction of such other business as may properly be brought before the Upper Valley Special Meeting.

            THE BOARD OF DIRECTORS OF UPPER VALLEY HAS DETERMINED THAT AN AFFIRMATIVE VOTE ON EACH PROPOSAL TO BE CONSIDERED AT THE UPPER VALLEY SPECIAL MEETING IS IN THE BEST INTERESTS OF UPPER VALLEY AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH PROPOSAL.

            The Board of Directors of Upper Valley has fixed the close of business on April __, 1998 as the record date for determining shareholders entitled to notice of, and to vote at, the Upper Valley Special Meeting.

            YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER OR NOT YOU PLAN TO ATTEND THE UPPER VALLEY SPECIAL MEETING, THE BOARD OF DIRECTORS OF UPPER VALLEY URGES YOU TO COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE-PAID ENVELOPE. THIS WILL NOT PREVENT YOU FROM VOTING IN PERSON AT THE UPPER VALLEY SPECIAL MEETING BUT WILL ASSURE THAT YOUR VOTE IS COUNTED IF YOU ARE UNABLE TO ATTEND.

            PLEASE DO NOT SEND IN ANY CERTIFICATES FOR YOUR SHARES
AT THIS TIME.

                                    BY ORDER OF THE BOARD OF DIRECTORS


                                    Joseph P. Coviello, Secretary

Olyphant, Pennsylvania
April __, 1998

                    IF YOU HAVE ANY QUESTIONS, PLEASE CALL
                        UPPER VALLEY AT (717) 489-1038
                       Attention:  _____________________

________________________________________________________________

             THE FIRST JERMYN CORP. AND UPPER VALLEY BANCORP, INC.

                             JOINT PROXY STATEMENT
                             ____________________

                            THE FIRST JERMYN CORP.

                                  PROSPECTUS

________________________________________________________________

            This Joint Proxy Statement/Prospectus ("Proxy Statement/Prospectus") is being furnished to shareholders of The First Jermyn Corp. ("First Jermyn"), a Pennsylvania business corporation, and to shareholders of Upper Valley Bancorp, Inc. ("Upper Valley"), a Pennsylvania business corporation, in connection with the solicitation of proxies by the respective Boards of Directors of First Jermyn and Upper Valley for use at the Annual Meeting of Shareholders of First Jermyn (including any adjournments or postponements thereof, the "First Jermyn Annual Meeting") and the Special Meeting of Shareholders of Upper Valley (including any adjournments or postponements thereof, the "Upper Valley Special Meeting" and, together with the First Jermyn Annual Meeting, the "Meetings") to be held on May __, 1998 and May __, 1998, respectively.

            This Proxy Statement/Prospectus relates to up to 727,308 shares of common stock, par value, $1.25 per share, of First Jermyn ("First Jermyn Common Stock") which may be issued upon the merger of Upper Valley with and into First Jermyn (the "Merger"), pursuant to an Agreement and Plan of Merger, dated October 15, 1997 (the "Merger Agreement"). In the Merger, each outstanding share of common stock, par value $0.50 per share, of Upper Valley ("Upper Valley Common Stock") (other than any dissenting shares under Pennsylvania law ("Dissenting Shares") and shares, if any, then owned directly or indirectly by First Jermyn or Upper Valley ("Excluded Shares")), will be converted into and become the right to receive .6890 shares of First Jermyn Common Stock.

            The number of shares of First Jermyn Common Stock into which each share of Upper Valley Common Stock (other than any Dissenting Shares or Excluded Shares) will be converted in the Merger will be further adjusted to prevent dilution in the event of additional stock splits, reclassifications, or other similar events, if any. First Jermyn will pay cash to Upper Valley shareholders in lieu of issuing fractional shares of First Jermyn Common Stock.

            This Proxy Statement/Prospectus constitutes both
(i) the proxy statement of each of First Jermyn and Upper Valley relating to the solicitation of proxies by their respective Boards of Directors for use at the Meetings to be held for the purpose of considering and voting upon the Merger Agreement and
(ii) the prospectus of First Jermyn with respect to the First Jermyn Common Stock to be issued in the Merger.

            This Proxy Statement/Prospectus is also being furnished to holders of First Jermyn Common Stock in connection with the solicitation of proxies to be used at the First Jermyn Annual Meeting to elect two Class II directors for a term of two years each and to elect three Class III directors for a term of three years each. For convenience of reference, matters common to both Upper Valley and First Jermyn are addressed first in this Proxy Statement/Prospectus. Matters relating to the other matters to be considered at the First Jermyn Annual Meeting can be found in this Proxy Statement/Prospectus under the caption "FIRST JERMYN ANNUAL MEETING -- OTHER MATTERS."

            This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed on or about April __, 1998.

            THE SHARES OF FIRST JERMYN COMMON STOCK OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            THE SHARES OF FIRST JERMYN COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS, OR OTHER OBLIGATIONS OF A
BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

                               ________________

            The date of this Proxy Statement/Prospectus is April __, 1998.

                               Table of Contents

                                                         Page


AVAILABLE INFORMATION....................................  1

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..........  2

SUMMARY..................................................  3
      The Companies......................................  3
      The Meetings.......................................  4
      The Merger.........................................  6
      Certain Related Transactions....................... 14
      Interests of Certain Persons in the Merger......... 14
      Comparative Per Common Share Data.................. 15

SELECTED FINANCIAL DATA.................................. 18

PRO FORMA COMBINED FINANCIAL INFORMATION................. 21
      Pro Forma Unaudited Combined Condensed Balance
            Sheet as of December 31, 1997................ 21
      Pro Forma Unaudited Combined Condensed Statements
            of Income for the Years Ended December 31,
            1997, 1996, and 1995......................... 23

THE MEETINGS............................................. 27
      Date, Time and Place............................... 27
      Matters To Be Considered at the Annual Meetings.... 27
      Votes Required..................................... 28
      Voting of Proxies.................................. 29
      Revocability of Proxies............................ 30
      Record Date; Stock Entitled to Vote; Quorum........ 30
      Solicitation of Proxies............................ 30

THE MERGER............................................... 32
      Background of and Reasons for the Merger;
            Recommendations of the Boards of Directors... 32
      Terms of the Merger................................ 36
      Opinions of Investment Bankers..................... 37
      Effective Date of the Merger....................... 46
      Exchange of Upper Valley Stock Certificates........ 46
      Conditions to the Merger........................... 48
      Subsidiary Bank Merger............................. 49
      Regulatory Approvals............................... 49
      Representations and Warranties..................... 50
      Business Pending the Merger........................ 50
      Dividends.......................................... 52
      No Solicitation of Transactions.................... 52
      Amendment; Waivers................................. 53
      Termination; Effect of Termination................. 53
      Restated Articles of Incorporation and Bylaws...... 55
      Management and Operations after the Merger......... 59
      Employee Benefits.................................. 59
      Accounting Treatment............................... 59
      Certain Federal Income Tax Consequences............ 60
      Expenses........................................... 61
      Resale of First Jermyn Common Stock................ 61
      Dissenters' Rights of Appraisal.................... 62

INTERESTS OF CERTAIN PERSONS IN THE MERGER............... 65
      Stock Options...................................... 65
      Indemnification; Directors and Officers Insurance.. 65
      Employment Agreement............................... 66

INFORMATION WITH RESPECT TO FIRST JERMYN................. 67
      General............................................ 67
      Market Price of and Dividends on First Jermyn
            Common Stock and Related Shareholder
            Matters...................................... 67

DESCRIPTION OF FIRST JERMYN CAPITAL SECURITIES........... 69
      Common Stock....................................... 69
      Special Charter and Pennsylvania Corporate Law
            Provisions................................... 70

COMPARISON OF SHAREHOLDER RIGHTS......................... 73
      Directors.......................................... 73
      Shareholder Meetings............................... 75
      Inspection Rights.................................. 76
      Antitakeover Provisions............................ 76
      Required Shareholder Vote.......................... 77
      Amendment of Bylaws................................ 78
      Mandatory Tender Offer Provision................... 79
      Dissenters' Rights................................. 79
      Dividends.......................................... 80
      Preemptive Rights.................................. 80

INFORMATION WITH RESPECT TO UPPER VALLEY................. 80
      Description of Business............................ 80
      Management's Discussion and Analysis of Financial
            Condition and Results of Operations.......... 81
      Market Price of and Dividends on Upper Valley
            Common Stock and Related Shareholder Matters. 93

ADJOURNMENT.............................................. 94

FIRST JERMYN ANNUAL MEETING - OTHER MATTERS.............. 95
      General............................................ 95
      Election of Directors.............................. 95
      Board and Committee Meetings; Director
            Compensation................................. 98
      Executive Compensation............................. 98
      Report of the Compensation Committee............... 99
      Performance Graph..................................100
      Pension Plan.......................................101
      Certain Transactions...............................102
      Principal Shareholders of First Jermyn.............102
      Independent Auditors...............................103
      Other Matters......................................103

EXPERTS..................................................104

LEGAL MATTERS............................................104

OTHER MATTERS............................................104

SHAREHOLDER PROPOSALS....................................104

INDEX TO UPPER VALLEY FINANCIAL STATEMENTS...............F-1

ANNEXES

A.    Agreement and Plan of Merger between
      The First Jermyn Corp. and Upper Valley
      Bancorp, dated October 15, 1997....................A-1

B.    Amended and Restated Articles of Incorporation.....B-1

C.    Amended and Restated Bylaws........................C-1

D.    Opinion of Berwind Financial, L.P..................D-1

E.    Opinion of Fox-Pitt Kelton, Inc....................E-1

F.    Sections 1930 and 1571-1580 of the Pennsylvania
      Business Corporation Law of 1988, as amended.......F-1

            No persons have been authorized to give any information or to make any representations other than those contained in this Proxy Statement/Prospectus in connection with the solicitation of proxies or the offering of securities made hereby and, if given or made, such information or representation must not be relied upon as having been authorized by First Jermyn or Upper Valley. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of securities made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of First Jermyn or Upper Valley since the date hereof or that the information herein is correct as of any time subsequent to its date.

            All information concerning First Jermyn and its subsidiaries contained herein, incorporated herein by reference, or supplied herewith, has been furnished by First Jermyn, and all information concerning Upper Valley and its subsidiaries contained herein or supplied herewith, has been furnished by Upper Valley.

                             AVAILABLE INFORMATION

            First Jermyn is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements, and other information filed by First Jermyn with the Commission can be inspected and copied at the offices of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, New York, New York 10048, and Citicorp Center, 500 West Madison Avenue, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, and from the web site that the Commission maintains at http://www.sec.gov.

            First Jermyn has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the First Jermyn Common Stock to be issued pursuant to the Merger Agreement. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Proxy Statement/Prospectus or in any document incorporated in this Proxy Statement/Prospectus by reference or supplied herewith as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

            The following documents filed with the Commission by First Jermyn (File No. 0-13312) pursuant to the Exchange Act are incorporated by reference in this Proxy Statement/Prospectus:

            - First Jermyn's Annual Report on Form 10-K for the year ended December 31, 1997.

            In addition, all documents filed by First Jermyn pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus and prior to the date of the Meetings shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the dates of filing of such documents or reports. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

            A copy of First Jermyn's 1997 Annual Report accompanies this Prospectus/Proxy Statement.

                                    SUMMARY

            The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus.
Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained or incorporated by reference in this Proxy Statement/Prospectus and the Annexes hereto. A copy of the Merger Agreement (excluding exhibits thereto) is set forth in Annex A to this Proxy Statement/Prospectus and reference is made thereto for a complete description of the terms of the Merger. Shareholders of First Jermyn and Upper Valley are urged to read carefully this entire Proxy Statement/Prospectus, including the Annexes hereto.

The Companies

            First Jermyn

            First Jermyn, a Pennsylvania business corporation, is the holding company for The First National Bank of Jermyn, a national banking association ("FNBJ"). At December 31, 1997, First Jermyn and its subsidiaries had total consolidated assets, deposits and shareholders' equity of approximately
$325.7 million, $292.1 million, and $31.3 million, respectively. The primary operating entity of First Jermyn is FNBJ. The primary business of FNBJ consists of attracting deposits from its network of community banking offices, and originating commercial, consumer, and residential mortgage and construction loans and lines of credit in the communities served by those offices.
Those offices are located in Jermyn, Scranton, Jessup, Carbondale, Minooka, and Daleville, Pennsylvania.

            The principal executive offices of First Jermyn are located at 645 Washington Avenue, Jermyn, Pennsylvania 18433, and its telephone number is (717) 876-6500. For further information concerning First Jermyn and its subsidiaries, see "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "FIRST JERMYN SELECTED FINANCIAL DATA," "INFORMATION WITH RESPECT TO FIRST JERMYN" and "DESCRIPTION OF FIRST JERMYN CAPITAL SECURITIES."

            Upper Valley

            Upper Valley, a Pennsylvania business corporation, is the holding company for NBO National Bank, a national banking association ("NBO"). At December 31, 1997, Upper Valley had total consolidated assets, deposits, and shareholders' equity of approximately $259.3 million, $192.7 million, and $24.4 million, respectively. NBO has three full-service branches located in Olyphant, Pittston and Scranton, Pennsylvania. NBO is principally engaged in the business of taking deposits and making residential mortgage, consumer, and commercial loans. NBO also maintains a loan production office in Pittston, Pennsylvania and offers trust services at its Scranton branch.

            The principal executive offices of Upper Valley are located at 114-116 Lackawanna Avenue, Olyphant, Pennsylvania 18447-0010 and its telephone number is (717) 489-1038. For additional information concerning Upper Valley, see "UPPER VALLEY SELECTED FINANCIAL DATA" and "INFORMATION WITH RESPECT TO UPPER VALLEY."

The Meetings

            General

            The First Jermyn Annual Meeting will be held in the Conference Room of The First National Bank of Jermyn, located at
1700 North Keyser Avenue, Scranton, Pennsylvania at 9:00 a.m., local time, on May __, 1998.

            The Upper Valley Special Meeting will be held at the Regal Room, located at ___________________, Olyphant,
Pennsylvania, at ___________________, local time, on May __, 1998.

            Record Dates

            The record date for the First Jermyn Annual Meeting is March __, 1998 (the "First Jermyn Record Date"). The record date for the Upper Valley Special Meeting is March __, 1998 (the
"Upper Valley Record Date"). Only shareholders of record at the close of business on the First Jermyn Record Date or the Upper Valley Record Date, as applicable, will be entitled to receive notice of, and to vote at, the Meetings.

            Matters to be Considered at the Meetings

            First Jermyn. At the First Jermyn Annual Meeting, holders of First Jermyn Common Stock will consider and vote upon a proposal to approve and adopt the Merger Agreement attached as Annex A to this Proxy Statement/Prospectus and incorporated herein by reference. First Jermyn shareholders will also consider and vote upon the election of two Class II directors to serve for a term of two years each and three Class III directors to serve for a term of three years each. See "FIRST JERMYN ANNUAL MEETING -- OTHER MATTERS." In addition, shareholders of First Jermyn are being asked to approve a proposal to adjourn the First Jermyn Annual Meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the First Jermyn Annual Meeting to approve the Merger Agreement (the "First Jermyn Adjournment Proposal").
Shareholders will also consider and vote upon any other matters that may properly come before the First Jermyn Annual Meeting.

            Upper Valley. At the Upper Valley Special Meeting, holders of Upper Valley Common Stock will consider and vote upon a proposal to approve and adopt the Merger Agreement attached as Annex A to this Proxy Statement/Prospectus and incorporated herein by reference. Shareholders of Upper Valley are being asked to approve a proposal to adjourn the Upper Valley Special Meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the Upper Valley Special Meeting to approve the Merger Agreement (the "Upper Valley Adjournment Proposal"), and any other matter that may properly come before the Upper Valley Special Meeting.

            See "THE MEETINGS -- Matters to be Considered at the
Meetings."

            Votes Required

            First Jermyn. Shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on the First Jermyn Record Date must be represented in person or by proxy at the First Jermyn Annual Meeting for a quorum to be present for purposes of voting on the Merger Agreement and the other matters to be considered at the First Jermyn Annual Meeting (other than the First Jermyn Adjournment Proposal). The approval and adoption of the Merger Agreement will require the affirmative vote of holders of at least 66-2/3% of the First Jermyn Common Stock outstanding, in person or by proxy, at the First Jermyn Annual Meeting. The approval of the First Jermyn Adjournment Proposal will require the affirmative vote of a majority of the votes cast, in person of by proxy, at the First Jermyn Annual Meeting. Directors are elected by a plurality of the votes cast, in person or by proxy, at the First Jermyn Annual Meeting. Shareholders of First Jermyn are not entitled to cumulate votes for the election of directors. On the First Jermyn Record Date, directors and executive officers of First Jermyn owned approximately 285,639 shares of First Jermyn Common Stock, or approximately 32.2% of the then outstanding shares of First
Jermyn Common Stock; it is expected that all or substantially all of these shares will be voted in favor of the Merger Agreement, in favor of the First Jermyn Adjournment Proposal and for the election as directors of the nominees of the Board of Directors.

            Upper Valley. Shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on the Upper Valley Record Date must be represented in person or by proxy at the Upper Valley Special Meeting for a quorum to be present for purposes of voting on the Merger Agreement and on the other matters to be considered at the Upper Valley Special
Meeting. The approval and adoption of the Merger Agreement and the approval of the Upper Valley Adjournment Proposal will each require the affirmative vote of a majority of the votes cast, in person or by proxy, at the Upper Valley Special Meeting.

            The directors and executive officers of Upper Valley have indicated their intention to vote all shares of Upper Valley Common Stock owned by such persons on the Upper Valley Record Date in favor of the approval and adoption of the Merger Agreement. On the Upper Valley Record Date, directors and executive officers of Upper Valley owned approximately _____________ shares of Upper Valley Common Stock or approximately ____% of the then outstanding shares of Upper Valley Common Stock that are entitled to be voted at the Upper Valley Special Meeting.

            See "THE MEETINGS -- Votes Required."

The Merger

            Terms of the Merger

            At the Effective Date of the Merger, each outstanding share of Upper Valley Common Stock (other than any Dissenting Shares or any Excluded Shares) will be automatically converted into, and become a right to receive 0.689 shares of First Jermyn Common Stock (the "Exchange Ratio"). The Exchange Ratio will be adjusted to prevent dilution in the event of additional stock splits, reclassifications, or other similar events.

            First Jermyn will in all events pay cash to Upper
Valley shareholders in lieu of issuing fractional shares of First
Jermyn Common Stock.

            In connection with the Merger, from and after the Effective Date, all stock options to purchase shares of Upper Valley Common Stock (the "Upper Valley Stock Options"), which are then outstanding and unexercised, will be converted into and become options to purchase shares of First Jermyn Common Stock. First Jermyn will assume each such Upper Valley Stock Option in accordance with the terms of the plan and agreement by which it is evidenced; provided, however, that from and after the Effective Date (i) each such Upper Valley Stock Option assumed by First Jermyn may be exercised solely to purchase shares of First Jermyn Common Stock, (ii) the number of shares of First Jermyn Common Stock purchasable upon exercise of such Upper Valley Stock Option shall be equal to the number of shares of Upper Valley Common Stock purchasable under such Upper Valley Stock Option immediately prior to the Effective Date multiplied by the Exchange Ratio, and rounding up to the nearest whole share, and
(iii) the per share exercise price under each such Upper Valley Stock Option shall be adjusted by dividing the per share exercise price of each such Upper Valley Stock Option by the Exchange Ratio, and rounding up to the nearest cent. See "THE MERGER -- Terms of the Merger" and "-- Accounting Treatment."

            The Effective Date will be the date specified by the parties to occur within five business days after satisfaction of all conditions precedent to completion of the Merger. On the Effective Date, Articles of Merger will be filed with the Pennsylvania Department of State (the "PDS"). See "THE MERGER -- Effective Date."

            Pursuant to the Merger Agreement, NBO will merge with and into FNBJ as soon as practicable following the Merger, in accordance with the terms of the Bank Plan of Merger (the "Bank Plan of Merger"), dated October 15, 1997 (the "Bank Merger"). First Jermyn and Upper Valley presently contemplate that the Bank Plan of Merger will occur during the fourth quarter of 1998. See "THE MERGER -- Bank Merger."

            Dissenters' Rights

            Under Section 1930 and Chapter 15, Subchapter D, of the Pennsylvania Business Corporation Law (the "BCL"), holders of
First Jermyn Common Stock and holders of Upper Valley Common
Stock who, prior to the vote of shareholders on the Merger, properly file with First Jermyn or Upper Valley, as the case may be, a written notice of intention to dissent will have the right to obtain a cash payment for the "fair value" of their shares (excluding any element of value arising in anticipation of the Merger). In order to exercise such rights, a shareholder must comply with the procedural requirements of Chapter 15, Subchapter D, of the BCL, a description of which is provided in "THE MERGER -- Dissenters' Rights" and the full text of which is attached to this Proxy Statement/Prospectus as Annex F. Such
"fair value" would be determined in judicial proceedings, the result of which cannot be predicted. Failure to take any of the steps required under Chapter 15, Subchapter D, of the BCL on a timely basis may result in the loss of dissenters' rights. See "THE MERGER -- Dissenters' Rights of Appraisal."

            Accounting Treatment and Certain Federal Income Tax
            Consequences

            The Merger is intended to qualify as a pooling of interests for financial accounting purposes and is expected to constitute a tax-free reorganization for federal income tax purposes. It is a condition to completion of the Merger that First Jermyn receive an opinion from its independent auditors that the Merger will be treated as a pooling of interests for financial accounting purposes and that both parties receive an opinion from First Jermyn's counsel that the Merger will constitute a tax-free reorganization for federal income tax purposes. As of the date of the Proxy Statement/Prospectus, First Jermyn has no reason to believe that its independent auditors or its counsel will be unable to deliver such opinions. See "THE MERGER -- Certain Federal Income Tax Consequences," "--
 Accounting Treatment" and "-- Conditions to the Merger."

            Recommendations of Boards of Directors and Reasons for the Merger

            First Jermyn. The Board of Directors of First Jermyn believes that the terms of the Merger are fair and in the best interests of the shareholders of First Jermyn and has unanimously approved the Merger Agreement. The Board of Directors of First Jermyn unanimously recommends that the shareholders of First Jermyn approve the Merger Agreement.

            Upper Valley. The Board of Directors of Upper Valley believes that the terms of the Merger are fair and in the best interests of the shareholders of Upper Valley and has unanimously approved the Merger Agreement. The Board of Directors of Upper Valley unanimously recommends that the shareholders of Upper Valley approve the Merger Agreement.

            Opinions of Investment Bankers

            Berwind Financial, L.P. ("Berwind") has rendered its oral opinion as of October 15, 1997, and its written opinion, dated __________, 1998, to the Board of Directors of First Jermyn that, as of the respective dates of such opinions, and subject to the assumptions and considerations set forth therein, the Exchange Ratio is fair from a financial point of view to the holders of First Jermyn Common Stock. A copy of the opinion of Berwind dated the date of this Proxy Statement/Prospectus, is attached hereto as Annex D.

            Fox-Pitt Kelton, Inc. ("Fox-Pitt Kelton") has rendered its written opinion, dated October 15, 1997, and updated as of ____________, 1998, to the Board of Directors of Upper Valley that, as of the respective dates of such opinions, and subject to the assumptions and considerations set forth therein, the consideration to be received is fair from a financial point of view to the holders of Upper Valley Common Stock. A copy of the opinion of Fox-Pitt Kelton, dated the date of this Proxy Statement/Prospectus, is attached hereto as Annex E.

            As of the date of this Proxy Statement/Prospectus, each of First Jermyn and Upper Valley has paid all fees to Berwind and Fox-Pitt Kelton, respectively, for services in connection with the Merger.

            For information on the assumptions made, matters considered and limits of the reviews by Berwind and Fox-Pitt
Kelton, see "THE MERGER -- Opinions of the Investment Bankers."

            Conditions to the Merger; Regulatory Approvals

            The obligations of First Jermyn and Upper Valley to complete the Merger are subject to various conditions usual and customary in transactions similar to the Merger, including, without limitation, obtaining requisite regulatory approvals and obtaining approvals of the shareholders of both First Jermyn and Upper Valley. Application has been made to obtain required regulatory approvals for the Merger and, as of the date of this Proxy Statement/Prospectus, such approvals have been obtained.
No assurance can be given that all required approvals will be received or as to the timing or conditions of such approvals.
See "THE MERGER --Regulatory Approvals." The obligation of First Jermyn to complete the Merger is also subject to certain other conditions, including, among other things, receipt of an opinion from First Jermyn's independent auditors to the effect that the Merger will be treated as a pooling of interests for financial accounting purposes. No assurances can be given that all such conditions will be met. See "THE MERGER -- Conditions to the Merger."

            No Solicitation of Transactions

            Upper Valley has agreed in the Merger Agreement that, during the term of the Merger Agreement, neither it nor any of its subsidiaries, affiliates, or representatives will solicit or engage in any discussions with any person other than First Jermyn concerning any acquisition of Upper Valley or any of its subsidiaries, except that Upper Valley may respond to inquiries from analysts, regulatory authorities, and shareholders in the ordinary course of business. See "THE MERGER -- No Solicitation of Transactions."

            Termination; Effect of Termination

            The Merger Agreement may be terminated on or at any time prior to the Effective Date by mutual consent of First Jermyn and Upper Valley or by either party if (i) the other party breaches any representation or warranty contained in the Merger Agreement which results in a Material Adverse Effect (as defined in the Merger Agreement; see "THE MERGER -- Conditions to the Merger") to the breaching party, and such breach has not or cannot be cured within thirty days from the date written notice of such breach was given to such party committing the breach,
(ii) the other party breaches any material covenant or obligation, and such breach has not or cannot be cured within thirty days from the date written notice of such breach was given to such party committing the breach, (iii) the closing date (the "Closing Date," which, under the terms of the Merger Agreement, is the same date as the Effective Date) of the Merger shall not have occurred by June 30, 1998, (iv) either party is notified by a regulatory authority that a necessary approval is unlikely to be granted unless the failure of such occurrence shall be due to the failure of the party seeking to terminate the Merger Agreement to perform or observe any agreements required to be performed by such party by the Effective Date, or (iv) the amount of the combined nonperforming assets of the other party and its subsidiaries at the Closing Date increase by more that $1,000,000 over the amount of such combined nonperforming assets at September 30, 1997.

            In the event of termination of the Merger Agreement by either First Jermyn or Upper Valley, there will be no liability or obligation on the part of First Jermyn or Upper Valley other than the obligation dealing with confidentiality and other than any liabilities or damages incurred as a result of the willful breach by a party of any of its representations, warranties, covenants, or agreements set forth in the Merger Agreement; provided, however, that (a) if, within 18 calendar months following the date of termination of the Merger Agreement, a person, group or entity other than First Jermyn or an affiliate of First Jermyn, enters into an agreement with Upper Valley or NBO pursuant to which such person, group or entity would
(i) merge or consolidate, or enter into any similar transaction, with Upper Valley or NBO, (ii) acquire all or substantially all of the assets of Upper Valley or NBO, or (iii) acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 25% or more of the then outstanding shares of Upper Valley Common Stock or NBO common stock, then Upper Valley shall immediately pay to First Jermyn a termination fee ("Termination Fee") of $1.5 million; or (b) if, within 18 calendar months following the date of termination of this Agreement, a person, group or entity other than Upper Valley or an affiliate of Upper Valley, enters into an agreement with First Jermyn or FNBJ pursuant to which such person, group or entity would (i) merge or consolidate, or enter into any similar transaction, with First Jermyn or FNBJ,
(ii) acquire all or substantially all of the assets of First Jermyn or FNBJ, or (iii) acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 25% or more of the then outstanding shares of First Jermyn Common Stock or FNBJ common stock, then First Jermyn shall immediately pay Termination Fee to Upper Valley. No Termination Fee will be payable in the event that the Merger Agreement is terminated pursuant to the mutual written consent of the parties. In addition, no Termination Fee will be payable in the event of termination of the Merger Agreement following (i) an unremedied breach of a representation or warranty by the party which would otherwise be entitled to the Termination Fee which results in a Material Adverse Effect, (ii) an unremedied breach of any material covenant or other obligation by the party which would otherwise be entitled to receive the Termination Fee, (iii) the failure to complete the Merger by June 30, 1998, unless the failure of such occurrence is due to the failure of the party which would otherwise be required to pay the Termination fee to perform or observe its agreements set forth in the Merger Agreement required to be performed or observed prior to the Effective Date, (iv) the notification of either party by a regulatory authority that a necessary approval is unlikely to be granted, unless the failure of such occurrence shall be due to the failure of the party which would otherwise be required to pay the Termination Fee to perform or observe any agreements set forth in the Merger Agreement required to be performed or observed by such party prior to the Effective Date, or (v) an increase in the amount of nonperforming assets of the party which would otherwise be entitled to receive the Termination Fee at the Effective Date by more than $1,000,000 from the amount of such nonperforming assets at September 30, 1997. See "THE MERGER -- Termination; Effect of Termination."

            Comparison of Shareholder Rights

            Both First Jermyn and Upper Valley are Pennsylvania corporations subject to the provisions of the Pennsylvania Business Corporation Law of 1988, as amended (the "Pennsylvania BCL"). Upon completion of the Merger, shareholders of Upper Valley will become shareholders of First Jermyn, and their rights as such will be governed by the Articles of Incorporation and the Bylaws of First Jermyn then in effect. The Merger Agreement sets forth amended and restated Articles of Incorporation (the "Restated Articles of Incorporation") and Bylaws (the "Restated Bylaws") of First Jermyn which will be effective on and after the Effective Date. In the event that shareholders of First Jermyn and Upper Valley approve the Merger Agreement, the Restated Articles of Incorporation and Restated Bylaws will also be approved. Accordingly, upon completion of the Merger, both shareholders of First Jermyn and shareholders of Upper Valley will be governed by the Restated Articles of Incorporation and the Restated Bylaws of First Jermyn. The rights of shareholders of First Jermyn prior to the Merger and the rights of the shareholders of Upper Valley are different in certain respects from the rights of shareholders as they will exist upon completion of the Merger under the Restated Articles of Incorporation and the Restated Bylaws of First Jermyn. See "THE MERGER -- Restated Articles of Incorporation and Bylaws of First Jermyn" and "COMPARISON OF SHAREHOLDER RIGHTS."

            Restated Articles of Incorporation and Bylaws

            A fundamental consideration of the Boards of Directors of each of First Jermyn and Upper Valley in deciding to approve the Merger Agreement were provisions to be included in the Restated Articles of Incorporation and Restated Bylaws of First Jermyn attached hereto as Annexes B and C, respectively, which are designed to discourage a nonnegotiated change of control of First Jermyn after the Effective Date in order to permit sufficient time for the combined companies to implement a strategic plan and gain name recognition in the marketplace.

            Provisions of the Restated Articles of Incorporation, among other things, (i) require, until January 1, 2004, an 80% vote of directors and the affirmative vote of the holders of 80% of outstanding shares of First Jermyn Common Stock to approve a merger, or other fundamental transaction involving First Jermyn (unless First Jermyn would be the surviving entity in any such transaction in which case the vote requirements would be 80% of directors and 66-2/3% of outstanding shares, and (ii) require, on and after January 1, 2004, a 66-2/3% vote of directors and 66-2/3% of outstanding shares of First Jermyn Common Stock to approve a merger, or other fundamental transaction involving First Jermyn. These supermajority shareholder voting provisions do not apply to any transaction approved in advance by the unanimous vote of the Board of Directors of First Jermyn. The Restated Articles of Incorporation of First Jermyn also (i) require any person or group who or which becomes the beneficial owner of 25% or more of First Jermyn's Common Stock to offer to purchase all other outstanding shares of such Common Stock for cash at a price equal to the highest price paid by such person or group for any shares of such Common Stock or, if the Board of Directors so elects, at a price determined by an investment banking firm selected by the Board of Directors and (ii) contain supermajority voting provisions to amend certain provisions of the Restated Articles of Incorporation and the Restated Bylaws.

            Certain provisions of the Restated Bylaws (i) require, until January 1, 2004, a supermajority vote of 80% of directors to adopt or approve resolutions to study sale as a strategic alterative for First Jermyn, approve a merger or other fundamental transaction involving First Jermyn, or solicit indications of interest or respond to proposals involving a merger or other fundamental transaction involving First Jermyn in which First Jermyn would not be the surviving or controlling entity and (ii) contain director qualification requirements which prohibit individual directors, absent an 80% vote of directors, from soliciting proposals for the sale of First
Jermyn, providing nonpublic information to third parties regarding First Jermyn or publicly commenting on First Jermyn's strategic alternatives.

            This summary is qualified in its entirety by the complete copy of the Restated Articles of Incorporation and Restated Bylaws appearing at Annexes B and C, respectively. Certain provisions of the Restated Articles of Incorporation and Restated Bylaws may have the effect of precluding or discouraging persons who might otherwise be interested in acquiring all or a significant interest in First Jermyn after the Effective Date from doing so even if such persons were willing to pay a price higher than prevailing market prices. See "THE MERGER--Restated Articles of Incorporation and Bylaws of First Jermyn" and "COMPARISON OF SHAREHOLDER RIGHTS."

            Management and Operations after the Merger

            On the Effective Date the Board of Directors of First Jermyn, as the surviving corporation in the Merger, will consist of those persons holding such office immediately prior to the Effective Date and Saul Kaplan (to be elected as Class III Director to serve until 2001), Harold S. Kaplan (to be elected as Class III Director to serve until 2001), Joseph P. Coviello (to be elected as a Class III Director to serve until 2001), Fred J. Gentile (to be elected as a Class I Director to serve until 1999), Michael A. Barbetti (to be elected as a Class I Director to serve until 1999), and Norman Woodworth (to be elected as Class I Director to serve until 1999), all as further set forth in the form of Restated Articles of Incorporation of First Jermyn attached hereto as Annex B. In the Merger Agreement, First Jermyn has agreed (i) to cause Messrs. Harold Kaplan, Saul Kaplan and Coviello to be renominated for election to the Board of Directors of First Jermyn at any annual or special meeting of the shareholders of First Jermyn held through December 31, 2004 at which the class of directors in which such individuals are serving is considered for re-election and (ii) to cause Messrs Gentile, Barbetti and Woodworth to be renominated for election to the Board of Directors of First Jermyn at any annual or special meeting of the shareholders of First Jermyn held through December 31, 1999 at which the class of directors in which such individuals are serving is considered for re-election.

            The officers of First Jermyn duly elected and holding office immediately prior to the effective date will be the officers of First Jermyn, as surviving corporation in the merger, existing on the Effective Date. Although the Merger Agreement provided that John R. Adonizio, President of NBO and CEO of Upper Valley, would be elected as an executive vice president of First Jermyn effective as of the Effective Date, Mr. Adonizio has advised the Board of Directors that he intends to terminate his employment as of the Effective Date.

            On the Effective Date of the Bank Merger, the directors of FNBJ, as the surviving institution in the Bank Merger, will consist of those persons holding such offices immediately prior to the Effective Date and Messrs. Saul Kaplan, Harold Kaplan, Joseph Coviello, Fred J. Gentile, Michael A. Barbetti, and Norman Woodworth. In the Merger Agreement, First Jermyn has agreed to cause such individuals to be elected to the Board of Directors of FNBJ at any annual meeting or special meeting of First Jermyn, in its capacity as sole shareholder of FNBJ, held during the time that such individuals are serving as directors of First Jermyn.

            On the Effective Date of the Bank Merger the officers of FNBJ duly elected and holding office immediately prior to such Effective Date will be the officers of FNBJ as the surviving corporation in the Bank Merger.

            The Merger Agreement provides that, on the Effective Date the name of First Jermyn shall be changed to such name as may be mutually agreed by First Jermyn and Upper Valley. The parties have agreed that the name of First Jermyn will be changed to "______________" on the Effective Date. The parties further anticipate that the name of FNBJ will be changed to "____________" or a name substantially similar on the effective date of the Bank Merger.

            See "THE MERGER -- Subsidiary Bank Merger," "--
 Management and Operations after the Merger" and "--Employee
Benefits and Severance."

            Exchange of Certificates

            After the Effective Date, First Jermyn will send transmittal materials to Upper Valley shareholders for use in effecting the exchange of their certificates representing whole shares of Upper Valley Common Stock for certificates representing shares of First Jermyn Common Stock. First Jermyn will pay holders of Upper Valley Common Stock cash in lieu of issuing fractional shares of First Jermyn Common Stock. See "THE
MERGER -- Exchange of Upper Valley Stock Certificates."

Certain Related Transactions

            The directors and executive officers of Upper Valley have agreed to vote shares of Upper Valley Common Stock owned by them on the date of the Upper Valley Special Meeting in favor of the Merger Agreement. See "THE MERGER -- Matters to be
Considered at the Meeting."

            The agreements of Upper Valley's directors and executive officers to vote in favor of the Merger may have the effect of precluding or discouraging persons who might now or prior to the Effective Date be interested in acquiring all of or a significant interest in Upper Valley from considering or proposing such an acquisition, even if such persons were prepared to pay a higher price per share for Upper Valley Common Stock than the price per share being paid by First Jermyn under the Merger Agreement, or might result in a potential acquiror proposing to pay a lower price per share to acquire Upper Valley than it might otherwise have proposed to pay.

Interests of Certain Persons in the Merger

            Certain directors and executive officers of Upper
Valley are the holders of stock options to acquire Upper Valley
Common Stock, which will be converted into options to acquire
First Jermyn Common Stock.

            John W. Adonizio, President and Chief Executive Officer of Upper Valley and President of NBO, is a party to an employment agreement, dated July 5, 1994 and amended on March 25, 1997, with Upper Valley and NBO. The employment agreement is for a period ending on July 5, 1999 and provides, among other things, that, in the event that Mr. Adonizio's employment contract is terminated by reason of a change in control of Upper Valley, Mr. Adonizio shall be paid for the remainder of the contract term, but in no event less than twelve months severance pay equal to his then base salary, payable in a lump-sum within ten days of the date of termination. Assuming that Mr. Adonizio's employment agreement were terminated within the meaning of the agreement on May 31, 1998 as a result of a change in control of Upper Valley, Mr. Adonizio would be entitled to a lump-sum severance payment in an amount equal to approximately $141,000.

Comparative Per Common Share Data

            The following table sets forth certain unaudited comparative per share data relating to book value per common share, cash dividends declared per common share and income from continuing operations per common share (i) on an historical basis for First Jermyn and Upper Valley, (ii) on a pro forma basis per share of First Jermyn Common Stock to reflect completion of the Merger, and (iii) on an equivalent pro forma basis per share of Upper Valley Common Stock to reflect completion of the Merger. The pro forma information has been prepared giving effect to the Merger using the pooling of interests accounting method. For a description of the effect of pooling of interests accounting, see "THE MERGER -- Accounting Treatment." The following equivalent per share data assume an Exchange Ratio of .6890 shares of First Jermyn Common Stock for each share of Upper Valley Common Stock. See "THE MERGER -- Terms of the Merger." This information should be read in conjunction with the consolidated financial statements of First Jermyn and Upper Valley, including the notes thereto, incorporated by reference or appearing elsewhere in this Proxy Statement/Prospectus, and the other financial data appearing elsewhere in this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "AVAILABLE INFORMATION," "SELECTED FINANCIAL DATA" and "PRO FORMA COMBINED FINANCIAL INFORMATION," and "INFORMATION REGARDING UPPER VALLEY."

            The following information is not necessarily indicative of the results of operations of future periods or future combined financial position.

                                                  At December 31,
                                                       1997

Book Value Per Common Share:

Historical:
  First Jermyn. . . . . . . . . . . . . . . . .      $35.35
  Upper Valley. . . . . . . . . . . . . . . . .       24.29
Pro Forma(1):
  Pro forma per share of First Jermyn Common
    Stock . . . . . . . . . . . . . . . . . . .       35.38
  Equivalent pro forma per share of Upper
    Valley Common Stock . . . . . . . . . . . .       24.38


                                           For the year ended
                                              December 31,
                                        1997      1996      1995
Cash Dividends Paid Per Common Share:

Historical:
  First Jermyn. . . . . . . . . . .    $1.40    $1.25      $1.15
  Upper Valley. . . . . . . . . . .      .88      .82        .95
Pro Forma(2):
  Pro forma per share of First
    Jermyn Common Stock . . . . . .     1.40     1.25       1.15
  Equivalent pro forma per share
    of Upper Valley Common Stock. .      .96      .86        .79

Income from Continuing Operations
Per Common Share:

Historical:
  First Jermyn (basic and diluted).    $3.94     3.96       3.68
  Upper Valley, basic . . . . . . .     1.64     1.57        .17
  Upper Valley, diluted . . . . . .     1.59     1.55        .17
Pro Forma(3):
  Pro forma per share of First
    Jermyn Common Stock, basic. . .     3.25     3.22       2.17
  Pro forma per share of First
    Jermyn Common Stock, diluted. .     3.21     3.21       2.17
  Equivalent per share of Upper
    Valley Common Stock, basic  . .     2.24     2.22       1.50
  Equivalent pro forma per share of
    Upper Valley Common Stock,
     diluted . . .  . . . . . . . .     2.21     2.21       1.50
__________________

(1) Pro forma book value per share of First Jermyn Common Stock was calculated by dividing total pro forma combined shareholders' equity amounts as of the applicable date by the sum of (i) the total number of shares of First Jermyn Common Stock outstanding at December 31, 1997 (884,680 shares), and (ii) the total number of shares of Upper Valley Common Stock outstanding at December 31, 1997, (1,000,599 shares), multiplied by the Exchange Ratio. Equivalent pro forma book value per share of Upper Valley Common Stock represents the pro forma book value per share of First Jermyn Common Stock multiplied by the Exchange Ratio. See "THE MERGER -- Terms of the Merger."

(2) First Jermyn pro forma dividends per share represent historical dividends paid by First Jermyn. Upper Valley pro forma equivalent dividends per share represent such amounts multiplied by the Exchange Ratio. See "THE MERGER -- Terms of the Merger."

(3) First Jermyn pro forma income from continuing operations per common share, basic and diluted, represents historical net income from continuing operations for First Jermyn and Upper Valley combined on the assumption that First Jermyn and Upper Valley had been combined for the periods presented on a pooling of interests basis, divided by the number of shares of First Jermyn Common Stock which will be issued and outstanding following completion of the Merger based on the Exchange Ratio. Upper Valley equivalent pro forma income from continuing operations per common share represents such amounts multiplied by the Exchange Ratio. See "THE
      MERGER -- Terms of the Merger."

            Market Value of Securities

            The following table sets forth the market value per share of First Jermyn Common Stock, the market value per share of Upper Valley Common Stock and the equivalent market value per share of Upper Valley Common Stock on October 14, 1997 (the last business day preceding public announcement of the Merger) and _____________________, 1998 (the latest practicable trading day before the printing of this Proxy Statement/Prospectus). The equivalent market value per share of Upper Valley Common Stock indicated in the table is based upon the Exchange Ratio. See "THE MERGER -- Terms of the Merger."

                        First Jermyn          Upper Valley

                                                      Equivalent
                                                     Market Value
                        Historical      Historical     Per Share

October 14, 1997          $51.50          $38.00        $35.48
April __, 1998            _______         ________      ________


            For information concerning cash dividends paid by First Jermyn, see "INFORMATION WITH RESPECT TO FIRST JERMYN -- Market
Price of and Dividends on First Jermyn Common Stock and Related
Shareholder Matters."
                               [END OF SUMMARY]
                            SELECTED FINANCIAL DATA

            The following tables set forth (i) certain historical consolidated summary financial data for First Jermyn and
(ii) certain historical consolidated summary financial data for Upper Valley. Data relating to First Jermyn are derived from, and should be read in conjunction with, among other things, the consolidated financial statements of First Jermyn, including the notes thereto, incorporated by reference in this Proxy Statement/ Prospectus, and the pro forma combined financial information, including the notes thereto, appearing elsewhere in this Proxy Statement/Prospectus. Data relating to Upper Valley are derived from, and should be read in conjunction with, the consolidated financial statements of Upper Valley, including the notes thereto, and the pro forma combined financial information, including the notes thereto, appearing elsewhere in this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "AVAILABLE INFORMATION," "PRO FORMA COMBINED FINANCIAL INFORMATION," "INFORMATION RELATING TO UPPER VALLEY," and "INDEX TO UPPER VALLEY FINANCIAL STATEMENTS."

                    FIRST JERMYN SELECTED FINANCIAL DATA(1)

Balance Sheet Data

                                                                 Year Ended December 31,
                                                 1997         1996         1995         1994         1993
                                                      (Dollars in thousands, except per share data)
Total assets. . . . . . . . . . . . .         $325,737     $321,563     $309,986     $278,015     $263,427
Loans, gross. . . . . . . . . . . . .          204,464      197,598      124,470      168,808      163,585
Allowance for loan losses . . . . . .            2,696        3,111        3,015        2,835        2,849
Investment and mortgage-backed
  securities available-for-sale . . .           56,436       49,241       39,581       30,238          --
Investment and mortgage-backed
  securities held-to-maturity . . . .           45,033       57,827       75,317       62,226       83,307
Deposits. . . . . . . . . . . . . . .          292,110      290,115      281,298      250,842      239,007
Borrowings. . . . . . . . . . . . . .              744          821          891          954        1,012
Shareholders' equity. . . . . . . . .           31,277       28,674       26,209       23,164       22,506

Summary Statement of Operations

                                                                 Year Ended December 31,
                                                 1997         1996         1995         1994         1993
                                                      (Dollars in thousands, except per share data)
Total interest income . . . . . . . .        $  22,600    $  22,722    $  21,492    $  18,103     $  17,401
Total interest expense. . . . . . . .           11,288       11,401       10,282        7,197         7,127
Net interest income . . . . . . . . .           11,312       11,321       11,210       10,906        10,274
Provision for loan losses . . . . . .              180          183          365          454         1,403
Net interest income after provision
  for loan losses . . . . . . . . . .           11,132       11,138       10,845       10,452         8,871
Other income. . . . . . . . . . . . .              696        1,136          582          577           500
Other expenses. . . . . . . . . . . .            7,055        7,462        6,804        6,726         6,284

Income tax provision. . . . . . . . .            1,290        1,308        1,369        1,366           927
Net income. . . . . . . . . . . . . .            3,483        3,504        3,254        2,937         2,160

Share Data

Common shares outstanding at end of
  period (in thousands) . . . . . . .              885          885          885          885           885

Earnings per common share (basis
  and diluted). . . . . . . . . . . .        $    3.94    $    3.96    $    3.68    $    3.32     $    2.44
Book value per common share at end
  of period . . . . . . . . . . . . .            35.35        32.41        29.63        26.18         25.44
Dividends paid per common share . . .             1.40         1.25         1.15         1.05          1.00
Dividend payout ratio . . . . . . . .            35.57%       31.54%       31.28%       31.66%        40.97%
Return on average assets. . . . . . .             1.09         1.10         1.12         1.10           .85
Return on average stockholders'
  equity. . . . . . . . . . . . . . .            11.66        12.71        13.20        12.83          9.90
Equity to assets. . . . . . . . . . .             9.34         8.62         8.48         8.56          8.62
________________

                     UPPER VALLEY SELECTED FINANCIAL DATA


                                                                 Year Ended December 31,
                                                 1997         1996         1995         1994         1993
                                                      (Dollars in thousands, except per share data)

Balance Sheet Data

Total Assets                                 $259,314      $255,133      $236,497    $229,374      $212,911
Loans                                         156,984       145,866       127,151     118,539       119,928
Allowance for loan losses                       1,866         1,906         1,772       2,358         2,042
Investment and mortgage-backed
  securities available-for-sale                67,329        74,506        88,449      34,045        45,129
Investment and mortgage-backed
  securities held to maturity                  16,331         9,634           --       61,151        39,294
Deposits                                      192,692       197,469       221,490     206,757       187,489
Borrowings                                     40,000        32,000           --         --            --
Shareholders' equity                           24,307        22,968        22,449      20,261        23,282

Summary Statement of Operations

Total interest income                          18,716        17,217        16,235      15,129        14,544
Total interest expense                         10,287         9,122         9,669       7,479         7,034
Provision for loan losses                         420           650         1,000       1,391          --
Net interest income after provision
  for possible loan losses                      8,009         7,445         5,566       6,259         7,510
Other income                                    1,348         1,186           887         796           578
Other expenses                                  7,273         6,630         6,786       5,786         4,964

Income tax provision                              447           435          (500)       --             677
Net income                                      1,637         1,566           167       1,269         2,447

Share Data

Common shares outstanding at end of
  period (in thousands)                          1,001         1,000        1,000       1,000         1,000

Earnings per common share:                   $    1.59     $    1.57     $   0.17    $   1.27      $   2.45
Book value per common share at end
  of period                                      24.29         22.97        22.45       20.26         23.28
Dividends paid per common share                   0.88          0.82          .95        1.00          0.50
Dividend payout ratio                            55.35%        52.36%      558.86%      78.80%        20.43%
Return on average assets                          0.63          0.66         0.07        0.52          1.13
Return on average stockholders' equity            6.97          7.05         0.80        5.27         10.77
Equity to assets                                  9.37          9.00         9.49        9.93         10.51

________________

                   PRO FORMA COMBINED FINANCIAL INFORMATION

            The following tables set forth selected unaudited pro forma financial data reflecting the Merger.

            The pro forma information has been prepared assuming that shareholders of Upper Valley will receive in the Merger
 .6890 shares of First Jermyn Common Stock for each share of Upper Valley Common Stock they own. See "THE MERGER -- Terms of the Merger." The pro forma financial information included in this Proxy Statement/Prospectus is presented for illustrative purposes only. Such pro forma financial information does not necessarily reflect what the actual results of First Jermyn would be following completion of the Merger.

            The following pro forma information does not give effect to any potential cost savings or any merger-related expenses which may be realized or incurred as a result of the Merger. See "THE MERGER -- Management and Operations After the Merger."

Pro Forma Unaudited Combined Condensed Balance Sheet as of
December 31, 1997

            The following unaudited pro forma combined condensed balance sheet information reflects (i) the historical consolidated balance sheets of First Jermyn and Upper Valley as of December 31, 1997, and (ii) the pro forma combined condensed balance sheet of First Jermyn as of such date, after giving effect to the Merger. The Merger has been reflected as a pooling of interests effective as of December 31, 1997. The unaudited information should be read in conjunction with the historical consolidated financial statements of First Jermyn and Upper Valley, including the notes thereto, incorporated by reference or appearing elsewhere in this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "AVAILABLE INFORMATION," "SELECTED FINANCIAL DATA," and "INDEX TO UPPER VALLEY FINANCIAL STATEMENTS."

                PRO FORMA UNAUDITED COMBINED CONDENSED BALANCE SHEET
                               AS OF DECEMBER 31, 1997
                                   (In thousands)
                                                                          First Jermyn
                                                                              and
                                                                          Upper Valley
                               First Jermyn   Upper Valley   Adjustments    Combined

Cash and amounts due
  from depository
  institutions.......         $ 13,212        $  8,177             --       $ 21,389
Investment securities          101,469          83,660             --        185,129
Loans (1)............          203,610         156,984             --        360,594
Allowance for
  loan losses .......            2,696           1,866             --          4,562
Other assets ........           10,142          12,359             --         22,501

  Total assets ......         $325,737        $259,314             --       $585,051

Deposits ............          292,110         192,692             --        484,802
Borrowings ..........              744          40,000             --         40,744
Other liabilities ...            1,606           2,315             --          3,921

  Total liabilities..          294,460         235,007             --        529,467

Common Stock.........            1,125             500             --          1,625
Additional paid-in
  capital............            3,876           1,833             --          5,709
Net unrealized loss on
  available for sale
  securities.........             (115)            (52)            --           (167)
Treasury Stock.......             (196)             --             --           (196)
Retained Earnings....           26,857          22,026             --         48,613

Total shareholders'
  equity ............           31,277          24,307             --         55,584
Total liabilities and
  shareholders'
  equity ............         $325,737        $259,314             --       $585,051

____________________________

(1) Loans are shown net of unearned discounts and origination fees.

Pro Forma Unaudited Combined Condensed Statements of Income for the Years Ended December 31, 1997, 1996, and 1995

            The following unaudited pro forma combined condensed statements of income reflect the historical consolidated statements of income of First Jermyn and Upper Valley, as indicated below, for each period presented and the pro forma combined condensed statements of income of First Jermyn after giving effect to the Merger. The Merger has been reflected as a pooling of interests. See "THE MERGER -- Accounting Treatment." The pro forma combined condensed statements of income for the years ended December 31, 1997, 1996, and 1995 were prepared on the assumption that the Merger had been effected as of the beginning of the applicable annual period for First Jermyn or Upper Valley, as the case may be. The unaudited information should be read in conjunction with the historical consolidated financial statements of First Jermyn and Upper Valley, including the notes thereto, incorporated by reference in or appearing elsewhere in this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "AVAILABLE INFORMATION," "SELECTED FINANCIAL DATA," and "INDEX TO UPPER VALLEY FINANCIAL STATEMENTS."

            PRO FORMA UNAUDITED COMBINED CONDENSED INCOME STATEMENT
                     FOR THE YEAR ENDED DECEMBER 31, 1997
                     (In thousands, except per share data)


                                                                    First Jermyn
                                                                        and
                                                                    Upper Valley
                         First Jermyn  Upper Valley   Adjustments     Combined
Interest income........     $22,600      $18,716             --        $41,316
Interest expense.......      11,288       10,287             --         21,575
Net interest income....      11,312        8,429             --         19,741
Provision for
  loan losses..........         180          420             --            600
Net interest income
  after provision for
  loan losses..........      11,132        8,009             --         19,141
Other non-interest
  income...............         696        1,348             --          2,044
Non-interest expense...       7,055        7,273             --         14,328
Income before taxes....       4,773        2,084             --          6,857
Income taxes...........       1,290          447             --          1,737
Net income.............     $ 3,483      $ 1,637             --        $ 5,120

Earnings per share,
  basic(1).............     $ 3.94       $  1.64             --        $  3.25
Earnings per share,
  diluted(2)...........       3.94          1.59             --           3.21
______________________


(1) Combined basic earnings per share are calculated based on combined net income divided by the sum of (i) the weighted average number of shares of First Jermyn Common Stock outstanding during 1997 of 884,680 shares plus (ii) the weighted average number of shares of Upper Valley Common Stock outstanding during 1997 of 1,000,599 shares multiplied by the Exchange Ratio.

(2) Combined diluted earnings per share are calculated based on combined net income divided by the sum of (i) the weighted average number of shares of First Jermyn Common Stock outstanding during 1997 of 884,680 shares plus (ii) the weighted average number of diluted shares of Upper Valley Common Stock outstanding during 1997 of 1,024,198 multiplied by the Exchange Ratio.

            PRO FORMA UNAUDITED COMBINED CONDENSED INCOME STATEMENT
                     FOR THE YEAR ENDED DECEMBER 31, 1996
                     (In thousands, except per share data)

                                                                   First Jermyn
                                                                       and
                                                                   Upper Valley
                         First Jermyn  Upper Valley   Adjustments    Combined
Interest income........     $22,722       $17,217            --       $39,939
Interest expense.......      11,401         9,122            --        20,523
Net interest income....      11,321         8,095            --        19,416
Provision for
  loan losses..........         183           650            --           833
Net interest income
  after provision for
  loan losses..........      11,138         7,445            --        18,583
Other non-interest
  income...............       1,136         1,118            --         2,254
Non-interest expense...       7,462         6,562            --        14,024
Income before taxes....       4,812         2,001            --         6,813
Income taxes...........       1,308           435            --         1,743
Net income.............     $ 3,504       $ 1,566            --       $ 5,070

Earnings per share,
  basic(1).............     $  3.96       $  1.57            --       $  3.22
Earnings per share,
  diluted(2)...........        3.96          1.55            --          3.21

_____________________

(1) Combined basic earnings per share are calculated based on combined net income divided by the sum of (i) the weighted average number of shares of First Jermyn Common Stock outstanding during 1996 of 884,680 shares plus (ii) the weighted average number of shares of Upper Valley Common Stock outstanding during 1996 of 1,000,000 shares multiplied by the Exchange Ratio.

(2) Combined diluted earnings per share are calculated based on combined net income divided by the sum of (i) the weighted average number of shares of First Jermyn Common Stock outstanding during 1996 of 884,680 shares plus (ii) the weighted average number of diluted shares of Upper Valley Common Stock outstanding during 1996 of 1,008,533 multiplied by the Exchange Ratio.

            PRO FORMA UNAUDITED COMBINED CONDENSED INCOME STATEMENT
                     FOR THE YEAR ENDED DECEMBER 31, 1995
                     (In thousands, except per share data)

                                                                    First Jermyn
                                                                        and
                                                                    Upper Valley
                         First Jermyn  Upper Valley   Adjustments     Combined
Interest income........     $21,492       $16,235            --        $37,727
Interest expense.......      10,282         9,669            --         19,951
Net interest income....      11,210         6,566            --         17,776
Provision for
  loan losses..........         365         1,000            --          1,365
Net interest income
  after provision for
  loan losses..........      10,845         5,566            --         16,411
Other non-interest
  income...............         582           887            --          1,469
Non-interest expense...       6,804         6,786            --         13,590
Income (loss) before
  taxes................       4,623          (333)           --          4,290
Income tax expense
  (benefit)............       1,369          (500)           --            869
Net income.............     $ 3,254       $   167            --        $ 3,421

Earnings per share,
  basic and diluted(1).     $  3.68        $  .17            --        $  2.17

_____________________

(1) Combined basic earnings per share are calculated based on combined net income divided by the sum of (i) the weighted average number of shares of First Jermyn Common Stock outstanding during 1995 of 884,680 shares plus (ii) the weighted average number of shares of Upper Valley Common Stock outstanding during 1995 of 1,000,000 shares multiplied by the Exchange Ratio.

                                 THE MEETINGS

Date, Time and Place

            First Jermyn. The First Jermyn Annual Meeting will be held in The Conference Room of The First National Bank of Jermyn, located at 1700 North Keyser Avenue, Scranton, Pennsylvania, at
9:00 a.m. local time, on May __, 1998.

            Upper Valley. The Upper Valley Special Meeting will be held at The Regal Room, located at _____________________________
________, Olyphant, Pennsylvania, at _____________ local time, on May __, 1998.

Matters To Be Considered at the Annual Meetings

            First Jermyn. At the First Jermyn Annual Meeting, holders of First Jermyn Common Stock will be asked to consider and vote upon the approval and adoption of the Merger Agreement and the approval of the First Jermyn Adjournment Proposal. In addition, holders of First Jermyn Common Stock will be asked to elect two Class II directors for a term of two years each and three Class III directors for a term of three years each. Shareholders may also consider such other matters as may properly be brought before the First Jermyn Annual Meeting.

            The Board of Directors of First Jermyn has unanimously approved the Merger Agreement and recommends a vote FOR approval and adoption of the Merger Agreement. The Board of Directors has also, by unanimous vote, approved, and recommends a vote FOR the election, as directors, of the nominees of the Board of Directors and FOR approval of the First Jermyn Adjournment Proposal.

            Upper Valley. At the Upper Valley Special Meeting, holders of Upper Valley Common Stock will be asked to consider and vote upon the approval and adoption of the Merger Agreement and the approval of the Upper Valley Adjournment Proposal. Shareholders may also consider and vote upon such other matters as may properly be brought before the Upper Valley Special Meeting.

            The Board of Directors of Upper Valley has unanimously approved the Merger Agreement and recommends a vote FOR approval and adoption of the Merger Agreement. The Board of Directors has also, by unanimous vote, approved, and recommends a vote FOR approval of, the Upper Valley Adjournment Proposal.

Votes Required

            First Jermyn. The approval and adoption of the Merger Agreement will require the affirmative vote of holders of at least 66-2/3% of the First Jermyn Common Stock outstanding, in person or by proxy, at the First Jermyn Annual Meeting. The approval of the First Jermyn Adjournment Proposal will require the affirmative vote of a majority of the votes cast in person or by proxy at the First Jermyn Annual Meeting. Directors are elected by a plurality of the votes cast in person or by proxy at the First Jermyn Annual Meeting. Accordingly, with respect to the election of directors, the nominees who receive the greatest number of votes at the First Jermyn Annual Meeting will be elected as directors.

            Each holder of shares of First Jermyn Common Stock outstanding on the First Jermyn Record Date will be entitled to one vote for each share held of record on each matter to be considered at the First Jermyn Annual Meeting. Shareholders of First Jermyn are not entitled to cumulate votes for the election of directors.

            As of the First Jermyn Record Date, directors and executive officers of First Jermyn and their affiliates beneficially owned and were entitled to vote 285,639 shares of First Jermyn Common Stock, which represented approximately 32.2% of the shares of First Jermyn Common Stock outstanding on the First Jermyn Record Date. Each First Jermyn director and executive officer has indicated his present intention to vote the First Jermyn Common Stock so owned by him for approval and adoption of the Merger Agreement.

            Upper Valley. The approval and adoption of the Merger Agreement and the approval of the Upper Valley Adjournment
Proposal will each require the affirmative vote of a majority of the votes cast at the Upper Valley Special Meeting.

            Holders of record of Upper Valley Common Stock on the Upper Valley Record Date are each entitled to one vote per share on each matter to be voted on at the Upper Valley Special
Meeting.

            As of the Record Date, directors and executive officers of Upper Valley and their affiliates beneficially owned and were entitled to vote _________ shares of Upper Valley Common Stock, which represented approximately ___% of the shares of Upper
Valley Common Stock outstanding on the Upper Valley Record Date. Each Upper Valley director has indicated his present intention to vote the Upper Valley Common Stock so owned by him for approval of the Merger Agreement and the Upper Valley Adjournment
Proposal. As of the Upper Valley Record Date, Upper Valley and its subsidiaries, as fiduciaries, custodians or agents, did not have voting power with respect to any shares of Upper Valley
Common Stock.

Voting of Proxies

            Shares represented by all properly executed proxies received in time for the Meetings will be voted at such Meetings in the manner specified therein by the holders thereof. In the case of shares of First Jermyn, properly executed proxies that do not contain voting instructions will be voted in favor of the Merger Agreement, in favor of the election, as directors, of the nominees of the Board of Directors, and in favor of the First Jermyn Adjournment Proposal. In the case of shares of Upper Valley, properly executed proxies that do not contain voting instructions will be voted in favor of the Merger Agreement and in favor of the Upper Valley Adjournment Proposal.

            First Jermyn and Upper Valley each intend to count shares of First Jermyn Common Stock or Upper Valley Common Stock, as the case may be, present in person at the Meetings but not voting, and shares of First Jermyn Common Stock or Upper Valley Common Stock, as the case may be, for which they have received proxies but with respect to which holders of shares have abstained or not voted on any matter, as present at the Meetings for purposes of determining the presence or absence of a quorum for the transaction of business.

            Under Pennsylvania law and First Jermyn's Articles of Incorporation, the affirmative vote of holders of at least 66-2/3% of the First Jermyn Common Stock outstanding, in person or by proxy, at the First Jermyn Annual Meeting is required to approve the Merger Agreement. The approval of the First Jermyn Adjournment Proposal will require the affirmative vote of a majority of the votes cast, in person or by proxy, at the First Jermyn Annual Meeting. Abstentions and broker non-votes relating to shares of First Jermyn Common Stock will not constitute or be counted as votes "cast" for purposes of the First Jermyn Annual Meeting. Directors are elected by a plurality of the votes cast in person or by proxy at the First Jermyn Annual Meeting. Accordingly, with respect to the election of directors, the nominees who receive the greatest number of votes cast at the First Jermyn Annual Meeting will be elected as directors.

            Under Pennsylvania law and Upper Valley's Articles of Incorporation, the affirmative vote of a majority of all votes cast at the Upper Valley Special Meeting is required to approve the Merger Agreement and the Upper Valley Adjournment Proposal. Abstentions and broker non-votes relating to shares of Upper Valley Common Stock will not constitute or be counted as "votes" cast for purposes of the Upper Valley Special Meeting.

            It is not expected that any matter other than those referred to herein will be brought before either of the Meetings. If, however, other matters are properly presented for a vote, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

Revocability of Proxies

            The grant of a proxy on the enclosed First Jermyn or Upper Valley form of proxy does not preclude a shareholder of First Jermyn or Upper Valley from voting in person at the applicable Meeting. A First Jermyn shareholder or an Upper Valley shareholder may revoke a proxy at any time prior to its exercise by filing with the Secretary of First Jermyn (in the case of a First Jermyn shareholder) or the Secretary of Upper Valley (in the case of an Upper Valley shareholder) a duly executed revocation of proxy, by submitting a duly executed proxy bearing a later date, or by appearing at the applicable Meeting and voting in person at such Meeting. Attendance at the applicable Meeting will not, in and of itself, constitute revocation of a proxy.

Record Date; Stock Entitled to Vote; Quorum

            First Jermyn. Only holders of record of First Jermyn Common Stock on the First Jermyn Record Date will be entitled to notice of, and to vote at, the First Jermyn Annual Meeting. On the First Jermyn Record Date, 884,680 shares of First Jermyn Common Stock were issued and outstanding and held by approximately 1,240 holders of record.

            Shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on the First Jermyn Record Date must be represented in person or by proxy at the First Jermyn Annual Meeting in order for a quorum to be present for purposes of voting on approval of the Merger Agreement and the other matters to be considered at the First Jermyn Annual Meeting.

            Upper Valley. Only holders of record of Upper Valley Common Stock on the Upper Valley Record Date will be entitled to notice of, and to vote at, the Upper Valley Special Meeting. On the Upper Valley Record Date, 1,000,599 shares of Upper Valley Common Stock were issued and outstanding and held by approximately ______ holders of record.

            Shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on the Upper Valley Record Date must be represented in person or by proxy at the Upper Valley Special Meeting in order for a quorum to be present for purposes of voting on approval of the Merger Agreement and the Upper Valley Adjournment Proposal.

Solicitation of Proxies

            Each of First Jermyn and Upper Valley will bear the cost of the solicitation of proxies from its own shareholders, except that First Jermyn and Upper Valley will share equally the cost of printing and mailing this Proxy Statement/Prospectus. In addition to solicitation by mail, the directors, officers, and employees of each of First Jermyn and Upper Valley and their subsidiaries may solicit proxies from shareholders of such company by telephone or telegram or in person. Arrangements will also be made with brokerage houses and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and First Jermyn and Upper Valley will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

            UPPER VALLEY SHAREHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS. AS DESCRIBED BELOW UNDER THE CAPTION "THE MERGER -- EXCHANGE OF UPPER VALLEY STOCK CERTIFICATES," EACH UPPER VALLEY SHAREHOLDER WILL BE PROVIDED WITH MATERIALS FOR EXCHANGING SHARES OF UPPER VALLEY COMMON STOCK AS PROMPTLY AS PRACTICABLE AFTER THE EFFECTIVE DATE.

                                  THE MERGER

Background of and Reasons for the Merger; Recommendations of the Boards of Directors

            Background of the Merger

            The Board of Directors and management of First Jermyn have for some time perceived and have discussed from time to time the potential advantages to community banks in its market area, the area of northeastern Pennsylvania surrounding Scranton/Wilkes-Barre and its various communities, that could effectively combine operations to achieve larger scale while maintaining a community bank orientation. In the view of the Board and management, the changing competitive situation in the financial services industry, the increasing frequency of mergers and acquisitions of large financial institutions with operations in First Jermyn's market area, and the benefits that can accrue from an increased scale of operation in terms of product delivery and technology, have created opportunity in First Jermyn's market area for a community-based banking institution with the appropriate level of capital and resources and a service strategy that focuses locally.

            It was in the context of this philosophy that management of First Jermyn first commenced informal discussions with representatives of Upper Valley in January 1997 to determine whether there was any interest between the parties in further pursuing a possible combination of the two institutions. As a result of those informal discussions, in February 1997, William
M. Davis, the President and Chief Executive Officer of First Jermyn, reported to First Jermyn's Board of Directors that there would be an interest on the part of Upper Valley in commencing discussions. The Board of Directors authorized Mr. Davis to seek advice from First Jermyn's counsel and independent auditors on the feasibility and possible structure of a potential transaction and such meetings were held in late February and early March
1997.   Mr. Davis subsequently met again with representatives of
Upper Valley.

            On March 26, 1997, the Board of Directors of First Jermyn readdressed a potential business combination with Upper Valley. The Board acknowledged the natural extension to its market area that would be added by Upper Valley's branch system, particularly as a potential toe-hold in Luzerne County through the Pittston branch office of NBO. The Board also discussed the fact that the combination would result in no market duplication and would in all likelihood not require the closing or sale of any branch offices. The Board also discussed the fact that NBO had an active trust department that would complement First Jermyn's banking business. Finally, the Board noted that the pro forma combined capitalization of First Jermyn and Upper Valley would be sufficiently strong to permit expansion through acquisitions of branches of larger institutions that were vacating or decreasing their branch presence in the market. The Board concluded that a transaction with Upper Valley might be beneficial to First Jermyn and its shareholders provided that sufficient protections could be incorporated into the transaction to prevent a significant shareholder of the combined entity, of which there would be some because of the concentration of ownership of Upper Valley Common Stock, from causing the combined institution to be sold or put "in play" prior to being able to implement its business strategy.

            As a result of the discussion at the March 1997 Board meeting, First Jermyn's Board passed a resolution authorizing Mr. Davis to continue discussions with representatives of Upper Valley, authorized Mr. Davis to prepare and execute mutual confidentiality agreements with Upper Valley and to begin to exchange due diligence materials. This process continued over the summer months. In late August, a draft merger agreement was presented to Upper Valley and its counsel and the merger agreement was negotiated over the next several weeks.

            At a meeting held on October 15, 1997, the Board of Directors of First Jermyn reviewed with First Jermyn's financial advisor, independent auditors, and counsel the results of the due diligence examination of Upper Valley, the proposed form of merger agreement including a detailed review of the terms of the proposed forms of restated articles of incorporation and bylaws of First Jermyn, the potential financial and strategic benefits of the transaction, and various financial and valuation analyses prepared by First Jermyn's financial advisor. At the meeting, Berwind rendered its opinion that, as of October 15, 1997, the consideration to be paid by First Jermyn in the Merger was fair, from a financial point of view, to the shareholders of First Jermyn. At such meeting, First Jermyn's Board of Directors unanimously adopted and approved the Merger, the Merger Agreement, and the transactions contemplated thereby.

            Also on October 15, 1997, Upper Valley's Board of Directors held a meeting at which the Merger was reviewed and approved unanimously by all the directors present. At this meeting, counsel to Upper Valley reviewed the terms of the Merger Agreement and the directors' duties in connection therewith and Fox-Pitt, Kelton rendered its opinion that, as of October 15, 1997, the Exchange Ratio is fair, from a financial point of view, to Upper Valley.

            Reasons for the Merger

            First Jermyn's Reasons for the Merger

            In reaching its decision to approve the Merger Agreement, the First Jermyn Board of Directors consulted with its legal advisors regarding the legal terms of the transaction, including the terms of the proposed Merger Agreement, and the obligations of First Jermyn's Board in connection with its consideration of the proposed transaction, its independent auditors with respect to a due diligence investigation of Upper Valley performed by such auditors, its financial advisors regarding the financial aspects of the proposed transaction, as well as with management. Without assigning any relative or specific weights to any particular factor, the Board considered a number of factors and information, including the following:

            (i) information concerning the businesses, operations, financial condition, prospects, capital levels and asset quality of First Jermyn and Upper Valley, including a presentation regarding a due diligence investigation of Upper Valley undertaken by a team of First Jermyn management and First Jermyn advisors;

            (ii) financial advice of Berwind, as investment banker to First Jermyn that the Exchange Ration is fair, from a financial point of view to the shareholders of First Jermyn;

            (iii) the terms of the Merger Agreement and the other documents executed in connection with the Merger, including without limitation the provisions of the proposed forms of amended and restated articles of incorporation and bylaws of First Jermyn which are designed to require a supermajority vote of directors and shareholders to approve a change in control of First Jermyn for a period of time in order for the combined company to achieve name recognition in the marketplace and take advantage of the perceived business opportunities available to the combined company in its market areas;

            (iv) the complementary nature and desirability of the trust department business engaged in by Upper Valley;

            (v) the high level of beneficial ownership of Upper Valley directors who were in agreement with respect to the terms of the proposed transaction and the perceived compatibility of the former Upper Valley directors who would serve on the Board of Directors of First Jermyn upon completion of the Merger with the present members of First Jermyn's Board;

            (vi) the fixed nature of the Exchange Ratio at .689 shares of First Jermyn Common Stock for each share of Upper
Valley Common Stock; and

            (v) the current and prospective economic, competitive and regulatory conditions applicable to the businesses of each of First Jermyn in its market area and the perceived advantages of larger size to compete effectively.

            Upper Valley's Reasons for the Merger

            The Board of Directors of Upper Valley considered many factors in reaching its determination to approve, and recommend shareholder approval of, the Merger, including the following:
(i) the similar (but not overlapping) market areas and the similar community-banking business philosophies of Upper Valley and First Jermyn, which could be expected to facilitate a continuity of service and community involvement, (ii) the financial benefits to Upper Valley shareholders resulting from the Merger, such as the Exchange Ratio for Upper Valley Common Stock and the dividend rate following the Merger; (iii) the realization that rapid consolidation in the banking and financial services industry would continue to impose competitive pressures on Upper Valley which could be mitigated as part of a larger organization; (iv) the expectation that the Merger would result in certain economies of scale and other efficiencies which would benefit shareholder value, such as, for example, the extension of Upper Valley's trust business to customers of First Jermyn;
(v) the willingness of First Jermyn to accept certain restrictions on further business combinations following the Merger in order to focus first on assimilation of Upper Valley and First Jermyn; (vi) the ability of the combined entity to expand the products and services that can be offered to customers, such as, for example, the ability to make larger loans.

            Recommendation of the First Jermyn Board of Directors

            The Board of Directors of First Jermyn believes that the terms of the Merger are fair to, and in the best interests of, First Jermyn and its shareholders and has unanimously approved the Merger Agreement. The Board of Directors of First Jermyn unanimously recommends that the shareholders of First Jermyn approve the Merger Agreement.

            Recommendation of the Upper Valley Board of Directors

            The Board of Directors of Upper Valley believes that the terms of the Merger are fair to, and in the best interests of, Upper Valley and its shareholders and has unanimously approved the Merger Agreement. The Board of Directors of Upper Valley unanimously recommends that the shareholders of Upper Valley approve the Merger Agreement.

Terms of the Merger

            Upon completion of the Merger, the separate legal existence of Upper Valley will cease. All property, rights, powers, duties, obligations, debts, and liabilities of Upper Valley will automatically be taken and deemed to be transferred to and vested in First Jermyn, in accordance with Pennsylvania law. First Jermyn, as the surviving corporation, will be governed by the Restated Articles of Incorporation and the Restated Bylaws of First Jermyn attached hereto on Annexes B and C, respectively.

            Upon completion of the Merger, each outstanding share of First Jermyn Common Stock (other than Dissenting Shares) will continue to be outstanding as an identical share of First Jermyn Common Stock. Under the Merger Agreement, each outstanding share of Upper Valley Common Stock on the Effective Date (other than Dissenting Shares and Excluded Shares) will be converted into and become the right to receive .6890 shares of First Jermyn Common Stock.

            The number of shares of First Jermyn Common Stock issuable in exchange for shares of Upper Valley Common Stock (as set forth in the Merger Agreement, the "Exchange Ratio") will be adjusted to prevent dilution in the event of additional stock splits, reclassifications, or other similar events.

            Shareholders of Upper Valley will receive cash in lieu of fractional shares of First Jermyn Common Stock. See " --
Exchange of Upper Valley Stock Certificates" herein.

            As of the Record Date, directors and officers of Upper Valley or NBO, have been granted options to purchase
_______ shares of Upper Valley Common Stock (the "Management Options"). On the Effective Date, each Management Option, whether or not such Management Option is exercisable on the Effective Date, will cease to be outstanding and will be converted on the Effective Date into and become an option to acquire that number of shares of First Jermyn Common Stock equal to the number of shares of Upper Valley Common Stock covered by the Management Option multiplied by the Exchange Ratio, at an exercise price equal to the present stated exercise price of such Management Option divided by the Exchange Ratio. Shares issuable upon the exercise of such options to acquire First Jermyn Common Stock will be issuable in accordance with the terms of the respective plans and grant agreements of Upper Valley under which they were issued.

Opinions of Investment Bankers

      Opinion of First Jermyn's Investment Banker

            First Jermyn has retained Berwind to render a fairness opinion in connection with the Merger. Berwind has rendered its opinion to the Board of Directors of First Jermyn that, based upon and subject to the various considerations set forth therein, as of October 15, 1997 (the "October Opinion"), and as of the date of this Proxy Statement/Prospectus (the "Proxy Opinion"), the consideration to be received in the Merger is fair, from a financial point of view, to the holders of First Jermyn Common Stock.

            The full text of Berwind's Proxy Opinion, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Annex D to this Proxy Statement/Prospectus, is incorporated herein by reference, and should be read in its entirety in connection with this Proxy Statement/Prospectus. This summary of the Proxy Opinion of Berwind set forth herein is qualified in its entirety by reference to the full text of such Proxy Opinion attached as Annex D to this Proxy Statement/Prospectus.

            Berwind was selected to issue a fairness opinion by First Jermyn in connection with the Merger based upon its qualifications, expertise and experience. Berwind has knowledge of, and experience with, Pennsylvania and surrounding banking markets as well as banking organizations operating in those markets and was selected by First Jermyn because of its knowledge of, experience with, and reputation in the financial services industry. Berwind, as part of its investment banking business, is engaged regularly in the valuation of assets, securities and companies in connection with various types of asset and securities transactions, including mergers, acquisitions, private placements, and valuations for various other purposes and in the determination of adequate consideration in such transactions.

            On October 15, 1997, First Jermyn's Board of Directors approved and executed the Merger Agreement. Prior to such approval, Berwind delivered its October Opinion to First Jermyn's Board stating that, as of such date, the consideration to be received in the Merger was fair to the shareholders of First Jermyn from a financial point of view. Berwind reached the same opinion as of the date of its Proxy Opinion. No limitations were imposed by First Jermyn's Board of Directors upon Berwind with respect to the investigations made or procedures followed by Berwind in rendering the October Opinion or the Proxy Opinion.

            In rendering the Proxy Opinion, Berwind: (i) reviewed the historical financial performances, current financial positions and general prospects of First Jermyn and Upper Valley;
(ii) reviewed the Agreement; (iii) reviewed and analyzed the stock market performance of First Jermyn and Upper Valley;
(iv) studied and analyzed the consolidated financial and operating data of First Jermyn and Upper Valley; (v) considered the terms and conditions of the proposed Merger as compared with the terms and conditions of comparable bank and bank holding company mergers and acquisitions; (vi) met or communicated with certain members of First Jermyn's and Upper Valley's senior management to discuss their respective operations, historical financial statements, and future prospects; (vii) reviewed the Proxy Statement/Prospectus, and (viii) conducted such other financial analyses, studies and investigations as Berwind deemed appropriate.

            In delivering its October Opinion and Proxy Opinion, Berwind assumed that in the course of obtaining the necessary regulatory and governmental approvals for the Merger, no restriction will be imposed on Upper Valley or First Jermyn that would have a material adverse effect on the contemplated benefits of the Merger. Berwind also assumed that there will not occur any change in applicable law or regulation that would cause a material adverse effect on the contemplated benefits of the Merger.

            Berwind relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by and discussed with it for purposes of its opinions. With respect to First Jermyn's financial forecasts reviewed by Berwind in rendering its opinions, Berwind assumed that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of First Jermyn as to the future financial performance of First Jermyn. Berwind did not make an independent evaluation or appraisal of the assets (including loans) or liabilities of First Jermyn or Upper Valley nor was it furnished with any such evaluation or appraisal. Berwind also did not independently verify and has relied on and assumed that all allowances for loan and lease losses set forth in the balance sheets of First Jermyn and Upper Valley were adequate and compiled fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements.

            The following is a summary of selected analyses prepared by Berwind and presented to First Jermyn's Board in connection with the October Opinion and analyzed by Berwind in connection with the October Opinion and Proxy Opinion. In connection with delivering its Proxy Opinion, Berwind updated certain analyses aforementioned to reflect current market conditions and events occurring since the date of the October Opinion. Such reviews and updates led Berwind to conclude that it was not necessary to change the conclusions it had reached in connection with rendering the October Opinion.

            Comparable Companies and Comparable Acquisition Transaction Analyses. Berwind compared selected financial and operating data for First Jermyn with those of a peer group of selected banks and bank holding companies with assets between $150 million and $500 million, as of the most recent financial period publicly available, headquartered in Lackawanna and other surrounding Pennsylvania counties. Financial data and operating ratios compared in the analysis of the First Jermyn peer group included but were not limited to: return on average assets, return on average shareholders' equity, shareholders' equity to assets ratio and certain asset quality ratios.

            Berwind also compared selected financial, operating and stock market data for Upper Valley with those of a peer group of selected bank holding companies with assets between $150 million and $500 million, as of the most recent period publicly available, headquartered in Lackawanna and other surrounding Pennsylvania counties. Financial, operating and stock market data, ratio and multiples compared in the analysis of the Upper Valley peer group included but were not limited to: return on average assets, return on average shareholders' equity, shareholders' equity to asset ratios, certain asset quality ratios, price to book value, price to tangible book value, price to earnings (latest twelve months) and dividend yield.

            Berwind also compared the multiples of book value, tangible book value and latest twelve months' earnings inherent to the Merger with the multiples paid in recent acquisitions of banks and bank holding companies that Berwind deemed comparable. The transactions deemed comparable by Berwind included both intrastate and interstate acquisitions announced during the twelve month period ending as of the date of its Proxy Opinion, in which the selling institution's assets were between $100 million and $750 million as of the most recent period publicly available prior to the Proxy Opinion. No company or transaction, however, used in this analysis is identical to First Jermyn, Upper Valley or the Merger. Accordingly, an analysis of the result of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that would affect the public trading values of the companies or company to which they are being compared.

            Pro Forma Contribution Analysis. Berwind analyzed the contribution of each of Upper Valley and First Jermyn of selected balance sheet and income statement items to the pro forma combined company as if the Merger had been consummated on December 31, 1997. The analysis demonstrated that, among other factors, Upper Valley would have contributed ___% of total assets, ___% of total loans, ___% of total loan loss reserve, ___% of total deposits, ___% of shareholders' equity and ___% of net income of the pro forma company, with First Jermyn contributing the balance. Berwind did not consider estimated cost savings and earnings improvements from the Merger in this contribution analysis.

            In connection with rendering its October Opinion and Proxy Opinion, Berwind performed a variety of financial analyses. Although the evaluation of the fairness, from a financial point of view, of the consideration to be paid in the Merger was to some extent a subjective one based on the experience and judgment of Berwind and not merely the result of mathematical analysis of financial data, Berwind principally relied on the previously discussed financial valuation methodologies in its determinations. Berwind believes its analyses must be considered as a whole and that selecting portions of such analyses and factors considered by Berwind without considering all such analyses and factors could create an incomplete view of the process underlying Berwind's opinions. In its analysis, Berwind made numerous assumptions with respect to business, market, monetary and economic conditions, industry performance and other matters, many of which are beyond First Jermyn's and Upper Valley's control. Any estimates contained in Berwind's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates.

            In reaching its opinion as to fairness, none of the analyses performed by Berwind was assigned a greater or lesser weighting by Berwind than any other analysis. Although the foregoing summary describes the material provisions of the analyses conducted by Berwind in connection with the delivery of the October and Proxy Opinion, it does not purport to be a complete description of all the analyses performed by Berwind and is qualified by reference to the written opinion of Berwind set forth in Annex D. As a result of its consideration of the aggregate of all factors present and analyses performed, Berwind reached the conclusion, and opined, that the consideration to be received in the Merger as set forth in the Agreement, is fair from a financial point of view to First Jermyn and its shareholders.

            Berwind's Proxy Opinion was based solely upon the information available to it and the economic, market and other circumstances as they existed as of the date its Proxy Opinion was delivered; events occurring after the date of its Proxy Opinion could materially affect the assumptions used in preparing its Proxy Opinion. Berwind has not undertaken to reaffirm and revise its Proxy Opinion or otherwise comment upon any events occurring after the date thereof.

            Pursuant to the terms of the engagement letter dated
October 3, 1997, First Jermyn has paid Berwind $50,000 for delivering its October Opinion and Proxy Opinion. Whether or not the Merger is completed, First Jermyn has also agreed to indemnify Berwind and certain related persons against certain liabilities relating to or arising out of its engagement.

            The full text of the Proxy Opinion of Berwind dated as of the date of this Proxy Statement/Prospectus, which sets forth assumptions made and matters considered, is attached hereto as Annex D. First Jermyn's shareholders are urged to read the Proxy Opinion in its entirety. Berwind's Proxy Opinion is directed only to the fairness of the transaction, from a financial point of view, and does not constitute a recommendation to any holder of First Jermyn Common Stock as to how such holder should vote at the First Jermyn Special Meeting.

            THE FOREGOING PROVIDES ONLY A SUMMARY OF THE PROXY
OPINION OF BERWIND AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE
TO THE FULL TEXT OF THAT OPINION, WHICH IS SET FORTH IN ANNEX D
TO THIS PROXY STATEMENT/PROSPECTUS.

      Opinion of Upper Valley's Investment Banker

            Fox-Pitt, Kelton has acted as financial advisor to Upper Valley in connection with the Merger. In connection with such engagement, at the October 15, 1997 meeting of the Upper Valley Board, Fox-Pitt, Kelton delivered its opinion to the Upper Valley Board to the effect that, based upon and subject to various considerations set forth in such opinion, as of October 15, 1997, the Exchange Ratio was fair, from a financial point of view, to Upper Valley. Fox-Pitt, Kelton subsequently confirmed Its opinion by delivery to the Upper Valley Board of a written opinion dated the date of this Joint Proxy Statement Prospectus that is substantially identical to the October 15, 1997 opinion, No limitations were imposed by the Upper Valley Board upon Fox-Pitt, Kelton with respect to investigations made or the procedures followed by Fox-Pitt, Kelton in rendering its opinion.

            The full text of the written opinion by Fox-Pitt, Kelton, dated the date of this Joint Proxy Statement-Prospectus, which sets forth the assumptions made, matters considered and limits on the review taken, is attached as Appendix X to this Joint Proxy Statement-Prospectus. Upper Valley stockholders are urged to read this opinion carefully and in its entirety. Fox-Pitt, Kelton's opinion is directed only to the fairness of the Exchange Ratio to Upper Valley from a financial point of view, has been provided to the Upper Valley Board in connection with its evaluation of the Merger and docs not constitute a recommendation to any Upper Valley stockholder as to how such stockholder should vote. The summary of the opinion set forth in this Joint Proxy Statement Prospectus is qualified in its entirety by reference to the full text of such opinion.

            In arriving at its opinion, Fox-Pitt, Kelton, among other things, (i) reviewed and analyzed certain publicly available financial statements for Upper Valley and First Jermyn;
(ii) analyzed certain internal financial statements, including financial projections and other financial and operating data prepared by the managements of Upper Valley and First Jermyn;
(iii) discussed the past, present and future operations, financial condition and prospects of Upper Valley and First Jermyn with senior executives of the respective companies;
(iv) reviewed reported prices and trading activity of Upper Valley Common Stock and First Jermyn Common Stock; (v) compared the financial performance and condition of Upper Valley and First Jermyn with that of certain other comparable publicly-traded companies; (vi) reviewed and discussed with senior executives of Upper Valley and First Jermyn the strategic objectives of the Merger and certain other benefits of the Merger to Upper Valley,
(vii) reviewed publicly-available information concerning the financial terms of certain merger and acquisition transactions comparable, in whole or in part, to the Merger; (viii) reviewed the Merger Agreement relating to the Merger and; (ix) performed such other analyses and investigations as Fox-Pitt, Kelton deemed appropriate.

            In rendering its opinion, Fox-Pitt, Kelton assumed and relied upon, without independent verification, the accuracy and completeness of all financial and other information reviewed by Fox-Pitt, Kelton for the purposes of providing, its opinion, and did not assume any responsibility for independent verification of such information. Fox-Pitt, Kelton did not assume any responsibility for independent verification of the assets and liabilities of Upper Valley or First Jermyn or for reviewing loan files or visiting branch locations. With respect to financial forecasts, projections and estimates, Fox-Pitt, Kelton assumed that they were reasonably prepared by the respective managements of Upper Valley and First Jermyn on bases reflecting the best currently available estimates and judgments of future financial performance, including projected cost savings from the Merger. Fox-Pitt, Kelton expressed no view as to such projections or the assumptions on which they were based. Fox-Pitt, Kelton's opinion is based upon economic, market and other conditions as they existed and could be evaluated on October 14, 1997, and ________________, 1998, respectively.

            The forecasts or projections furnished to Fox-Pitt, Kelton for each of Upper Valley and First Jermyn and estimates of synergies resulting from the Merger were prepared by the respective managements of each company. As a matter of policy, neither Upper Valley nor First Jermyn publicly discloses internal management forecasts, projections or estimates of the type @shed to Fox-Pitt, Kelton in connection with its analysis of the Merger, and such forecasts, projections and estimates were not prepared with a view towards public disclosure. These forecasts, projections and estimates were based on numerous variables and assumptions which are inherently uncertain and which may not be within the control of management, including, without limitation, factors related to the integration of Upper Valley and First Jermyn and general economic, regulatory and competitive conditions. Accordingly, actual results could vary materially from those set forth in such forecasts, projections and estimates. (Cross Reference - Forward Looking Statements Disclaimer).

            The following is a summary of the material analyses presented by Fox-Pitt, Kelton in connection with the delivery of its opinion to the Upper Valley Board.

            Comparable Public Company Analysis. Fox-Pitt, Kelton reviewed certain publicly available financial and stock market performance data of selected publicly traded Pennsylvania banks with assets between $100 million and $500 million (the "Peer Companies"). The following comprised the Peer Companies: BCB Financial Services Corporation, Bryn Mawr Bank Corporation, Century Financial Corporation, Codorus Valley Bancorp, Incorporated, Comm Bancorp, Inc., Commerce Bank/Harrisburg, N.A., Commercial National Financial Corporation, Community Banks, Inc., First Colonial Group, Inc., First Leesport Bancorp, Inc., Heritage Bancorp, Inc., Lake Ariel Bancorp, Inc., Madison Bancshares Group, Ltd., NSD Bancorp, Inc., Regent Bancshares Corp., Republic First Bancorp, Inc. and Royal Bancshares of Pennsylvania, Inc.

            Fox-Pitt, Kelton analyzed the relative performance and value of both Upper Valley and First Jermyn by comparing certain publicly available financial data of Upper Valley find First Jermyn with the Peer Companies. This analysis yielded the following ratios and multiples for the Peer Companies, Upper Valley and First Jermyn, respectively: (i) loans-to-deposits ratio of 82.31%, 78.76% and 68.64%; (ii) equity-to-assets ratio of 8.92%, 9.11% and 9.48%; (iii) multiple of market price to earnings per share for the last twelve months of 16.9x, 13.5x and 14.3x; (iv) multiple of market price to estimated 1997 earnings per share of 18.1x, 19.Ox and 12.1x; and (v) market price to tangible book value ratio of 217.9%, 149.0% and 147.2%.

            Comparable Transactions Analysis. Fox-Pitt, Kelton reviewed the consideration paid or proposed to be paid in U.S. banking industry mergers of equals transactions ("MOEs") since 1995, involving parties with assets greater than $100 million. The ratios provided below assume an Upper Valley Common Stock price of $36.00 (the reported price per share Upper Valley Common Stock on October 13, 1997) and a First Jermyn Common Stock price of $51.50 (the reported price per share of First Jermyn Common Stock on that date) and use publicly available financial information as of September 30, 1997. In reviewing the comparable transactions, Fox-Pitt, Kelton examined the multiples paid relative to previous twelve month earnings, book value, tangible book value and core deposits. This analysis yielded the following medians for the MOEs and the Merger, respectively.
(i) price to earnings multiples of 11.2x and 18.9x; (ii) price to book value ratios of 139.1% and 146.8%; (iii) price to tangible book value ratios of 167.5% and 146.8%; and (iv) tangible book value premium to core deposits ratios of 6.2% and 6.9%.

            Stock Trading History. Fox-Pitt, Kelton reviewed the performance of the weekly stock prices and trading volumes of the Upper Valley Common Stock and the First Jermyn Common Stock during the period from March 1996 through the first week of October 1997. Fox-Pitt, Kelton compared the per share stock prices and trading volumes of the Upper Valley Common Stock and the First Jermyn Common Stock to those o[ the Peer Companies for the same period.

            Pro Forma Per Share Analysis. Fox-Pitt, Kelton analyzed certain pro forma effects resulting from the Merger, based on a fl%cd exchange ratio of 0.689 shares of First Jermyn for each share of Upper Valley, discussions with the managements of both Upper Valley and First Jermyn, estimates provided by research analysts, estimated annual after tax cost savings of approximately $760,000 in fiscal 1998 and an estimated tax rate of 40%. This analysis showed an accretion of 1.45% in 1998 earnings per share of First Jermyn Common Stock, a dilution of 12-69% in the December 31, 1997 book value per share of First Jermyn Common Stock, and an increase in dividend of $0.12 per share per Upper Valley Common Stock. No transaction costs were taken into account in this analysis.

            Dividend Discount Analysis. Fox-Pitt, Kelton performed a dividend discount analysis to determine a range of present values per share of Upper Valley Common Stock assuming Upper
Valley continued to operate as a stand-alone entity. The range was determined by adding (i) the present value of the estimated future dividend stream generated by Upper Valley during the years 1998 through 2002, and; (ii) the present value of the terminal value of Upper Valley at the end of that period. To determine a projected dividend stream, Fox-Pitt, Kelton assumed (i) an increase in assets of 5% in each year from 1998 through 2002;
(ii) a growth in earnings per share of 20% in 1998, 7% in each of 1999 and 2000 and 5% in each of 2001 and 2002; and (iii) a dividend payout ratio of 43% in each year from 1998 through 2002.

            The terminal values are based upon a range of price-to-earnings and price-to-book value multiples consistent with the trading multiples of banks comparable to Upper Valley. The dividend discount analysis assumed price-to-earnings and price-to-book value multiples of 15x to 17x previous twelve month earnings per share and 1.5x to 2.Ox book value per share, and a range of discount rates of 13% to 15%, which Fox-Pitt, Kelton viewed as an appropriate range. Applying the foregoing multiples, discount rates and assumptions, Fox-Pitt, Kelton determined that the fully diluted value per Upper Valley Common Stock ranged from approximately $27.45 to $33.22 based on the price-to-earnings multiple assumptions and from approximately $27.92 to $39.02 based on the price-to-book value multiple assumptions.

            In arriving at its opinions, Fox-Pitt, Kelton performed a variety of financial analyses, the material portions of which are summarized above. The summary does not purport to be a complete description of the analyses performed by Fox-Pitt, Kelton or of Fox-Pitt Kelton's presentation to the Upper Valley Board. The preparation of a fairness opinion is a complex analytical process, involving various determination as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances, and, therefore, such an opinion is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Fox-Pitt, Kelton did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to significance and relevance of each analysis and factor. Accordingly, Fox-Pitt, Kelton believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered by it, without considering all such analyses and factors, could create an incomplete view of the process underlying its analyses set forth in its opinion. With regard to the comparable public company analysis and the comparable transactions analysis, Fox-Pitt, Kelton selected comparable public companies on the basis of various factors, but no public company or transaction Utilized as a comparison is identical to Upper Valley, First
Jermyn or the Merger. Accordingly, an analysis of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the acquisition or public trading value of the comparable companies or transactions to which Upper Valley, First Jermyn and the Merger are being compared.

            Fox-Pitt, Kelton's opinion does not imply any conclusion as to the likely trading range for First Jermyn Common Stock following consummation of the Merger, and does not address Upper Valley's underlying business decision to undertake the Merger. In performing its analyses, Fox-Pitt, Kelton made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Upper Valley and First Jermyn. Any estimates contained in such analyses are not necessarily indicative of actual, past or future results or values, which may be significantly more or less than such estimates. Actual values will depend upon several factors, including changes in interest rates. dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. (Cross Reference - Forward Looking, Statements Disclaimer).

            Fox-Pitt, Kelton is an internationally recognized investment banking firm and was selected by Upper Valley based on Fox-Pitt, Kelton's experience and expertise. Fox-Pitt, Kelton regularly engages in evaluation of banks and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. In the ordinary course of its business, Fox-Pitt, Kelton may effect transactions, for its own account or for the accounts of clients, and hold at any time a long or short position in securities of Upper Valley or First Jermyn.

            Pursuant to a letter agreement dated September 29, 1997 between Upper Valley and Fox-Pitt, Kelton, Fox-Pitt, Kelton agreed to act as financial advisor to Upper Valley in connection with the Merger. Upper Valley paid Fox-Pitt, Kelton $25,000 upon the signing of the agreement and an additional $25,000 upon Fox-Pitt, Kelton's rendering of its opinion to the Board of Upper Valley. Upper Valley also reimbursed Fox-Pitt, Kelton for its reasonable out-of-pocket expenses, including travel, outside legal fees and related charges, and agreed to indemnify Fox-Pitt, Kelton and related persons against certain liabilities, including certain liabilities under the federal securities laws, from and arising out of or based upon Fox-Pitt, Kelton's engagement on its behalf.

Effective Date of the Merger

            Under the Merger Agreement, the Effective Date is the date upon which the Articles of Merger shall be filed in the PDS and shall be the same as the Closing Date. The parties presently expect that the Effective Date will occur on or about June __, 1998. See " -- Conditions to the Merger" herein.

            On or prior to the Effective Date, Articles of Merger, between First Jermyn and Upper Valley, setting forth the Effective Date, will be filed with the Pennsylvania Department of State. The Merger Agreement may be terminated by either party if, among other reasons, the Merger closing does not occur on or before June 30, 1998 and the terminating party is not in breach of or has not failed to perform or observe any of the agreements under the Merger Agreements to be performed or observed by it.
See "--Termination; Effect of Termination."

Exchange of Upper Valley Stock Certificates

            The conversion of Upper Valley Common Stock into First Jermyn Common Stock will occur automatically at the Effective Date. Each holder of shares of Upper Valley Common Stock, other than holders of Dissenting Shares, who surrenders to First Jermyn (or its agent) the certificate or certificates representing such shares will be entitled to receive, as soon as practicable after the Effective Date, in exchange therefor a certificate or certificates for the number of whole shares of First Jermyn
Common Stock into which such holders' shares of Upper Valley Common Stock have been converted pursuant to the Merger, together with a check for cash in lieu of any fractional shares. As soon as practicable after the Effective Date, First Jermyn, or a bank or trust company designated by First Jermyn, in the capacity of exchange agent (the "Exchange Agent"), will send a transmittal form to each Upper Valley shareholder of record. The transmittal form will contain instructions with respect to the surrender of certificates representing Upper Valley Common Stock to be exchanged for First Jermyn Common Stock. Under the Merger Agreement, certificates representing shares of First Jermyn
Common Stock and checks for cash in lieu of fractional shares must be mailed to former shareholders of Upper Valley as soon as reasonably possible, but in no event later than 20 business days following the receipt of duly endorsed certificates representing former shares of Upper Valley Common Stock (except in the case of share certificates containing a restrictive legend or with respect to which stop transfer instructions pertain).

            UPPER VALLEY SHAREHOLDERS SHOULD NOT FORWARD UPPER
VALLEY STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE
RECEIVED TRANSMITTAL FORMS.  UPPER VALLEY SHAREHOLDERS SHOULD NOT
RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.

            Until the certificates representing Upper Valley Common Stock are surrendered for exchange after completion of the Merger, holders of such certificates will not receive, and will not be paid dividends on, the First Jermyn Common Stock into which such shares have been converted. When such certificates are surrendered, any unpaid dividends will be paid without interest. For all other purposes, however, each certificate which represents shares of Upper Valley Common Stock outstanding at the Effective Date (other than any Dissenting Shares and Excluded Shares) will be deemed to evidence ownership of and the right to receive the shares of First Jermyn Common Stock (and cash in lieu of fractional shares) into which those shares have been converted by virtue of the Merger. Neither First Jermyn nor Upper Valley will be liable to any holder of shares of Upper
Valley Common Stock for any amount paid in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar law.

            All shares of First Jermyn Common Stock issued upon conversion of shares of Upper Valley Common Stock shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Upper Valley Common Stock, subject, however, to First Jermyn's obligation to pay any dividends or make any other distributions with a record date on or prior to the Effective Date, which may have been declared or made by Upper Valley on such shares of Upper Valley Common Stock in accordance with the Merger Agreement and which remain unpaid at the Effective Date.

            No fractional shares of First Jermyn Common Stock will be issued to any shareholder of Upper Valley upon completion of the Merger. For each fractional share that would otherwise be issued, First Jermyn will pay by check an amount equal to the product obtained by multiplying the fractional share interest to which such holder would otherwise be entitled by the average closing prices of a share of First Jermyn Common Stock for the twenty-day period preceding the Effective Date.

Conditions to the Merger

            The obligations of First Jermyn and Upper Valley to effect the Merger are subject to various conditions, which include, among other customary provisions for transactions of this type, the following:

                  (a) the Merger Agreement shall have been duly approved by the holders of First Jermyn Common Stock and Upper
Valley Common Stock;

                  (b) all necessary governmental approvals for the Merger shall have been obtained, and all waiting periods required by law or imposed by any governmental authority with respect to the Merger shall have expired (see " -- Regulatory Approvals" herein);

                  (c) there shall not be any order, decree, or injunction in effect preventing the completion of the transactions contemplated by the Merger Agreement;

                  (d) there shall have been delivered to each of First Jermyn and Upper Valley an opinion of counsel that, among other things, the Merger will be treated for federal income tax purposes as a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") (see " -- Certain Federal Income Tax Consequences");

                  (e)   there shall not have been any material
adverse effect on the consolidated assets, financial condition or results of operations of the other since December 31, 1996, except for any material adverse effect caused by any change in the value of the respective investment portfolios of First Jermyn or Upper Valley resulting from a change in interest rates generally or any change occurring after the date of the Agreement in any federal or state law, rule or regulation or in GAAP, which change affects banking institutions generally, including any change affecting the Bank Insurance Fund (the "BIF") or the Savings Association Insurance Fund (the "SAIF") of the Federal Deposit Insurance Corporation (a "Material Adverse Effect");

                  (f) the Articles of Incorporation and Bylaws of First Jermyn shall have been amended to read in their entirety as set forth on Annexes B and C, respectively, to this Proxy
Statement/Prospectus;

                  (g) shareholders owning 9% or more of the issued and outstanding shares of Upper Valley Common Stock shall not have asserted and duly perfected dissenters' rights under the Pennsylvania BCL; and

                  (h) First Jermyn shall have received an opinion from its independent auditors that the Merger will be treated as a pooling of interests for financial accounting purposes.

            Except for the requirements of shareholder approval, regulatory approvals and the absence of any order, decree, or injunction preventing the transactions contemplated by the Merger Agreement, each of the conditions described above may be waived in the manner and to the extent described in " -- Amendment; Waivers" herein. First Jermyn does not, however, anticipate waiving the condition that it receive an opinion from its independent auditors that the Merger will be treated as a pooling of interests for financial accounting purposes. As of the date of this Proxy Statement/Prospectus, First Jermyn has no reason to believe that it will not receive such an opinion from its independent auditors.

Subsidiary Bank Merger

            Pursuant to the Merger Agreement, NBO will merge with and into FNBJ as soon as practicable following the Merger, in accordance with the terms of the Bank Plan of Merger. First Jermyn and Upper Valley presently contemplate that the Bank Plan of Merger will occur during the fourth quarter of 1998.

Regulatory Approvals

            The Merger is subject to the prior approval of the Federal Reserve under the Bank Holding Company Act and the regulations adopted thereunder. An application for approval of the Merger was filed with the Federal Reserve on or about January 28, 1998. Under applicable regulations, the Federal Reserve reviews the financial, managerial, competitive, legal, disclosure, accounting, and tax aspects of the transaction, as well as the convenience and needs of the community to be served.

            The Federal Reserve approved the Merger on March 10,
1998. Separately, the Bank Merger is subject to the prior approval of the OCC, which is required to consider the same aspects as set forth above for the Federal Reserve.

            The Merger may not be consummated until 30 days (15 days if the Attorney General does not object) after the date of the Federal Reserve approval, during which time the Department of Justice has the opportunity to challenge the Merger on antitrust grounds. The commencement of an antitrust action by the Department of Justice would stay the effectiveness of Federal Reserve approval unless a court specifically orders otherwise.
In reviewing the Merger, the Department of Justice could analyze the Merger's effect on competition differently than the Federal Reserve, and thus it is possible that the Department of Justice could reach a different conclusion than the Federal Reserve regarding the Merger's competitive effects. Failure of the Department of Justice to object to the Merger does not prevent the filing of antitrust actions by private persons.

Representations and Warranties

            The Merger Agreement contains customary representations and warranties relating to, among other things, (a) the corporate organization of First Jermyn, FNBJ, Upper Valley and NBO; (b) the capital structures of First Jermyn and Upper Valley; (c) the due authorization, execution, delivery, performance, and enforceability of the Merger Agreement and the Bank Plan of Merger; (d) consents or approvals of regulatory authorities or third parties necessary to complete the Merger and the Bank
Merger; (e) the consistency of financial statements with generally accepted accounting principles and, where appropriate, applicable regulatory accounting principles; (f) the absence of material adverse changes, since December 31, 1996, in the consolidated assets, business, financial condition or results of operations of First Jermyn or Upper Valley; (g) the filing of tax returns and payment of taxes; (h) the absence of undisclosed material pending or threatened litigation; (i) compliance with applicable laws and regulations; (j) retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974; (k) the quality of title to assets and properties; (l) the maintenance of adequate insurance;
(m) the absence of undisclosed brokers' or finders' fees; (n) the absence of material environmental violations, actions, or liabilities; (o) the consistency of the allowance for loan losses with generally accepted accounting principles and all applicable regulatory criteria; (p) the accuracy of information supplied by First Jermyn and Upper Valley in connection with the Registration Statement, this Proxy Statement/Prospectus and all applications filed with regulatory authorities for approval of the Merger and the Bank Merger; and (q) documents filed with the Commission with respect to First Jermyn and the accuracy of information contained therein.

            The Merger Agreement also contains other representations and warranties by each of First Jermyn and Upper Valley relating to, among other things, (a) certain contracts relating to employment, consulting, and employee benefits matters; (b) the validity and binding nature of loans reflected as assets in the financial statements of Upper Valley; and
(c) transactions with affiliates.

Business Pending the Merger

            Pursuant to the Merger Agreement, First Jermyn and Upper Valley have each agreed to use their best efforts to preserve their business organizations intact, to maintain good relationships with employees and to preserve the goodwill of customers and others with whom business relationships exist. First Jermyn and Upper Valley have each also agreed to conduct its business and to engage in transactions only in the ordinary course of business, consistent with past practice, except as otherwise required by the Merger Agreement or with the written consent of the other party.

            In addition, each of First Jermyn and Upper Valley have agreed in the Merger Agreement that neither it nor any of its subsidiaries may, without the written consent of the other, among other things, (i) change its articles of incorporation or bylaws;
(ii) change the number of authorized or issued shares of its capital stock, except for the possible issuance of shares of Upper Valley Common Stock upon the exercise of then outstanding stock options; (iii) grant options or similar rights with respect to its capital stock or any securities convertible into its capital stock; (iv) split, combine, or reclassify any shares of its capital stock; (v) declare, set aside or pay any dividend or other distribution in respect of its capital stock, except as otherwise specifically set forth in the Merger Agreement (see "Dividends" herein); (vi) grant any severance pay, except in accordance with written policies or written agreements in effect on the date of the Merger Agreement, or enter into or amend any employment agreement; (vii) grant any pay increase except for routine periodic increases in accordance with past practice;
(viii) engage in any merger, acquisition, or similar transaction;
(ix) dispose of any assets other than in the ordinary course of business; (x) change any accounting practices, except as may be required by generally accepted accounting principles (without regard to any optional early adoption date); (xi) implement any new employee benefit or welfare plan, or amend any such plan, unless such amendment does not result in an increase in cost except as expressly permitted by the Merger Agreement;
(xii) purchase any security for its investment portfolio not rated "A" or higher by either Standard & Poor's Corporation or Moody's Investor Services, Inc.; (xiii) make, enter into, renew, extend, modify or compromise any transaction (including loans and commitments to lend) with any affiliate; (xiv) enter into any interest rate swap or similar arrangement; (xv) take any action which would give rise to a right of payment to any individual under any employment agreement; (xvi) intentionally and knowingly take any action that would preclude the treatment of the Merger as a pooling of interests for financial accounting purposes;
(xvii) make any loan or other credit facility commitment to any borrower in excess of $1,000,000, or compromise, extend, renew, or modify any such loan or commitment outstanding in excess of $1,000,000; (xviii) waive, release, grant or transfer any rights of value, or modify or change in any material respect any existing agreement to which either is a party, other than in the ordinary course of business, consistent with past practice;
(xix) take any action which would cause any of the representations and warranties set forth in the Merger Agreement to be untrue or the conditions set forth in the Merger Agreement to be unsatisfied; or (xx) agree to do any of the foregoing.

            First Jermyn and Upper Valley have jointly agreed, among other things: (i) to submit the Merger Agreement to their shareholders for approval at meetings to be held as soon as practicable, and use their best efforts to cause their Boards of Directors to unanimously recommend approval of the Merger Agreement to their shareholders; (ii) to prepare all applications for, and use their best efforts to obtain, all required regulatory consents; (iii) to permit a representative of the other to attend committee meetings of its management and to reasonably consider requests of the other to permit representatives to attend meetings of its Board of Directors or Executive Committee; (iv) if requested by the other at the requesting party's sole expense, to cause its independent certified public accountants to perform a review of its unaudited consolidated financial statements as of the end of any calendar quarter, in accordance with Statement of Auditing Standards
No. 36, and to issue their report on such financial statements;
(v) to take all actions necessary to complete the transactions contemplated by the Merger Agreement; (vi) to maintain adequate insurance; (vii) to maintain accurate books and records;
(viii) to file all tax returns and pay all taxes when due;
(ix) to cooperate with each other and use their best efforts to identify those persons who may be deemed to be affiliates of Upper Valley; (x) to agree upon the form and substance of any press release or public disclosure related to the Merger Agreement, the Merger, and the Bank Merger; and (xi) to deliver to the other copies of all securities documents when filed.

Dividends

            The Merger Agreement permits Upper Valley to pay a regular quarterly cash dividend not to exceed $.22 per share of Upper Valley Common Stock outstanding and First Jermyn to pay a regular semi-annual cash dividend not to exceed $.70 per share of First Jermyn Common Stock outstanding from October 15, 1997 through the Closing Date. In the Merger Agreement, First Jermyn and Upper Valley have agreed to consult with and coordinate with the other the payment of dividends, including record and payment dates, so that holders of Upper Valley Common Stock will not receive two dividends, or fail to receive one dividend, with respect to any calendar quarter. Each of FNBJ and NBO, respectively, may pay cash dividends sufficient to permit payment of the dividends permitted to be paid by First Jermyn or Upper Valley. No other dividends may be paid by either First Jermyn or Upper Valley without the prior written consent of the other.

No Solicitation of Transactions

            The Merger Agreement provides that, so long as the Merger Agreement is in effect, neither First Jermyn nor Upper Valley or any of their respective subsidiaries or affiliates, will, directly or indirectly, solicit, encourage, initiate, or engage in discussions or negotiations with, or respond to requests for information, inquiries, or other communications from, any person other than the other party concerning the fact of, or the terms and conditions of, the Merger Agreement, or concerning any acquisition of First Jermyn or Upper Valley, any First Jermyn and Upper Valley subsidiary, or any assets or business thereof, except that First Jermyn's and Upper Valley's officers may respond to inquiries from analysts, regulatory authorities and holders of First Jermyn Common Stock or Upper Valley Common Stock in the ordinary course of business. The Merger Agreement provides that the contacted party shall notify the other immediately if any such discussions or negotiations are sought to be initiated by any person other than First Jermyn or Upper Valley or if any such requests for information, inquiries, proposals, or communications are received from any person other than the other party.

            The directors and executive officers of both First Jermyn and Upper Valley have executed letter agreements containing provisions similar to those described above relating to third party discussions or solicitations. Copies of the forms of letter agreement executed by the directors and executive officers of First Jermyn and Upper Valley are included as Exhibits 1 and 2, respectively, to the Merger Agreement attached hereto as Annex A.

Amendment; Waivers

            Subject to applicable law, at any time prior to the consummation of the transactions contemplated by the Merger Agreement, First Jermyn and Upper Valley may (a) amend the Merger Agreement, (b) extend the time for the performance of any of the obligations or other acts of First Jermyn and Upper Valley required in the Merger Agreement, (c) waive any inaccuracies in the representations and warranties contained in the Merger Agreement, or (d) waive compliance with any of the agreements or conditions contained in the Merger Agreement

Termination; Effect of Termination

            The Merger Agreement may be terminated on or at any time prior to the Effective Date, which First Jermyn and Upper Valley presently anticipate to occur on or about May 15, 1998,
(a) by the mutual written consent of First Jermyn and Upper Valley; or (b) by First Jermyn or Upper Valley if: (i) the other party breaches any representation or warranty contained in the Merger Agreement which results in a Material Adverse Effect to the breaching party, and such breach has not or cannot be cured within thirty days from the date written notice of such breach was given to such party committing the breach, (ii) the other party breaches any material covenant or obligation, and such breach has not or cannot be cured within thirty days from the date written notice of such breach was given to such party committing the breach, (iii) the Closing Date shall not have occurred by June 30, 1998, or (iv) either party is notified by a regulatory authority that a necessary approval is unlikely to be granted unless the failure of such occurrence shall be due to the failure of the party seeking to terminate the Merger Agreement to perform or observe any agreements required to be performed by such party by the Effective Date.

            In addition, the Merger Agreement may be terminated by:
(a) First Jermyn if the amount of nonperforming assets (as
defined below) of Upper Valley and the Upper Valley subsidiaries at the Closing Date increase by more than $1,000,000 over the amount of such nonperforming assets as of September 30, 1997; or
(b) Upper Valley if the amount of nonperforming assets of First Jermyn and the First Jermyn subsidiaries at the Closing Date increase by more than $1,000,000 over the amount of such nonperforming assets as of September 30, 1997. For purposes of the Merger Agreement, the term "nonperforming assets" means
(i) loans that are "troubled debt restructurings" (as defined in Statement of Financial Accounting Standards 15) or loans which are otherwise restructured, excluding, in each case, restructured loans the terms and conditions of which were approved in writing in advance, (ii) loans on nonaccrual, including loans placed on nonaccrual that may have been previously restructured, (iii) real estate owned, or (iv) real estate construction loans on interest reserved which have been extended as to maturity at least once).

            In the event of termination of the Merger Agreement by either First Jermyn or Upper Valley, there will be no liability or obligation on the part of First Jermyn or Upper Valley other than the obligation dealing with confidentiality and other than any liabilities or damages incurred as a result of the willful breach by a party of any of its representations, warranties, covenants, or agreements set forth in the Merger Agreement; provided, however, that (a) if, within 18 calendar months following the date of termination of the Merger Agreement, a person, group or entity other than First Jermyn or an affiliate of First Jermyn, enters into an agreement with Upper Valley or NBO pursuant to which such person, group or entity would
(i) merge or consolidate, or enter into any similar transaction, with Upper Valley or NBO, (ii) acquire all or substantially all of the assets of Upper Valley or NBO, or (iii) acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 25% or more of the then outstanding shares of Upper Valley Common Stock or NBO common stock, then Upper Valley shall immediately pay to First Jermyn a termination fee ("Termination Fee") of $1.5 million; or (b) if, within 18 calendar months following the date of termination of this Agreement, a person, group or entity other than Upper Valley or an affiliate of Upper Valley, enters into an agreement with First Jermyn or FNBJ pursuant to which such person, group or entity would (i) merge or consolidate, or enter into any similar transaction, with First Jermyn or FNBJ,
(ii) acquire all or substantially all of the assets of First Jermyn or FNBJ, or (iii) acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 25% or more of the then outstanding shares of First Jermyn Common Stock or FNBJ common stock, then First Jermyn shall immediately pay a Termination Fee to Upper Valley. No Termination Fee will be payable in the event that the Merger Agreement is terminated pursuant to the mutual written consent of the parties. In addition, no Termination Fee will be payable in the event of termination of the Merger Agreement following (i) an unremedied breach of a representation or warranty by the party which would otherwise be entitled to receive the Termination Fee which results in a Material Adverse Effect, (ii) an unremedied breach of any material covenant or other obligation by the party which would otherwise be entitled to receive the Termination Fee,
(iii) the failure to complete the Merger by June 30, 1998, unless the failure of such occurrence shall be due to the failure of the party which would otherwise be required to pay the Termination
Fee to perform or observe its agreements set forth in the Merger Agreement required to be performed or observed prior to the Effective Date, (iv) the notification of either party by a regulatory authority that a necessary approval is unlikely to be granted, unless the failure of such occurrence shall be due to the failure of the party which would otherwise be required to pay the Termination Fee to perform or observe any agreements set forth in the Merger Agreement required to be performed or observed by such party prior to the Effective Date, or (v) the amount of nonperforming assets of the party which would otherwise be entitled to receive the Termination Fee at the Effective Date increase by more than $1,000,000 from the amount of such nonperforming assets at September 30, 1997.

Restated Articles of Incorporation and Bylaws

            The Merger Agreement sets forth Restated Articles of Incorporation and Restated Bylaws of First Jermyn which will be applicable following completion of the Merger. The following summarizes certain of the significant provisions of the Restated Articles of Incorporation and Restated Bylaws of First Jermyn. The following summary is qualified in its entirety by the full text of the Restated Articles of Incorporation and Restated Bylaws attached to this Proxy Statement/Prospectus as Annexes B and C, respectively. See also, "DESCRIPTION OF FIRST JERMYN CAPITAL SECURITIES" and "COMPARISON OF SHAREHOLDER RIGHTS."

            Restated Articles of Incorporation

            Name.  The name of First Jermyn under the Restated
Articles of Incorporation will be changed to "________________."

            Authorized Capital. The aggregate number of shares of authorized capital of First Jermyn under the Restated Articles of Incorporation will be 10,000,000 shares of common stock, $1.25 par value per share. Authorized shares of common stock can only be issued for cash by a vote of 80% of the total number of directors then in office, except for shares issued under employee benefit plans.

            Board of Directors. The Restated Articles of Incorporation provide that the management of the corporation will be vested in a Board of Directors consisting of not less than five or more than 25 persons, as fixed by the Board of Directors from time to time. The Board of Directors will be divided into three classes, each class serving staggered three-year terms. Once the number of directors in a class is fixed for any term of office, it cannot be increased except by a vote of 80% of the total number of directors in office until January 1, 2004 and by a vote of 66-2/3% of the directors in office thereafter. Shareholders will not be entitled to cumulate votes in elections of directors.

            Supermajority Voting Requirements for Fundamental Transactions. The Restated Articles of Incorporation require, until January 1, 2004, an 80% vote of directors and the affirmative vote of the holders of 80% of the outstanding shares of First Jermyn Common Stock to approve a merger or consolidation of First Jermyn with or into another corporation or any division involving the corporation, a share exchange involving an exchange of shares of First Jermyn capital stock, a sale, lease, exchange or other transfer of all or substantially all of the assets of First Jermyn, a liquidation or dissolution involving First Jermyn, or any transaction similar to or having similar effects as any of the foregoing (each, a "Fundamental Transaction"). In any Fundamental Transaction occurring prior to January 1, 2004 in which individuals serving on the Board of Directors of First Jermyn immediately prior to the Fundamental Transaction continue to constitute at least a majority of the Board of Directors after the Fundamental Transaction and shareholders of First Jermyn immediately prior to the Fundamental Transaction continue to own at least a majority of the outstanding voting securities of the entity resulting from the Fundamental Transaction, the shareholder voting requirement decreases from 80% of outstanding shares to 66-2/3% of outstanding shares. On and after January 1, 2004, approval of a Fundamental Transaction involving First Jermyn requires a 66-2/3% vote of directors and the affirmative vote of the holders of 66-2/3% of the outstanding shares of First Jermyn Common Stock. The supermajority shareholder voting requirements do not apply to any Fundamental Transaction approved in advance unanimously by the Board of Directors.

            Action By Written Consent of Shareholders.  The
Restated Articles of Incorporation eliminate the ability of shareholders to act without a meeting by written consent.

            Amendment of Bylaws. The Restated Articles of Incorporation vest the ability to amend the corporation's bylaws in the Board of Directors by a 66-2/3% vote of directors then in office, subject to the ability of shareholders to amend the Bylaws by the affirmative vote of 80% of the total votes which all shareholders are entitled to cast until January 1, 2004 (and the affirmative vote of a majority of the total votes entitled to be cast by the holders of any class of shares that is entitled to vote as a separate class) and by a vote of 66-2/3% of the total votes which all shareholders are entitled to cast thereafter (and the affirmative vote of a majority of the total votes entitled to be cast by the holders of any class of shares that is entitled to vote as a separate class).

            Mandatory Tender Offer Provision. The Restated Articles of Incorporation include a provision requiring any person or group that becomes the beneficial owner, directly or indirectly, of capital stock having the right to cast 25% or more of all votes entitled to be cast by all outstanding shares of capital stock to offer to purchase all shares of capital stock of the corporation at a price equal to the higher of (i) the highest price paid by such person or group for any shares of the corporation's capital stock during the preceding twelve months or
(ii), if the Board of Directors so elects, the fair market value of a share of the corporation's capital stock determined in writing by an investment firm selected by the Board and experienced in the valuation of financial institutions. These provisions do not apply in the event that 80% of the total number of directors then in office approve in advance the acquisition of beneficial ownership by such person or group.

            Amendment. The Restated Articles of Incorporation can generally be amended in the manner specified by Pennsylvania law, except that provisions set forth in Articles Sixth, Seventh and Eighth (relating to the classification of directors, the number of directors, and the absence of cumulative voting for directors cannot be amended unless the amendment is approved by either (i) the affirmative vote of shareholders entitled to cast at least 66-2/3% of all votes which all shareholders are then entitled to cast (plus a majority of the votes entitled to be cast by any class entitled to vote separately) or (ii) the affirmative vote of 66-2/3% of the total number of directors then in office and the affirmative vote of shareholders entitled to cast at least a majority of all votes which shareholders are entitled to cast (plus a majority of the votes entitled to be cast by any class entitled to vote). In addition, the provisions of Articles
Ninth, Tenth, Eleventh, Twelfth, and Thirteenth (relating to supermajority voting requirements for fundamental transactions, prohibition on shareholder actions without a meeting, bylaw amendments, mandatory tender offer provision and article amendments) cannot be amended prior to January 1, 2004 unless the amendment is approved by the affirmative vote of 80% of the total number of directors then in office and the affirmative vote of shareholders entitled to cast at least 80% of all votes which all shareholders are then entitled to cast (plus a majority of the votes entitled to be cast by any class entitled to vote separately) and after January 1, 2004 unless the amendment is approved by the affirmative vote of 66-2/3% of all directors then in office and the affirmative vote of shareholders entitled to cast at least 66-2/3% of all votes which all shareholders are then entitled to cast (plus a majority of the votes entitled to be cast by any class entitled to vote separately).

            Bylaws

            Time, Date and Place of Annual Meeting.  Under the
Restated Bylaws the Board of Directors sets the time, date and place of the annual meeting of shareholders.

            Meeting Agenda. Matters to be placed on the agenda for consideration at an annual meeting of shareholders must be made by notice in writing to the corporation not less than 60 days prior to an meeting, unless less than 21 days notice of the meeting is given by the corporation in which case written notice must be given not less than seven days following the date of mailing of notice of the meeting.

            Conduct of Shareholder Meetings. The Restated Bylaws give the Chairman of the meeting broad authority to conduct an orderly meeting of shareholders, including the power to temporarily adjourn or postpone a meeting.

            Shareholder Nominations for Director. Shareholders desiring to nominate a person for election as a director of the corporation must submit a written notice to the corporation not less than 20 days prior to the meeting. The notice must specify certain biographical information with respect to the proposed nominee.

            Mandatory Retirement of Directors. Except for directors of the Corporation on _____________, 1998, any person who has attained the age of 75 shall not be eligible for election as a member of the Board of Directors.

            Special Director Voting Requirements. The Restated Bylaws require, until January 1, 2004, a vote of 80% of the members of the Board of Directors then in office to take certain actions which may result in a change in control of the corporation. These actions include adopting a motion or resolution to study sale as a strategic alternative or engaging a financial advisor with respect thereto, adopting a motion or resolution approving a fundamental transaction involving the corporation (such as a merger or share exchange), recommending that shareholders of the corporation accept a transaction or tender their shares in a tender or exchange offer for the corporation's securities, or soliciting indications of interest or responding to proposals relating to a fundamental transaction involving the corporation following which the corporation would not be the surviving or controlling entity.

            Limitation of Director Liability and Indemnification. The Restated Bylaws contain provisions similar to those contained in the present articles of incorporation of First Jermyn limiting the personal liability of directors and providing for the indemnification of directors, officers, employees, and agents of the corporation to the maximum extent permissible by Pennsylvania law.

Management and Operations after the Merger

            On the Effective Date, the Board of Directors of First Jermyn as surviving corporation in the Merger, shall consist of those persons holding such office immediately prior to the Effective Date and Saul Kaplan (to be elected as Class III Director to serve until 2001), Harold S. Kaplan (to be elected as Class III Director to serve until 2001), Joseph P. Coviello (to be elected as Class III Director to serve until 2001), Fred J. Gentile (to be elected as Class I Director to serve until 1999), Michael A. Barbetti (to be elected as Class I Director to serve until 1999), and Norman Woodworth (to be elected as Class I Director to serve until 1999), all as further set forth in the form of Restated Articles of Incorporation of First Jermyn attached hereto as Annex B. First Jermyn has agreed in the Merger Agreement to cause Messrs. S. Kaplan, H. Kaplan, and Coviello to be nominated for re-election to the Board of Directors of First Jermyn at any annual or special meeting of shareholders of First Jermyn held 2004 at which the class in which such individuals are serving is considered for reelection and to cause Messrs. Gentile, Barbetti, and Woodworth to be nominated for re-election to the Board of Directors of First Jermyn at any annual or special meeting of shareholders of First Jermyn held through December 31, 1999, at which the class in which such individuals are serving is considered for reelection.

Employee Benefits

            First Jermyn intends to maintain employee benefits for Upper Valley and NBO employees at levels which, in the aggregate, are at least as favorable as the benefits to which such persons were entitled on December 31, 1996. On and after the Effective Date, so long as such level of benefits is maintained, the employee pension and welfare benefit plans of First Jermyn and Upper Valley may, at First Jermyn's election and subject to the requirements of the IRC, continue to be maintained separately or consolidated. In the event of a consolidation of any or all of such plans, Upper Valley and NBO employees shall receive credit for service with Upper Valley or NBO under any First Jermyn benefit plan or new First Jermyn benefit plan in which such employees would be eligible to enroll, for purposes of eligibility and vesting determination but not for purposes of benefit accrual.

Accounting Treatment

            The Merger is expected to qualify as a pooling of interests for accounting and financial reporting purposes. Under this method of accounting, the recorded assets and liabilities of First Jermyn and Upper Valley will be carried forward to the combined corporation at their recorded amounts; income of the combined corporation will include income of both First Jermyn and Upper Valley for the entire fiscal year of First Jermyn in which the Merger occurs; and the reported income of the separate corporations for prior periods will be combined and restated as income of the combined corporation. Expenses incurred in connection with the Merger will constitute expenses for the accounting periods to which such expenses relate. The receipt of a letter from First Jermyn's independent auditors confirming that the Merger will qualify for pooling of interests accounting is a condition to First Jermyn's and Upper Valley's obligations to complete the Merger.

Certain Federal Income Tax Consequences

            Completion of the Merger is conditioned upon there being delivered to First Jermyn and to Upper Valley an opinion of Stevens & Lee, P.C., counsel to First Jermyn, that for federal income tax purposes, under current law, assuming that the Merger and related transactions will take place as described in the Merger Agreement, among other things, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and First Jermyn and Upper Valley will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

            In that case, in the opinion of Stevens & Lee, P.C., the following would be the material federal income tax consequences of the Merger:

                  (i) no gain or loss will be recognized by First Jermyn or Upper Valley in the Merger;

                  (ii)  no gain or loss will be recognized by
holders of shares of Upper Valley Common Stock upon their receipt of First Jermyn Common Stock in exchange for their Upper Valley Common Stock, except that shareholders who receive cash proceeds for fractional interests in First Jermyn Common Stock will recognize gain or loss equal to the difference between such proceeds and the tax basis allocated to their fractional share interests, and such gain or loss will constitute capital gain or loss if their Upper Valley Common Stock is held as a capital asset at the Effective Date;

                  (iii) the tax basis of the shares of First Jermyn Common Stock (including fractional share interests) received by the shareholders of Upper Valley will be the same as the tax basis of their Upper Valley Common Stock exchanged therefor; and

                  (iv)  the holding period of the First Jermyn
Common Stock in the hands of the Upper Valley shareholders will include the holding period of their Upper Valley Common Stock exchanged therefor, provided such Upper Valley Common Stock is held as a capital asset at the Effective Date.

            Under the Merger Agreement, the condition that Stevens & Lee deliver the opinion described above can be waived by First Jermyn and Upper Valley. However, in the event that the delivery of such opinion of counsel is waived, or such opinion would otherwise set forth tax consequences materially different to a shareholder than those described above, First Jermyn and Upper Valley intend to resolicit proxies as required in accordance with the rules and regulations of the Commission.

            THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER, AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THE DISCUSSION. THE DISCUSSION IS NOT A COMPLETE DESCRIPTION OF ALL THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND, IN PARTICULAR, DOES NOT ADDRESS TAX CONSIDERATIONS THAT MAY AFFECT THE TREATMENT OF SHAREHOLDERS WHO ACQUIRED THEIR UPPER VALLEY COMMON STOCK PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, OR SHAREHOLDERS WHICH ARE EXEMPT ORGANIZATIONS OR WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES. EACH SHAREHOLDER'S INDIVIDUAL CIRCUMSTANCES MAY AFFECT THE TAX CONSEQUENCES OF THE MERGER TO SUCH SHAREHOLDER. IN ADDITION, NO INFORMATION IS PROVIDED HEREIN WITH RESPECT TO THE TAX CONSEQUENCES OF THE
MERGER UNDER APPLICABLE STATE, LOCAL, OR FOREIGN LAWS. ACCORDINGLY, EACH UPPER VALLEY SHAREHOLDER IS ADVISED TO CONSULT
A TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER
TO SUCH SHAREHOLDER.

Expenses

            First Jermyn and Upper Valley will each pay all costs and expenses incurred by it in connection with the transactions contemplated by the Merger Agreement, including fees and expenses of financial consultants, accountants, and legal counsel, except that the costs of printing and mailing this Proxy Statement/ Prospectus will be shared equally by First Jermyn and Upper Valley.

Resale of First Jermyn Common Stock

            The First Jermyn Common Stock issued pursuant to the Merger will be freely transferable under the Securities Act except for shares issued to any Upper Valley shareholder who may be deemed to be an "affiliate" of Upper Valley or First Jermyn for purposes of Rule 145 under the Securities Act. Each director and executive officer of Upper Valley has entered into an agreement with First Jermyn providing that, as an affiliate, he or she will not transfer any First Jermyn Common Stock received in the Merger except in compliance with the Securities Act and will make no dispositions of any First Jermyn Common Stock or Upper Valley Common Stock (or any interest therein) during the period commencing 30 days prior to the Effective Date through the date on which financial results covering at least 30 days of combined operations of First Jermyn and Upper Valley after the Merger have been made public. This Proxy Statement/Prospectus does not cover resales of First Jermyn Common Stock received by any person who may be deemed an affiliate of Upper Valley or First Jermyn.

Dissenters' Rights of Appraisal

            Pursuant to the Pennsylvania BCL, shareholders of First Jermyn and Upper Valley have the right to dissent from the Merger, and to obtain payment of the "fair value" (as defined therein) of their First Jermyn Common Stock or Upper Valley
Common Stock, as the case may be, if the Merger is consummated.
The term "fair value" means the value of First Jermyn Common
Stock or Upper Valley Common Stock immediately before completion of the Merger, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the Merger.

            The following summary of the steps to be taken if the right to dissent is to be exercised is qualified in its entirety by the full text of Section 1930 and Subchapter D of Chapter 15 of the BCL, which are attached as Annex F to this Proxy Statement/Prospectus. Each step must be taken in the indicated order and in strict compliance with the applicable provisions of the statute in order to perfect dissenters' rights. The failure of any shareholder to comply with the aforesaid steps will result in the shareholder receiving the consideration contemplated by the Agreement. See "THE MERGER -- Terms of the Merger." Any shareholder of First Jermyn or Upper Valley who contemplates exercising the right to dissent is urged to read carefully the provisions of Section 1930 and Subchapter D of Chapter 15 of the BCL.

            Any written notice or demand which is required in connection with the exercise of dissenters' rights, whether before or after the Effective Date, must be sent, in the case of a First Jermyn shareholder, to First Jermyn, 645 Washington Avenue, Jermyn, Pennsylvania 18433 (Attention: Martha Myshak, Secretary), and, in the case of a Upper Valley shareholder, 114-116 Lackawanna Avenue, Olyphant, Pennsylvania 18447-0010 (Attention: ___________________, Secretary).

            A shareholder who wishes to dissent must file with First Jermyn or Upper Valley, as the case may be, prior to the vote of shareholders on the Merger at the First Jermyn Annual Meeting or the Upper Valley Special Meeting, as the case may be, a written notice of intention to demand that he be paid the fair value for his shares of First Jermyn Common Stock or Upper Valley Common Stock, as the case may be, if the Merger is effected, must effect no change in the beneficial ownership of his First Jermyn Common Stock or Upper Valley Common Stock, as the case may be, from the date of such filing through the Effective Date, and must refrain from voting his First Jermyn Common Stock or Upper Valley Common Stock, as the case may be, to approve the Merger. Neither a proxy nor a vote against approval of the Merger will constitute the necessary written notice of intention to dissent. A beneficial owner of First Jermyn Common Stock or Upper Valley Common Stock whose shares are held of record in "street name" by a brokerage firm or other nominee must obtain the written consent of such record holder to such beneficial owner's exercise of dissenters' rights and must submit such consent to First Jermyn or Upper Valley, as the case may be, no later than the time of the filing of his notice of intention to dissent.

            If the Merger is approved by the required vote of First Jermyn's and Upper Valley's shareholders at the Meetings, First Jermyn and Upper Valley will mail a notice to all dissenters who gave due notice of intention to demand payment and who refrained from voting in favor of the Merger. The notice will state where and when a demand for payment must be sent and certificates for First Jermyn Common Stock and Upper Valley Common Stock must be deposited in order to obtain payment, and will include a form for demanding payment and a copy of Subchapter D of Chapter 15 of the BCL. The time set for receipt of the demand for payment and deposit of stock certificates will not be less than 30 days from the date of mailing of the notice.

            A shareholder who fails to timely demand payment or fails to timely deposit stock certificates, as required by First Jermyn's or Upper Valley's notice, as the case may be, will not have any right to receive payment of the fair value of his First Jermyn Common Stock or Upper Valley Common Stock, as the case may be.

            Promptly after completion of the Merger, or upon timely receipt of demand for payment if the Merger already has been completed, First Jermyn will either remit to dissenters who have made demand and have deposited their stock certificates the amount that First Jermyn estimates to be the fair value of the First Jermyn and Upper Valley Common Stock or give written notice that no such remittance is being made. The remittance or notice will be accompanied by (i) a closing balance sheet and an income statement of First Jermyn or Upper Valley, as the case may be, for a fiscal year ending not more than 16 months before the date of remittance, together with the latest available interim financial statements, (ii) a statement of First Jermyn's estimate of the fair value of the First Jermyn Common Stock or Upper
Valley Common Stock, as the case may be, and (iii) notice of the right of the dissenter to demand payment or supplemental payment under the BCL, as the case may be, accompanied by a copy of Subchapter D of Chapter 15 of the BCL. If First Jermyn does not remit the estimated fair value for shares with respect to which demand for payment has been made and stock certificates have been deposited, then First Jermyn will return any certificates that have been deposited. Returned certificates, and any certificates subsequently issued in exchange therefor, will be marked to record the fact that demand for payment has been made.
Transferees of shares so marked shall not acquire any rights in First Jermyn or Upper Valley other than those rights held by the original dissenter after such dissenter demanded payment of fair value.

            If a dissenter believes that the amount stated or remitted by First Jermyn is less than the fair value of the First Jermyn Common stock or Upper Valley Common Stock, he may send First Jermyn his own estimate of the fair value of the First Jermyn Common Stock or Upper Valley Common Stock, as the case may be, which shall be deemed to be a demand for payment of the amount of the deficiency. If First Jermyn remits payment of its estimated value of a dissenter's First Jermyn Common Stock or Upper Valley Common Stock, as the case may be, and the dissenter does not file his own estimate within 30 days after the mailing by First Jermyn of its remittance, the dissenter will be entitled to no more than the amount remitted to him by First Jermyn.

            Within 60 days after the latest to occur of completion of the Merger, timely receipt by First Jermyn or Upper Valley, as the case may be, of any demands for payment, or timely receipt by First Jermyn or Upper Valley, as the case may be, of any estimates by dissenters of fair value, if any demands for payment remain unsettled, First Jermyn or Upper Valley, as the case may be, may file, in the case of First Jermyn, in the Court of Common Pleas of Lackawanna County or, in the case of Upper Valley, in the Court of Common Pleas of Lackawanna County, an application requesting that the fair value of the First Jermyn Common Stock or Upper Valley Common Stock be determined by the Court. In such case, all dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares, and a copy of the application shall be served on each such dissenter.

            If First Jermyn or Upper Valley, as the case may be, were to fail to file such an application, then any dissenter, on behalf of all dissenters who have made a demand and who have not settled their claim against First Jermyn or Upper Valley may file an application in the name of First Jermyn or Upper Valley at any time within the 30-day period after the expiration of the 60-day period and request that the fair value be determined by the Court. The fair value determined by the Court may, but need not, equal the dissenters' estimates of fair value. If no dissenter files such an application, then each dissenter entitled to do so shall be paid First Jermyn's or Upper Valley's, as the case may be, estimate of the fair value of the First Jermyn Common Stock or Upper Valley Common Stock, as the case may be, and no more, and may bring an action to recover any amount not previously remitted, plus interest at a rate the Court finds fair and equitable.

            First Jermyn and/or Upper Valley, as the case may be, intend to negotiate in good faith with any dissenting shareholder. If after negotiation, a claim cannot be settled, then First Jermyn and/or Upper Valley intends to file an application requesting that the fair value of the First Jermyn Common Stock or Upper Valley Common Stock, as the case may be, be determined by the Court.

                  INTERESTS OF CERTAIN PERSONS IN THE MERGER

            Certain members of Upper Valley's management, NBO's management, the Board of Directors of Upper Valley and the Board of Directors of NBO may be deemed to have interests in the Merger in addition to their interests, if any, in Upper Valley Common Stock. The Upper Valley Board of Directors was aware of these factors and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

Stock Options

            As of the Record Date, the directors and officers of Upper Valley beneficially own approximately _________ shares of Upper Valley Common Stock and Management Options to purchase _______ shares of Upper Valley Common Stock. On the Effective Date, each Management Option, whether or not such Management Option is exercisable on the Effective Date, will cease to be outstanding and will be converted on the Effective Date into and become an option to acquire that number of shares of First Jermyn Common Stock equal to the number of shares of Upper Valley Common Stock covered by the Management Option multiplied by the Exchange Ratio and rounded up to the nearest whole share, at an exercise price equal to the present stated exercise price of such Management Option divided by the Exchange Ratio. Shares issuable upon the exercise of such options to acquire First Jermyn Common Stock shall be issuable in accordance with the terms of the respective plans and grant agreements of Upper Valley under which they were issued.

Indemnification; Directors and Officers Insurance

            First Jermyn has agreed in the Merger Agreement that, on or after the Effective Date, First Jermyn shall indemnify, defend, and hold harmless all prior and then-existing directors and officers of Upper Valley and NBO against (i) all losses, claims, damages, costs, expenses, liabilities, or judgments or amounts that are paid in settlement (with the approval of First Jermyn which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer, or employee of Upper Valley or any Upper Valley subsidiary, whether pertaining to any matter existing or occurring at or prior to the Effective Date and whether asserted or claimed prior to, or at or after, the Effective Date ("Indemnified Liabilities") and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to the Merger Agreement or the transactions contemplated by the Merger Agreement, to the same extent as such director, officer, or employee would be indemnified by Upper Valley or NBO as of the Effective Date, including the right to advancement of expenses, provided, however, that any such director, officer, or employee of Upper Valley or NBO may not be indemnified by First Jermyn and/or FNBJ if such indemnification is prohibited by applicable law.

            First Jermyn has agreed to maintain Upper Valley's existing directors' and officers' liability insurance policy, or a policy providing comparable coverage amounts on terms no less favorable, including First Jermyn's existing policy if it meets the foregoing standard, covering persons currently covered by such insurance for a period of five years after the Effective Date, subject to certain maximum cost limits.

Employment Agreement

      John W. Adonizio, President and Chief Executive Officer of Upper Valley and President of NBO, is a party to an employment agreement, dated July 5, 1994 and amended on March 25, 1997, with Upper Valley and NBO. The employment agreement is for a period ending on July 5, 1999 and provides, among other things, that, in the event that Mr. Adonizio's employment contract is terminated by reason of a change in control of Upper Valley, Mr. Adonizio shall be paid for the remainder of the contract term, but in no event less than twelve months severance pay equal to his then base salary, payable in a lump-sum within ten days of the date of termination. Assuming that Mr. Adonizio's employment agreement were terminated within the meaning of the agreement on May 31, 1998 as a result of a change in control of Upper Valley, Mr. Adonizio would be entitled to a lump-sum severance payment in an amount equal to approximately $141,000.

                   INFORMATION WITH RESPECT TO FIRST JERMYN

General

            Financial and other information relating to First
Jermyn, including information relating to First Jermyn's directors and executive officers, is incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "AVAILABLE INFORMATION."

Market Price of and Dividends on First Jermyn Common Stock and
Related Shareholder Matters

            The First Jermyn Common Stock is not listed or traded on a recognized securities exchange and is inactively traded. As of the First Jermyn Record Date, First Jermyn had approximately 1,240 shareholders of record. The table below sets forth for the periods indicated the amount of dividends paid per share and the quarterly ranges of high and low sales prices for First Jermyn Common Stock. The range of sale prices are based on reports from purchasers or sellers for sales of 100 shares or more. First Jermyn has historically paid cash dividends semi-annually.

                                               Quarterly

        Quarter Ended               Dividend     High       Low

     June 30, 1998(1)...........    $_____     $_____     $_____
     March 31, 1998.............     _____      _____      _____
     December 31, 1997..........      .70        62.00     50.00
     September 30, 1997.........       --        50.00     46.00
     June 30, 1997..............      .70        49.00     44.25
     March 31, 1997.............       --        45.50     43.25
     December 31, 1996..........      .65        44.25     43.00
     September 30, 1996.........       --        43.00     41.00
     June 30, 1996..............      .60        42.25     38.75
     March 31, 1996.............       --        38.50     34.00
__________________

(1)   Through _______, 1998.

            On October 14, 1997, the last business day preceding public announcement of the Merger, the last sale price for First Jermyn Common Stock was $51.50 per share. On _______, 1998, the last sale price for the First Jermyn Common Stock was $__________ per share.

            The Merger Agreement permits First Jermyn to pay a regular semi-annual cash dividend not to exceed $.70 per share of First Jermyn Common Stock outstanding from October 15, 1997 through the Closing Date. In the Merger Agreement, Upper Valley and First Jermyn have agreed to consult and coordinate with the other the payment of dividends with respect to First Jermyn Common Stock and Upper Valley Common Stock and the record and payment dates relating thereto. See "THE MERGER -- Dividends."

            For certain limitations on the ability of FNBJ to pay dividends to First Jermyn, see First Jermyn's Annual Report on
Form 10-K for the year ended December 31, 1997, which is incorporated herein by reference. See "INCORPORATION OF CERTAIN
DOCUMENTS BY REFERENCE."

                DESCRIPTION OF FIRST JERMYN CAPITAL SECURITIES

            The authorized capital stock of First Jermyn consists of 2,500,000 shares of common stock, $1.25 par value ("First Jermyn Common Stock"). As of the First Jermyn Record Date, there were 884,680 shares of First Jermyn Common Stock issued and outstanding, and no shares held by First Jermyn as treasury stock. There are no other shares of capital stock of First Jermyn authorized, issued, or outstanding. First Jermyn has no options, warrants, or other rights authorized, issued, or outstanding, except as may be required under the Merger Agreement.

Common Stock

            The holders of First Jermyn Common Stock are entitled to share ratably in dividends when and if declared by the First Jermyn Board of Directors from funds legally available therefor. Declaration and payment of cash dividends by First Jermyn depends upon dividend payments by FNBJ, which is First Jermyn's primary source of revenue and cash flow. First Jermyn is a legal entity separate and distinct from its subsidiaries. Accordingly, the right of First Jermyn, and consequently the right of creditors and shareholders of First Jermyn, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of First Jermyn in its capacity as a creditor may be recognized.

            FNBJ will be permitted to pay cash dividends sufficient to fund any dividend by First Jermyn subject to applicable regulatory restrictions.

            For certain limitations on the ability of FNBJ to pay dividends to First Jermyn, see First Jermyn's Annual Report on
Form 10-K for the year ended December 31, 1997, which is incorporated herein by reference. See "INCORPORATION OF CERTAIN
DOCUMENTS BY REFERENCE."

            The holders of shares of First Jermyn Common Stock possess exclusive voting rights in First Jermyn. Each holder of shares of First Jermyn Common Stock will be entitled to one vote for each share held on matters upon which shareholders have the right to vote. First Jermyn shareholders are not entitled to cumulate votes in the election of directors.

            The First Jermyn Board of Directors is divided into three classes, each serving three-year terms, so that approximately one-third of the directors of First Jermyn are elected at each annual meeting of shareholders of First Jermyn. Classification of the First Jermyn Board of Directors has the effect of decreasing the number of directors that could be elected in a single year by any person who seeks to elect its designees to a majority of the seats on the First Jermyn Board of Directors and thereby could impede a change in control of First Jermyn.

            The holders of First Jermyn Common Stock have no preemptive rights to acquire any additional shares of First
Jermyn. In addition, the First Jermyn Common Stock is not subject to redemption.

            First Jermyn's Articles of Incorporation authorize the First Jermyn Board of Directors to issue authorized shares of First Jermyn Common Stock without shareholder approval. First
Jermyn Common Stock is not listed or traded on a recognized securities exchange and is inactively traded.

            In the event of liquidation, dissolution, or winding-up of First Jermyn, whether voluntary or involuntary, holders of First Jermyn Common Stock will be entitled to share ratably in any of its assets or funds that are available for distribution to its shareholders after the satisfaction of its liabilities (or after adequate provision is made therefor).

Special Charter and Pennsylvania Corporate Law Provisions

            First Jermyn's Restated Articles of Incorporation and Restated Bylaws, which will be applicable to shareholders of First Jermyn and Upper Valley in the event the Merger is completed, contain certain provisions which may have the effect of deterring or discouraging, among other things, a non-negotiated tender or exchange offer for First Jermyn stock, a proxy contest for control of First Jermyn, the assumption of control of First Jermyn by a holder of a large block of First Jermyn stock and the removal of First Jermyn's management. These provisions: (1) divide the First Jermyn Board of Directors into three classes serving staggered three-year terms; (2) require a supermajority vote of directors (80% until January 1, 2004 and 66-2/3% thereafter to increase the size of any class of the Board of Directors; (3) require a supermajority vote of directors and shareholders (80% of directors and 80% of shareholders until January 1, 2004 and 66-2/3% of directors and 66-2/3% of shareholders thereafter) to approve certain mergers, asset sales and similar transactions if the transaction is not approved, in advance, unanimously by the First Jermyn Board or if the transaction is not approved, in advance, unanimously by the First Jermyn Board of Directors; (4) prohibit shareholders' actions without a meeting; (5) require any person or group who or which becomes the beneficial owner of 25% or more of the outstanding shares of First Jermyn Common Stock to offer to purchase all other outstanding shares of such Common Stock for cash at a price equal to the highest price paid by such person or group for any such shares of Common Stock or, if the Board of Directors so elects, at fair market value determined by an investment banking firm selected by the Board of Directors; (6) require a supermajority vote of shareholders and directors to approve the repeal or amendment of certain provisions of the Restated Articles of Incorporation and Restated Bylaws; (7) eliminate cumulative voting in elections of directors; (8) require a supermajority vote of directors to take certain actions which might result in a change in control of First Jermyn; and
(8) require advance notice of nominations for the election of directors and the presentation of shareholder proposals at meetings of shareholders.

            The Pennsylvania BCL also contains certain provisions applicable to First Jermyn after completion of the Merger which may have the effect of impeding a change in control of First Jermyn. These provisions, among other things: (1) prohibit for five years, subject to certain exceptions, a "business combination" (which includes a merger or consolidation of the corporation or a sale, lease, or exchange of assets) with a shareholder or group of shareholders beneficially owning 20% or more of a public corporation's voting power; (2) require disgorgement by any person or group who or which has acquired or publicly disclosed an intent to acquire 20% or more of a public corporation's voting power of any profit realized from the sale of any shares acquired within specified time periods of such acquisition or disclosure if the shares are sold within eighteen months thereafter; and (3) generally prohibit a person or group who or which exceeds certain stock ownership thresholds (20%, 33-1/3% and 50%) for the first time from voting the "control shares" (i.e., the shares owned in excess of the applicable threshold) unless voting rights are restored by a vote of disinterested shareholders.

            In 1990, Pennsylvania adopted legislation further amending the Pennsylvania BCL. To the extent applicable to First Jermyn at the present time, this legislation generally:
(1) expands the factors and groups (including shareholders) which the First Jermyn Board of Directors can consider in determining whether a certain action is in the best interests of the corporation; (2) provides that the First Jermyn Board of Directors need not consider the interests of any particular group as dominant or controlling; (3) provides that First Jermyn's directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof with respect to actions relating to an acquisition or potential acquisition of control; (4) provides that actions relating to acquisitions of control that are approved by a majority of "disinterested directors" are presumed to satisfy the directors' standard, unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and (5) provides that the fiduciary duty of First Jermyn's directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly.

            The 1990 amendments to the Pennsylvania BCL explicitly provide that the fiduciary duty of directors shall not be deemed to require directors (1) to redeem any rights under, or to modify or render inapplicable, any shareholder rights plan; (2) to render inapplicable, or make determinations under, provisions of the Pennsylvania BCL relating to control transactions, business combinations, control-share acquisitions, or disgorgement by certain controlling shareholders following attempts to acquire control; or (3) to act as the board of directors, a committee of the board or an individual director solely because of the effect such action might have on an acquisition or potential or proposed acquisition of control of the corporation or the consideration that might be offered or paid to shareholders in such an acquisition. One of the effects of the 1990 fiduciary duty statutory provisions may be to make it more difficult for a shareholder to successfully challenge the actions of the First Jermyn Board of Directors in a potential change in control context. Pennsylvania case law appears to provide that the fiduciary duty standard under the 1990 amendments to the Pennsylvania BCL grants directors the statutory authority to reject or refuse to consider any potential or proposed acquisition of the corporation.

                       COMPARISON OF SHAREHOLDER RIGHTS

            At the Effective Date, shareholders of Upper Valley automatically will become shareholders of First Jermyn, and their rights as shareholders will be determined by the Pennsylvania BCL and by First Jermyn's Restated Articles of Incorporation and Restated Bylaws. The following is a summary of material differences among the rights of holders of First Jermyn Common Stock prior to the Merger, the rights of holders of Upper Valley Common Stock prior to the Merger, and the rights of shareholders following completion of the Merger under First Jermyn's Restated Articles of Incorporation and Restated Bylaws. These differences arise from various provisions of the Articles of Incorporation and Bylaws, of First Jermyn, the Articles of Incorporation and Bylaws of Upper Valley, and the Restated Articles of Incorporation and Restated Bylaws of First Jermyn.

            This summary does not purport to be a complete statement of the rights of First Jermyn or Upper Valley shareholders under the applicable Pennsylvania law, their respective Articles of Incorporation or Bylaws or a comprehensive comparison among the rights of shareholders under applicable Pennsylvania law, First Jermyn's or Upper Valley's Articles of Incorporation and Bylaws, and First Jermyn's Restated Articles of Incorporation and Bylaws, or a complete description of the specific provisions referred to herein. This summary is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the Pennsylvania BCL and the governing corporate instruments of First Jermyn and Upper Valley. Copies of such governing corporate instruments of Upper Valley and First Jermyn are available, without charge, to any person, including any beneficial owner to whom this Proxy Statement/Prospectus is delivered, by following the instructions listed under "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "AVAILABLE INFORMATION." Any description of First Jermyn's Restated Articles of Incorporation or Restated Bylaws is qualified in its entirety by reference to Annexes B and C, respectively, attached to this Prospectus/Proxy Statement.

Directors

      Nomination

            Shareholders of both First Jermyn and Upper Valley are required to submit to their respective companies, in writing and in advance, any nomination of a candidate for election as a director.

            First Jermyn's Bylaws provide that such nominations generally must be submitted not less than 20 days prior to a scheduled meeting for the election of directors.

            Upper Valley's Bylaws provide that its shareholders must submit written nominations not less than 14 days nor more than 50 days prior to any meeting of shareholders (except that if less than 21 days notice is given to shareholders, such nomination should be mailed or delivered to the President of Upper Valley not later than the close of business on the seventh day on which the notice of the meetings was mailed).

            The Restated Articles of Incorporation and Bylaws of
First Jermyn also requires advance notice of nominations of directors not less than 20 days prior to the meeting date.

      Election of Directors

            First Jermyn's Articles of Incorporation and Bylaws provide that its Board of Directors shall be composed of not less than five nor more than 25 directors, the number of which is determined by majority vote of the shareholders. The Board of Directors has proposed that the number of directors be set at twelve persons. The First Jermyn Board of Directors is divided into three classes, each serving three-year terms, so that approximately one-third of the directors are elected at each annual meeting of shareholders. See "FIRST JERMYN ANNUAL MEETING
- OTHER MATTERS." Classification of the Board of Directors has the effect of decreasing the number of directors that could be elected in a single year by any person who seeks to elect its designees to a majority of the seats on the First Jermyn Board of Directors and thereby could impede a change in control of First Jermyn.

            Upper Valley's Articles of Incorporation provide that the Board of Directors shall be composed of not less than seven or more than 15 directors which number may be increased or decreased by resolution of the Board of Directors. Presently, the Board of Directors is composed of eight members. All directors of Upper Valley are elected annually.

            The Restated Articles of Incorporation of First Jermyn provide for a Board of Directors of from five to 25 directors, as fixed by the Board of Directors from time to time, divided into three classes serving staggered three-year terms, so that approximately one-third of the directors are elected annually.
The initial size of the Board has been fixed at no more than 18 persons. The Restated Articles of Incorporation further provide that any number of directors of a particular class is fixed for any term of office, it cannot be increased during that term except by a vote of 80% of the total number of directors then in office until January 1, 2004 and by a vote of 66-2/3% of the total number of directors then in office at any time thereafter.

      Cumulative Voting

            Neither First Jermyn's nor Upper Valley's shareholders are permitted to cumulate votes in the election of directors.

            Similarly, the Restated Articles of Incorporation and
Restated Bylaws of First Jermyn do not permit shareholders to accumulate votes in elections of directors.

      Limited Liability

            As permitted by the Pennsylvania BCL, both First Jermyn's and Upper Valley's Bylaws provide that their directors are not personally liable to First Jermyn or Upper Valley, their shareholders or others for any action taken or any failure to take any action unless the director breached or failed to perform the duties of his or her office as set forth under Pennsylvania law and such breach or failure constitutes self-dealing, willful misconduct or recklessness; provided, however, that there is no such elimination of liability arising under any criminal statute or with respect to the payment of taxes pursuant to local, state or federal law.

            Similar provisions eliminating the personal liability of directors to the maximum extent permitted by Pennsylvania laws are included in the Restated Bylaws of First Jermyn.

      Indemnification

            The Bylaws of First Jermyn and Upper Valley each provide for indemnification of directors, officers, and agents for certain litigation-related liabilities and expenses to the maximum extent provided by Pennsylvania laws, as the case may be.

            Directors, officers, employees, and agents of First Jermyn and Upper Valley are entitled to indemnification in both third party actions and derivative actions unless there is a court finding that the act or failure to act giving rise to the claim for indemnification constitutes willful misconduct or recklessness. There is no requirement of a case-by-case determination that the applicable standard of conduct has been met for a person to be entitled to indemnification.

            Similar provisions are included in the Restated Bylaws of First Jermyn.

Shareholder Meetings

            Special meetings of First Jermyn shareholders may be called at any time by the Board of Directors or three or more shareholders owning, in the aggregate, not less than 25% of the outstanding shares of First Jermyn.

            Special meetings of Upper Valley shareholders may be called at any time by the Board of Directors, the President, or by the shareholders entitled to cast at least one-fifth of the vote which all shareholders are entitled to cast at the particular meeting.

            Under the Restated Articles of Incorporation and
Restated Bylaws of First Jermyn, special meetings of shareholders may be called by the Board of Directors and may not be called by shareholders except as specifically required by law.

Inspection Rights

            The Pennsylvania BCL provides that every shareholder of First Jermyn or Upper Valley, upon written demand under oath stating the purpose thereof, shall have the right, for any proper purpose, to examine during usual business hours the share register, books, or records of account and records of the proceedings of the shareholders and directors, and make copies or extracts therefrom. These statutory rights will continue without change following completion of the Merger.

Antitakeover Provisions

            First Jermyn is presently subject to various provisions of the Pennsylvania BCL which are triggered, in general, if any person or group acquires, or discloses an intent to acquire, 20% or more of the voting power of a covered corporation, other than pursuant to a registered firm commitment underwriting or, in certain cases, pursuant to the approving vote of the Board of Directors. The relevant provisions are contained in Subchapters 25E-H of the Pennsylvania BCL.

            Subchapter 25E of the Pennsylvania BCL (relating to control transactions) provides that if any person or group acquires 20% or more of the voting power of a covered corporation, the remaining shareholders may demand from such person or group the fair value of their shares, including a proportionate amount of any control premium.

            Subchapter 25F of the Pennsylvania BCL (relating to business combinations) delays for five years and imposes conditions upon "business combinations" between an "interested shareholder" and the corporation. The term "business combination" is defined broadly to include various transactions utilizing a corporation's assets for purchase price amortization or refinancing purposes. For this purpose, an "interested shareholder" is defined generally as the beneficial owner of at least 20% of a corporation's voting shares.

            Subchapter 25G of the Pennsylvania BCL (relating to control share acquisitions) prevents a person who has acquired 20% or more of the voting power of a covered corporation from voting such shares unless the "disinterested" shareholders approve such voting rights. Failure to obtain such approval exposes the owner to the risk of a forced sale of the shares to the issuer. Even if shareholder approval is obtained, the corporation is also subject to Subchapters 25I and J of the Pennsylvania BCL. Subchapter 25I provides for a minimum severance payment to certain employees terminated within two years of the approval. Subchapter 25J prohibits the abrogation of certain labor contracts prior to their stated date of expiration.

            Subchapter 25H of the Pennsylvania BCL (relating to disgorgement) applies in the event that (i) any person or group publicly discloses that the person or group may acquire control of the corporation or (ii) a person or group acquires (or publicly discloses an offer or intent to acquire) 20% or more of the voting power of the corporation and, in either case, sells shares within 18 months thereafter. Any profits from sales of equity securities of the corporation by the person or group during the 18-month period belong to the corporation if the securities that were sold were acquired during the 18-month period or within 24 months prior thereto.

            Subchapters 25E-H of the Pennsylvania BCL contain a wide variety of transactional and status exemptions, exclusions and safe harbors.

            Because Upper Valley does not have a class of securities registered under the Exchange Act, the provisions of Subchapters E-H are not applicable to Upper Valley at present.

            Following completion of the Merger, the foregoing provisions of the Pennsylvania BCL will continue to apply to First Jermyn except that the Restated Articles of Incorporation of First Jermyn opt out of coverage of Subchapter E of the Pennsylvania BCL (relating to control transactions).

Required Shareholder Vote

      General

            Each holder of First Jermyn Common Stock and each holder of Upper Valley Common Stock is entitled to one vote for each share owned of record. For general corporate action of the shareholders of First Jermyn or Upper Valley, the affirmative vote of a majority of the votes cast at a meeting of shareholders is required for approval (abstentions with respect to any matter are not considered votes "cast" under Pennsylvania law).

            The foregoing description relating to shareholder voting generally will continue to apply after the Merger under First Jermyn's Restated Articles of Incorporation.

      Fundamental Changes

            First Jermyn's Articles of Incorporation require that a merger, consolidation, litigation or dissolution of First Jermyn or any action that would require the sale or other disposition of all or substantially all of the assets of First Jermyn must be approved by at least 66-2/3% of the outstanding shares of First Jermyn Common Stock.

            Upper Valley's Articles of Incorporation do not include any supermajority voting requirements of shareholders or directors to approve a merger, consolidation, liquidation or dissolution of Upper Valley or a Sale of all or substantially all of the assets of Upper Valley.

            The Restated Articles of Incorporation require, until January 1, 2004, an 80% vote of directors and the affirmative vote of the holders of 80% of the outstanding shares of First Jermyn Common Stock to approve a merger or consolidation of First Jermyn with or into another corporation or any division involving the corporation, a share exchange involving an exchange of shares of First Jermyn capital stock, a sale, lease, exchange or other transfer of all or substantially all of the assets of First Jermyn, a liquidation or dissolution involving First Jermyn, or any transaction similar to or having similar effects as any of the foregoing (each, a "Fundamental Transaction"). In any Fundamental Transaction occurring prior to January 1, 2004 in which individuals serving on the Board of Directors of First Jermyn immediately prior to the Fundamental Transaction continue to constitute at least a majority of the Board of Directors after the Fundamental Transaction and shareholders of First Jermyn immediately prior to the Fundamental Transaction continue to own at least a majority of the outstanding voting securities of the entity resulting from the Fundamental Transaction, the shareholder voting requirements decreases from 80% of outstanding shares to 66-2/3% of outstanding shares. On and after January 1, 2004, approval of a Fundamental Transaction involving First Jermyn requires at 66-2/3% vote of directors and the affirmative vote of the holders of 66-2/3% of the outstanding shares of First Jermyn Common Stock. The supermajority shareholder voting requirements do not apply to any Fundamental Transaction approved in advance unanimously by the Board of Directors.

Amendment of Bylaws

            The authority to amend or repeal First Jermyn's Bylaws is vested in First Jermyn's Board of Directors, subject always to the power of the shareholders of First Jermyn to change such action by the affirmative vote of shareholders holding at least two-thirds of First Jermyn's total voting power (except that any amendment to the indemnification and limitation of director liability provisions set forth in the Bylaws shall require the affirmative vote of two-thirds of the entire Board of Directors or shareholders holding 80% of the votes that all shareholders are entitled to cast).

            The authority to amend or repeal Upper Valley's Bylaws is vested in the Board of Directors and the shareholders. In the case of an amendment or repeal of the Bylaws by shareholders, Upper Valley's Articles of Incorporation require the affirmative vote of a majority of Upper Valley's total voting power unless the amendment or repeal proposed by the shareholders is recommended for adoption by a majority of the entire Upper Valley Board of Directors, in which case such action requires the affirmative vote of a majority of the votes cast by shareholders entitled to vote generally in the election of directors, voting together as a single class, unless a greater or lesser vote is required by law.

Mandatory Tender Offer Provision

            First Jermyn's Articles of Incorporation include a provision requiring any person or group who or which becomes the beneficial owner of 25% or more of the outstanding shares of First Jermyn Common Stock to offer to purchase all other outstanding shares of such Common Stock for cash at a price equal to the highest price paid by such person or group for any shares of First Jermyn common Stock, or if the Board of Directors so elects, at fair market value determined by an investment banking firm selected by the Board of Directors. This provision is also included in First Jermyn's Restated Articles of Incorporation. Upper Valley's Articles of Incorporation contain no similar provision.

Dissenters' Rights

            Under the Pennsylvania BCL, a shareholder of a corporation is generally entitled to receive payment of the fair value of such shareholder's shares if such shareholder duly exercises its dissenters' rights with respect to a plan of merger or consolidation, share exchange, asset transfer, division, or conversion to which such corporation is a party, unless the shares are (i) listed on a national securities exchange or
(ii) held of record by more than 2,000 shareholders. The foregoing market exceptions do not apply, and dissenters' rights generally are available in respect of, (i) shares that are not converted solely into shares of the acquiring, surviving, new, or other corporation or solely into such shares and money in lieu of fractional shares, (ii) shares of any preferred or special class unless the shareholders of the class are entitled to vote on the plan and such class vote is required for the adoption of the plan or to effectuate the transaction, and (iii) shares which under the plan are treated differently from shares of the same class or series and which are not entitled to vote as a special class under Pennsylvania BCL Section 1906(c). Under the Pennsylvania BCL, if a plan of merger or consolidation, share exchange, asset transfer, division, or conversion is adopted by the directors only, without any shareholder approvals required, the shareholders have no statutory dissenters' rights in respect of the plan other than optional dissenters' rights, if any.

            Shareholders of each of First Jermyn and Upper Valley will have dissenters' rights in connection with the Merger.

Dividends

            Under the Pennsylvania BCL, a corporation may pay dividends unless, after giving effect thereto, (i) the corporation would be unable to pay its debts as they become due in the usual course of its business, or (ii) the total assets of the corporation would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time as of which the distribution is measured, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

            These statutory provisions will continue to apply following completion of the Merger.

Preemptive Rights

            Neither the holders of First Jermyn Common Stock nor
Upper Valley Common Stock are entitled to preemptive rights.

            Similarly, holders of First Jermyn Common Stock following completion of the Merger will not be entitled to preemptive rights.

                   INFORMATION WITH RESPECT TO UPPER VALLEY

Description of Business

            Upper Valley is a Pennsylvania business corporation organized in February, 1983, with its principal executive offices located at 114-116 Lackawanna Avenue, Olyphant, Pennsylvania 18447-0010. Upper Valley is the holding company for NBO National Bank ("NBO"), a national banking association formed in 1934 under the original name The National Bank of Olyphant. As a bank holding company, Upper Valley is regulated by the Board of Governors of the Federal Reserve System. At December 31, 1997, Upper Valley had total consolidated assets, deposits and shareholders' equity of approximately $259 million, $193 million, and $24 million, respectively.

            NBO is principally engaged in the business of taking deposits and making residential mortgage loans, consumer loans and commercial/business loans. Deposits at NBO are insured by the Federal Deposit Insurance Corporation ("FDIC") up to the limits established by law. The majority of NBO's lending activity is concentrated in Lackawanna County, Pennsylvania and Luzerne County, Pennsylvania.

            NBO has three full-serve branches located in Olyphant, Pittston and Scranton, Pennsylvania, and operates automated teller machines (ATMs) at six locations (including each of the three branch locations). In Pittston, NBO also maintains a loan production office. NBO offers trust services at the same location as its Scranton branch office. Trust services include the administration of personal trusts and estates, as well as administration of certain pension and profit-sharing plans.

            As a national bank, NBO is subject to regulation by the Office of the Comptroller of the Currency ("OCC"). In addition, NBO is regulated by the FDIC in connection with maintenance of FDIC insurance on its deposits.

Management's Discussion and Analysis of Financial Condition and
Results of Operations

            The following discussion and analysis presents an evaluation of the major changes in Upper Valley's financial condition and earnings performance for the periods shown. The information presented should be read in conjunction with the consolidated financial statements and notes appearing elsewhere in this Proxy Statement/Prospectus.

      Results of Operations

            Net Income. Upper Valley's consolidated net income for 1997 was $1,637,000, an increase of $71,000 or 4.5% from the prior year. Basic income per share was $1.64 in 1997, compared to $1.57 in 1996. Diluted income per share was $1.59 in 1997, compared to $1.55 in 1996.

            The consolidated net income for 1996 was $1,566,000, an increase of $1,399,000 from the prior year. Basic and diluted income per share was $1.57 and $1.55 in 1996, respectively, compared to $0.17 (basic and diluted) in 1995. Table I represents the amount and percentages of increase (decrease) for the major components of net income for the years under review.


TABLE I
NET INCOME                         1997 vs 1996         1996 vs 1995
                                  Amount  Percent    Amount    Percent

(dollars in thousands)
Interest income                   $1,499     8.71%   $  982       6.05%
Interest Expense                   1,165    12.77%     (547)     -5.66%
Net interest income                  334     4.13%    1,529      23.29%
Provision for loan losses           (230)  -35.38%     (350)     35.00%
Net interest income after
 provision for loan losses           564     7.58%    1,879      33.76%
Other operating income               230    20.57%      299      33.71%
Other operating expense              711    10.84%     (156)     -2.30%
Income before income taxes            83     4.15%    2,334     700.90%
Income tax provision                  12     2.76%      935     187.00%
Net income                        $   71     4.53%   $1,399     837.72%
                                  ======             ======


            Net Interest Income. Table II illustrates average balances and the average tax equivalent yield earned by Upper Valley on its interest earning assets and the average interest rate associated with its interest bearing liabilities for 1997, 1996, and 1995. Average balances represent average daily balances. Table III exhibits the volume and yield/rate variances for interest earning assets and interest bearing liabilities.


TABLE II
AVERAGE BALANCES AND RATES
                                             1997                           1996                         1995
                                 --------------------------    ---------------------------   --------------------------
                                 Average Revenue/    Yield/    Average   Revenue/   Yield/   Average Revenue/    Yield/
(dollars in thousands)           Balance  Expense      Rate    Balance    Expense     Rate   Balance  Expense      Rate
                                 ------- --------    ------    -------   --------   ------   ------- --------    ------
Interest earning assets:
 Loans:
  Commercial, financial and
    agricultural                 $66,306   $5,643      8.51%   $51,831     $4,634     8.94%  $43,384   $3,847      8.87%
  Real estate - construction       4,604      399      8.67%     5,311        451     8.49%    5,519      369      6.69%
  Real estate - mortgage          62,742    5,141      8.19%    64,501      5,361     8.31%   67,173    5,475      8.15%
  Installment - net               19,003    1,854      9.76%    14,162      1,147     8.10%    8,329      734      8.81%
  Fees on loans                               189                             253                         227
                                --------  -------             --------    -------           --------  -------
   Total loans (including
    fees)(1)                     152,655   13,226      8.66%   135,805     11,846     8.72%  124,405   10,652      8.56%
                                --------  -------             --------    -------           --------  -------

Securities:
 Taxable                          70,322    4,471      6.36%    79,126      4,966     6.28%   71,186    4,372      6.14%
 Tax exempt                       16,063    1,230      7.66%     6,466        441     6.82%   20,035    1,658      8.28%
                                --------  -------               ------     ------           --------   ------
  Total securities                86,385    5,701      6.60%    85,592      5,407     6.32%   91,221    6,030      6.61%
 Federal funds sold                6,020      333      5.53%     4,668        254     5.44%    5,519      327      5.92%
                                --------  -------             --------    -------           --------  -------
  Total interest earning assets  245,060  $19,260      7.86%   226,065    $17,507     7.74%  221,145  $17,009      7.69%
                                          -------                         -------           --------  -------
Non interest earning assets       14,572                        12,013                        11,657
                                --------                      ---------
TOTAL ASSETS                    $259,632                      $238,078                      $232,802
                                ========                      ========                      ========

Interest bearing liabilities:
 Deposits:
  Savings, Club, NOW and
    money market accounts        $52,129   $1,215      2.33%   $53,031     $1,274     2.40%  $53,064   $1,405      2.65%
  Certificates of deposit        109,569    5,959      5.44%   111,079      5,941     5.35%  126,989    7,255      5.71%
  Other time deposits             15,342      910      5.93%    15,221        932     6.12%   14,557      999      6.86%
                                --------   ------              -------     ------            -------   ------
     Total interest bearing
      deposits                   177,040    8,084      4.57%   179,331      8,147     4.54%  194,610    9,659      4.96%
    Federal funds purchased           32        2      6.25%        35          2     5.71%      179       10      5.59%
 Borrowed funds                   38,309    2,201      5.75%    17,023        973     5.72%    -         -        -
                                --------   ------              -------     ------           --------   ------
     Total interest bearing
       liabilities               215,381  $10,287      4.78%   196,389     $9,122     4.64%  194,789   $9,669      4.96%
                                          -------                          ------                      ------
NonInterest bearing liabilities   20,757                        19,481                        17,079
                                --------                      --------                      --------
Shareholders' equity              23,494                        22,208                        20,934

TOTAL LIABILITIES AND
 SHAREHOLDERS' EQUITY           $259,632                      $238,078                      $232,802
                                ========                      ========                      ========
Net interest income                        $8,973                          $8,385                      $7,340
                                           ======                          ======                      ======
Margin analysis:
 Interest income/interest
  earning assets                                       7.86%                          7.74%                        7.69%
 Interest expense/interest
  earning assets                                       4.20%                          4.04%                        4.37%
                                                      -----                          -----                         ----
 Net interest income/interest
  earning assets                                       3.66%                          3.70%                        3.32%
                                                      =====                          =====                         ====
Tax equivalent adjustments:
 Loans                                       $125                            $140                        $210
 Securities                                   419                             150                         564
                                             ----                            ----                        ----
  Total                                      $544                            $290                        $774
                                             ====                            ====                        ====
Interest Rate Spread                                   3.08%                          3.10%                        2.73%
                                                       ====                           ====                         ====


_______________________________

(1)   Average loan balances include non-accrual loans.


            Table III presents, on a tax-equivalent basis using a 34% statutory income tax rate, the relative contribution of changes in volumes and changes in rates in net interest income for the periods presented. The changes in interest income and expense attributable to the combined impact of both volume and rate have been allocated proportionately to the change due to volume and the change due to rate.


TABLE III
VOLUME AND YIELD/RATE VARIANCES
                                            1997 Compared to 1996                     1996 Compared to 1995
                                            ---------------------                     ---------------------
                                                     Yield/                                   Yield/
(dollars in thousands)                     Volume      Rate      Net               Volume      Rate      Net
                                           ------    ------     ------             ------    ------     -----

Interest income:
 Loans                                     $1,397      $(17)    $1,380                $996      $198   $1,194
 Securities:
  Taxable                                    (552)       57       (495)                495        99      594
  Tax exempt                                  727        62        789                (965)     (252)  (1,217)
  Federal funds sold                           70         9         79                 (50)      (23)     (73)
                                           ------      ----     ------              ------     -----   ------
   Total interest earning assets            1,352       401      1,753                 476        22      498
                                           ------      ----     ------              ------     -----   ------
Interest expense:
 Savings, Club, NOW, and money
   market accounts                            (22)      (37)       (59)                  8      (139)    (131)
 Certificates of deposit                      (80)       98         18                (857)     (457)  (1,314)
 Other time deposits                            7       (29)       (22)                 40      (107)     (67)
 Federal funds purchased                     -        -          -                      (8)     -          (8)
 Borrowed funds                             1,217        11      1,228                 973      -         973
                                           ------      ----      -----               -----       ---    -----
   Total interest bearing
    liabilities                             1,122        43      1,165                 156      (703)    (547)
                                           ------      ----     ------              ------     -----   ------
     Net interest income                     $230      $358     $  588              $  320      $725   $1,045
                                           ------      ----     ------              ------     -----   ------

            Allowance and Provision for Loan Losses. The allowance for loan losses was $1,866,000 at December 31, 1997 as compared to $1,906,000 at December 31, 1996. The allowance was 1.19% of total loans at December 31, 1997 and 1.31% of total loans at December 31, 1996. The provision for loan losses totalled $420,000, $650,000, $1,000,000, $1,391,000 and $0 in 1997, 1996,
1995, 1994 and 1993, respectively. The provision for loan losses, which totaled $1,000,000 and $1,391,000 in 1995 and 1994, respectively, resulted from the high level of problem assets in 1995 and 1994. At year end 1994, classified loans exceeded
$11 million and at December 31, 1995, classified loans were under $5 million. Net charge-offs in 1995 approximated $1.6 million compared to approximately $1.1 million in 1994. The decreases in 1997 from 1996 and in 1996 from 1995 in both categories were possible through management's continued efforts to resolve problem loans, and through the sale of approximately $6,500,000 of loans from the Bank's portfolio of mortgages originated in the Binghamton, New York area.

            Adequacy of the allowance is analyzed quarterly utilizing a variety of factors. Consideration is given to current economic conditions, the diversification of the loan portfolio, the volume and nature of non-performing and impaired loans, historical loss experience, the financial condition of significant individual borrowers, the adequacy of any collateral and other factors.

            Table IV presents the changes in allowance for loan losses for the previous five years including charge-offs, recoveries and percent of net charge-offs to average loans outstanding during each period. Table V shows the allocation of the allowance for loans for each period. The allocations are estimates and are subject to revision as conditions change.


TABLE IV
CHANGES IN ALLOWANCE FOR LOAN LOSSES
                                                       Years Ended December 31
                                           ---------------------------------------------
                                           1997      1996       1995       1994     1993
                                           ----      ----       ----       ----     ----
(dollars in thousands)
Average loans, net of unearned
 discount                                $152,655  $135,805   $124,405   $118,550 $119,652
                                         ========  ========   ========   ======== ========
Allowance for loan losses at
 beginning of period                        1,906     1,772      2,358      2,042    2,396
                                         --------  --------   --------   -------- --------
Charge offs:
 Domestic:
  Commercial, financial and agricultural      141       326        294        260      191
  Real estate - mortgage                      262       236      1,391      1,048      505
  Installment                                 121        33         31         25       61
                                         --------  --------   --------   -------- --------
    Total                                     524       595      1,716      1,333      757
                                         --------  --------   --------   -------- --------

Recoveries:
 Domestic:
  Commercial, financial and agricultural       21        20         58        244       50
  Real estate - mortgage                       32        48         63         10      352
  Installment                                  11        11          9          4        1
                                         --------  --------   --------   -------- --------
    Total                                      64        79        130        258      403
                                         --------  --------   --------   -------- --------
Net charge offs                               460       516      1,586      1,075      354
                                         --------  --------   --------   -------- --------
Additions charged to operations               420       650      1,000      1,391        0
                                         --------  --------   --------   -------- --------
Allowance for loan losses at end
 of the period                             $1,866    $1,906     $1,772     $2,358   $2,042
                                         ========  ========   ========   ========  =======
Percentage of net charge offs during
 the period to average loans
 outstanding during the period               0.30%     0.38%      1.27%      0.87%    0.28%
Percentage of allowance for loan losses
 to total loans net of unearned discount
 and fees, period end                        1.19%     1.31%      1.41%      2.03%    1.73%
                                         ========  ========   ========   ========  =======




TABLE V
ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

                                        1997                1996                1995                1994               1993
                                  ----------------   -----------------     ----------------   ----------------   ----------------
                                         %Loans To           %Loans To            %Loans To          %Loans To          %Loans To
                                           Total               Total                Total              Total              Total
(dollars in thousands)            Amount   Loans     Amount    Loans       Amount   Loans     Amount   Loans     Amount   Loans
                                  ------ ---------   ------  ---------     ------ ---------   ------ ---------   ------ ---------
 Domestic:
  Commercial, financial and
   agricultural                     $769    23.00%     $744      11.00%      $642    14.00%     $400    10.00%     $384     9.00%
  Real estate - mortgage             554    66.00%      626      76.00%     1,024    73.00%    1,673    77.00%    1,542    79.00%
  Installment                        200    11.00%      153      13.00%        72    13.00%       34    13.00%       35    12.00%
  Unallocated                        343     -          383      -             34     -          251     -           81     -
                                  ------   ------    ------     ------     ------   ------    ------   ------    ------   ------
    Total                         $1,866   100.00%   $1,906     100.00%    $1,772   100.00%   $2,358   100.00%   $2,042   100.00%
                                  ======   ======    ======     ======     ======   ======    ======   ======    ======   ======


            Non-Interest Income. Non-interest income is made up of service charges on deposits, fees for customer service, gains and losses on the sale of securities, and trust fees. Non-interest income decreased $649,000 from 1996 to 1997. Losses on securities were $168,000 higher in 1997. This was due to NBO continuing to restructure the investment portfolio. In 1997, $385,000 was recognized as other income due to the restructuring of the deferred compensation plan. In 1996 a one-time deferred compensation death benefit of $330,000 was received, and service charge income was $79,000 higher in 1997 than in 1996.

            Table VI details the major components of non-interest income for the periods shown.


TABLE VI
COMPONENTS OF NON-INTEREST INCOME
                                                 1997                 1996                 1995
                                           -----------------    -----------------   -----------------
                                                  % To Total           % To Total          % To Total
                                                    Average              Average             Average
                                                  Int. Earn.           Int. Earn.          Int. Earn.
                                           Amount    Assets     Amount     Assets   Amount    Assets
(dollars in thousands)                     ------ ----------    ------ ----------   ------ ----------
Service charges and fees                     $460      0.19%      $381       0.16%    $277      0.13%
Securities gains, net                          --        --         --         --      189      0.08
Trust fees                                    402      0.16        317       0.14      108      0.04
Deferred compensation                         385      0.16         --         --       --        --
Insurance policy proceeds                      --        --        330       0.15       --        --
Other income                                  101      0.04         90       0.03      313      0.15
Total other operating income               $1,348      0.55     $1,118       0.48     $887      0.40


            Non-Interest Expense. Salaries and employee benefits increased 2% during 1997. This increase is due to recurring merit raises offset by several staff vacancies going unfilled to streamline operations and increase efficiencies. Salaries and benefits increased 12.96% during 1996. This increase is attributed to a full year's salaries and benefits after a steady increase of full-time equivalents during 1995. The 1995 increase in personnel resulted from the addition of NBO Trust Financial Services, a new branch and business center in Pittston and additions to the lending staff.

            Furniture and equipment expenses increased by 45% during 1997 as the full effect of the new computer system and the addition of two ATMs was felt.

            Foreclosure and other real estate expense decreased 44.18% in 1996. This is a direct result of the decrease in non-accrual loans from $1,644,000 at year end 1995 to $1,369,000 at year end 1996. Additionally, other real estate owned decreased from $1,127,000 at year end 1995 to $618,000 at year end 1996.

            The FDIC bank insurance fund became fully capitalized during 1995, reflecting the lower insurance charge to the Bank during 1996. This reduction was in excess of $200,000.

            Other expenses increased by 14% from 1996 to 1997. Other expenses increased a nominal 3.30% from 1995 to 1996. Contributions increased $80,000 over 1995 through the donation of two other real estate owned properties in Scranton to the Lackawanna Housing Development Corporation allowing Upper Valley to realize in $85,000 Pennsylvania Bank Shares Tax credit. Depreciation expenses increased $98,000 in 1996 reflecting a full year's depreciation of capital expenditures related to NBO Trust Financial Services and the Pittston branch and business center.

            The provision for income taxes remained consistent at 21% of pretax income in 1997 and 1996. The provision for income taxes as a percentage of pretax income differs from the statutory rate of 34% in 1997 and 1996 due principally to tax exempt interest income and a non-taxable distribution of a life insurance policy in 1996. In 1995, the Company realized an income tax benefit of $500,000, which resulted from a pretax operating loss of $333,000 and tax exempt interest income.

            Table VII summarizes the major components of non-interest expense for the periods shown.


TABLE VII
COMPONENTS OF NON INTEREST EXPENSE
                                                 1997                1996                 1995
                                           -----------------    -----------------   -----------------
                                                  % To Total           % To Total          % To Total
                                                    Average             Average             Average
                                                  Int. Earn.           Int. Earn.          Int. Earn.
                                           Amount    Assets     Amount     Assets   Amount    Assets
(dollars in thousands)                     ------ ----------    ------ ----------   ------ ----------
Salaries and benefits                      $3,720      1.51%    $3,660       1.62%  $3,240      1.47%
Occupancy costs                               370      0.15%       328       0.14%     359      0.16%
Furniture and equipment expense               511      0.21%       354       0.15%     249      0.11%
Foreclosure & other real estate expense       496      0.21%       475       0.21%     851      0.39%
FDIC and OCC assessments                       97      0.04%        72       0.03%     308      0.14%
Advertising                                   292      0.12%       244       0.12%     344      0.16%
Security losses, net                          191      0.08%        23       0.01%      -         -
Other expenses                              1,596      0.65%     1,40_       0.62%   1,435      0.64%
                                           ------     -----     ------      -----   ------     -----
Total                                      $7,273      2.97%    $6,562       2.90%  $6,786      3.07%
                                           ------     -----     ------      -----   ------     -----

            Securities. During the last quarter of 1995 NBO transferred substantially all of its securities held to maturity to the available for sale category and sold approximately $22,400,000 of selected U.S. Government and State and Municipal securities. The funds were re-invested in U.S. Treasuries and U.S. Government securities. The resulting portfolio mix provided improved liquidity, earnings, and a lower level of interest rate risk. Additional investment securities were classified as available for sale at that time.

            1996 saw similar but smaller restructures and also resulted in $6,515,000 of state and municipal securities being purchased and classified as held to maturity. Upper Valley's return to a taxable status in 1996 caused management to increase tax-exempt income.

            During 1997, NBO continued the securities portfolio restructuring begun in 1995, once again re-investing primarily in state and municipal securities.

            Table VIII shows maturity data and related weighted average yields as of December 31, 1997. Maturity data do not reflect call provisions in certain securities which would impact short-term liquidity. Management evaluates the effect of calls on liquidity and the impact on interest margins monthly. As a result, management reacts by considering market conditions including such items as loan demand, interest rates on deposits, direction of national interest rates including the United States Treasury note curve and economic condition as measured by national data and available information on the local market.


TABLE VIII
SECURITIES PORTFOLIO MATURITY SCHEDULE
                                                         December 31, 1997
                                          ------------------------------------------------
                                                   After 1    After 5
                                          1 year  year thru years thru  After 10
(dollars in thousands)                    or less  5 years   10 years     years      Total
                                          ------- --------- ----------  --------     -----
Securities available for sale
U.S. Treasury & other
 U.S. government securities
 Market value                             $4,996   $28,386   $18,582     $7,137      $59,101
 Yield                                      5.44%     6.00%     6.60%      7.13%        6.27%
Collateralized mortgage obligations
  of U.S. government agencies
     Market value                            -     $1,166        -        $1,087      $2,253
     Yield                                   -       6.32%       -          6.98%       6.64%
States and municipal securities
 Market value                                -       4,431     1,226        -          5,657
 Yield                                       -        6.17%     6.38%       -           6.22%
Other Securities
 Market value                                -         -         318        -            318
 Yield                                       -         -        6.71%       -           6.71%
Total market value                        $4,996   $33,983   $20,126     $8,224      $67,329
Weighted average yield                      5.94%     6.03%     6.59%      7.11%        6.36%


Investment securities held to maturity
States and municipal securities
     Carrying value                          -         -         -       $13,038     $13,038
     Yield                                   -         -         -          8.17%       8.17%
Other Securities
     Carrying value                          -         -         -         3,293       3,293
     Yield                                                                  6.58%       6.58%
Total carrying value                         -         -         -       $16,331     $16,331
Weighted average yield                       -         -         -          7.85%       7.85%


            The following table summarizes the securities portfolio by available for sale and held to maturity for three years:

                                            Years ended December 31
                                            -----------------------
SECURITIES PORTFOLIO                       1997      1996       1995
(dollars in thousands)                     ----      ----       ----
Securities available for sale:
U.S. Treasury & other
 U.S. government securities               $59,101   $60,986    $71,343
State and municipal                         5,657     5,538      6,415
Mortgage-backed securities                  2,253     7,601      9,328
Other                                         318       381        459
                                          -------   -------    -------
Total                                     $67,329   $74,506    $87,545
                                          -------   -------    -------

Investment securities held to maturity:
State and municipal                       $13,038    $6,233      -
Other                                       3,293     3,401        904
                                          -------   -------    -------
Total                                     $16,331    $9,634       $904
                                          -------   -------    -------

            Loans. Net loans grew to $156,984,000 at December 31, 1997. Increases of $18,289,000 and $1,113,000 occurred in commercial and industrial loans, and obligations of states and political subdivisions, respectively. Decreases of $6,190,000, and $1,610,000 in real estate - commercial and residential and consumer loans partially offset these increases. The decrease in mortgages reflects the sale of approximately $6,500,000 of loans from NBO's portfolio of mortgages originated in the Binghamton, New York area.

            Net loans grew to $145,866,000 at December 31, 1996. Increases of $17,990,000, $3,653,000 and $1,419,000 occurred in commercial and residential mortgage, commercial and industrial, and consumer loan portfolios, respectively. Decreases of $1,608,000 and $2,791,000 in real estate construction and obligations of states and political subdivisions partially offset these increases. The increases reflected aggressive marketing and pricing strategies as well as a penetration into the Luzerne County market area with the opening of the Pittston branch in mid-1995.

            Table IX summarizes the major components of loans for the periods shown.


TABLE IX
LOANS
                                                       Years ended December 31
                                             ---------------------------------------------
                                             1997      1996       1995       1994     1993
(dollars in thousands)                       ----      ----       ----       ----     ----
Real estate- commercial &
 residential mortgage                    $104,376   $110,566   $ 92,573   $ 90,858  $ 95,266
Commercial and industrial                  25,962      7,673      4,020      2,517     2,333
Consumer                                   17,053     18,663     17,244     16,026    14,774
Real estate construction and
 land development                           4,741      5,108      6,716      4,347     3,831
Obligations of states and
 political subdivisions                     5,128      4,015      6,806      5,101     4,083
                                        ---------   --------   --------   --------  --------
     Total loans - gross                  157,260    146,025    127,359    118,849   120,287

Less unearned discount                        276        159        208        310       359
                                        ---------   --------   --------   --------  --------
Total loans, net of unearned discount    $156,984   $145,866   $127,151   $118,539  $119,928
                                        =========   ========   ========   ========   ========


            The following table summarizes the loan portfolio maturity schedule for the year ended December 31, 1997.

                                                      December 31, 1997
                                          ---------------------------------------
                                                   After 1
                                          1 year  year thru   After 5
                                          or less  5 years     years        Total
                                          ------- ---------   --------      -----
Commercial, financial and agricultural    $12,015   $17,953    $42,110    $72,078
Real estate - construction                  3,535     -          -          3,535
Real estate - mortgage                      5,883    20,518     35,535     61,936
Installment                                 1,948    12,887      4,185     19,020
                                          -------   -------    -------   --------
 Total loans - gross (net of non-accrual
   and unearned discount)                 $23,381   $51,358    $81,830   $156,569
                                          =======   =======    =======   ========
Fixed rate                                 12,151    41,399     35,710     89,260
Variable rate                              11,230     9,959     46,120     67,309
                                          -------   -------    -------   --------
 Total loans - gross (net of non-accrual
   and unearned discount)                 $23,381   $51,358    $81,830   $156,569
                                          =======   =======    =======   ========

            Management notes the steady improvement in non-performing assets totals since 1994. All non-performing asset categories improved during 1997 with the exception of a slight increase in real estate owned other than bank premises. No known trends or uncertainties exist in the loan portfolio which should materially impact operating results or capital resources for the coming year. Management is not aware of any information which would cause it to have serious doubts as to the availability of its performing borrowers to comply with current loan repayment terms.

            Table X summarizes non-performing assets at December 31, 1997, 1996, 1995, 1994, and 1993.


TABLE X
NON-PERFORMING ASSETS
                                                        Years Ended December 31
                                                        -----------------------
(dollars in thousands)                       1997     1996       1995       1994     1993
                                             ----     ----       ----       ----     ----
Non-accrual loans                            $415    $1,369     $1,644     $4,376   $2,120
Loans past due 90 days or more and still       48       245         67         23    1,350
  accruing                                   ----    ------     ------     ------   ------
     Total non-performing loans               463     1,614      1,711      4,399    3,470
Real estate owned other than bank premise     765       618      1,127        938      921
                                           ------    ------     ------     ------   ------
     Total                                 $1,228    $2,232     $2,838     $5,337   $4,391
                                           ======    ======     ======     ======   ======

      An analysis of non-accrual loans as of December 31, 1977, 1996, 1995, 1994, and 1993 is listed below.


NON-ACCRUAL LOANS
                                                        Years Ended December 31
                                                        -----------------------
(dollars in thousands)                      1997      1996       1995       1994     1993
                                            ----      ----       ----       ----     ----

Real estate - commercial &
 residential mortgage                       $206      $790      $1,172     $3,885   $1,800
Commercial                                   189       559         450        464      320
Installment                                   20        20          22         27      -
                                            ----    ------      ------     ------   ------
     Total                                  $415    $1,369      $1,644     $4,376   $2,120
                                            ====    ======      ======     ======   ======

            Deposits. Table XI summarizes the average deposits and rates paid by deposit categories for the periods shown.


TABLE XI
AVERAGE DEPOSITS AND RATES
                                                1997                 1996                  1995
                                         ------------------   -------------------   -------------------
                                          Average   Average    Average    Average    Average    Average
(dollars in thousands)                   Deposits     Rates   Deposits      Rates   Deposits      Rates
                                         --------   -------   --------   --------   --------    -------
Deposits:
 NOW accounts                              $7,838      0.70%    $9,056       2.00%  $10,076       2.39%
 Savings deposits                          38,579      2.67%    37,214       2.61%   34,378       2.76%
 Other time deposits                       15,342      5.93%    15,220       6.12%   14,557       6.86%
 Money market accounts                      5,711      2.25%     6,762       2.27%    8,609       2.50%
 Certificates of deposit                  109,569      5.44%   111,079       5.31%  126,989       5.71%
                                          -------              -------              -------
  Total interest bearing                  177,039      4.57%   179,331       4.54%  194,609       4.96%
 Noninterest bearing                       18,521               17,164               14,571
                                         --------             --------             --------
  Total                                  $195,560             $196,495             $209,180
                                         ========             ========             ========

            Table XII summarizes the maturity distribution of time deposits greater than $100,000 at December 31, 1997 and 1996.


TABLE XII
MATURITY DISTRIBUTION OF TIME DEPOSITS GREATER THAN $100,000

                                             Years ended December 31,
                                             -------------------------
(dollars in thousands)                       1997                 1996
                                             ----                 ----
Certificates of deposit:
     3 months or less                     $13,003              $12,599
     Over 3 months through 6 months         3,297                6,944
     Over 6 months through 12 months        4,905                1,706
     Over 12 months                         4,962                5,661
                                          -------              -------
          Total                           $26,167              $26,910
                                          =======              =======

            Capital Adequacy. A strong capital position is important to the continued profitability of Upper Valley and promotes depositor and investor confidence. Upper Valley's capital consists of stockholders' equity, which provides a basis for future growth and expansion and also provides a buffer against unexpected losses. Retained earnings increased $868,000 to $22,137,000 at December 31, 1997. It is management's intention to continue paying a reasonable return on stockholders' investment while retaining adequate earnings to allow for continued growth.

            The Federal Reserve Board measures capital adequacy for bank holding companies by using a risk-based capital framework and by monitoring compliance with minimum leverage ratio guidelines. The minimum ratio of total risk-based capital to risk-adjusted assets is 8% at December 31, 1997, of which 4% must be Tier I capital. The Company's total risk-based capital ratio was 15.96% at December 31, 1997 and 16.18% at December 31, 1996.
The Company's Tier I risk-based capital ratio was 14.79% at December 31, 1997 and 14.93% at December 31, 1996.

            In addition, the Federal Reserve Board has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum leverage ratio of 4% for bank holding companies that meet certain criteria, including that they maintain the highest regulatory rating. All other bank holding companies are required to maintain a leverage ratio of 4% plus an additional cushion of at least 100 to 200 basis points. The Federal Reserve Board has not advised the Company of any specific minimum leverage ratio applicable to it. The Company's leverage ratio was 9.05% at December 31, 1997 and 8.87% at December 31, 1996.

            Table XIII summarizes the Bank's sensitivity to interest rate fluctuations for certain interest sensitivity periods as of December 31, 1997.


TABLE XIII
SENSITIVITY TO INTEREST RATE FLUCTUATIONS


                                                    Over 3    Over 6     After 1
                                         3 Months  mos. to    mos. to  but within  After 5
(dollars in thousands)                    or Less   6 mos.    1 year     5 yrs.     years    Total
                                         --------  --------   -------  ----------  -------   -----
Interest earning assets:
Securities                               $ 2,996     -        $ 2,000  $33,983    $ 44,681  $ 83,660
Loans (net of unearned discount
 and deferred fees)                        8,693     8,343     10,838   50,127      78,983   156,984
Federal funds sold                         2,860     -          -          -        -          2,860
                                         -------    -------   -------  -------    --------  --------
  Total                                  $14,549    $ 8,343   $12,838  $84,110    $123,664  $243,504
                                         -------    -------   -------  -------    --------  --------

Interest bearing liabilities:
Interest bearing DDA                         -       -          -        6,245       1,561     7,806
Money market accounts                        -          857     1,712    2,568      -          5,137
Savings                                      -       -          -       29,727       7,432    37,159
Time                                      39,470     18,070    29,816   16,843      -        104,199
Other time                                 1,733        457     1,934    8,789       2,427    15,340
Repurchase agreements                      3,704     -                     -        -          3,704
Borrowed funds                            10,000     -         10,000   20,000      -         40,000
                                         -------    -------   -------  -------    --------  --------
  Total                                  $54,907    $19,384   $43,462  $84,172     $11,420  $213,345
                                         -------    -------   -------  -------    --------  --------

Interest rate sensitivity gap           ($40,358)  ($11,041) ($30,624) $   (62)   $112,244  $ 30,159
                                        =========  ========= ========= ========   ========  ========
Cumulative interest rate
 sensitivity gap                        ($40,358)  ($51,399) ($82,023)($82,085)   $ 30,159      -
Cumulative interest rate
 sensitivity gap to
 total assets                             -15.58%    -19.84%    -31.67% -31.08%       12.26%     -


Market Price of and Dividends on Upper Valley Common Stock and
Related Shareholder Matters

            The Upper Valley Common Stock is not listed or traded on a recognized securities exchange and is inactively traded. As of the Upper Valley Record Date, there were approximately _________ shareholders of record. The table below sets forth for the periods indicated the amount of dividends declared per share and the quarterly ranges of high and low closing sales prices for the Upper Valley Common Stock. The range of sale prices are based on reports from purchasers and sellers for sales of 100 shares or more.

                                               Quarterly

        Quarter Ended               Dividend     High       Low

     June 30, 1998(1)               $______     $_____     $_____
     March 31, 1998                  ______      _____      _____
     December 31, 1997                  .22      40.00      39.00
     September 30, 1997                 .22      41.00      36.00
     June 30, 1997                      .22      36.50      35.00
     March 31, 1997                     .22      33.00      28.00
     December 31, 1996                  .22      28.00      24.50
     September 30, 1996                 .20      20.00      20.00
     June 30, 1996                      .20      20.00      20.00
     March 31, 1996                     .20      20.00      20.00
__________________

(1)   Through ___________________, 1998.

            On October 14, 1997, the last business day preceding public announcement of the Merger, the last sale price for Upper Valley Common Stock was $38.00 per share. On _______, 1998, the last sale price for Upper Valley Common Stock was $________ per share.

            The Merger Agreement permits Upper Valley to pay a regular quarterly cash dividend not to exceed $.22 per share of Upper Valley Common Stock outstanding from October 15, 1997 through the Closing Date. In the Merger Agreement, Upper Valley and First Jermyn have agreed to consult and coordinate with the other the payment of dividends with respect to First Jermyn Common Stock and Upper Valley Common Stock and the record and payment dates relating thereto. The Merger Agreement provides that nothing contained therein shall be construed to permit shareholders of Upper Valley to receive two dividends from Upper Valley, First Jermyn, or one dividend from both, in any quarter or to deny or prohibit shareholders of Upper Valley from receiving one dividend from Upper Valley or First Jermyn in any quarter. NBO may pay cash dividends sufficient to permit payment of the dividends permitted to be paid by Upper Valley. No other dividends may be paid by Upper Valley or NBO without the prior written consent of First Jermyn. See "THE MERGER -- Dividends."
 Upper Valley's ability to continue to pay dividends may be dependent upon its receipt of dividends from NBO.

                                  ADJOURNMENT

            In the event that there are not sufficient votes to constitute a quorum or approve the adoption of the Merger Agreement at the time of one or both of the Meetings, such proposal could not be approved unless the Meetings were adjourned in order to permit further solicitation of proxies. In order to allow proxies which have been received by Upper Valley or First Jermyn, as the case may be, at the time of the applicable Meeting to be voted for such adjournment, if necessary, each of Upper Valley and First Jermyn has submitted the question of adjournment under such circumstances to its shareholders as a separate matter for their consideration.

            The Boards of Directors of each of Upper Valley and First Jermyn recommend that shareholders vote their proxies in favor of the Upper Valley Adjournment Proposal or the First Jermyn Adjournment Proposal, as the case may be, so that their proxies may be used for such purposes in the event it becomes necessary. Properly executed proxies will be voted in favor of the Upper Valley Adjournment Proposal or the First Jermyn Adjournment Proposal, as the case may be, unless otherwise indicated thereon. If it is necessary to adjourn one or both of the Meetings, no notice of the time and place of the adjourned meeting is required to be given to shareholders other than an announcement of such time and place at the Meeting.

                  FIRST JERMYN ANNUAL MEETING - OTHER MATTERS

General

            In addition to voting on the approval and adoption of the Merger Agreement and the First Jermyn Adjournment Proposal, the shareholders of First Jermyn will also be asked to consider and vote upon the following matters: (i) the election of directors; and (ii) the transaction of such other business as may properly come before the First Jermyn Annual Meeting.

Election of Directors

            The Articles of Incorporation of First Jermyn provide that First Jermyn's business shall be managed by a Board of Directors of not less than five and not more than twenty-five persons, the exact number to be fixed from time to time by resolution of the shareholders. The Board of Directors of First Jermyn presently consists of nine members, and the Board has proposed that the number be fixed at twelve by the shareholders at this Meeting. The Board of Directors of First Jermyn, as provided in First Jermyn's Bylaws, is divided into three classes:
Class I, Class II, and Class III, with each class being as nearly equal in number as possible. Only one Class is generally elected at each annual meeting. The Articles of Incorporation provide, however, that any director elected by the Board of Directors to fill a vacancy on the Board of Directors shall hold office only until the next annual meeting of shareholders notwithstanding that the term of office of other directors in the same class does not expire at the meeting. Accordingly, two Class II directors and three Class III directors have been nominated to be elected at the Meeting. The term of office of the Class III directors have been nominated to be elected at the Meeting. The term of office of the Class III directors elected at the Meeting will expire on the date of the annual meeting in 2001. The term of office of each continuing directors in Class I and II will expire ont eh date of the annual meeting of shareholders in 1999 and 2000.

            The Board of Directors has nominated William K. Nasser, Jr. and Steven R. Tokach for election as Class II directors and has nominated David M. Epstein, Esquire, Robert T. Kelly and
Harold P. McGovern as Class III directors. Each of these persons is presently a director of First Jermyn.

            The Bylaws of First Jermyn permit nominations for election to the Board of Directors to be made by the Board of Directors or by any shareholder entitled to vote for the election of directors. Nominations for director made by shareholders (other than by the Board of Directors) must be made, in writing, delivered or mailed to First Jermyn not less than twenty days prior to the date of a shareholder's meeting. Such notice must contain the same information to the extent known to the notifying shareholder as that required to be stated by First Jermyn in its Proxy Statement with respect to nominees of the Board of Directors. Any nominations that are not made in this manner or any votes cast at the Meeting for any candidate not duly nominated may be disregarded by the Chairman of the Meeting. Not notice of nomination for election as a director has been received form any shareholder as of the date of this Proxy Statement/ Prospectus.

            Shares represented by properly executed proxies in the accompanying form will be voted to fix the number of directors at nine and for the nominees named below unless otherwise specified in the proxy by the shareholder. Any shareholder who wishes to withhold authority from the proxyholders to vote for the election of directors or to withhold authority to vote for any individual nominee may do so by marking his or her proxy to that effect. No proxy may be voted for a greater number of persons than the number of nominees named. If any nominee should become unable to serve, the persons named in the proxy may vote for another nominee. First Jermyn's management, however, has no present reason to believe that any nominee listed below will be unable to serve as a director, if elected.

            The following table sets forth information concerning the nominees for election as Class II and Class III directors and the continuing Class I and Class II directors, including their principal occupations or employment during the past five years and their ownership of First Jermyn Common Stock as of March 1, 1998.


Name and Principal                   Age and     Sole Voting     Shared Voting   Total Shares    Percent of
Occupation During                   Director   and Investment   and Investment   Beneficially   Total Shares
Past Five Years                     Since(1)        Power            Power           Owned       Outstanding

NOMINEES AS CLASS III DIRECTORS TO SERVE UNTIL 2001
David M. Epstein, Esquire              59            3,685            9,275          29,140(2)       3.3%
Scranton, PA                          1985
President, The Wellesley Group
(Hotel Management)

Robert T. Kelly                        71           22,605             --            22,950(3)       2.6
Jessup, PA                            1971
Certified Public Accountant

Harold T. McGovern                     39              830             --               830          0.1
Carbondale, PA                        1998
President, McGovern Insurance Agency

CONTINUING AS CLASS I DIRECTORS TO SERVE UNTIL 1999
Kuzma Leschak, Jr.                     73             --              4,625           9,675(4)       1.1
Jermyn, PA                            1950
Chairman, Board of Directors

I. Leo Moskovitz                       93            1,000             --            25,300(5)       2.9
Jermyn, PA                            1953
Retired President of
FNBJ and First Jermyn

Garfield G. Thomas                     95            4,500             --             5,500(6)        .6
Carbondale, PA                        1958
Secretary to Board of Directors
FNBJ and First Jermyn

CONTINUING CLASS II DIRECTORS TO SERVE UNTIL 2000
William M. Davis                       62            2,000           20,430          23,030(7)       2.6
Jermyn, PA                            1966
President and CEO of
FNBJ and First Jermyn

Peter A. Sabia                         66             --            100,780         118,050(8)      13.3
Dunmore, PA                           1984
Owner of Valley Dodge
Truck Center

Edmund J. Biancarelli                  84           28,900            6,425          35,325          4.0
Jessup, PA                            1964
Medical Doctor

Thomas G. Speicher                     51             --              4,402           4,402           .5
Archbald, PA                          1996
President and CEO of
TR Associates

NOMINEES AS CLASS II DIRECTORS TO SERVE UNTIL 2000
William K. Nasser, Jr.                 45            1,409            1,920           3,089(9)        .4
Dunmore, PA                          1997
President, Nasser & Co.

Steven R. Tokach                       51            5,180            5,430
Wilkes-Barre, PA                     1997
Executive Vice President
First Jermyn and FNBJ

All Directors and Officers as a        --           15,179          157,105         285,989         32.2
  Group (13 Persons)
_____________________

(1)   Includes period served as director of FNBJ or Jessup Bank.

(2) Includes 4,750 shares owned by his mother and 11,730 shares owned individually by his spouse.

(3)   Includes 345 shares owned individually by his spouse.

(4) Includes 5,050 shares owned in various capacities by his children.

(5)   Includes 24,300 shares owned individually by his spouse.

(6)   Includes 1,000 shares owned by his spouse.

(7)   Includes 600 shares held in a self-directed IRA.

(8) Includes 17,270 shares owned in various capacities by his children.

(9) Includes 100 shares owned by his children and 960 shares held in a self-directed IRA.

Board and Committee Meetings; Director Compensation

            First Jermyn's Board of Directors met 17 times during 1997. The FNBJ Board of Directors met 26 times in 1997. FNBJ has a Personnel, Retirement and Compensation Committee which has responsibility for all matters concerning employee compensation and may exercise the authority of the FNBJ Board to the extent permitted by law during intervals between Board meetings. The Executive Committee did not meet in 1997. There are also the following FNBJ committees: Audit (met 12 times), Personnel, Retirement and Compensation (met 6 times), Building (met once), Asset/Liability Committee (met 12 times), Credit Administration Committee (met 12 times), and Public Relations (did not meet). During 1997, all of the directors of First Jermyn attended at least 75% of the aggregate of all meetings of First Jermyn's Board of Directors and FNBJ committees on which they served except for David M. Epstein, Esquire.

Executive Compensation

            Set forth in the following table is certain compensation information with respect to the Chief Executive
Officer of First Jermyn and each other executive officer of First
Jermyn who received compensation in excess of $100,000 for the fiscal year ended December 31, 1997:

                                       Annual Compensation
Name and Principal Position       Year      Salary      Bonus

William M. Davis                  1997    $177,788     $30,000
President & CEO                   1996     162,192      25,000
                                  1995     153,769      14,249

Steven R. Tokach                  1997    $116,299     $20,000
Executive Vice President          1996     107,873      20,000

            In June 1993, First Jermyn entered into employment agreements with William M. Davis, President and Chief Executive Officer of First Jermyn, and Steven R. Tokach, Executive Vice President of First Jermyn. Each agreement was for an initial three-year term and is renewed annually for a three-year period unless notice of nonrenewal is given by either party in which case the agreement will expire at the end of the then existing term. Each agreement provided for an initial base salary which First Jermyn may increase, but not decrease, from time to time. The current base salaries for Mr. Davis and Mr. Tokach under the agreements is $185,000 and $120,000, respectively. If the executive's employment is terminated without "cause" (as defined in the agreement) or the executive terminates his employment for "good reason" (as defined in the agreement) following a "change in control" of the Company, the executive becomes entitled to severance benefits under the agreement. "Good reason" includes a reduction in title, responsibilities, or authority, a reassignment which requires the executive to travel from his principal residence more than 25 miles, any removal of the executive from office (subject to certain exceptions), a reduction in base salary, or a failure to provide the executive with comparable benefits following a "change in control." If any such termination occurs following a "change in control,"
Mr. Davis and Mr. Tokach will be entitled to receive their current salary for the remainder of the then existing contract term plus certain welfare benefits in effect during the two (2) years prior to such termination.

            First Jermyn does not presently compensate executives or employees by means of any stock option or long-term incentive plan. A long-term incentive plan means a plan providing compensation to serve as an incentive for performance over a period longer than one fiscal year.

Report of the Compensation Committee

            First Jermyn's salary and compensation policies are administered by the Personnel, Retirement and Compensation Committee of the Board of Directors. This Committee consists entirely of nonemployee directors of First Jermyn. The primary objective of the Committee is to set salaries and benefit levels which are competitive with levels available at financial institutions of similar size in First Jermyn's market area. The Committee annually evaluates and recommends to the Board of Directors compensation and bonus awards to employees of First Jermyn, including the Chief Executive Officer.

            At present, First Jermyn's executive compensation program is comprised of salary and bonus. There are no long-term incentive programs, including any stock-based forms of remuneration. Salary levels are determined within ranges for specific job descriptions for all executive employees other than the Chief Executive Officer and the Executive Vice President. Ranges are determined by comparing two commercially available salary surveys and also data collected on comparable salaries paid to officers who are similarly situated at other financial institutions in First Jermyn's market area. Salaries are set within the ranges for each job description based on an evaluation by the Committee of an individual's job performance.

            The salary level of the Chief Executive Officer was set at $185,000 effective June 1, 1997 based on the Committee's and the Board's perception of the Chief Executive Officer's contribution to First Jermyn, including without limitation his efforts to enhance First Jermyn's financial performance by expanding the Bank's services and market area. The Chief
Executive Officer was also awarded a bonus of $30,000 for 1997.
The salary level and bonus for the Chief Executive Officer and for other executive employees were not based on any quantitative criteria.

            First Jermyn presently does not maintain any long-term incentive plans, including stock option plans or other stock-based plans, for its employees. First Jermyn does maintain a tax-qualified defined contribution plan for all of its employees. In addition, First Jermyn has historically paid an annual bonus to all employees based on the achievement of pre-determined returns on shareholders' equity.

            This report has been submitted by the Personnel, Retirement and Compensation Committee of the Board of Directors, the members of which are: Peter A. Sabia, Chairman; David M.
Epstein, Esquire; Garfield G. Thomas; Thomas G. Speicher;
William K. Nasser, Jr.

Performance Graph

            Set forth below is a graph and table comparing the yearly percentage change in the cumulative total shareholder return on First Jermyn Common Stock against the cumulative total return on the S&P 500 Index and the cumulative total return on the NASDAQ Combination Bank Index for the five-year period commencing January 1, 1993, and ending December 31, 1997.

      Cumulative total return on First Jermyn Common Stock, the S&P 500 Index and the NASDAQ Combination Bank Index equals the total increase in value since January 1, 1993, assuming reinvestment of all dividends. The graph and table were prepared assuming that $100 was invested on January 1, 1993, in First Jermyn Common Stock, the S&P 500 and the NASDAQ Combination Bank Index.

                            The First Jermyn Corp.
                               Performance Graph

                       [Graph to be inserted separately]


                           1992        1993        1994        1995         1996        1997


S&P 500                    $100      $107.06     $105.41     $141.36      $170.01     $222.72

NASDAQ Combination          100       129.37      130.80      189.41       238.95      390.90
Bank Index

First Jermyn                100       110.83      122.23      142.16       179.18      259.15

____________

Pension Plan

            First Jermyn maintains a defined benefit retirement plan ("Pension Plan") for all employees who have attained age 21 and have completed one year of eligibility service. The following table sets forth the estimated annual benefits payable upon retirement to participants at normal retirement age, in the average annual salary and years of service classifications specified.

                      THE FIRST JERMYN CORP. PENSION PLAN
                 ILLUSTRATION OF BENEFITS AT DECEMBER 31, 1997

                         Benefits Payable Per Years of Service(1)(2)
Remuneration(3)     15          20          25           30           35
    25,000        6,750       9,000       11,250       13,500       15,750
    50,000       14,250      19,000       23,750       28,500       33,250
    75,000       21,750      29,000       36,250       43,500       50,750
   100,000       29,250      39,000       48,750       58,500       68,250
   125,000       36,750      49,000       61,250       73,500       85,750
   150,000       44,250      59,000       73,750       88,500      103,250
   200,000       47,250(4)   63,000(4)    78,750(4)    94,500(4)   110,250(4)

(1) The following are the years of credited service under the Pension Plan for the persons named in the cash compensation table: Mr. Davis-__ years; and Mr. Tokach-__ years.

(2) Benefits are computed in single life annuity amounts without any reduction for Social Security or other offset amounts.

(3) Represents the highest average remuneration received over a consecutive five-year period during the last ten years, subject in the cases of Messrs. Davis and Tokach to a compensation limit of $160,000 in 1997.

(4)   The 1997 maximum annual benefit permitted when the Internal
      Revenue Code's annual compensation limit of $160,000 and maximum annual benefit limit are applied to the Pension
      Plan's benefit formula.

Certain Transactions

            Certain directors and executive officers of First Jermyn, and associates of such persons (including corporations of which such persons are officers or 10% beneficial owners), were customers of and had transactions with First Jermyn and FNBJ in the ordinary course of business during 1997 and to date in 1998. All loans made to such persons by FNBJ were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risks of collectibility or present other unfavorable features. It is expected that any other transactions with directors and officers and their associates int he future will be conducted on the same basis.

Principal Shareholders of First Jermyn

            On the First Jermyn Record Date, there were
884,680 shares of First Jermyn Common Stock issued and outstanding held by approximately 1,241 shareholders. The following table set forth information with respect to persons known by First Jermyn to have beneficially owned 5% or more of the outstanding First Jermyn Common Stock as of the First Jermyn Record Date:

Name and Address          Amount and Nature of
of Beneficial Owner       Beneficial Ownership   Percent of Class

Peter A. Sabia                    118,050              13.3%
402 Willow Street
Dunmore, PA

Janice Fiegleman                   48,850               5.5
Family Trust
539 Clay Avenue
Scranton, PA
________________________

(1) Mr. Sabia is a director of First Jermyn and FNBJ. Amounts include 100,780 shares over which he has shared voting and investment power and 17,270 shares owned in various capacities by his children.

(2)   Amounts include 47,090 shares owned by the Janice Fiegleman
      Family Trust, for which Janice Fiegleman is trustee, and 1,760 shares owned by her as co-trustee with others.

Independent Auditors

            The Board of Directors of First Jermyn has appointed the firm of KPMG Peat Marwick LLP, as independent auditors to provide certain accounting services for First Jermyn and its subsidiaries during fiscal year 1998. Representatives of this firm are expected to attend the First Jermyn Annual Meeting, will be afforded an opportunity to make a statement if they desire to do so, and will be available to respond to questions from shareholders.

Other Matters

            Management knows of no business other than as described above that is planned to be brought before the First Jermyn
Annual Meeting. If any business is presented at said meeting, the form of First Jermyn proxy will be voted in accordance with the discretion of the proxyholders.

                                    EXPERTS

            The consolidated financial statements of First Jermyn, as of December 31, 1997 and for each of the years in the three year period ended December 31, 1997, included in First Jermyn's Annual Report on Form 10-K for the year ended December 31, 1997, have been incorporated by reference herein. In reliance upon the report of KPMG Peat Marwick LLP, independent public accountants, and upon the authority of such firm as experts in accounting and auditing.

            The consolidated financial statements of Upper Valley as of December 31, 1997 and 1996 and for each of the years then ended, appearing elsewhere herein, have been included in reliance upon the report of Kronick Kalada Berdy & Co. P.C., independent public accountants, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

            The validity of the First Jermyn Common Stock to be issued in the Merger, certain federal income tax consequences of the Merger, and certain other legal matters relating to the Merger are being passed upon for First Jermyn by the law firm of Stevens & Lee, counsel to First Jermyn.

                                 OTHER MATTERS

            As of the date of this Proxy Statement/Prospectus, the Boards of Directors of Upper Valley and First Jermyn know of no matters which will be presented for consideration at the Meetings other than as set forth in this Proxy Statement/Prospectus. However, if any other matters shall come before either of the Meetings or any adjournments thereof and be voted upon, the forms of proxy shall be deemed to confer discretionary authority to the individuals named as proxies therein to vote the shares represented by such proxy as to any such matters.

                             SHAREHOLDER PROPOSALS

            First Jermyn's 1999 Annual Meeting of Shareholders will be held on or about May ___, 1999. In accordance with the Restated ByLaws of First Jermyn, a shareholder who desires to propose a matter for consideration at an annual meeting of shareholders must provide notice thereof in writing, delivered or mailed by first-class United States mail, postage prepaid, to the Secretary of First Jermyn, not less than sixty days prior to such annual meeting. Any shareholder who desires to submit a proposal to be considered for inclusion in First Jermyn's proxy materials relating to its 1999 Annual Meeting of Shareholders must submit such proposal in writing, addressed to First Jermyn at 645 Washington Avenue, Jermyn, Pennsylvania 18433 (Attn:
Secretary), on or before December __, 1999.

                   UPPER VALLEY BANCORP, INC. AND SUBSIDIARY

                       CONSOLIDATED FINANCIAL STATEMENTS

                    YEARS ENDED DECEMBER 31, 1997 AND 1996




                                                           Page

Independent auditors' report                               F-2

Consolidated financial statements:

  Balance sheets                                           F-3

  Statements of income                                     F-5

  Statements of changes in stockholders' equity            F-7

  Statements of cash flows                                 F-8

  Notes to financial statements                            F-10

                         Independent Auditors' Report



Board of Directors and Stockholders
Upper Valley Bancorp, Inc.
Olyphant, Pennsylvania

We have audited the accompanying consolidated balance sheets of Upper Valley Bancorp, Inc. and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Upper Valley Bancorp, Inc. and subsidiary as of December 31, 1997 and 1996 and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.


                              /s/ Kronick Kalada Berdy & Co. P.C.

January 16, 1998

Kingston, Pennsylvania

                   UPPER VALLEY BANCORP, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                   (Dollars in thousands, except per share)
                          DECEMBER 31, 1997 AND 1996

                                    ASSETS
                                           1997           1996

Cash and due from banks                 $   5,317      $   4,965
Federal funds sold                          2,860          9,775
Investments:
  Held to maturity (market value
   $16,688 in 1997 and $9,645
   in 1996)                                16,331          9,634
  Available for sale                       67,329         74,506

Loans                                     156,984        145,866
Less allowance for loan losses           (  1,866)      (  1,906)

  Net loans                               155,118        143,960

Accrued interest receivable                 2,139          1,997
Premises and equipment                      4,310          4,414
Other assets                                5,910          5,882

          Total assets                  $ 259,314      $ 255,133

                     LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
  Non-interest bearing                  $  19,347      $  18,354
  Interest bearing                        173,345        179,115

          Total deposits                  192,692        197,469

Borrowed funds                             40,000         32,000
Accrued interest payable                      935            941
Other liabilities                           1,380          1,755

          Total liabilities               235,007        232,165

Stockholders' equity:
  Common stock, par value $.50 per share,
   authorized 2,000,000 shares; issued
   and outstanding 1,000,559, 1997;
   1,000,000, 1996                            500            500
  Additional paid in capital                1,833          1,819
  Retained earnings                        22,026         21,269
  Net unrealized loss on
   available for sale securities         (     52)       (   620)

          Total stockholders' equity       24,307         22,968

          Total liabilities and stock-
           holders' equity               $259,314      $ 255,133

                See notes to consolidated financial statements

                   UPPER VALLEY BANCORP, INC. AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME
                   (Dollars in thousands, except per share)
                    YEARS ENDED DECEMBER 31, 1997 AND 1996


                                           1997           1996
Interest income:
  Loans:
    Taxable                             $  12,859      $  11,440
    Tax exempt                                242            266
  Investments:
    U.S. Treasury                             392            666
    U.S. Government Agencies                3,481          3,651
    States and political subdivisions,
     tax exempt                               812            291
    Mortgage-backed securities                570            616
    Corporate                                  27             33
  Federal funds sold                          333            254
          Total interest income            18,716         17,217

Interest expense:
  Savings deposits                          1,026            967
  Time deposits                             5,994          5,895
  Money market deposits                     1,066          1,287
  Borrowed funds                            2,201            973
          Total interest expense           10,287          9,122

Net interest income                         8,429          8,095
Provision for loan losses                     420            650

Net interest income after provision
 for loan losses                            8,009          7,445

Other income:
  Service charges and fees                    460            381
  Trust fees                                  402            317
  Deferred compensation                       385             -
  Insurance policy proceeds                    -             330
  Other income                                101             90
          Total other income                1,348          1,118

Other expenses:
  Salaries and wages                        2,783          2,779
  Employee benefits                           937            881
  Foreclosure and other real estate
   expense, net                               496            475
  Occupancy expense                           370            328
  Advertising                                 292            244
  FDIC and OCC assessments                     97             72
  Securities loss, net                        191             23
  Other expenses                            2,107          1,760
          Total other expenses              7,273          6,562

Income before income taxes                  2,084          2,001
Provision for income tax expense              447            435

Net income                              $   1,637      $   1,566

Basic income per share                  $    1.64      $    1.57

Diluted income per share                $    1.59      $    1.55

                See notes to consolidated financial statements

                   UPPER VALLEY BANCORP, INC. AND SUBSIDIARY

          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                   (Dollars in thousands, except per share)

                    YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                      Net
                                                                   unrealized
                                                                    loss on
                                         Additional                available
                                Common    paid in      Retained     for sale
                                stock     capital      earnings    securities     Total
Balances, January 1, 1996       $  500     $1,819      $20,523      $(  393)     $22,449

Net income                                               1,566                     1,566

Cash dividends
 $.82 per share                                         (  820)                   (  820)

Net unrealized loss                                                  (  227)      (  227)

Balances, December 31, 1996        500      1,819       21,269       (  620)      22,968

Net income                                               1,637                     1,637

Cash dividends
 $.88 per share                                         (  880)                   (  880)

Exercise of stock options                      14                                     14

Net unrealized gain                                                     568          568

Balances, December 1, 1997      $  500     $1,833      $22,026      $(   52)     $24,307


                See notes to consolidated financial statements

                   UPPER VALLEY BANCORP, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                            (Dollars in thousands)

                    YEARS ENDED DECEMBER 31, 1997 AND 1996


                                           1997           1996

Cash flows from operating activities:
  Net income                            $  1,637       $  1,566
  Adjustments:
    Depreciation                             511            354
    Provision for loan losses                420            650
    Losses on other real estate               43            143
    Amortization (accretion) of
     investment premiums, net                 54        (    36)
    Loss on sale of:
      Available for sale securities, net     191             23
      Loans                                  221
    Changes in:
      Accrued interest receivable        (   142)           151
      Deferred income taxes                   55             74
      Other assets                       (   229)       ( 2,650)
      Accrued interest payable           (     6)            54
      Other liabilities                  (   375)            64

          Net cash provided by
           operating activities            2,380            393

Cash flows from investing activities:
  Increase in loans, net                 (18,894)       (20,253)
  Proceeds from investments:
    Sale of available for sale            41,727         40,134
    Maturities of available for sale         773          1,707
    Maturities of held to maturity           108
  Sale of other real estate                  504          1,388
  Sale of loans                            6,401
  Purchase of:
    Investments, available for sale      (34,717)       (29,134)
    Investments, held to maturity        ( 6,795)       ( 8,729)
    Premises and equipment               (   407)       (   650)

          Net cash used in
           investing activities          (11,300)       (15,537)

Cash flows from financing activities:
  Cash dividends paid                    (   880)       (   800)
  Decrease in deposits, net              ( 4,777)       (14,021)
  Proceeds of stock issued                    14
  Proceeds of borrowed funds              20,000         32,000
  Repayments of borrowed funds           (12,000)

          Net cash provided by
           financing activities            2,357         17,179

Net (decrease) increase in cash and
 cash equivalents                        ( 6,563)         2,035

Cash and cash equivalents, beginning
  of year                                 14,740         12,705

Cash and cash equivalents, end of
 year                                   $  8,177       $ 14,740

Supplementary schedule of cash flow
 information:

Cash paid during the year for:

  Interest                              $ 10,293       $  9,068

  Income taxes                          $    350       $    351

Non-cash items:

  Transfers of loans to other
   real estate owned                    $    694       $  1,022

  Net unrealized gain (loss) on
   available for sale securities        $    568       $(   227)


                See notes to consolidated financial statements

                   UPPER VALLEY BANCORP, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   (Dollars in thousands, except per share)

                    YEARS ENDED DECEMBER 31, 1997 AND 1996


1.    Summary of significant accounting policies:

      The consolidated financial statements include the accounts of Upper Valley Bancorp, Inc. (UVB), a holding company, and its wholly owned subsidiary, NBO National Bank (the Bank), together, the Company. All intercompany accounts and transactions have been eliminated in consolidation.

      The Bank, with two locations in Lackawanna County and one location in Luzerne County, provides lending, deposit and other financial services to consumers and businesses located in those counties.

      Use of estimates:

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

      Investments:

      Investments are classified and accounted for as either trading, available for sale, or held to maturity securities based on management's intent at the time of acquisition. Management is required to reassess the appropriateness of the classifications at each reporting date. The Company classifies securities as held to maturity securities when it has the ability and positive intent to hold the securities until maturity. Held to maturity securities are stated at cost, adjusted for amortization of premium and accretion of discount. Investment securities are classified as available for sale securities when they are to be held for indefinite periods of time and management intends to use such securities in implementing asset/liability strategies or would sell them in response to changes in interest rates or resultant prepayment risk, liquidity requirements, or other circumstances identified by management. Available for sale securities are reported at fair value with unrealized gains and losses, net of income taxes, excluded from earnings and reported as a separate component of stockholders' equity. The Company has not classified any securities as trading.

      Estimated fair values for investment securities are based on quoted market prices from an independent investment firm. Premiums are amortized and discounts accreted over the lives of the investment securities, using an interest method.

      Management periodically evaluates each investment security to determine whether a decline in fair value below the amortized cost basis is other than temporary. If a decline is judged to be other than temporary, the cost basis of the individual security is written down to fair value with the amount of the write-down included in earnings. Realized gains and losses are computed using the specific identification method.

      Loans:

      Loans are stated at principal amounts outstanding, net of unamortized loan fees. Interest income is accrued on the principal amount outstanding using actual interest rates applied to the daily principal balances. Loan origination fees, net of certain direct loan origination costs, are amortized over the life of the loan as an adjustment of the loan's yield.

      Non-performing assets:

      Non-performing assets consist of nonaccrual loans and other real estate owned. Generally, a loan is classified as nonaccrual when it is determined that the collection of interest or principal is doubtful or when a default of interest or principal has existed generally for 90 days or more, unless such loan is well secured and in the process of collection. When a loan is placed on nonaccrual status, interest accruals discontinue and uncollected accrued interest is reversed against income in the current period. Interest collections after a loan has been placed on nonaccrual status are credited to income when received unless the collectibility of principal is in doubt causing all collections to be applied as principal reductions. A nonaccrual loan is not returned to performing status until such loan is current as to principal and interest and has performed with the contractual terms for a reasonable period of time.

      Other real estate owned is included in other assets and consists of real estate acquired in settlement of loan indebtedness. It is recorded at the lower of the estimated fair value or the carrying amount of the loan on its acquisition date and is recorded at the lower of that value or estimated fair value, less estimated costs to sell, thereafter, on an individual basis. Any excess of the loan balance over the estimated fair value at time of acquisition is charged to the allowance for loan losses. Costs to maintain the assets and subsequent gains and losses attributable to the disposal are included in other income or expense.

      Allowance for loan losses:

      The allowance for loan losses is established through a provision for loan losses charged to expense. Loans, or portions of loans, which are determined to be uncollectible are charged against the allowance account and subsequent recoveries, if any, are credited to the account. The allowance for loan losses is based on management's on-going assessment of the Company's credit exposure, given its judgement about a number of relevant variables. These variables include prevailing and anticipated domestic economic conditions, assigned risk ratings, the diversification and size of the loan portfolio, the results of the most recent regulatory examinations available to the Company, off-balance sheet credit risks, the nature and level of non-performing loans that have been identified as potential problems, the adequacy of collateral, past and expected loss experience and other factors deemed relevant by management.

      Premises and equipment, net:

      Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets.

      Income taxes:

      Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the years in which the differences are expected to reverse.

      Statements of cash flows:

      For the purpose of cash flows, cash and cash equivalents include cash and due from banks and federal funds sold.
      Federal funds are highly liquid investments sold for one day periods.

      Trust department:

      Assets held in a fiduciary or agency capacity for customers are not included in the accompanying consolidated balance sheets, since such assets are not the assets of the Company. Trust fees are recognized on the accrual basis.

      Off-balance sheet financial instruments:

      In the ordinary course of business, the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit, unused portions of home equity credit lines and commercial letters of credit. Such financial instruments are recorded in the financial statements when they are exercised.

      Reclassifications:

      Certain reclassifications were made to the 1996 financial statements to conform to the 1997 presentation.

2.    Income per share:

      Basic income per share is computed by dividing earnings applicable to common shareholders by the weighted average number of common shares outstanding. The weighted average number of shares outstanding in 1997 and 1996 were 1,000,228 and 1,000,000, respectively. Diluted income per share is similar to basic income per share except that the weighted average of common shares outstanding is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. The additional common shares included in the diluted income per share were 23,970 and 8,533 for 1997 and 1996, respectively. Income per share for 1996 has been restated based upon the provisions of a revised accounting standards that become effective in 1997.

      The following is a reconciliation of the numerators and denominators of the basic and diluted EPS computations for "net income."

                                                   1997
                                                            Per-share
                                     Income       Shares     amount
     Basic EPS
     Net income which is income
      available to common
      stockholders                  $   1,637   1,000,228     $1.64

     Effect of Dilutive Securities
     Stock options                                 23,970

     Diluted EPS
     Income available to common
      stockholders                  $   1,637   1,024,198     $1.59

                                                   1996
                                                            Per-share
                                     Income       Shares     amount
     Basic EPS
     Net income which is income
      available to common
      stockholders                  $   1,566   1,000,000     $1.57

     Effect of Dilutive Securities
     Stock options                                  8,533

     Diluted EPS
     Income available to common
      stockholders and assumed
      conversions                   $   1,566   1,008,533     $1.55

3.    Operating restrictions:

      The Bank is required to maintain certain average reserve balances with the Federal Reserve Bank (FRB) which amounted to $425 at December 31, 1997 and 1996. It is also required to maintain equity securities with an amortized cost of $68 with the FRB and $3,226 with the Federal Home Loan Bank
      (FHLB), which are included in held to maturity investment securities at December 31, 1997.

4.    Investment securities:

                         Amortized   Unrealized  Unrealized    Fair
                            cost       gains       losses      value
Securities available
for sale, December 31,
1997:

U.S. Treasury              $10,481     $   37      $    3      $10,515
U.S. Government Agencies    48,700        177         291       48,586
Mortgage-backed securities   2,250          5           2        2,253
Corporate debt securities      319                      1          318
State and political sub-
  divisions                  5,658          5           6        5,657

                           $67,408     $  224      $  303      $67,329

Securities available
for sale, December 31,
1996:

U.S. Treasury              $ 7,027     $   50      $    6      $ 7,071
U.S. Government Agencies    54,773         99         957       53,915
Mortgage-backed securities   7,606         20          25        7,601
Corporate debt securities      385                      4          381
State and political sub-
  divisions                  5,654          1         117        5,538

                           $75,445     $  170      $1,109      $74,506

      The net unrealized holding loss, included as a separate component of stockholders' equity, amounted to $52, net of deferred income taxes of $27 at December 31, 1997. Such net unrealized holding loss amounted to $620, net of deferred income taxes of $319 at December 31, 1996.

      Gross realized gains and losses on securities classified as available for sale were $72 and $263, respectively, for the year ended December 31, 1997, and $-0- and $23, respectively, for the year ended December 31, 1996. Income tax benefits amounted to $65 and $8 related to net realized investment securities losses of $191 and $23 for 1997 and 1996, respectively.

      Investments in mortgage backed securities are principally issued by U.S. government agencies. Investments in U.S. Treasury and U.S. government agencies securities, as a group, both exceeded 10% of stockholders' equity at December 31, 1996. A single investment in the Federal Home Loan Mortgage Corporation individually exceeded 10% of stockholders' equity at that date.

                         Amortized   Unrealized  Unrealized    Fair
                            cost       gains       losses      value
Securities held to
maturity, December 31,
1997:

Corporate debt securities  $ 3,293                             $ 3,293
State and political sub-
  divisions                 13,038     $  357      $    0       13,395

                           $16,331     $  357      $    0      $16,688

Securities held to
maturity, December 31,
1996:

Corporate debt securities  $ 3,401                             $ 3,401
State and political sub-
  divisions                  6,233     $   28      $   17        6,244

                           $ 9,634     $   28      $   17      $ 9,645

      The maturity distribution of the amortized cost and fair value of available for sale investment securities at December 31, 1997 were as follows:

                                        Amortized        Fair
                                           cost          value

     Due in one year or less             $ 4,996        $ 4,996
     Due after one through five years     34,077         33,983
     Due after five through ten years     20,115         20,126
     Due after ten years                   8,220          8,224

                                         $67,408        $67,329

      All held to maturity securities at December 31, 1997 are due after ten years, except for FRB and FHLB which amount to $3,294. These securities do not have scheduled maturities.

      Expected maturities will differ from the contracted maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

      Securities with an amortized cost and a fair value of $14,988 and $14,990, respectively, at December 31, 1997 were pledged to secure public funds and for other purposes as required by law.

5.    Loans and allowance for loan losses:

      Loans are summarized as follows:

                                            1997          1996

      Real estate mortgage               $ 104,376     $ 110,566
      Commercial financial and
        agricultural                        25,962         7,673
      Installment                           17,053        18,663
      Real estate construction
        and land development                 4,741         5,108
      Obligations of states and
        political subdivisions               5,128         4,015
          Total loans - gross              157,260       146,025
      Less unearned discount                   276           159
          Total loans, net of
            unearned discount            $ 156,984     $ 145,866
                                         =========     =========

      The following is an analysis of the allowance for loan losses:

                                            1997          1996

     Allowance for loan losses at
       beginning of period               $   1,906     $   1,772
     Charge offs:
       Commercial                              141           326
       Real estate mortgage                    262           236
       Installment                             121            33
          Total                                524           595

     Recoveries:
       Commercial                               21            20
       Real estate mortgage                     32            48
       Installment                              11            11
          Total                                 64            79
         Net charge offs                       460           516
         Provision charged to
          operations                           420           650
         Allowance for loan losses
          at end of the period           $   1,866     $   1,906
                                         =========     =========

      Loans having carrying values of $531 and $1,486 at December 31, 1997 and 1996, respectively, are considered to be impaired. A loan is impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. Included in impaired loans are loans aggregating $116 and $580 at December 31, 1997 and 1996, respectively, for which there is a specific allowance for credit losses of $29 and $166 in 1997 and 1996, respectively. The average recorded investment in impaired loans was $869 and $1,237 for 1997 and 1996, respectively. No interest income is recognized on impaired loans which are nonaccrual, rather income is recorded when cash is received. Had interest income on nonaccrual loans been recorded at the contractual rates and due dates, the Company would have recorded additional interest income of $43 and $136 in 1997 and 1996, respectively.

      Substantially all of the loans subject to credit risk are from individuals and businesses resident in Northeastern Pennsylvania. The ability of these customers to honor their obligations is dependent, to varying degrees, on the overall economic performance of this region. Substantially all loans are secured by real estate. The Bank has experienced minimal difficulty accessing collateral when required.

6.    Premises and equipment, net:

                                            1997          1996

     Land                                $     444     $     444
     Buildings and improvements              3,511         3,446
     Furniture, fixtures and equipment       2,479         2,192

          Total cost                         6,434         6,082

     Accumulated depreciation                2,124         1,668

          Net book value                 $   4,310     $   4,414

7.    Time deposits of $100 or more:

      At December 31, 1997, the Bank has $26,167 of time deposits of $100 or more. Such certificates of deposit maturing
      January 1, 1999 and thereafter aggregated $4,962 at December 31, 1997.

8.    Borrowed funds:

      This debt consists of various advances from FHLB which bear fixed interest rates ranging from 5.45% to 5.99%.
      Substantially all assets are pledged as collateral:

      Principal payments are as follows:

               1999               $ 5,000
               2000                10,000
               2001                 5,000
               2002                20,000

                                  $40,000

9.    Income taxes:

      The provisions for income taxes at the Company's effective rate differed from the provision for income taxes at the statutory rate of 34% for the years ended December 31, 1997 and 1996 as follows:

                                1997                 1996
                                      % of                 % of
                                     pre-tax             pre-tax
                          Amount     income    Amount    income

Federal income tax at
  the statutory rate     $    709      34.0%  $    680     34.0%
Tax exempt interest, net     (304)    (14.6)     ( 158)   ( 7.9)
Non-taxable distribution
  of life insurance
  policy                                         ( 112)   ( 5.6)
Other, net                     42       2.0         25      1.2

   Provisions for
    income taxes         $    447      21.4%  $    435     21.7%
                         ========     =====   ========     ====

      Banks in Pennsylvania are not subject to state or local income taxes, however, they pay a tax on capital which is included in other expenses.

      The current and deferred portions of applicable income taxes were as follows:

                                            1997          1996

          Current tax                    $   392       $   361
          Deferred                            55            74

          Applicable federal income
            tax                          $   447       $   435

      The tax effects of temporary differences that give rise to the deferred tax assets and liabilities are presented below:

                                            1997          1996

     Deferred tax assets (liabilities):
       Allowance for possible loan
        losses                           $   300       $   312
       Loans                                 134           141
       Employee benefits                     214           217
       Securities                             27           319
       Premises and equipment             (  135)       (  102)

     Net deferred tax asset              $   540       $   887

10.   Employee benefit plans:

      A deferred compensation plan covers certain current and former directors and senior management employees. Expense for this plan, which is included in employee benefits expense, amounted to $93 and $91 in 1997 and 1996, respectively. Life insurance contracts are being used to fund this plan. Since 1986, the plan has not been offered to additional participants. During 1997, the Bank restructured the deferred compensation plan and recognized approximately $385,000 of income.

      The Company also has a defined benefit pension plan which covers substantially all full-time employees who meet certain age and service requirements. Net plan assets approximate the accumulated benefit obligation. The expense aggregated $282 and $92 in 1997 and 1996, respectively.

      During 1995, the Company approved a defined contribution salary savings plan, which was effective January 1, 1996 and covers all full time employees who meet age and service requirements. Contributions to the plan are at the discretion of the Board of Directors. No contribution was made for 1997 or 1996.

11.   Nonqualified stock option plans:

      Nonqualified stock option plans provide for the grant of options to purchase up to 100,000 shares. Upon termination or expiration of any stock options granted, the shares covered by such terminated or expired stock options will be available for future grant. The Board of Directors, at the date of grant of an option, determines the number of shares subject to the grant and the terms of such option.

      In August 1995, the Board granted options to purchase 58,600 shares at an exercise price of $23 per share, which are exercisable through July 2005. Options issued to members of the Board of Directors totaling 28,000 vested in 1996 and are exercisable. Options issued to officers totaling 30,600, of which 1,201 and 1,000 were subsequently forfeited in 1997 and 1996, respectively, vest in cumulative annual installments of 33 1/3% beginning on the first anniversary date of the grant. At December 31, 1997, 18,933 options issued to officers were exercisable. 599 options have been exercised as of December 31, 1997.

      The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation". Accordingly, no compensation cost has been recognized for the stock option plans. Had compensation cost for the stock option plans been determined based on the fair value at the grant date for awards in 1995 consistent with the provisions of SFAS No. 123, the Company's net earnings and basic earnings per share would have been reduced to the pro forma amounts indicated below:

                                            1997          1996

     Net income - as reported              $1,637        $1,566
     Net income - pro forma                $1,592        $1,417
     Basic income per share - as reported  $ 1.64        $ 1.57
     Basic income per share - pro forma    $ 1.59        $ 1.42

      The fair value of each option grant is estimated on the date of grant using the minimum value option-pricing model with the following weighted-average assumptions: dividend yield of 2.0%; risk-free interest rate of 6.6%; and expected lives of 10 years, which is the option term.

12.   Financial instruments with off-balance sheet risk:

      The Company has financial instruments principally issued to meet customer financing needs which are not included in the
      consolidated balance sheets.   The gross contract amounts of
      these instruments at December 31, 1997 and 1996 were $12,537 and $12,714, respectively. These instruments consist of unused lines of credit, letters of credit and undisbursed loan proceeds which represent credit exposure in the amounts stated. Before such instruments are issued, they are subjected to the same credit control process as loans. Provision for losses, if any, is included in the Company's allowance for loan losses. No provision was deemed necessary at December 31, 1997 and 1996. These financial instruments are generally issued for one year or less and often expire unused in whole or in part by the customer. Collateral held varies but may include property, plant and equipment, primary residential properties and income producing properties.

13.   Fair value of financial instruments:

      Many of the Bank's financial instruments lack an available trading market as characterized by a willing buyer and a willing seller engaging in an exchange transaction. The Bank's fair value estimates are based upon subjective assumptions and involve significant uncertainties resulting in estimates that vary with changes in assumptions. Any changes in assumptions or estimation methodologies may have a material effect on the estimated fair values disclosed.

      The following methods and assumptions were used to estimate the fair value of significant classes of financial instruments.

      Cash, due from banks, federal funds sold, and accrued interest receivable represent financial instruments whose carrying value equals or approximates fair value. Financial instruments actively traded in a market have been valued using quoted available market prices. A summary at December 31, 1997 and 1996 is as follows:

                                1997                    1996
                        Carrying      Fair      Carrying      Fair
                         value        value      value        value
Cash and due from banks  $5,317      $5,317      $4,965      $4,965
Federal funds sold        2,860       2,860       9,775       9,775
Investment securities    83,660      84,017      84,140      84,151
Accrued interest
  receivable              2,139       2,139       1,997       1,997

      Fair value of net loans are estimated for portfolios with similar characteristics. Loans are segregated into commercial, real estate and installment. The loan categories are further segmented into fixed and adjustable types. Fair value for adjustable rate loans is considered to be the same as the carrying value because these loans reprice frequently at market rates. Fixed rate loans have been revalued using discounted cash flows. A summary at December 31, 1997 and 1996 is as follows:

                                1997                    1996
                        Carrying      Fair      Carrying      Fair
                         value        value      value        value
Net loans              $155,118    $161,813    $143,960     $152,945

      Accrued interest payable is a financial instrument whose carrying value equals or approximates fair value. Under accounting standards the fair value of deposits with no maturity, such as non-interest bearing demand deposits, NOW accounts, money market accounts and savings accounts is equal to the amount payable on demand at the valuation date. The fair value of fixed rate time deposits is based on discounted cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities. The fair value of borrowed funds is estimated based on the present values using a discount rate equal to the rate currently offered on similar borrowings with similar maturities. The fair value estimates do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market. A summary at December 31, 1997 and 1996 is as follows:

                                1997                    1996
                        Carrying      Fair      Carrying      Fair
                         value        value      value        value
Deposits               $192,692    $192,824    $197,469    $197,552
Borrowed funds           40,000      40,000      32,000      32,000
Accrued interest
 payable                    935         935         941         941

      Fair value estimates are based on existing financial instruments without attempting to estimate the value of future business and the value of assets and liabilities that are not considered financial instruments. Significant assets that are not considered financial assets include deferred taxes and premises and equipment. In addition, the tax ramifications related to the realization of unrealized gains or losses can have a significant effect on the fair value estimates.

14.   Dividend and related party lending restrictions:

      UVB and the Bank, as a National bank, are subject to the dividend restrictions set forth by the Federal Reserve Bank
      (FRB) and the Comptroller of the Currency (OCC), respectively. Under such restrictions, UVB and the Bank may not, without prior approval of their respective regulators, declare dividends in excess of the current year's earnings (as defined) plus the undistributed retained earnings (as defined) from the prior two years. The dividends UVB and the Bank could declare without prior approval at December 31, 1997 aggregate $720,000 and $1,043,000, respectively.

      The Federal Reserve Act limits extensions of credit that can be made from the Bank to UVB. These loans may not exceed
      10% of the Bank's capital and surplus.

15.   Regulatory matters:

      The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

      Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios set forth in the table below. Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

      As of December 31, 1997 and 1996, the most recent notifications from the Office of the Comptroller of the Currency categorized the Bank as adequately capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized the Bank must maintain minimum ratios as set forth in the table. There are no conditions or events since those notifications that management believes have changed the Bank's category.

      The Bank's actual capital amounts and ratios are presented in the following table.

                                           Actual          Required
                                     Amount       Ratio      ratio
As of December 31, 1997:
  Total Capital
   (to Risk Weighted Assets)       $25,422        15.9%       8.0%

  Tier I Capital
   (to Risk Weighted Assets)        23,556        14.8%       4.0%

  Tier I Capital
   (to Average Assets)              23,556         9.0%       4.0%

As of December 31, 1996:
  Total Capital
   (to Risk Weighted Assets)        23,967        16.2%       8.0%

  Tier I Capital
   (to Risk Weighted Assets)        22,115        14.9%       4.0%

  Tier I Capital
   (to Average Assets)              22,115         8.9%       4.0%

16.   Related parties:

      The Bank has entered into transactions with its directors, parties). The aggregate amount of loans to such related parties at December 31, 1997 and 1996 were $503 and $816, respectively. Advances and repayments for such loans aggregated $508 and $821, respectively. The aggregate amount of deposits from such related parties at December 31, 1997 was $955.

17.   Year 2000:

      The Company recognizes the need to ensure its operations will not be adversely impacted by Year 2000 software failures. Software failures due to processing errors potentially arising from calculations using the Year 2000 date are a known risk. The Company is addressing this risk to the availability and integrity of financial systems and the reliability of operational systems. The Company has established processes for evaluating and managing the risks and costs associated with this problem.

      The total cost of compliance and its effect on the Company's future results of operations is being determined as part of the detailed conversion planning.

18.   Parent company financial statements:

                   CONDENSED STATEMENTS OF INCOME

                                            1997         1996

      Income:
        Dividends from subsidiary       $      880    $     820
      Expense:
        Occupancy and equipment
         expenses                                7            7
      Income before income taxes and
        undistributed income of
        subsidiary                             873          813
      Income tax benefits                        2            2

      Income before undistributed
        income of subsidiary                   875          815
      Equity in undistributed income
        of subsidiary                          762          751

          Net income                    $    1,637    $   1,566
                                        ==========    =========

      Assets:
        Cash                            $     171     $     154
        Investment in bank
          subsidiary                       23,941        22,610
        Other assets                          415           424

          Total assets                  $  24,527     $  23,188
                                        =========     =========

      Liabilities:
        Dividends payable                     220           220
        Stockholders' equity               24,307        22,968

         Total liabilities and
           stockholders' equity         $  24,527     $  23,188
                                        =========     =========

                     CONDENSED STATEMENTS OF CASH FLOWS

                                            1997         1996

      Cash flows from operating
       activities:
        Net income                      $   1,637     $   1,566
        Adjustments:
         Equity in undistributed
          income of subsidiary            (   762)       (  751)
         Depreciation                           7             7
        Change in other assets                  1        (    9)

          Net cash provided by
           operating activities               883           813

      Cash flows from financing
       activities:
        Issuance of common stock              14
        Cash dividends paid              (   880)        (  800)

          Net cash used in financing
           activities                    (   866)        (  800)

      Net increase in cash                    17             13

      Cash at beginning of year              154            141

      Cash at end of year               $    171      $     154
                                        ========      =========

      Supplemental disclosure:
        Noncash item:
          Change in net unrealized
            gains (losses) on
            available-for-sale
            securities                 $ 568,000      $(227,000)
                                       =========      =========

19.   Litigation:
      In the normal course of business, there are various outstanding legal proceedings. In the opinion of management, after consultation with legal counsel, the financial position, results of operations and cash flows of the Company will not be affected materially by the outcome of such legal proceedings.

20.   Business combination:

      In 1997, the Company entered into a merger agreement with another local financial institution. The transaction is contingent upon, among other things, receiving regulatory and shareholder approval. The transaction, which is expected to be completed in the second quarter of 1998, will be accounted for as a pooling of interests.

                                                                 ANNEX A

                              AGREEMENT AND PLAN
                                   OF MERGER


                                    between


                            THE FIRST JERMYN CORP.


                                      and


                          UPPER VALLEY BANCORP, INC.


                               October 15, 1997

                                   AGREEMENT

            THIS AGREEMENT AND PLAN OF MERGER, dated as of October 15, 1997, is made by and between THE FIRST JERMYN CORP. ("First Jermyn"), a Pennsylvania corporation, having its principal place of business in Jermyn, Pennsylvania, and UPPER VALLEY BANCORP, INC. ("Upper Valley"), a Pennsylvania corporation, having its principal place of business in Olyphant, Pennsylvania.

                                  BACKGROUND

            1. First Jermyn and Upper Valley desire for Upper Valley to merge with and into First Jermyn, with First Jermyn surviving such merger, in accordance with the applicable laws of the Commonwealth of Pennsylvania, and in accordance with the plan of merger set forth herein.

            2. At or prior to the execution and delivery of this Agreement, certain directors, officers, and affiliates of each of Upper Valley and First Jermyn have executed in favor of the other, a Letter Agreement dated October 15, 1997, in the forms attached hereto as Exhibits 1 and 2, respectively.

            3. First Jermyn desires to merge NBO National Bank, a national banking association and a wholly-owned subsidiary of Upper Valley ("NBO"), into and with The First National Bank of
Jermyn, ("FNBJ"), a national banking association and a wholly-owned subsidiary of First Jermyn ("FNBJ"), with FNBJ surviving such merger in accordance with the Bank Plan of Merger in the form attached hereto as Exhibit 3.

            4. First Jermyn and Upper Valley desire to provide the terms and conditions governing the transactions contemplated herein, including specifically without limitation, the provisions of the forms of Articles of Incorporation and Bylaws attached hereto as Exhibit 4 which, among other things, require supermajority voting requirements of shareholders and directors to effect a change of control of the resulting corporation so that the Board of Directors and management of the resulting corporation can realize the potential for cost savings and revenue enhancements without differences relating to strategic direction.

                                   AGREEMENT

            NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

                                   ARTICLE I
                                  THE MERGERS

            Section 1.01 Definitions. As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

                  Affiliate means, with respect to any Person, any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

                  Agreement means this agreement, and any amendment or supplement hereto, which constitutes a "plan of merger" between First Jermyn and Upper Valley.

                  Applications means the applications for regulatory approval which are required by the transactions contemplated hereby.

                  Articles of Merger means the articles of merger to be executed by First Jermyn and Upper Valley and to be filed in the PDS, in accordance with the laws of the Commonwealth of Pennsylvania.

                  Bank Merger means the merger of NBO with and into FNBJ, with FNBJ surviving such merger, contemplated by
      Section 1.03 of this Agreement.

                  Bank Plan of Merger has the meaning given to that term in Section 1.03 of this Agreement.

                  BCL means the Pennsylvania Business Corporation
      Law of 1988, as amended.

                  BHC Act means the Bank Holding Company Act of
      1956, as amended.

                  Closing Date means the date specified by the parties within five (5) business days after satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their terms cannot be satisfied until the Closing Date) set forth in Article V, or such other date as First Jermyn and Upper Valley shall agree.

                  Dissenting Upper Valley Shares has the meaning given to that term in Section 1.02(e)(iii).

                  Effective Date means the date upon which the Articles of Merger shall be filed in the PDS, and shall be the same as the Closing Date.

                  Employee Benefit Plans has the meaning given to that term in Section 2.12 of this Agreement.

                  Environmental Law means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Regulatory Authority relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.

                  ERISA means the Employee Retirement Income
      Security Act of 1974, as amended.

                  Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

                  Exchange Ratio has the meaning given to that term in Section 1.02(e)(ii) of this Agreement.

                  FDIA means the Federal Deposit Insurance Act, as amended.

                  FDIC means the Federal Deposit Insurance
      Corporation.

                  First Jermyn Benefits Schedule has the meaning given to that term in Section 3.19 of this Agreement.

                  First Jermyn Common Stock has the meaning given to that term in Section 3.02(a) of this Agreement.

                  First Jermyn Disclosure Schedule means a disclosure schedule delivered by First Jermyn to Upper
      Valley pursuant to Article III of this Agreement.

                  First Jermyn Financials means (i) the audited consolidated financial statements of First Jermyn as of December 31, 1996 and for the three years ended December 31, 1996, including the notes thereto and (ii) the unaudited interim consolidated financial statements of First Jermyn as of each calendar quarter thereafter included in Securities Documents filed by First Jermyn.

                  First Jermyn Market Price means, as of any date, the average of the closing sale prices of a share of First Jermyn Common Stock, as reported by an independent source in the over-the-counter market, for the twenty (20) consecutive trading days commencing twenty-one (21) trading days prior to the date of determination.

                  First Jermyn Regulatory Reports means the Annual Reports of First Jermyn on Form FRY-6 and any Current Report of First Jermyn on Form FRY-6A filed with the FRB from December 31, 1995 through the Closing Date and the Reports of Condition and Income of FNBJ and accompanying schedules for each calendar quarter, beginning with the quarter ended December 31, 1995 through the Closing Date.

                  First Jermyn Subsidiaries means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by First Jermyn, except any corporation the stock of which is held in the ordinary course of the lending activities of a bank.

                  FRB means the Federal Reserve Board.

                  GAAP means generally accepted accounting principles as in effect at the relevant date.

                  IRC means the Internal Revenue Code of 1986, as amended.

                  IRS means the Internal Revenue Service.

                  Material Adverse Effect shall mean, with respect to First Jermyn or Upper Valley, any adverse effect on its assets, financial condition or operations which is material to its assets, financial condition or results of operations on a consolidated basis, except for any material adverse effect caused by (i) any change in the value of the respective investment portfolios of First Jermyn or Upper Valley resulting from a change in interest rates generally or (ii) any change occurring after the date hereof in any federal or state law, rule or regulation or in GAAP, which change affects banking institutions generally, including any changes affecting the Bank Insurance Fund or the Savings Association Insurance Fund.

                  Merger means the merger of Upper Valley with and into First Jermyn, with First Jermyn surviving such merger, contemplated by this Agreement.

                  NBA means the National Bank Act.

                  OCC means the Office of the Comptroller of the Currency.

                  PDS means the Department of State of the Commonwealth of Pennsylvania.

                  Person means any individual, corporation, partnership, joint venture, association, trust or "group"
      (as that term is defined under the Exchange Act).

                  Prospectus/Proxy Statement means the
      prospectus/proxy statement, together with any supplements thereto, to be transmitted to holders of Upper Valley Common Stock and First Jermyn Common Stock in connection with the transactions contemplated by this Agreement.

                  Registration Statement means the registration statement on Form S-4, including any pre-effective or post-effective amendments or supplements thereto, as filed with the SEC under the Securities Act with respect to the First Jermyn Common Stock to be issued in connection with the transactions contemplated by this Agreement.

                  Regulatory Agreement has the meaning given to that term in Section 2.11 of this Agreement.

                  Regulatory Authority means any banking agency or department of any federal or state government, including without limitation, the FDIC, the OCC, the FRB, or the respective staffs thereof.

                  Rights means warrants, options, rights,
      convertible securities and other capital stock equivalents which obligate an entity to issue its securities.

                  SEC means the Securities and Exchange Commission.

                  Securities Act means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

                  Securities Documents means all registration statements, schedules, statements, forms, reports, proxy material, and other documents required to be filed under the Securities Laws.

                  Securities Laws means the Securities Act and the Exchange Act and the rules and regulations promulgated from time to time thereunder.

                  Subsidiary means any corporation or other entity, 50% or more of the capital stock or ownership interests of which are owned, either directly or indirectly, by another entity, except any corporation or other entity the capital stock or ownership interests of which are held in the ordinary course of the lending activities of a bank.

                  Transition Period means the period of time beginning on the Effective Date and ending on December 31, 2004.

                  Upper Valley Benefits Schedule has the meaning given to that term in Section 2.18 of this Agreement.

                  Upper Valley Common Stock means the common stock of Upper Valley described in Section 2.02(a).

                  Upper Valley Disclosure Schedule means a disclosure schedule delivered by Upper Valley to First
      Jermyn pursuant to Article II of this Agreement.

                  Upper Valley Financials means (i) the audited consolidated financial statements of Upper Valley as of December 31, 1996 and for the three years ended December 31, 1996, including the notes thereto, (ii) the unaudited interim consolidated financial statements of Upper Valley as of and for each calendar quarter thereafter.

                  Upper Valley Regulatory Reports means the Annual Reports of Upper Valley on Form FRY-6, any Current Report of Upper Valley on Form FRY-6A filed with the FRB from December 31, 1995 through the Closing Date and the Reports of Condition and Income of NBO and accompanying schedules for each calendar quarter, beginning with the quarter ended December 31, 1995 through the Closing Date.

                  Upper Valley Stock Options has the meaning given to that term in Section 1.02(f) of this Agreement.

                  Upper Valley Subsidiaries means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by Upper Valley, except any corporation the stock of which is held in the ordinary course of the lending activities of NBO.

            Section 1.02  The Merger.

                  (a) Closing. The closing will take place at 10:00 a.m. on the Closing Date at the offices of Stevens & Lee, 116 North Washington Avenue, Suite 2B, Scranton, Pennsylvania, unless another time and place are agreed to by the parties hereto; provided, in any case, that all conditions to closing set forth in Article V have been satisfied or waived at or prior to the Closing Date. On the Closing Date, Upper Valley and First Jermyn shall cause the Articles of Merger to be duly executed and to be filed in the PDS.

                  (b)   The Merger.  Subject to the terms and
conditions of this Agreement, on the Effective Date: Upper Valley shall merge with and into First Jermyn; the separate existence of Upper Valley shall cease; First Jermyn shall be the surviving corporation in the Merger; and all of the property (real, personal and mixed), rights, powers and duties and obligations of Upper Valley shall be taken and deemed to be transferred to and vested in First Jermyn, as the surviving corporation in the Merger, without further act or deed; all debts, liabilities and duties of each of Upper Valley and First Jermyn shall thereafter be the responsibility of First Jermyn as the surviving corporation; all in accordance with the applicable laws of the Commonwealth of Pennsylvania.

                  (c) First Jermyn's Articles of Incorporation and Bylaws. On and after the Effective Date, the articles of incorporation and the bylaws of First Jermyn, as the surviving corporation in the Merger, shall be the articles of incorporation and bylaws attached hereto as Exhibit 4, until thereafter altered, amended or repealed.

                  (d)   Board of Directors and Officers of First
Jermyn and FNBJ; Name.

                        (i)  On the Effective Date, the Board of
Directors of First Jermyn, as the surviving corporation in the Merger, shall consist of (i) those persons holding such office immediately prior to the Effective Date and (ii) Saul Kaplan (to be elected as a Class III director to serve until 1998), Harold S. Kaplan (to be elected as a Class III director to serve until 1998), Joseph P. Coviello (to be elected as a Class III director to serve until 1998), Fred J. Gentile (to be elected as a Class I director to serve until 1999), Michael A. Barbetti (to be elected as a Class I director to serve until 1999) and Norman Woodworth (to be elected as a Class I director to serve until 1999), all as further set forth in the form of Restated Articles of Incorporation of First Jermyn attached hereto as Exhibit 4. First Jermyn (i) shall cause Messrs. Saul Kaplan, Harold Kaplan and Coviello to be renominated for election to the Board of Directors of First Jermyn at any annual or special meeting of shareholders of First Jermyn held during the Transition Period at which the Class in which such individuals are serving is considered for re-election and (ii) shall cause Messrs. Gentile, Barbetti and Woodworth to be renominated for re-election to the Board of Directors of First Jermyn at any annual or special meeting of shareholders of First Jermyn held through December 31, 1999 at which the Class in which such individuals are serving is considered for re-election. In the event that any of such individuals are unable or unwilling to serve as a member of the Board of Directors at any time during their term as such, the Board of Directors of First Jermyn shall fill the vacancy created thereby. Upper Valley acknowledges that, prior to the Effective Date, First Jermyn may add one (1) additional member to the Board of Directors so that the total number of Directors of First Jermyn on the Effective Date, including the representatives of Upper Valley, will be eighteen (18).

                        (ii)  On the Effective Date, the officers of
First Jermyn duly elected and holding office immediately prior to the Effective Date shall be the officers of First Jermyn, as the surviving corporation in the Merger, existing on such Effective
Date and John R. Adonizio shall be elected as an Executive Vice President of First Jermyn effective as of the Effective Date.

                        (iii)  On the effective date of the Bank
Merger, the directors of FNBJ as the surviving institution in the Bank Merger shall consist of (i) those persons holding such office immediately prior to the Effective Date and (ii) Messrs. Saul Kaplan, Harold Kaplan, Joseph Coviello, Fred J. Gentile, Michael A. Barbetti, and Norman Woodworth. First Jermyn and FNBJ agree to cause such individuals to be elected to the Board of Directors of FNBJ at any annual or special meeting of the sole shareholder of FNBJ held during the time that such individuals are serving as directors of First Jermyn.

                        (iv)  On the effective date of the Bank
Merger, the officers of FNBJ duly elected and holding office immediately prior to such effective date shall be the officers of FNBJ, as the surviving corporation in the Bank Merger, and John R. Adonizio shall be elected as an Executive Vice President of FNBJ effective as of the Effective Date.

                        (v) On the Effective Date, the name of First Jermyn shall be changed to such name as may be mutually agreed to by First Jermyn and Upper Valley.

                  (e)   Conversion of Shares.

                        (i)   First Jermyn Common Stock.

                              (A)   Each share of First Jermyn Common
      Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, continue to be issued and outstanding as an identical share of First Jermyn Common Stock. Shares of First Jermyn Common Stock owned by Upper Valley (other than shares held in trust, managed, custodial or nominee accounts and the like that in any such case are beneficially owned by third parties (any such shares, "trust account shares") and shares acquired in respect of debts previously contracted (any such shares, "DPC shares")) shall become treasury stock of First Jermyn.

                              (B)   Each share of First Jermyn Common
      Stock issued and held in the treasury of First Jermyn as of the Effective Date, if any, shall, on and after the Effective Date, continue to be issued and held in the treasury of First Jermyn.

                        (ii)  Upper Valley Common Stock.

                              (A)    Subject to the provisions of
      Section 1.02(e)(iii) hereof with respect to dissenting shares, each share of Upper Valley Common Stock issued and outstanding immediately prior to the Effective Date (other than shares then owned by First Jermyn, if any) shall, on the Effective Date, by reason of the Merger and without any action on the part of the holder thereof, be converted into and become .6890 shares of First Jermyn Common Stock (subject to possible adjustment as set forth in Section 1.02(h), the "Exchange Ratio").

                              (B)   Each share of Upper Valley Common
      Stock (other than trust account shares or DPC shares) owned by First Jermyn or a First Jermyn Subsidiary on the Effective Date, if any, shall be cancelled.

                              (C)   Each share of Upper Valley Common
      Stock issued and held in the treasury of Upper Valley or owned by Upper Valley or any Upper Valley Subsidiary (other than trust account shares or DPC shares) as of the Effective Date, if any, shall be cancelled, and no cash, stock or other property shall be delivered in exchange therefor.

                              (D)   No fraction of a whole share of
      First Jermyn Common Stock and no scrip or certificates therefor shall be issued in connection with the Merger. Any former holder of Upper Valley Common Stock who would otherwise be entitled to receive a fraction of a share of First Jermyn Common Stock shall receive, in lieu thereof, cash in an amount equal to such fraction of a share multiplied by the First Jermyn Market Price determined as of the Effective Date.

                        (iii)  Dissenting Shareholders of Upper
      Valley. If there are holders of Upper Valley Common Stock who dissent from the Merger and exercise and perfect the right to obtain valuation of and payment for their shares ("Dissenting Upper Valley Shares") pursuant to Section 1930(a) and Subchapter D of Chapter 15 of the BCL, the following provisions will govern payments to be made in respect of Dissenting Upper Valley Shares:

                              (A)    all payments in respect of
      Dissenting Upper Valley Shares, if any, will be made directly by First Jermyn, as the surviving corporation in the Merger; and

                              (B)   Dissenting Upper Valley Shares, if
      any, will be deemed to have been retired and cancelled immediately prior to the Merger, with the effect that no conversion thereof will occur pursuant to Section
      1.02(e)(ii) hereof.

                  (f) Stock Options. From and after the Effective Date, all stock options to purchase shares of Upper Valley Common Stock ("Upper Valley Stock Options"), which are then outstanding and unexercised, shall be converted into and become options to purchase shares of First Jermyn Common Stock, and First Jermyn shall assume each such Upper Valley Stock Option in accordance with the terms of the plan and agreement by which it is evidenced; provided, however, that from and after the Effective
Date (i) each such Upper Valley Stock Option assumed by First
Jermyn may be exercised solely to purchase shares of First Jermyn Common Stock, (ii) the number of shares of First Jermyn Common
Stock purchasable upon exercise of such Upper Valley Stock Option shall be equal to the number of shares of Upper Valley Common
Stock that was purchasable under such Upper Valley Stock Option immediately prior to the Effective Date multiplied by the Exchange Ratio and rounding up to the nearest whole share, and
(iii) the per share exercise price under each such Upper Valley Stock Option shall be adjusted by dividing the per share exercise price of each such Upper Valley Stock Option by the Exchange
Ratio, and rounding up to the nearest cent. The terms of each Upper Valley Stock Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction with respect to First Jermyn Common Stock on or subsequent to the Effective Date. It is intended that the foregoing assumption shall be effected in a manner which is consistent with the requirements of Section 424 of the Code, as to any Upper Valley Stock Option that is an "incentive stock option" (as defined in Section 422 of the Code).

                  (g)   Surrender and Exchange of Upper Valley Stock
Certificates.

                        (i)  Exchange of Certificates.  Each holder
      of shares of Upper Valley Common Stock, other than holders of Dissenting Upper Valley Shares, who surrenders to First Jermyn (or its agent) the certificate or certificates representing such shares will be entitled to receive, as soon as practicable after the Effective Date, in exchange therefor a certificate or certificates for the number of whole shares of First Jermyn Common Stock into which such holder's shares of Upper Valley Common Stock have been converted pursuant to the Merger, together with a check for cash in lieu of any fractional share in accordance with
      Section 1.02(e)(ii)(D) hereof.

                        (ii) Rights Evidenced by Certificates. Each certificate for shares of First Jermyn Common Stock issued in exchange for certificates for Upper Valley Common Stock pursuant to Section 1.02(g)(i) hereof will be dated the Effective Date and be entitled to dividends and all other rights and privileges pertaining to such shares of stock from and after the Effective Date. Until surrendered, each certificate theretofore evidencing shares of Upper Valley Common Stock will, from and after the Effective Date, evidence solely the right to receive certificates for shares of First Jermyn Common Stock pursuant to Section 1.02(g)(i) hereof and a check for cash in lieu of any fractional share in accordance with Section 1.02(e)(ii)(D) hereof. If certificates for shares of Upper Valley Common Stock are exchanged for First Jermyn Common Stock at a date following one or more record dates for the payment of dividends or of any other distribution on the shares of First Jermyn Common Stock, First Jermyn will pay cash in an amount equal to dividends theretofore payable on such First Jermyn Common
      Stock and pay or deliver any other distribution to which holders of shares of First Jermyn Common Stock have theretofore become entitled. No interest will accrue or be payable in respect of dividends or cash otherwise payable under this Section 1.02(g) upon surrender of certificates for shares of Upper Valley Common Stock. Notwithstanding the foregoing, no party hereto will be liable to any holder of Upper Valley Common Stock for any amount paid upon advice of legal counsel and in good faith to a public official or agency pursuant to any applicable abandoned property, escheat or similar law. Until such time as certificates for shares of Upper Valley Common Stock are surrendered by a Upper Valley shareholder to First Jermyn for exchange, First Jermyn shall have the right to withhold dividends or any other distributions on the shares of First Jermyn Common
      Stock issuable to such shareholder.

                        (iii) Exchange Procedures. Each certificate for shares of Upper Valley Common Stock delivered for exchange under this Section 1.02(g) must be endorsed in blank by the registered holder thereof or be accompanied by a power of attorney to transfer such shares endorsed in blank by such holder. If more than one certificate is surrendered at one time and in one transmittal package for the same shareholder account, the number of whole shares of First Jermyn Common Stock for which certificates will be issued pursuant to this Section 1.02(g) will be computed on the basis of the aggregate number of shares represented by the certificates so surrendered. If shares of First Jermyn Common Stock or payments of cash are to be issued or made to a person other than the one in whose name the surrendered certificate is registered, the certificate so surrendered must be properly endorsed in blank, with signature(s) guaranteed, or otherwise in proper form for transfer, and the person to whom certificates for shares of First Jermyn Common Stock is to be issued or to whom cash is to be paid shall pay any transfer or other taxes required by reason of such issuance or payment to a person other than the registered holder of the certificate for shares of Upper
      Valley Common Stock which are surrendered. As promptly as practicable after the Effective Date, First Jermyn shall send or cause to be sent to each shareholder of record of Upper Valley Common Stock transmittal materials for use in exchanging certificates representing Upper Valley Common
      Stock for certificates representing First Jermyn Common
      Stock into which the former have been converted in the Merger. Certificates representing shares of First Jermyn Common Stock and checks for cash in lieu of fractional shares shall be mailed to former shareholders of Upper
      Valley as soon as reasonably possible but in no event later than twenty (20) business days following the receipt of certificates representing former shares of Upper Valley
      Common Stock duly endorsed or accompanied by the materials referenced herein and delivered by certified mail, return receipt requested (but in no event earlier than the second business day following the Effective Date).

                        (iv)  Closing of Stock Transfer Books;
      Cancellation of Upper Valley Certificates. Upon the Effective Date, the stock transfer books for Upper Valley Common Stock will be closed and no further transfers of shares of Upper Valley Common Stock will thereafter be made or recognized. All certificates for shares of Upper Valley Common Stock surrendered pursuant to this Section 1.02(g) will be cancelled by First Jermyn.

                  (h) Anti-Dilution Provisions. If First Jermyn shall, at any time before the Effective Date, (A) issue a dividend in shares of First Jermyn Common Stock, (B) combine the outstanding shares of First Jermyn Common Stock into a smaller number of shares, (C) subdivide the outstanding shares of First Jermyn Common Stock, or (D) reclassify the shares of First Jermyn Common Stock, then, in any such event, the number of shares of First Jermyn Common Stock to be delivered to Upper Valley shareholders who are entitled to receive shares of First Jermyn Common Stock in exchange for shares of Upper Valley Common Stock shall be adjusted so that each Upper Valley shareholder shall be entitled to receive such number of shares of First Jermyn Common Stock as such shareholder would have been entitled to receive if the Effective Date had occurred immediately prior to the happening of such event. (By way of illustration, if First
Jermyn shall declare a stock dividend of 7% payable with respect to a record date on or prior to the Effective Date, the Exchange Ratio determined pursuant to Sections 1.02(e)(ii) hereof shall be adjusted upward by 7%.)

            Section 1.03 The Bank Merger. First Jermyn and Upper Valley shall use their best efforts to cause NBO to merge with and into FNBJ under the NBA, with FNBJ surviving such merger, as soon as practicable after the Effective Date. Concurrently with, or as soon as practicable after, the execution and delivery of this Agreement, First Jermyn shall cause FNBJ, and Upper Valley shall cause NBO, to execute and deliver the Bank Plan of Merger attached hereto as Exhibit 3. In connection with the Bank
Merger, the name of FNBJ shall be changed to such name as may be mutually agreed to by First Jermyn and Upper Valley.

                                  ARTICLE II
                REPRESENTATIONS AND WARRANTIES OF UPPER VALLEY

            Upper Valley hereby represents and warrants to First Jermyn that, except as specifically set forth in the Upper Valley Disclosure Schedule (which Upper Valley Disclosure Schedule qualifies and represents exceptions to all of the representations and warranties of Upper Valley contained in this Agreement taken as a whole and does not relate to particular representations and warranties) delivered to First Jermyn by Upper Valley on the date hereof:

            Section 2.01  Organization.

                  (a) Upper Valley is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Upper Valley is a bank holding company duly registered under the BHC Act. Upper Valley has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Upper Valley is not qualified or licensed to do business as a foreign corporation in any other jurisdiction and is not required to be so qualified or licensed as the result of the ownership or leasing of property or the conduct of its business except where the failure to be so qualified or licensed would not have a Material Adverse Effect.

                  (b) NBO is a national banking association duly organized and validly existing under the laws of the United
States of America. NBO has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Neither NBO nor any other Upper Valley
Subsidiary is qualified or licensed to do business as a foreign corporation in any other jurisdiction and neither is required to be so qualified or licensed as the result of the ownership or leasing of property or the conduct of its business, except where the failure to be so qualified or licensed would not have a Material Adverse Effect.

                  (c) There are no Upper Valley Subsidiaries other than NBO. There are no NBO Subsidiaries.

                  (d) The deposits of NBO are insured by the FDIC to the extent provided in the Federal Deposit Insurance Act.

                  (e) The respective minute books of Upper Valley and NBO and each other Upper Valley Subsidiary accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees) through the date of this Agreement.

                  (f) Prior to the date of this Agreement, Upper Valley has delivered to First Jermyn true and correct copies of the articles of incorporation and bylaws of Upper Valley and the articles of association and bylaws of NBO as in effect on the date hereof.

            Section 2.02  Capitalization.

                  (a) The authorized capital stock of Upper Valley consists of 2,000,000 shares of common stock, $0.50 par value ("Upper Valley Common Stock"), of which, at the date of this Agreement, 1,000,599 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights.
Neither Upper Valley nor NBO nor any other Upper Valley
Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement, plan or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of Upper Valley Common Stock or any other security of Upper Valley or any securities representing the right to vote, purchase or otherwise receive any shares of Upper Valley Common Stock or any other security of Upper Valley, other than stock options described in the Upper Valley Disclosure Schedule or in Note 10 to the audited financial statements included in Upper Valley's
1996 Annual Report to Shareholders.

                  (b) The authorized capital stock of NBO consists of $100,000.00 divided into 5,000 shares of common stock, par value $20.00 per share, all of the outstanding shares of which are validly issued, fully paid, nonassessable, free of preemptive rights and owned by Upper Valley. Neither Upper Valley nor any Upper Valley Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of the capital stock of any Upper Valley Subsidiary or any other security of any Upper Valley Subsidiary or any securities representing the right to vote, purchase or otherwise receive any shares of the capital stock or any other security of any Upper Valley Subsidiary. Either Upper Valley or NBO owns all of the outstanding shares of capital stock of each Upper Valley Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

                  (c)   Neither (i) Upper Valley, (ii) NBO nor
(iii) any other Upper Valley Subsidiary, owns any equity interest, directly or indirectly, treasury stock, in any other company or controls any other company, except for equity interests held in the investment portfolios of Upper Valley Subsidiaries, equity interests held by Upper Valley Subsidiaries in a fiduciary capacity, and equity interests held in connection with the commercial loan activities of Upper Valley Subsidiaries. There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding and held by Upper Valley or NBO with respect to any other company's capital stock or the equity of any other person.

                  (d) To Upper Valley's knowledge, without any independent investigation, no person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Upper Valley Common Stock, except as disclosed in reasonable detail (using the principles described in Item 403 of the SEC's Regulation S-K) in the Upper Valley Disclosure Schedule.

            Section 2.03  Authority; No Violation.

                  (a) Upper Valley has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. NBO has full corporate power and authority to execute and deliver the Bank Plan of Merger and to consummate the Bank Merger. The execution and delivery of this Agreement by Upper Valley and the consummation by Upper Valley of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Upper Valley and, except for approval by the shareholders of Upper Valley, no other corporate proceedings on the part of Upper Valley are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Upper Valley and, subject to approval of the shareholders of Upper Valley and receipt of the required approvals from Regulatory Authorities described in Section 3.04 hereof, constitutes the valid and binding obligation of Upper Valley, enforceable against Upper Valley in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity. The Bank Plan of Merger, upon its execution and delivery by NBO concurrently with the execution and delivery of this Agreement, will constitute the valid and binding obligation of NBO, enforceable against NBO in accordance with its terms, subject to applicable conservatorship or receivership provisions of the FDIA, or insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

                  (b)   (A) The execution and delivery of this
Agreement by Upper Valley, (B) the execution and delivery of the Bank Plan of Merger by NBO, (C) subject to receipt of approvals from the Regulatory Authorities referred to in Section 3.04 hereof and Upper Valley's and First Jermyn's compliance with any conditions contained therein, the consummation of the transactions contemplated hereby, and (D) compliance by Upper Valley or NBO with any of the terms or provisions hereof or of the Bank Plan of Merger, will not (i) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of Upper Valley or any Upper Valley Subsidiary or the articles of association or bylaws of NBO; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Upper Valley or any Upper Valley Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Upper Valley or any Upper Valley Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other instrument or obligation to which Upper Valley or any Upper Valley Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on Upper Valley.

            Section 2.04 Consents. Except for the consents, approvals, filings and registrations from or with the Regulatory Authorities referred to in Section 3.04 hereof and compliance with any conditions contained therein, and the approval of this Agreement by the shareholders of Upper Valley, and the approval of the Bank Plan of Merger by Upper Valley as sole shareholder of NBO under the FDIA, and by the NBO Board of Directors, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, or will be, in connection with (a) the execution and delivery of this Agreement by Upper Valley or the Bank Plan of Merger by NBO, and (b) the completion by Upper Valley of the transactions contemplated hereby or by NBO of the Bank Merger. Upper Valley has no reason to believe that (i) any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact Upper Valley's ability to complete the transactions contemplated by this Agreement or that (ii) any public body or authority, the consent or approval of which is not required or any filing with which is not required, will object to the completion of the transactions contemplated by this Agreement.

            Section 2.05  Financial Statements.

                  (a) Upper Valley has previously delivered, or will deliver, to First Jermyn the Upper Valley Regulatory Reports. The Upper Valley Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present, or will fairly present in all material respects, the financial position, results of operations and changes in shareholders' equity of Upper Valley as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

                  (b) Upper Valley has previously delivered to First Jermyn the Upper Valley Financials. The Upper Valley Financials have been, or will be, prepared in accordance with generally accepted accounting principles and practices applied on a consistent basis throughout the periods covered by such statements, and fairly present, or will fairly present, the consolidated financial position, results of operations and cash flows of Upper Valley as of and for the periods ending on the dates thereof, in accordance with generally accepted accounting principles applied on a consistent basis.

                  (c) At the date of each balance sheet included in the Upper Valley Financials or the Upper Valley Regulatory
Reports, neither Upper Valley nor NBO (as the case may be) had, or will have, any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Upper
Valley Financials or Upper Valley Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material in the aggregate and which are incurred in the ordinary course of business, consistent with past practice, and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

            Section 2.06  Taxes.

                  (a)   Upper Valley and the Upper Valley
Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a). Upper Valley has duly filed, and will file, all federal, state and local tax returns required to be filed by or with respect to Upper Valley and all Upper Valley Subsidiaries on or prior to the Closing Date (all such returns being accurate and correct in all material respects) and has duly paid or will pay, or made or will make, provisions for the payment of all federal, state and local taxes which have been incurred by or are due or claimed to be due from Upper Valley and any Upper Valley Subsidiary by any taxing authority or pursuant to any tax sharing agreement or arrangement (written or oral) on or prior to the Closing Date other than taxes which (i) are not delinquent or (ii) are being contested in good faith.

                  (b) No consent pursuant to IRC Section 341(f) has been filed (or will be filed prior to the Closing Date) by or with respect to Upper Valley or any Upper Valley Subsidiary.

            Section 2.07 No Material Adverse Effect. Upper Valley has not suffered any Material Adverse Effect since December 31, 1996.

            Section 2.08  Contracts.

                  (a) Except as described in Upper Valley's Annual Reports to Shareholders for the years ended December 31, 1994, 1995 and 1996, previously delivered to First Jermyn, or in the footnotes to the audited consolidated financial statements of Upper Valley as of December 31, 1996, and for the three years ended December 31, 1996, neither Upper Valley nor any Upper
Valley Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or arrangement with any past or present officer, director or employee of Upper Valley or any Upper Valley Subsidiary, except for "at will" arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors or employees of Upper Valley or any Upper Valley Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of Upper
Valley or any Upper Valley Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by any Upper Valley Subsidiary; (v) any instrument evidencing or related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Upper Valley or any Upper Valley Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, bankers acceptances and "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to First Jermyn or any First Jermyn Subsidiary; (vi) any contract (other than this Agreement) limiting the freedom of any Upper Valley Subsidiary to engage in any type of banking or bank-related business permissible under law or (vii) any other material contract.

                  (b) True and correct copies of agreements, plans, arrangements and instruments referred to in Section 2.08(a) or described in a footnote to such audited consolidated financial statements, have been provided to First Jermyn on or before the date hereof, are listed on the Upper Valley Disclosure Schedule and are in full force and effect on the date hereof and neither
Upper Valley nor any Upper Valley Subsidiary (nor, to the knowledge of Upper Valley, any other party to any such contract, plan, arrangement or instrument) has breached any provision of, or is in default in any respect under any term of, any such contract, plan, arrangement or instrument which breach has resulted in or will result in a Material Adverse Effect with respect to Upper Valley. No party to any material contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, plan, arrangement or instrument as a result of the transactions contemplated by this Agreement. None of the employees (including officers) of Upper Valley or any Upper Valley Subsidiary, possess the right to terminate their employment as a result of the execution of this Agreement. No plan, employment agreement, termination agreement, or similar agreement or arrangement to which Upper Valley or any Upper Valley Subsidiary is a party or under which Upper Valley or any Upper Valley Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder. No such agreement, plan or arrangement (x) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of Upper Valley or any Upper
Valley Subsidiary absent the occurrence of a subsequent event;
(y) provides for benefits which may cause the disallowance of a federal income tax deduction under IRC Section 280G; or
(z) requires Upper Valley or any Upper Valley Subsidiary to provide a benefit in the form of Upper Valley Common Stock or determined by reference to the value of Upper Valley Common
Stock.

            Section 2.09  Ownership of Property; Insurance
Coverage.

                  (a)   Upper Valley and the Upper Valley
Subsidiaries have, or will have as to property acquired after the date hereof, good and, as to real property, marketable title to all assets and properties owned by Upper Valley or any Upper Valley Subsidiary in the conduct of its business, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Upper Valley Regulatory Reports and in the Upper Valley Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities for borrowed money and that are described in the Upper Valley Disclosure Schedule or permitted under Article IV hereof and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. Upper Valley and the Upper Valley Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by Upper Valley and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.

                  (b) With respect to all agreements pursuant to which Upper Valley or any Upper Valley Subsidiary has purchased securities subject to an agreement to resell, if any, Upper
Valley or such Upper Valley Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

                  (c)   Upper Valley and the Upper Valley
Subsidiaries currently maintain insurance in amounts considered by Upper Valley to be reasonable for their respective operations and similar in scope and coverage to that maintained by other businesses similarly engaged. Neither Upper Valley nor any Upper Valley Subsidiary has received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by Upper Valley or NBO under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three years Upper Valley has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies.

            Section 2.10 Legal Proceedings. Neither Upper Valley nor any Upper Valley Subsidiary is a party to any, and there are no pending or, to the best of Upper Valley's knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature
(i) against Upper Valley or any Upper Valley Subsidiary, (ii) to which Upper Valley or any Upper Valley Subsidiary's assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or
(iv) which could adversely affect the ability of Upper Valley to perform under this Agreement, except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (i) or (ii) which, if adversely determined, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect.

            Section 2.11  Compliance With Applicable Law.

                  (a)   Upper Valley and the Upper Valley
Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their businesses or otherwise have a Material Adverse Effect.

                  (b) Neither Upper Valley nor any Upper Valley Subsidiary has received any notification or communication from any Regulatory Authority (i) asserting that Upper Valley or any Upper Valley Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Upper Valley or any Upper Valley Subsidiary; (iii) requiring or threatening to require Upper Valley or any Upper Valley Subsidiary, or indicating that Upper Valley or any Upper Valley Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of Upper Valley or any Upper Valley Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Upper Valley or any Upper Valley Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). Neither Upper Valley nor any Upper Valley Subsidiary has consented to or entered into any Regulatory Agreement, except as heretofore disclosed to First Jermyn.

            Section 2.12 ERISA. Upper Valley has previously delivered to First Jermyn true and complete copies of all employee pension benefit plans within the meaning of ERISA
Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, employment agreements, annual or long term incentive plans, settlement plans, policies and agreements, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other employee benefit plans, policies, agreements and arrangements ("Employee Benefit Plans"), all of which are set forth in the Upper Valley Disclosure Schedule, maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of Upper Valley or any Upper Valley Subsidiary, together with (i) the most recent actuarial (if any) and financial reports relating to those plans which constitute "qualified plans" under IRC Section 401(a), (ii) the most recent annual reports relating to such plans filed by them, respectively, with any government agency, and (iii) all rulings and determination letters which pertain to any Upper Valley Employee Benefit Plans. Neither Upper Valley nor any Upper Valley Subsidiary, and no pension plan maintained by Upper Valley or any Upper Valley Subsidiary, has incurred, directly or indirectly, within the past six (6) years any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any pension plan qualified under IRC Section 401(a) except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA
Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043(b) occurred with respect to any such pension plan. With respect to each Upper Valley Employee Benefit Plan that is subject to Title IV of ERISA, the present value of the accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the plan's most recent actuarial report did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such accrued benefits. With respect to each Upper Valley Employee Benefit Plan, Upper Valley will have made on or prior to the Closing Date, all payments required to be made by it prior to the Closing Date and will have accrued as of the Closing Date all payments due but not yet payable so that there will not have been nor will there be any accumulated funding deficiencies (as defined in ERISA or the Code) or waivers of such deficiencies. Neither Upper Valley nor any Upper Valley Subsidiary has incurred or is subject to any liability under ERISA Section 4201 for a complete or partial withdrawal from a multi-employer plan. All "employee benefit plans," as defined in ERISA Section 3(3), comply, and within the past six (6) years have complied, in all material respects with (i) relevant provisions of ERISA and (ii), in the case of plans intended to qualify for favorable income tax treatment, provisions of the IRC relevant to such treatment. No prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA Section 408 or any transaction prohibited under IRC Section 4975) has occurred within the past six (6) years with respect to any employee benefit plan maintained by Upper Valley or any Upper Valley Subsidiary that would result in the imposition, directly or indirectly, of an excise tax under IRC 4975 or other penalty under ERISA or the IRC, which, individually or in the aggregate, has resulted in or will result in a Material Adverse Effect with respect to Upper Valley. Upper Valley and the Upper Valley Subsidiaries provide continuation coverage under group health plans for separating employees and "qualified beneficiaries" in accordance with the provisions of IRC Section 4980B(f). Such group health plans are in compliance with Section 1862(b)(1) of the Social Security Act. There are no pending actions, claims or lawsuits which have been asserted or instituted against any of Upper Valley's Employee Benefit Plans, the assets of any of the trusts under such Plans, the plan sponsor, the plan administrator or against any fiduciary of any of Upper Valley's Employee Benefit Plans (other than routine benefit claims) nor does Upper Valley have knowledge of facts which could form the basis of any such action, claim or lawsuit. There are no investigations or audits of any of Upper Valley's Employee Benefit Plans, any trusts under such plans, the plan sponsor, the plan administrator or any fiduciary of any of Upper Valley's Employee Benefit Plans which have been threatened or instituted nor does Upper Valley have knowledge of facts which could form the basis for any such investigation or audit. No event has occurred or will occur which will result in liability to Upper Valley in connection with any Employee Benefit Plan established, maintained, or contributed to (currently or previously) by Upper Valley or by any other entity which, together with Upper Valley, constitute elements of either (i) a controlled group of corporations (within the meaning of IRC
Section 414(b)), (ii) a group of trades or businesses under common control (within the meaning of IRC Sections 414(c) or 4001), (iii) an affiliated service group (within the meaning of IRC Section 414(m), or (iv) another arrangement covered by IRC
Section 414(o).

            Section 2.13 Brokers, Finders and Financial Advisors. Neither Upper Valley nor any Upper Valley Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement or in connection with any transaction other than the Merger, or, except for its commitments disclosed in Upper Valley Disclosure Schedule, incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement or in connection with any transaction other than the Merger, which has not been reflected in the Upper Valley Financials.

            Section 2.14 Environmental Matters. To the knowledge of Upper Valley, neither Upper Valley nor any Upper Valley Subsidiary, nor any properties owned or operated by Upper Valley or any Upper Valley Subsidiary has been or is in violation of or liable under any Environmental Law which violation or liability, individually or in the aggregate, resulted in, or will result, in a Material Adverse Effect with respect to Upper Valley. There are no actions, suits or proceedings, or demands, claims, notices or investigations (including without limitation notices, demand letters or requests for information from any environmental agency) instituted or pending, or to the knowledge of Upper Valley, threatened, relating to the liability of any property owned or operated by Upper Valley or any Upper Valley Subsidiary under any Environmental Law.

            Section 2.15 Loan Portfolio. The allowance for loan losses reflected, and to be reflected, in the Upper Valley Regulatory Reports, and shown, and to be shown, on the balance sheets contained in the Upper Valley Financials have been, and will be, established in accordance with the requirements of generally accepted accounting principles and all applicable regulatory criteria. First Jermyn acknowledges that the allowance for loan losses of Upper Valley as of September 30, 1997 reflected or to be reflected in the Upper Valley Regulatory Reports and shown or to be shown on the balance sheets contained in the Upper Valley Financials has been established in accordance with the requirements of generally accepted accounting principles.

            Section 2.16 Information to be Supplied. The information to be supplied by Upper Valley and NBO for inclusion in the Registration Statement (including the Prospectus/Proxy Statement) will not, at the time the Registration Statement is declared effective pursuant to the Securities Act, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The information supplied, or to be supplied, by Upper Valley for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority, be accurate in all material aspects.

            Section 2.17 Related Party Transactions. Except as disclosed in the footnotes to the Upper Valley Financials, Upper Valley is not a party to any transaction (including any loan or other credit accommodation) with any Affiliate of Upper Valley (except an Upper Valley Subsidiary). Any such transaction
(a) was made in the ordinary course of business, (b) was made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of Upper Valley is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither Upper Valley nor NBO has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by NBO is inappropriate.

            Section 2.18 Schedule of Termination Benefits. The Upper Valley Disclosure Schedule includes a schedule of a good faith estimate of the present value as of December 31, 1997 of termination benefits and related payments that would be payable to the executive officers identified thereon, excluding any options to acquire Upper Valley Common Stock granted to such individuals, under any and all employment agreements, special termination agreements, supplemental executive retirement plans, deferred bonus plans, deferred compensation plans, salary continuation plans, or any other pension benefit or welfare benefit plan maintained by Upper Valley solely for the benefit of officers of Upper Valley or Upper Valley Subsidiaries (the "Upper Valley Benefits Schedule"), assuming their employment is terminated as of December 31, 1997 and the Closing Date occurs prior to such termination. No other individuals are entitled to benefits under any such plans. The present value of the termination benefits and related payments specified, including required gross-up payments under Section 280G of the IRC, on the Upper Valley Benefit Schedule with respect to each named individual (based on a 6% per annum discount factor) is true and correct in all material respects.

            Section 2.19 Loans. Each loan reflected as an asset in the Upper Valley Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on Upper Valley.

            Section 2.20 Quality of Representations. The representations made by Upper Valley in this Agreement are true, correct and complete in all material respects, and do not omit statements necessary to make them not misleading under all facts and circumstances.

                                  ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF FIRST JERMYN

            First Jermyn hereby represents and warrants to Upper Valley that, except as set forth in the First Jermyn Disclosure Schedule (which First Jermyn Disclosure Schedule qualifies and represents exceptions to all of the representations and warranties of First Jermyn contained in this Agreement taken as a whole and does not relate solely to particular representations and warranties) delivered by First Jermyn to Upper Valley on or prior to the date hereof:

            Section 3.01  Organization.

                  (a) First Jermyn is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. First Jermyn is a bank holding company duly registered under the BHC Act. First Jermyn has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it First
Jermyn is not qualified or licensed to do business as a foreign corporation in any other jurisdiction and is not required to be so qualified or licensed as the result of the ownership or leasing of property or the conduct of its business, except where the failure to be so qualified or licensed would not have a Material Adverse Effect.

                  (b) FNBJ is a national banking association duly organized and validly existing under the laws of the United
States of America. FNBJ has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Neither FNBJ nor any other First Jermyn
Subsidiary is qualified or licensed to do business as a foreign corporation in any other jurisdiction and neither is required to be so qualified or licensed as the result of the ownership or leasing of property or the conduct of its business, except where the failure to be so qualified or licensed would not have a Material Adverse Effect.

                  (c) There are no First Jermyn Subsidiaries other than FNBJ or as disclosed in First Jermyn's Annual Report on Form 10-K for the year ended December 31, 1996. There are no FNBJ Subsidiaries.

                  (d) The deposits of FNBJ are insured by the FDIC to the extent provided in the Federal Deposit Insurance Act.

                  (e) The respective minute books of First Jermyn and FNBJ accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees) through the date of this Agreement.

                  (f) Prior to the execution of this Agreement, First Jermyn has delivered to Upper Valley true and correct copies of the articles of incorporation and the bylaws of First Jermyn and the articles of association and bylaws of FNBJ as in effect on the date hereof.

            Section 3.02  Capital Structure.

                  (a) The authorized capital stock of First Jermyn consists of (a) 2,500,000 shares of common stock, $1.25 par value ("First Jermyn Common Stock"), of which, at the date of this Agreement, 15,205 shares are issued and held by First Jermyn as treasury stock and 884,680 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights. Neither First Jermyn nor FNBJ nor any other First Jermyn Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement, plan or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of First Jermyn Common Stock or any other security of First Jermyn or any securities representing the right to vote, purchase or otherwise receive any shares of First Jermyn Common Stock or any other security of First Jermyn.

                  (b) The authorized capital stock of FNBJ consists of 128,496 shares of common stock, par value $6.25 per share, all of which shares are outstanding, validly issued, fully paid, nonassessable, free of preemptive rights and owned by First
Jermyn. Neither First Jermyn nor any First Jermyn Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of the capital stock of any First Jermyn Subsidiary or any other security of any First Jermyn Subsidiary or any securities representing the right to vote, purchase or otherwise receive any shares of the capital stock or any other security of any First Jermyn Subsidiary.
Either First Jermyn or FNBJ owns all of the outstanding shares of capital stock of each First Jermyn Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

                  (c)   Neither (i) First Jermyn, (ii) FNBJ nor
(iii) any other First Jermyn Subsidiary, owns any equity interest, directly or indirectly, treasury stock, in any other company or controls any other company, except for equity interests held in the investment portfolios of First Jermyn Subsidiaries, equity interests held by First Jermyn Subsidiaries in a fiduciary capacity, equity interests held in connection with the commercial loan activities of First Jermyn Subsidiaries, and equity interests disclosed in First Jermyn's Annual Report on Form 10-K for the year ended December 31, 1996. There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding and held by First Jermyn or FNBJ with respect to any other company's capital stock or the equity of any other person.

                  (d) To First Jermyn's knowledge, without any independent investigation, except as disclosed in First Jermyn's proxy statement dated April 4, 1997, no person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner (as defined in Section 13(d) of the Exchange
Act) of 5% or more of the outstanding shares of First Jermyn
Common Stock.

            Section 3.03  Authority; No Violation.

                  (a) First Jermyn has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. FNBJ has full corporate power and authority to execute and deliver the Bank Plan of Merger and to consummate the Bank Merger. The execution and delivery of this Agreement by First Jermyn and the consummation by First Jermyn of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of First Jermyn and, except for approval of the shareholders of First Jermyn, no other corporate proceedings on the part of First Jermyn are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by First Jermyn and, subject to approval by the shareholders of First Jermyn and receipt of the required approvals of Regulatory Authorities described in Section 3.04 hereof, constitutes the valid and binding obligation of First Jermyn, enforceable against First Jermyn in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity. The Bank Plan of Merger, upon its execution and delivery by FNBJ concurrently with the execution and delivery of this Agreement, will constitute the valid and binding obligation of FNBJ, enforceable against FNBJ in accordance with its terms, subject to applicable conservatorship and receivership provisions of the FDIA, or insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

                  (b)   (A) The execution and delivery of this
Agreement by First Jermyn, (B) the execution and delivery of the Bank Plan of Merger by FNBJ, (C) subject to receipt of approvals from the Regulatory Authorities referred to in Section 3.04 hereof and Upper Valley's and First Jermyn's compliance with any conditions contained therein, the consummation of the transactions contemplated hereby, and (D) compliance by First Jermyn or FNBJ with any of the terms or provisions hereof or of the Bank Plan of Merger will not (i) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of First Jermyn or any First Jermyn Subsidiary or the articles of association or bylaws of FNBJ; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to First Jermyn or any First Jermyn Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of First Jermyn or any First Jermyn Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which First Jermyn or FNBJ is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on First Jermyn.

            Section 3.04 Consents. Except for any required consents, approvals, filings and registrations from or with the FRB, the FDIC, the OCC, the SEC, and state "blue sky" authorities, and compliance with any conditions contained therein, and the approval of this Agreement by the shareholders of First Jermyn, and the approval of the Bank Plan of Merger by First Jermyn as sole shareholder of FNBJ under the FDIA, and by the FNBJ Board of Directors, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, or will be, in connection with (a) the execution and delivery of this Agreement by First Jermyn or the Bank Plan of Merger by FNBJ, and (b) the completion by First Jermyn of the transactions contemplated hereby or by FNBJ of the Bank Merger. First Jermyn has no reason to believe that (i) any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact First Jermyn's ability to complete the transactions contemplated by this Agreement or that
(ii) any public body or authority, the consent or approval of which is not required or any filing with which is not required, will object to the completion of the transactions contemplated by this Agreement.

            Section 3.05  Financial Statements.

                  (a) First Jermyn has previously delivered, or will deliver, to Upper Valley the First Jermyn Regulatory Reports. The First Jermyn Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present, or will fairly present in all material respects, the financial position, results of operations and changes in shareholders' equity of First Jermyn as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

                  (b) First Jermyn has previously delivered, or will deliver, to Upper Valley the First Jermyn Financials. The First Jermyn Financials have been, or will be, prepared in accordance with generally accepted accounting principles and practices applied on a consistent basis throughout the periods covered by such statements, and fairly present, or will fairly present, the consolidated financial position, results of operations and cash flows of First Jermyn as of and for the periods ending on the dates thereof, in accordance with generally accepted accounting principles.

                  (c) At the date of each balance sheet included in the First Jermyn Financials or the First Jermyn Regulatory
Reports, neither First Jermyn nor FNBJ (as the case may be) had or will have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such First
Jermyn Financials or the First Jermyn Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or disclosed in a footnote thereto, except for liabilities, obligations or loss contingencies which are not material in the aggregate and which are incurred in the ordinary course of business, consistent with past practice, and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

            Section 3.06 Taxes. (a) First Jermyn and the First Jermyn Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a). First Jermyn has duly filed, and will file, all federal, state and local tax returns required to be filed by or with respect to First Jermyn and all First Jermyn Subsidiaries on or prior to the Closing Date (all such returns being accurate and correct in all material respects) and has duly paid or will pay, or made or will make, provisions for the payment of all federal, state and local taxes which have been incurred by or are due or claimed to be due from First Jermyn and any First Jermyn Subsidiary by any taxing authority or pursuant to any tax sharing agreement or arrangement (written or oral) on or prior to the Closing Date other than taxes which
(i) are not delinquent or (ii) are being contested in good faith.

                  (b) No consent pursuant to IRC Section 341(f) has been filed (or will be filed prior to the Closing Date) by or with respect to First Jermyn or any First Jermyn Subsidiary.

            Section 3.07 No Material Adverse Effect. First Jermyn has not suffered any Material Adverse Effect since December 31, 1996.

            Section 3.08  Contracts.

                  (a) Except as described in First Jermyn's Annual Reports to Shareholders for the years ended December 31, 1994, 1995 and 1996, previously delivered to Upper Valley, or in the footnotes to the audited consolidated financial statements of First Jermyn as of December 31, 1996, and for the three years ended December 31, 1996, neither First Jermyn nor any First
Jermyn Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or arrangement with any past or present officer, director or employee of First Jermyn or any First Jermyn Subsidiary, except for "at will" arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors or employees of First Jermyn or any First Jermyn Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of First
Jermyn or any First Jermyn Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by any First Jermyn Subsidiary; (v) any instrument evidencing or related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which First Jermyn or any First Jermyn Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, bankers acceptances and "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds;" (vi) any contract (other than this Agreement) limiting the freedom of any First Jermyn Subsidiary to engage in any type of banking or bank-related business permissible under law or (vii) any other material contract.

                  (b) True and correct copies of agreements, plans, arrangements and instruments referred to in Section 3.08(a) or described in a footnote to such audited consolidated financial statements, have been provided to Upper Valley on or before the date hereof, are listed on the First Jermyn Disclosure Schedule and are in full force and effect on the date hereof and neither
First Jermyn nor any First Jermyn Subsidiary (nor, to the knowledge of First Jermyn, any other party to any such contract, plan, arrangement or instrument) has breached any provision of, or is in default in any respect under any term of, any such contract, plan, arrangement or instrument which breach has resulted in or will result in a Material Adverse Effect with respect to First Jermyn. No party to any material contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, plan, arrangement or instrument as a result of the transactions contemplated by this Agreement. None of the employees (including officers) of First Jermyn or any First Jermyn Subsidiary, possess the right to terminate their employment as a result of the execution of this Agreement. No plan, employment agreement, termination agreement, or similar agreement or arrangement to which First Jermyn or any First Jermyn Subsidiary is a party or under which First Jermyn or any First Jermyn Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder. No such agreement, plan or arrangement (x) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of First Jermyn or any First
Jermyn Subsidiary absent the occurrence of a subsequent event;
(y) provides for benefits which may cause the disallowance of a federal income tax deduction under IRC Section 280G; or
(z) requires First Jermyn or any First Jermyn Subsidiary to provide a benefit in the form of First Jermyn Common Stock or determined by reference to the value of First Jermyn Common
Stock.

            Section 3.09  Ownership of Property; Insurance
Coverage.

                  (a)   First Jermyn and the First Jermyn
Subsidiaries have, or will have as to property acquired after the date hereof, good and, as to real property, marketable title to all assets and properties owned by First Jermyn or any First Jermyn Subsidiary in the conduct of its business, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the First Jermyn Regulatory Reports and in the First Jermyn Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities for borrowed money and that are described in the First Jermyn Disclosure Schedule or permitted under Article IV hereof and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. First Jermyn and the First Jermyn Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by First Jermyn and its Subsidiaries in the conduct of their businesses to occupy and use all such properties as presently occupied and used by each of them.

                  (b) With respect to all agreements pursuant to which First Jermyn or any First Jermyn Subsidiary has purchased securities subject to an agreement to resell, if any, First
Jermyn or such First Jermyn Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

                  (c)   First Jermyn and the First Jermyn
Subsidiaries currently maintain insurance in amounts considered by First Jermyn to be reasonable for their respective operations and similar in scope and coverage to that maintained by other businesses similarly engaged. Neither First Jermyn nor any First Jermyn Subsidiary has received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated or (ii) premium costs with respect to such insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by First Jermyn or FNBJ under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three years First Jermyn has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies.

            Section 3.10 Legal Proceedings. Neither First Jermyn nor any First Jermyn Subsidiary is a party to any, and there are no pending or, to the best of First Jermyn's knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature
(i) against First Jermyn or any First Jermyn Subsidiary, (ii) to which First Jermyn's or any First Jermyn Subsidiary's assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or
(iv) which could adversely affect the ability of First Jermyn to perform under this Agreement, except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (i) or (ii) which, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect.

            Section 3.11  Compliance With Applicable Law.

                  (a)   First Jermyn and the First Jermyn
Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their businesses nor otherwise have a Material Adverse Effect.

                  (b) Neither First Jermyn nor any First Jermyn Subsidiary has received any notification or communication from any Regulatory Authority (i) asserting that First Jermyn or any First Jermyn Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to First Jermyn or any First Jermyn Subsidiary; (iii) requiring or threatening to require First Jermyn or any First Jermyn Subsidiary, or indicating that First Jermyn or any First Jermyn Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of First Jermyn or any First Jermyn Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of First Jermyn or any First Jermyn Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). Neither First Jermyn nor any First Jermyn Subsidiary has consented to or entered into any Regulatory Agreement, except as heretofore disclosed to Upper Valley.

            Section 3.12 ERISA. First Jermyn has previously made available to Upper Valley true and complete copies of the First Jermyn Employee Benefit Plans, all of which are set forth on the First Jermyn Disclosure Schedule, maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of First Jermyn or any First Jermyn Subsidiary, together with (i) the most recent actuarial (if any) and financial reports relating to those plans which constitute "qualified plans" under IRC Section 401(a), (ii) the most recent annual reports relating to such plans filed by them, respectively, with any government agency, and (iii) all rulings and determination letters which pertain to any First Jermyn Employee Benefit Plans. Neither First Jermyn nor any First
Jermyn Subsidiary, and no pension plan maintained by First Jermyn or any First Jermyn Subsidiary, has incurred, directly or indirectly, within the past six (6) years any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any pension plan qualified under IRC Section 401(a) except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043(b) occurred with respect to any such pension plan. With respect to each First Jermyn Employee Benefit Plan that is subject to Title IV of ERISA, the present value of the accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the plan's most recent actuarial report did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such accrued benefits. With respect to each First Jermyn Employee Benefit Plan, First Jermyn will have made on or prior to the Closing Date, all payments required to be made by it prior to the Closing Date and will have accrued as of the Closing Date all payments due but not yet payable so that there will not have been nor will there be any accumulated funding deficiencies (as defined in ERISA or the Code) or waives of such deficiencies. Neither First Jermyn nor any First Jermyn Subsidiary has incurred or is subject to any liability under ERISA Section 4201 for a complete or partial withdrawal from a multi-employer plan. All "employee benefit plans," as defined in ERISA Section 3(3), comply, and in the past six (6) years have complied, in all material respects with (i) relevant provisions of ERISA and
(ii), in the case of plans intended to qualify for favorable income tax treatment, provisions of the IRC relevant to such treatment. No prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA Section 408 or any transaction prohibited under IRC
Section 4975) has occurred within the past six (6) years with respect to any employee benefit plan maintained by First Jermyn or any First Jermyn Subsidiary that would result in the imposition, directly or indirectly, of an excise tax under IRC
Section 4975 or other penalty under ERISA or the IRC, which individually or in the aggregate, has resulted in or will result in a Material Adverse Effect with respect to First Jermyn. First Jermyn and the First Jermyn Subsidiaries provide continuation coverage under group health plans for separating employees and "qualified beneficiaries" in accordance with the provisions of IRC Section 4980B(f). Such group health plans are in compliance with Section 1862(b)(1) of the Social Security Act. There are no pending actions, claims or lawsuits which have been asserted or instituted against any of First Jermyn's Employee Benefit Plans, the assets of any of the trusts under such Plans, the plan sponsor, the plan administrator or against any fiduciary of any of First Jermyn's Employee Benefit Plans (other than routine benefit claims) nor does First Jermyn have knowledge of facts which could form the basis of any such action, claim or lawsuit. There are no investigations or audits of any of First Jermyn's Employee Benefit Plans, any trusts under such plans, the plan sponsor, the plan administrator or any fiduciary of any of First Jermyn's Employee Benefit Plans which have been threatened or instituted nor does First Jermyn's have knowledge of facts which could form the basis for any such investigation or audit. No event has occurred or will occur which will result in liability to First Jermyn in connection with any Employee Benefit Plan established, maintained, or contributed to (currently or previously) by First Jermyn or by any other entity which, together with First Jermyn, constitute elements of either (i) a controlled group of corporations (within the meaning of IRC
Section 414(b)), (ii) a group of trades or businesses under common control (within the meaning of IRC Sections 414(c) or 4001), (iii) an affiliated service group (within the meaning of IRC Section 414(m), or (iv) another arrangement covered by IRC
Section 414(o).

            Section 3.13 Securities Documents. First Jermyn has delivered, or will deliver, to Upper Valley copies of its
(i) annual reports on SEC Form 10-K for the years ended
December 31, 1996, 1995, and 1994, (ii) quarterly reports on SEC Form 10-Q for the quarters ended June 30, 1997, March 31, 1997, September 30, 1996, June 30, 1996 and March 31, 1996, and
(iii) proxy statement dated April 5, 1997 used in connection with its annual meeting of shareholders held in May 1997. Such reports and such proxy materials complied, at the time filed with the SEC, in all material respects, with the Exchange Act and the applicable rules and regulations of the SEC.

            Section 3.14 Brokers and Finders. Neither First Jermyn nor any First Jermyn Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor, or incurred any liability for any fees or commissions to any such person, in connection with the transactions contemplated by this Agreement or in connection with any transaction other than the Merger, or, except for its commitments disclosed in the First Jermyn Disclosure Schedule, incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement or in connection with any transaction other than the Merger, which has not been reflected in the First Jermyn Financials.

            Section 3.15 Environmental Matters. To the knowledge of First Jermyn, neither First Jermyn nor any First Jermyn Subsidiary, nor any properties owned or operated by First Jermyn or any First Jermyn Subsidiary has been or is in violation of or liable under any Environmental Law which violation or liability, individually or in the aggregate, resulted in or will result in a Material Adverse Effect with respect to First Jermyn. There are no actions, suits or proceedings, or demands, claims, notices or investigations (including without limitation notices, demand letters or requests for information from any environmental agency) instituted or pending, or to the knowledge of First Jermyn, threatened, relating to the liability of any property owned or operated by First Jermyn or any First Jermyn Subsidiary under any Environmental Law.

            Section 3.16 Loan Portfolio. The allowance for loan losses reflected, and to be reflected, in the First Jermyn Regulatory Reports, and shown, and to be shown, on the balance sheets contained in the First Jermyn Financials have been, and will be, established in accordance with the requirements of generally accepted accounting principles and all applicable regulatory criteria. Upper Valley acknowledges that the allowance for loan losses of First Jermyn as of September 30, 1997 reflected or to be reflected in the First Jermyn Regulatory Reports and shown or to be shown on the balance sheets contained in the First Jermyn Financials has been established in accordance with the requirements of generally accepted accounting principles.

            Section 3.17 Information to be Supplied. The information to be supplied by First Jermyn and FNBJ for inclusion in the Registration Statement (including the Prospectus/Proxy Statement) will not, at the time the Registration Statement is declared effective pursuant to the Securities Act, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The information supplied, or to be supplied, by First Jermyn for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority, be accurate in all material aspects.

            Section 3.18 Related Party Transactions. Except as disclosed in the footnotes to the First Jermyn Financials, First Jermyn is not a party to any transaction (including any loan or other credit accommodation) with any Affiliate of First Jermyn (except a First Jermyn Subsidiary). Any such transaction (a) was made in the ordinary course of business, (b) was made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of First Jermyn is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither First Jermyn nor FNBJ has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by FNBJ is inappropriate.

            Section 3.19 Schedule of Termination Benefits. The First Jermyn Disclosure Schedule includes a schedule of a good faith estimate of the present value as of December 31, 1997 of termination benefits and related payments that would be payable to the executive officers identified thereon, under any and all employment agreements, special termination agreements, supplemental executive retirement plans, deferred bonus plans, deferred compensation plans, salary continuation plans, or any other pension benefit or welfare benefit plan maintained by First Jermyn solely for the benefit of officers of First Jermyn or First Jermyn Subsidiaries (the "First Jermyn Benefits Schedule"), assuming their employment is terminated as of December 31, 1997 and the Closing Date occurs prior to such termination. No other individuals are entitled to benefits under any such plans. The present value of the termination benefits and related payments specified, including required gross-up payments under
Section 280G of the IRC, on the First Jermyn Benefit Schedule with respect to each named individual (based on a 6% per annum discount factor) is true and correct in all material respects.

            Section 3.20 Loans. Each loan reflected as an asset in the First Jermyn Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on First Jermyn.

            Section 3.21 Quality of Representations. The representations made by First Jermyn in this Agreement are true, correct and complete in all material respects and do not omit statements necessary to make the representations not misleading under the circumstances.

                                  ARTICLE IV
                           COVENANTS OF THE PARTIES

            Section 4.01  Conduct of Business.

                  (a)   From the date of this Agreement to the
Closing Date, Upper Valley and each Upper Valley Subsidiary will conduct its business and engage in transactions, including extensions of credit, only in the ordinary course and consistent with past practice and policies, except as otherwise required by this Agreement or with the written consent of First Jermyn.
Upper Valley will use its reasonable good faith efforts, and will cause NBO to use its reasonable good faith efforts, to
(i) preserve its business organizations intact, (ii) maintain good relationships with employees, and (iii) preserve for itself the good will of customers of Upper Valley and Upper Valley Subsidiaries and others with whom business relationships exist. From the date hereof to the Closing Date, except as otherwise consented to or approved by First Jermyn in writing or as permitted or required by this Agreement, Upper Valley will not, and Upper Valley will not permit any Upper Valley Subsidiary to:

                        (i)  amend or change any provision of its
      articles of incorporation or association, charter, or bylaws;

                        (ii)  change the number of authorized or
      issued shares of its capital stock or issue or grant any option, warrant, call, commitment, subscription, Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that (A) Upper Valley may issue shares of Upper Valley Common Stock upon the valid exercise, subject to the terms of the letter agreement attached hereto as Exhibit 1, of presently outstanding options to acquire Upper Valley Common Stock under the Upper Valley Stock Option Plans and
      (B) Upper Valley may pay a regular quarterly cash dividend, not to exceed $.22 per share of Upper Valley Common Stock outstanding; after the date of this Agreement, First Jermyn and Upper Valley shall consult with and coordinate with the other the payment of dividends with respect to First Jermyn Common Stock and Upper Valley Common Stock and the record and payment dates relating thereto, it being the intention of First Jermyn and Upper Valley that holders of Upper Valley Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Upper Valley Common Stock; subject to applicable regulatory restrictions, if any, NBO may pay a cash dividend, in the aggregate, sufficient to fund any dividend by Upper Valley permitted hereunder;

                        (iii) grant any severance or termination pay (other than pursuant to written policies or written agreements of Upper Valley or Upper Valley Subsidiaries in effect on the date hereof and provided to First Jermyn prior to the date hereof) to, or enter into any new or amend any existing employment agreement with, or increase the compensation of, any employee, officer or director of Upper Valley or any Upper Valley Subsidiary, except for routine periodic increases, individually and in the aggregate, in accordance with past practice, or hire or agree to hire any additional employees, except for hiring in accordance with past practice;

                        (iv)  merge or consolidate Upper Valley or
      any Upper Valley Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of Upper Valley or any Upper Valley Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with the collection of any loan or credit arrangement between any Upper Valley Subsidiary and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by any Upper Valley Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

                        (v) sell or otherwise dispose of the capital stock of NBO or sell or otherwise dispose of any asset of Upper Valley or of any Upper Valley Subsidiary other than in the ordinary course of business consistent with past practice or upon the valid exercise, subject to the terms of the letter agreement attached hereto as Exhibit 1, of presently outstanding options to acquire Upper Valley Common Stock under the Upper Valley Stock Option Plans; subject any asset of Upper Valley or of any Upper Valley Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

                        (vi)  take any action which would result in
      any of the representations and warranties of Upper Valley set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article V hereof not being satisfied;

                        (vii)  change any method, practice or
      principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Regulatory Authority responsible for regulating Upper Valley or NBO;

                        (viii) waive, release, grant or transfer any rights of value or modify or change in any material respect any existing material agreement to which Upper Valley or any Upper Valley Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

                        (ix)  implement any pension, retirement,
      profit sharing, bonus, welfare benefit or similar plan or arrangement that was not in effect on the date of this Agreement, or materially amend any existing plan or arrangement except to the extent such amendments do not result in an increase in cost; provided, however, that Upper Valley may contribute to the Upper Valley pension plan an amount not to exceed the minimum amount required under ERISA or the IRC only if (A) such amount is usual and ordinary, consistent with past practice and (B) the full amount of such contribution will be deductible by Upper Valley for federal tax purposes;

                        (x) purchase any security for its investment portfolio not rated "A" or higher by either Standard &
      Poor's Corporation or Moody's Investor Services, Inc., except in the ordinary course of business consistent with past practice;

                        (xi)  make any new loan or other credit
      facility commitment (including without limitation, lines of credit and letters of credit) to any borrower or group of affiliated borrowers in excess of $1,000,000 in the aggregate, or increase, compromise, extend, renew or modify any existing loan or commitment outstanding in excess of $1,000,000, except for any commitment disclosed on the Upper Valley Disclosure Schedule; provided that First Jermyn will not unreasonably withhold its consent with respect to any request by Upper Valley for permission to increase, compromise, extend, renew or modify any loan subject to this provision;

                        (xii)  except as set forth on the Upper
      Valley Disclosure Schedule, enter into, renew, extend or modify any other transaction with any Affiliate other than NBO;

                        (xiii)  enter into any interest rate swap or
      similar commitment, agreement or arrangement;

                        (xiv)  except for the execution of this
      Agreement, take any action that would give rise to a right of payment to any individual under any employment agreement;

                        (xv)  intentionally and knowingly take any
      action that would preclude satisfaction of the condition to closing contained in Section 5.02(k) relating to financial accounting treatment of the Merger; or

                        (xvi)  agree to do any of the foregoing.

            For purposes of this Section 4.01, it shall not be considered in the ordinary course of business for Upper Valley or any Upper Valley Subsidiary to do any of the following: (i) make any capital expenditure of $25,000 or more not disclosed on Upper Valley Disclosure Schedule 4.01, without the prior written consent of First Jermyn; (ii) make any sale, assignment, transfer, pledge, hypothecation or other disposition of any assets having a book or market value, whichever is greater, in the aggregate in excess of $25,000, other than pledges of assets to secure government deposits, to exercise trust powers, sales of assets received in satisfaction of debts previously contracted in the normal course of business, issuance of loans, or transactions in the investment securities portfolio by Upper Valley or a Upper Valley Subsidiary or repurchase agreements made, in each case, in the ordinary course of business; or (iii) undertake or enter any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by Upper Valley or any Upper Valley Subsidiary of more than $25,000 annually, or containing a material financial commitment and extending beyond 12 months from the date hereof.

                  (b)   From the date of this Agreement to the
Closing Date, First Jermyn and each First Jermyn Subsidiary will conduct its business and engage in transactions, including extensions of credit, only in the ordinary course of business and consistent with past practice and policies, except as otherwise required by this Agreement or with the written consent of Upper Valley. First Jermyn will use its reasonable good faith efforts, and will cause FNBJ to use its reasonable good faith efforts, to
(i) preserve its business organizations intact, (ii) maintain good relationships with employees, and (iii) preserve for itself the good will of customers of First Jermyn and First Jermyn Subsidiaries and others with whom business relationships exist. From the date hereof to the Closing Date, except as otherwise consented to or approved by Upper Valley in writing or as permitted or required by this Agreement, First Jermyn will not, and First Jermyn will not permit any First Jermyn Subsidiary to:

                        (i)  amend or change any provision of its
      articles of incorporation or association, charter, or bylaws, except as expressly contemplated by this Agreement;

                        (ii)  change the number of authorized or
      issued shares of its capital stock or issue or grant any option, warrant, call, commitment, subscription, Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that First Jermyn may pay a regular semi-annual cash dividend, not to exceed $.70 per share of First Jermyn Common Stock outstanding; after the date of this Agreement, First Jermyn and Upper Valley shall consult with and coordinate with the other the payment of dividends with respect to First Jermyn Common Stock and Upper Valley Common Stock and the record and payment dates relating thereto, it being the intention of First Jermyn and Upper Valley that holders of Upper Valley Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Upper Valley Common Stock; subject to applicable regulatory restrictions, if any, FNBJ may pay a cash dividend, in the aggregate, sufficient to fund any dividend by First Jermyn permitted hereunder;

                        (iii) grant any severance or termination pay (other than pursuant to written policies or written agreements of First Jermyn or First Jermyn Subsidiaries in effect on the date hereof and provided to Upper Valley prior to the date hereof) to, or enter into any new or amend any existing employment agreement with, or increase the compensation of, any employee, officer or director of First Jermyn or any First Jermyn Subsidiary, except for routine periodic increases, individually and in the aggregate, in accordance with past practice, or hire any additional employees, except in accordance with past practice;

                        (iv)  merge or consolidate First Jermyn or
      any First Jermyn Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of First Jermyn or any First Jermyn Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with the collection of any loan or credit arrangement between any First Jermyn Subsidiary and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by any First Jermyn Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

                        (v) sell or otherwise dispose of the capital stock of FNBJ or sell or otherwise dispose of any asset of First Jermyn or of any First Jermyn Subsidiary other than in the ordinary course of business consistent with past practice; subject any asset of First Jermyn or of any First Jermyn Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

                        (vi)  take any action which would result in
      any of the representations and warranties of First Jermyn set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article V hereof not being satisfied;

                        (vii)  change any method, practice or
      principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Regulatory Authority responsible for regulating First Jermyn or FNBJ;

                        (viii) waive, release, grant or transfer any rights of value or modify or change in any material respect any existing material agreement to which First Jermyn or any First Jermyn Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

                        (ix)  implement any pension, retirement,
      profit sharing, bonus, welfare benefit or similar plan or arrangement that was not in effect on the date of this Agreement, or materially amend any existing plan or arrangement except to the extent such amendments do not result in an increase in cost;

                        (x) purchase any security for its investment portfolio not rated "A" or higher by either Standard &
      Poor's Corporation or Moody's Investor Services, Inc., except in the ordinary course of business consistent with past practice;

                        (xi)  make any new loan or other credit
      facility commitment (including without limitation, lines of credit and letters of credit) to any borrower or group of affiliated borrowers in excess of $1,000,000 in the aggregate, or increase, compromise, extend, renew or modify any existing loan or commitment outstanding in excess of $1,000,000, except for any commitment disclosed on the First Jermyn Disclosure Schedule; provided that Upper Valley will not unreasonably withhold its consent with respect to any request by First Jermyn for permission to increase, compromise, extend, renew or modify any loan subject to this provision;

                        (xii)  except as set forth on the First
      Jermyn Disclosure Schedule, enter into, renew, extend or modify any other transaction with any Affiliate other than FNBJ;

                        (xiii)  enter into any interest rate swap or
      similar commitment, agreement or arrangement;

                        (xiv)  except for the execution of this
      Agreement, take any action that would give rise to a right of payment to any individual under any employment agreement;

                        (xv)  intentionally and knowingly take any
      action that would preclude satisfaction of the condition to closing contained in Section 5.02(k) relating to financial accounting treatment of the Merger; or

                        (xvi)  agree to do any of the foregoing.

            For purposes of this Section 4.01, it shall not be considered in the ordinary course of business for First Jermyn or any First Jermyn Subsidiary to do any of the following: (i) make any capital expenditure of $25,000 or more not disclosed on First Jermyn Disclosure Schedule 4.01, without the prior written consent of Upper Valley; (ii) make any sale, assignment, transfer, pledge, hypothecation or other disposition of any assets having a book or market value, whichever is greater, in the aggregate in excess of $25,000, other than pledges of assets to secure government deposits, to exercise trust powers, sales of assets received in satisfaction of debts previously contracted in the normal course of business, issuance of loans, or transactions in the investment securities portfolio by First Jermyn or a First Jermyn Subsidiary or repurchase agreements made, in each case, in the ordinary course of business; or (iii) undertake or enter any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by First Jermyn or any First Jermyn Subsidiary of more than $25,000 annually, or containing a material financial commitment and extending beyond 12 months from the date hereof.

            Section 4.02  Access; Confidentiality.

                  (a) From the date of this Agreement through the Closing Date, Upper Valley or First Jermyn, as the case may be, shall afford to, and shall cause each Upper Valley Subsidiary or First Jermyn Subsidiary to afford to, the other party and its authorized agents and representatives, complete access to their respective properties, assets, books and records and personnel, at reasonable hours and after reasonable notice for the purpose of undertaking a comprehensive due diligence investigation; and the officers of Upper Valley and First Jermyn will furnish any person making such investigation on behalf of the other party with such financial and operating data and other information with respect to the businesses, properties, assets, books and records and personnel as the person making such investigation shall from time to time reasonably request.

                  (b) Upper Valley and First Jermyn each agree to conduct such investigation and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships of the other party.

                  (c)   In addition to the access permitted by
subparagraph (a) above, from the date of this Agreement through the Closing Date, each of First Jermyn and Upper Valley shall permit employees of the other reasonable access to and participation in matters relating to problem loans, loan restructurings and loan work-outs, provided that nothing contained in this subparagraph shall be construed to grant First Jermyn or Upper Valley or any of their respective employees any final decision-making authority with respect to such matters.

                  (d) If the transactions contemplated by this Agreement shall not be consummated, Upper Valley and First Jermyn will each destroy or return all documents and records obtained from the other party or its representatives, during the course of its investigation and will cause all information with respect to the other party obtained pursuant to this Agreement or preliminarily thereto to be kept confidential, except to the extent such information becomes public through no fault of the party to whom the information was provided or any of its representatives or agents and except to the extent disclosure of any such information is legally required. Upper Valley and First Jermyn shall each give prompt notice to the other party of any contemplated disclosure where such disclosure is so legally required.

            Section 4.03  Regulatory Matters and Consents.

                  (a) First Jermyn and Upper Valley will prepare all Applications and make all filings for, and use their best efforts to obtain as promptly as practicable after the date hereof, all necessary permits, consents, approvals, waivers and authorizations of all Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement.

                  (b) Upper Valley will furnish First Jermyn with all information concerning Upper Valley and Upper Valley
Subsidiaries as may be necessary or advisable in connection with any Application or filing made by or on behalf of First Jermyn to any Regulatory Authority in connection with the transactions contemplated by this Agreement.

                  (c) First Jermyn will promptly furnish Upper Valley with copies of all material written communications to, or received by First Jermyn or any First Jermyn Subsidiary from, any Regulatory Authority in respect of the transactions contemplated hereby.

                  (d)   First Jermyn will furnish Upper Valley with
(i) copies of all Applications prior to filing with any Regulatory Authority and provide Upper Valley a reasonable opportunity to suggest changes to such Applications, which suggested changes First Jermyn may, in its reasonable discretion accept or reject, (ii) copies of all Applications filed by First Jermyn and (iii) copies of all documents filed by First Jermyn under the Exchange Act.

                  (e) Upper Valley will cooperate with First Jermyn in the foregoing matters and will furnish First Jermyn with all information concerning Upper Valley and Upper Valley Subsidiaries as may be necessary or advisable in connection with any Application or filing (including the Registration Statement and any report filed with the SEC) made by or on behalf of First
Jermyn to any Regulatory Authority in connection with the transactions contemplated by this Agreement, and such information will be accurate and complete in all material respects. In connection therewith, Upper Valley will provide certificates and other documents reasonably requested by First Jermyn.

            Section 4.04  Taking of Necessary Action.

                  (a) First Jermyn and Upper Valley shall each use its best efforts in good faith, and each of them shall cause its Subsidiaries to use their best efforts in good faith, to
(i) furnish such information as may be required in connection with the preparation of the documents referred to in Section 4.03 of this Agreement, and (ii) take or cause to be taken all action necessary or desirable on its part using its best efforts so as to permit completion of the Merger and the Bank Merger including, without limitation, (A) obtaining the consent or approval of each individual, partnership, corporation, association or other business or professional entity whose consent or approval is required or desirable for consummation of the transactions contemplated hereby (including assignment of leases without any change in terms), provided that neither Upper Valley nor any Upper Valley Subsidiary shall agree to make any payments or modifications to agreements in connection therewith without the prior written consent of First Jermyn, and (B) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors. No party hereto shall take, or cause, or to the best of its ability permit to be taken, any action that would substantially impair the prospects of completing the Merger and the Bank Merger pursuant to this Agreement and the Bank Plan of Merger; provided that nothing herein contained shall preclude First Jermyn or Upper Valley from exercising its rights under this Agreement.

                  (b) Upper Valley and First Jermyn shall promptly prepare a Prospectus/Proxy Statement to be mailed to their respective shareholders in connection with the meetings of their respective shareholders and transactions contemplated hereby, and to be filed by First Jermyn with the SEC in the Registration Statement, which Prospectus/Proxy statement shall conform in all material respects to all applicable legal requirements. First Jermyn shall, as promptly as practicable following the preparation thereof, file the Registration Statement with the SEC and Upper Valley and First Jermyn shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. First Jermyn will advise Upper Valley, promptly after First Jermyn receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the shares of capital stock issuable pursuant to the Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. First
Jermyn shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities laws or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. First Jermyn will provide Upper Valley with as many copies of such Registration Statement and all amendments thereto promptly upon the filing thereof as Upper Valley may reasonably request.

            Section 4.05  Certain Agreements.

                  (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, whether or not brought by or in the name of Upper Valley, in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Date, a director or officer or employee of Upper Valley or any of its Subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party to a suit based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Upper Valley, any of the Upper Valley's Subsidiaries or any of their respective predecessors (including in such person's capacity is a trustee of any pension plan of Upper Valley or NBO) or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Date, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto to the maximum extent permitted by the BCL and the Articles of Incorporation and Bylaws of Upper Valley. On or after the Effective Date, First Jermyn shall indemnify, defend and hold harmless all prior and then-existing directors and officers of Upper Valley and NBO (including in such person's capacity as a trustee of any pension plan of Upper Valley or
NBO), against (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement (with the approval of First Jermyn which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether or not brought by or in the name of Upper Valley, based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Upper Valley or any Upper Valley Subsidiary, whether pertaining to any matter existing or occurring at or prior to or after the Effective Date and whether asserted or claimed prior to, or at or after, the Effective Date ("Indemnified Liabilities") and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, to the same extent as such officer, director or employee may be indemnified by Upper Valley or NBO as of the date hereof including the right to advancement of expenses, provided, however, that any such officer, director or employee of Upper Valley or NBO may not be indemnified by First Jermyn and/or FNBJ if such indemnification is prohibited by applicable law.

                  (b) First Jermyn shall maintain Upper Valley's existing directors' and officers' liability insurance policy (or a policy providing comparable coverage amounts on terms generally no less favorable, including First Jermyn's existing policy if it meets the foregoing standard) covering persons who are currently covered by such insurance for a period of five years after the Effective Date; provided, however, that in no event shall First Jermyn be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section 4.05(b), any amount per annum in excess of 150% of the amount of the annual premiums paid as of the date hereof by Upper Valley for such insurance
(the "Maximum Amount"). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, First Jermyn shall use all reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount.

                  (c) First Jermyn agrees to honor and First Jermyn agrees to cause FNBJ to honor all terms and conditions of all existing employment contracts and special termination agreements disclosed in the Upper Valley Disclosure Schedule.

            Section 4.06 No Other Bids and Related Matters. So long as this Agreement remains in effect, without the consent of the other, each of First Jermyn and Upper Valley shall not, nor shall either of them permit any Subsidiary or any other Affiliate or any officer, director or employee of any of them, or any investment banker, attorney, accountant or other representative retained by either of them, any Subsidiary or any other Affiliate to, directly or indirectly, solicit, encourage, initiate or engage in discussions or negotiations with, or respond to requests for information, inquiries, or other communications from, any person other than the other concerning the fact of, or the terms and conditions of, this Agreement, or concerning any acquisition of First Jermyn or Upper Valley, any Subsidiary, or any assets or business thereof (except that their respective officers may respond to inquiries from analysts, Regulatory Authorities and holders of First Jermyn Common Stock or Upper Valley Common Stock, as the case may be, in the ordinary course of business). Each of First Jermyn and Upper Valley shall notify the other immediately if (i) any such discussions or negotiations are sought to be initiated with them by any other person, or
(ii) if any such requests for information, inquiries, proposals or communications are received from any other person, except analysts, Regulatory Authorities and holders of First Jermyn Common Stock or Upper Valley Common Stock in the ordinary course of business.

            Section 4.07 Duty to Advise; Duty to Update Upper Valley's Disclosure Schedule. Upper Valley shall promptly advise First Jermyn of any change or event having a Material Adverse Effect on it or on any Upper Valley Subsidiary or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants set forth herein. Upper Valley shall update Upper Valley's Disclosure Schedule as promptly as practicable after the occurrence of an event or fact which, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in the Upper Valley Disclosure Schedule. The delivery of such updated Disclosure Schedule shall not relieve Upper Valley from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Sections 5.02(c) hereof.

            Section 4.08 Board and Committee Minutes. Each of First Jermyn and Upper Valley shall provide the other, within 30 days after any meeting of the Board of Directors of First Jermyn or Upper Valley or any Subsidiary, or any committee thereof, or any senior management committee, a copy of the minutes of such meeting, except that with respect to any meeting held within 30 days of the Closing Date, such minutes shall be provided prior to the Closing Date.

            Section 4.09  Additional Undertakings by First Jermyn
and Upper Valley.

                  (a) From and after the date of this Agreement, Upper Valley shall:

                        (i)  Approval of Bank Plan of Merger.
      Approve the Bank Plan of Merger as sole shareholder of NBO and obtain the approval of, and cause the execution and delivery of, the Bank Plan of Merger by NBO;

                        (ii)  Reserves and Merger-Related Costs.  On
      or before the Effective Date, establish such additional accruals and reserves as may be necessary to conform the accounting reserve practices and methods (including credit loss practices and methods) of Upper Valley to those of First Jermyn (as such practices and methods are to be applied to Upper Valley from and after the Closing Date) and First Jermyn's plans with respect to the conduct of the business of Upper Valley following the Merger and otherwise to reflect Merger-related expenses and costs incurred by Upper Valley, provided, however, that Upper Valley shall not be required to take such action (A) other than immediately prior to Closing; and (B) unless First Jermyn agrees in writing that all conditions to closing set forth in
      Section 5.02 have been satisfied or waived (except for the expiration of any applicable waiting periods); prior to the delivery by First Jermyn of the writing referred to in the preceding clause, Upper Valley shall provide First Jermyn a written statement, certified without personal liability by the chief executive officer of Upper Valley and dated the date of such writing, that the representation made in
      Section 2.15 hereof is true as of such date or, alternatively, setting forth in detail the circumstances that prevent such representation from being true as of such date; and no accrual or reserve made by Upper Valley or any Upper Valley Subsidiary pursuant to this subsection, or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute or be deemed to be a breach or violation of any representation, warranty, covenant, condition or other provision of this Agreement or to constitute a termination event within the meaning of
      Section 6.01 hereof.

                  (b) From and after the date of this Agreement, First Jermyn shall:

                        (i)  Approval of Bank Plan of Merger.
      Approve the Bank Plan of Merger as sole shareholder of FNBJ and obtain the approval of, and cause the execution and delivery of, the Bank Plan of Merger.

                  (c) From and after the date of this Agreement, First Jermyn and Upper Valley shall each:

                        (i)  Shareholders Meetings.  Submit this
      Agreement to its shareholders for approval at a meeting to be held as soon as practicable, and use their respective best efforts to cause their Boards of Director to unanimously recommend approval of this Agreement to their respective shareholders;

                        (ii)  Filings and Approvals.  Cooperate with
      the other in the preparation and filing, as soon as practicable, of (A) the Applications, (B) the Registration Statement and related filings under state securities laws covering the First Jermyn Common Stock to be issued pursuant to the Merger, (C) all other documents necessary to obtain any other approvals and consents required to effect the completion of the Merger and the Bank Merger, and (D) all other documents contemplated by this Agreement;

                        (iii)  Committee Meetings.  Permit a
      representative of the other, who is reasonably acceptable to it, to attend all committee meetings of its management, including, without limitation, any loan or asset/liability committee. Each party shall respond reasonably and in good faith to any request of the other to permit a representative, who is reasonably acceptable to it, to attend any meeting of its Board of Directors or the Executive Committee thereof;

                        (iv)  Public Announcements.  Cooperate and
      cause their respective officers, directors, employees and agents to cooperate in good faith, consistent with their respective legal obligations, in the preparation and distribution of, and agree upon the form and substance of, any press release related to this Agreement and the transactions contemplated hereby, and any other public disclosures related thereto, including without limitation communications to their respective shareholders, internal announcements and customer disclosures, but nothing contained herein shall prohibit either party from making any disclosure which its counsel deems legally necessary;

                        (v) Maintenance of Insurance. Maintain, and cause their respective Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business;

                        (vi)  Maintenance of Books and Records.
      Maintain, and cause their respective Subsidiaries to maintain, books of account and records in accordance with generally accepted accounting principles applied on a basis consistent with those principles used in preparing the financial statements heretofore delivered;

                        (vii)  Delivery of Securities Documents.
      Deliver to the other, copies of all Securities Documents simultaneously with the filing thereof;

                        (viii)  Taxes.  File all federal, state, and
      local tax returns required to be filed by them or their respective Subsidiaries on or before the date such returns are due (including any extensions) and pay all taxes shown to be due on such returns on or before the date such payment is due;

                        (ix)  List of Nonperforming Assets.  Provide
      the other, within ten (10) days of the end of each calendar month, a written list of its nonperforming assets (as defined in Section 6.01(c) or 6.01(d), as the case may be) as of the end of such month; and

                        (x)  Timely Review.  If requested by the
      other at the requesting party's sole expense, cause its independent certified public accountants to perform a review of its unaudited consolidated financial statements as of the end of any calendar quarter, in accordance with Statement of Auditing Standards No. 71, and to issue their report on such financial statements as soon as is practicable thereafter.

            Section 4.10  Employee Benefits and Termination
Benefits.

                  (a)   Employee Benefits.  On and after the
Effective Date, the employee pension and welfare benefit plans of First Jermyn and Upper Valley may, at First Jermyn's election and subject to the requirements of the IRC, continue to be maintained separately or consolidated, provided, however, that Upper Valley employees shall receive benefits at least as favorable, in the aggregate, as the benefits to which they were entitled on December 31, 1996. In the event of a consolidation of any or all of such plans or in the event of termination of the Upper Valley benefit plans, Upper Valley and NBO employees shall receive credit for service with Upper Valley or NBO under any First Jermyn benefit plan, or new First Jermyn benefit plan in which such employees would be eligible to enroll for purposes of eligibility and vesting determination but not for purposes of benefit accrual.

                  (b) Termination Benefits. Upper Valley shall cause to be delivered to First Jermyn concurrently with the execution of this Agreement with respect to each individual named on the Upper Valley Benefits Schedule included in the Upper Valley Disclosure Schedule, the written acknowledgment of each such individual in the form attached hereto as Exhibit 5 pursuant to which each such individual agrees and acknowledges that the dollar amount set forth opposite such individual's name on such Benefits Schedule is a good faith estimate of the entire amount that would be due to such individual under any employment agreement, special termination agreement, supplemental executive retirement plan, deferred bonus plan, deferred compensation plan, salary continuation plan, or any other benefit or welfare plan maintained by Upper Valley solely for the benefit of officers of Upper Valley or Upper Valley Subsidiaries assuming a termination of such individual's employment on December 31, 1997, subsequent to the Closing Date. Upper Valley and First Jermyn acknowledge and agree that the amounts shown on the Upper Valley Benefits Schedule and the letter of acknowledgement for each officer named herein reflect a good faith estimate of the amounts that will be payable to such individuals under the circumstances described and may be subject to adjustment upon an actual termination of employment in order to reflect increases in such individuals' compensation and benefit plans consistent with past practices for routine periodic increases.

            Section 4.11 Duty to Advise; Duty to Update First Jermyn's Disclosure Schedule. First Jermyn shall promptly advise Upper Valley of any change or event having a Material Adverse Effect on it or on any First Jermyn Subsidiary or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants set forth herein. First Jermyn shall update First Jermyn's Disclosure Schedule as promptly as practicable after the occurrence of an event or fact which, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in the First Jermyn Disclosure Schedule. The delivery of such updated Disclosure Schedule shall not relieve First Jermyn from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Sections 5.01(c) hereof.

                                   ARTICLE V
                                  CONDITIONS

            Section 5.01 Conditions to Upper Valley's Obligations under this Agreement. The obligations of Upper Valley hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Upper
Valley pursuant to Section 7.03 hereof:

                  (a) Corporate Proceedings. All action required to be taken by, or on the part of, First Jermyn and FNBJ to authorize the execution, delivery and performance of this Agreement and the Bank Plan of Merger, respectively, and the consummation of the transactions contemplated by this Agreement and the Bank Plan of Merger, shall have been duly and validly taken by First Jermyn and FNBJ; and Upper Valley shall have received certified copies of the resolutions evidencing such authorizations;

                  (b) Covenants. The obligations and covenants of First Jermyn required by this Agreement to be performed by First
Jermyn at or prior to the Closing Date shall have been duly performed and complied with in all material respects;

                  (c)   Representations and Warranties.  The
representations and warranties of First Jermyn set forth in this Agreement shall be true and correct, as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty
(i) which specifically relates to an earlier date or (ii) where the breach of the representation or warranty would not, either individually or in the aggregate, constitute a Material Adverse Effect with respect to First Jermyn;

                  (d) Approvals of Regulatory Authorities. First Jermyn shall have received all required approvals of Regulatory Authorities of the Merger, and delivered copies thereof to Upper Valley; and all notice and waiting periods required thereunder shall have expired or been terminated;

                  (e) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby;

                  (f)   No Material Adverse Effect.  Since
December 31, 1996, there shall not have occurred any Material
Adverse Effect with respect to First Jermyn;

                  (g) Officer's Certificate. First Jermyn shall have delivered to Upper Valley a certificate, dated the Closing Date and signed, without personal liability, by its chairman or president, to the effect that the conditions set forth in subsections (a) through (e) of this Section 5.01 have been satisfied, to the best knowledge of the officer executing the same;

                  (h) Opinion of First Jermyn's Counsel. Upper Valley shall have received an opinion of Stevens & Lee, counsel to First Jermyn, dated the Closing Date, in form and substance reasonably satisfactory to Upper Valley and its counsel to the effect set forth on Exhibit 6 attached hereto;

                  (i) Registration Statement. The Registration Statement shall be effective under the Securities Act and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all required approvals by state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement, shall have been obtained;

                  (j)   Tax Opinion.  Upper Valley shall have
received an opinion of Stevens & Lee, in form and substance reasonably satisfactory to Upper Valley and its counsel to the effect set forth on Exhibit 7 attached hereto;

                  (k)   Approval of Upper Valley's Shareholders.
This Agreement shall have been approved by the shareholders of Upper Valley by such vote as is required under Upper Valley's articles of incorporation and bylaws and by law;

                  (l) Investment Banking Opinion. Upper Valley shall have received an oral opinion from a financial adviser on or before the date of this Agreement, and updated in writing as of a date within five (5) days of mailing the Prospectus/Proxy Statement, to the effect that the consideration to be received by shareholders of Upper Valley pursuant to this Agreement is fair, from a financial point of view, to such shareholders; and

                  (m) First Jermyn Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of First Jermyn shall have been amended to read in their entirety as set forth on
Exhibit 4.

                  (n) Pooling Letter. First Jermyn shall have received an opinion from KPMG Peat Marwick, LLP to the effect that the Merger will be treated as a "pooling of interests" for financial accounting purposes;

                  (o) Upper Valley's Dissenting Shareholders. Upper Valley shareholders owning 9% or more of the issued and outstanding shares of Upper Valley Common Stock shall not have asserted and duly perfected dissenters' rights with respect to Upper valley Common Stock pursuant to the BCL;

            Section 5.02 Conditions to First Jermyn's Obligations under this Agreement. The obligations of First Jermyn hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by First
Jermyn pursuant to Section 7.03 hereof:

                  (a) Corporate Proceedings. All action required to be taken by, or on the part of, Upper Valley and NBO to authorize the execution, delivery and performance of this Agreement and the Bank Plan of Merger, respectively, and the consummation of the transactions contemplated by this Agreement and the Bank Plan of Merger, shall have been duly and validly taken by Upper Valley and NBO; and First Jermyn shall have received certified copies of the resolutions evidencing such authorizations;

                  (b) Covenants. The obligations and covenants of Upper Valley, required by this Agreement to be performed by it at or prior to the Closing Date shall have been duly performed and complied with in all material respects;

                  (c)   Representations and Warranties.  The
representations and warranties of Upper Valley set forth in this Agreement shall be true and correct as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty
(i) which specifically relates to an earlier date or (ii) where the breach of the representation or warranty would not, either individually or in the aggregate, result in a Material Adverse Effect with respect to Upper Valley;

                  (d) Approvals of Regulatory Authorities. First Jermyn shall have received all required approvals of Regulatory Authorities for the Merger, without the imposition of any term or condition that would have a Material Adverse Effect on First
Jermyn upon completion of the Merger; and all notice and waiting periods required thereunder shall have expired or been terminated;

                  (e) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby;

                  (f)   No Material Adverse Effect.  Since
December 31, 1996, there shall not have occurred any Material
Adverse Effect with respect to Upper Valley;

                  (g) Officer's Certificate. Upper Valley shall have delivered to First Jermyn a certificate, dated the Closing Date and signed, without personal liability, by its chairman of the board or president, to the effect that the conditions set forth in subsections (a) through (e) of this Section 5.02 have been satisfied, to the best knowledge of the officer executing the same;

                  (h) Opinions of Upper Valley's Counsel. First Jermyn shall have received an opinion of Blank Rome Comisky & McCauley, counsel to Upper Valley, dated the Closing Date, in form and substance reasonably satisfactory to First Jermyn and its counsel to the effect set forth on Exhibit 8 attached hereto;

                  (i) Registration Statement. The Registration Statement shall be effective under the Securities Act and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all required approvals by state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement, shall have been obtained;

                  (j)   Tax Opinion.  First Jermyn shall have
received an opinion of Stevens & Lee, its counsel, substantially to the effect set forth on Exhibit 6 attached hereto;

                  (k)   Approval of First Jermyn's Shareholders.
This Agreement shall have been approved by the shareholders of First Jermyn by such vote as is required by law;

                  (l) Investment Banking Opinion. First Jermyn shall have received an oral opinion from a financial advisor on or before the date of this Agreement, and updated in writing as of a date within five (5) days of mailing the Prospectus/Proxy Statement, to the effect that the Merger is fair, from a financial point of view, to the shareholders of First Jermyn;

                  (m) First Jermyn Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of First Jermyn shall have been amended to read in their entirety as set forth on
Exhibit 4;

                  (n) Pooling Letter. First Jermyn shall have received an opinion from KPMG Peat Marwick, LLP to the effect that the Merger will be treated as a "pooling of interests" for financial accounting purposes;

                  (o) Upper Valley's Dissenting Shareholders. Upper Valley shareholders owning 9% or more of the issued and outstanding shares of Upper Valley common stock shall not have asserted and duly perfected dissenters rights with respect to Upper Valley common stock pursuant to the BCL;

                  (p)   Advisor Fees.  Upper Valley shall have
received a written acknowledgement from Fox-Pitt Kelton, Inc. that no additional amounts are due for services performed for or on behalf of Upper Valley or otherwise under the engagement letters dated April 17, 1996 and July 9, 1996, respectively.

                                  ARTICLE VI
                       TERMINATION, WAIVER AND AMENDMENT

            Section 6.01  Termination.  This Agreement may be
terminated on or at any time prior to the Closing Date:

                  (a) By the mutual written consent of the parties hereto;

                  (b)   By First Jermyn or Upper Valley:

                        (i)  if, in the case of termination by Upper
      Valley, there shall have been any breach of any representation or warranty of First Jermyn which results in a Material Adverse Effect with respect to First Jermyn, on the one hand, or, in the case of termination by First
      Jermyn, there shall have been any breach of any representation or warranty of Upper Valley which results in a Material Adverse Effect with respect to Upper Valley, on the other hand, and such breach cannot be, or shall not have been, remedied within 30 days after receipt by such other party of notice in writing specifying the nature of such breach and requesting that it be remedied;

                        (ii) if, in the case of termination by Upper Valley, there shall have been any breach of any material covenant or other obligation of First Jermyn, on the one hand, or, in the case of termination by First Jermyn, there shall have been any breach of any material covenant or other obligation of Upper Valley, on the other hand, and such breach cannot be, or shall not have been, remedied within 30 days after receipt by such other party of notice in writing specifying the nature of such breach and requesting that it be remedied;

                        (iii)  if the Closing Date shall not have
      occurred on or before June 30, 1998, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth in this Agreement required to be performed or observed by such party on or before the Closing Date; or

                        (iv)  if either party has been informed in
      writing by a Regulatory Authority whose approval or consent has been requested that such approval or consent is unlikely to be granted, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth herein required to be performed or observed by such party on or before the Closing Date; or

                  (c)   By First Jermyn, if the amount of
nonperforming assets of Upper Valley and the Upper Valley Subsidiaries, at the Closing Date, increases by more than $1,000,000 over the amount of such nonperforming assets as of September 30, 1997 (the term "nonperforming assets," for purposes of this subsection, means (i) loans that are "troubled debt restructurings" (as defined in Statement of Financial Accounting Standards 15) or loans which are otherwise restructured, excluding, in each case, restructured loans the terms and conditions of which were approved in writing in advance by First Jermyn, (ii) loans on nonaccrual, including loans placed on nonaccrual that may have been previously restructured with First Jermyn's approval, (iii) real estate owned, and/or (iv) real estate construction loans on interest reserve which have been extended as to maturity at least once); or

                  (d)   By Upper Valley, if the amount of
nonperforming assets of First Jermyn and the First Jermyn Subsidiaries, at the Closing Date, increases by more than $1,000,000 over the amount of such nonperforming assets as of September 30, 1997 (the term "nonperforming assets," for purposes of this subsection, means (i) loans that are "troubled debt restructurings" (as defined in Statement of Financial Accounting Standards 15) or loans which are otherwise restructured, excluding, in each case, restructured loans the terms and conditions of which were approved in writing in advance by Upper Valley, (ii) loans on nonaccrual, including loans placed on nonaccrual that may have been previously restructured with Upper Valley's approval, (iii) real estate owned, and/or (iv) real estate construction loans on interest reserve which have been extended as to maturity at least once).

            Section 6.02 Effect of Termination. If this Agreement is terminated pursuant to Section 6.01 hereof, this Agreement shall forthwith become void (other than Section 4.02(d), Section 6.03 and Section 7.01 hereof, which shall remain in full force and effect), and there shall be no further liability on the part of First Jermyn or Upper Valley to the other, except for any liability arising out of any breach of any covenant or other agreement contained in this Agreement.

            Section 6.03  Termination Fees.

                  (a) If, within 18 calendar months following the date of termination of this Agreement, a Person other than First Jermyn or an Affiliate of First Jermyn, enters into an agreement with Upper Valley or NBO pursuant to which such Person or Affiliate would (i) merge or consolidate, or enter into any similar transaction, with Upper Valley or NBO, (ii) acquire all or substantially all of the assets of Upper Valley or NBO, or
(iii) acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 25% or more of the then outstanding shares of Upper Valley Common Stock or NBO common stock, then Upper Valley shall immediately pay to First Jermyn a fee of $1.5 million, which fee shall include reimbursement to First Jermyn for its costs and expenses, including legal fees and expenses, incurred in connection with this Agreement and the transactions contemplated hereby. Nothing in this Section 6.03 shall constitute a waiver or limitation, in whole or in part, of any legal or equitable rights which First Jermyn may possess against any Person or Affiliate relating to this Agreement or the Affiliate Agreement, or relating to First Jermyn's relationship with Upper Valley or for any act or omission of such Person or Affiliate, including any tortious interference with this Agreement or the Affiliate Agreement or otherwise wrongfully inducing or causing any breach of any such agreement. The provisions of this Section 6.03(a) shall not apply in the event of termination of this Agreement pursuant to (i) Section 6.01(a), (ii) Section 6.01(b)(i) or (ii) on account of an unremedied material breach by First Jermyn,
(iii) Section 6.01(b)(iii) or (iv) (unless in either case the failure of such occurrence shall be due to the failure of Upper Valley to perform or observe any of its agreements set forth in this Agreement required to be performed or observed by Upper
Valley on or before the Closing Date), or (iv) Section 6.01(d).

                  (b) If, within 18 calendar months following the date of termination of this Agreement, a Person other than Upper Valley or an Affiliate of Upper Valley, enters into an agreement with First Jermyn or FNBJ pursuant to which such Person or Affiliate would (i) merge or consolidate, or enter into any similar transaction, with First Jermyn or FNBJ, (ii) acquire all or substantially all of the assets of First Jermyn or FNBJ, or
(iii) acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 25% or more of the then outstanding shares of First Jermyn Common Stock or FNBJ common stock, then First Jermyn shall immediately pay to Upper Valley a fee of $1.5 million, which fee shall include reimbursement to Upper Valley for its costs and expenses, including legal fees and expenses, incurred in connection with this Agreement and the transactions contemplated hereby. Nothing in this Section 6.03 shall constitute a waiver or limitation, in whole or in part, of any legal or equitable rights which Upper Valley may possess against any Person or Affiliate relating to this Agreement or the Affiliate Agreement, or relating to Upper Valley's relationship with First Jermyn or for any act or omission of such Person or Affiliate, including any tortious interference with this Agreement or the Affiliate Agreement or otherwise wrongfully inducing or causing any breach of any such agreement. The provisions of this Section 6.03(a) shall not apply in the event of termination of this Agreement pursuant to (i) Section 6.01(a), (ii) Section 6.01(b)(i) or (ii) on account of an unremedied material breach by Upper Valley,
(iii) Section 6.01(b)(iii) or (iv) (unless in either case the failure of such occurrence shall be due to the failure of First Jermyn to perform or observe any of its agreements set forth in this Agreement required to be performed or observed by Upper
Valley on or before the Closing Date), or (iv) Section 6.01(c).

                  (c) The provisions of this Section 6.03 shall not apply in the event of a merger, consolidation or similar transaction involving First Jermyn or Upper Valley, as the case may be, in which (i) persons who were members of the Board of Directors of First Jermyn or Upper Valley, as the case may be, immediately prior to such termination continue to constitute at least a majority of the members of the Board of Directors of the surviving or resulting entity following completion of such transaction and (ii) shareholders of First Jermyn or Upper
Valley, as the case may be, immediately prior to such transaction continue to own at least a majority of the outstanding voting securities of the surviving or resulting entity immediately following completion of such transaction.

                                  ARTICLE VII
                                 MISCELLANEOUS

            Section 7.01 Expenses. Except for the cost of printing and mailing the Proxy Statement/Prospectus which shall be shared equally, each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel.

            Section 7.02 Non-Survival of Representations and Warranties. All representations, warranties, agreements and covenants set forth in this Agreement, shall terminate on the Closing Date, except for covenants to be performed after the Closing Date, which will continue until performed.

            Section 7.03 Amendment, Extension and Waiver. Subject to applicable law, at any time prior to the consummation of the transactions contemplated by this Agreement, the parties may
(a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of either party hereto,
(c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or
(d) waive compliance with any of the agreements or conditions contained in Articles IV and V hereof or otherwise. This
Agreement may not be amended except by an instrument in writing authorized by the respective Boards of Directors and signed, by duly authorized officers, on behalf of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

            Section 7.04 Entire Agreement. This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. This Agreement supersedes all prior arrangements and understandings between the parties, both written or oral with respect to its subject matter. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors; provided, however, that nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities other than pursuant to Sections 1.02(d)(i) and (iii), 1.02(f), 1.02(g), 4.05, and 4.10(a) and (b) with respect to indemnification, employee benefits and certain other matters.

            Section 7.05 No Assignment. Neither party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto.

            Section 7.06  Notices.  All notices or other
communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by prepaid registered or certified mail (return receipt requested), or sent by telecopy, addressed as follows:

                  (a)   If to First Jermyn, to:
                        The First Jermyn Corp.
                        645 Washington Avenue
                        P.O. Box 39
                        Jermyn, Pennsylvania  18433-0039

                        Attention:  William M. Davis, President and
                                        Chief Executive Officer

                        Telecopy No.:  (717) 876-5209

                        with a copy to:

                        Stevens & Lee
                        111 North Sixth Street
                        Reading, Pennsylvania  19601

                        Attention:  Joseph M. Harenza, Esquire and
                                      David W. Swartz, Esquire

                        Telecopy No.:  (610) 376-5610

                  (b)   If to Upper Valley, to:

                        Upper Valley Bancorp, Inc.
                        114-116 Lackawanna Avenue
                        Olyphant, Pennsylvania  18447-0010

                        Attention:  Saul Kaplan
                                      Chairman Emeritus

                        Telecopy No.:  (717) 383-2710

                        with copies to:

                        Blank Rome Comisky & McCauley
                        One Logan Square
                        Philadelphia, Pennsylvania 19103

                        Attention:  Frederick A. Lipman, Esquire

                        Telecopy No.:  (215) 569-5628

            Section 7.07 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

            Section 7.08  Counterparts.  This Agreement may be
executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

            Section 7.09  Severability.  If any provision of this
Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

            Section 7.10  Governing Law.  This Agreement shall be
governed by and construed in accordance with the domestic internal law (without regard to the law of conflicts of law) of the Commonwealth of Pennsylvania.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                    THE FIRST JERMYN CORP.

                                    By /s/ William M. Davis


                                    UPPER VALLEY BANCORP, INC.

                                    By /s/ John W. Adonizio

      The following members of the Board of Directors of Upper Valley hereby acknowledge, without personal liability with respect to any representation, warranty, covenant or agreement made by Upper Valley, their approval of the foregoing Agreement this 15th day of October, 1997.

                                    /s/ Saul Kaplan

                                    /s/ Joseph P. Coviello

                                    /s/ John W. Adonizio

                                    /s/ Michael A. Barbetti

                                    /s/ Fred J. Gentile

                                    /s/ Harold S. Kaplan

                                    /s/ George A. Pann

                                    /s/ Norman E. Woodworth

      The following members of the Board of Directors of First Jermyn hereby acknowledge, without personal liability with respect to any representation, warranty, covenant or agreement made by First Jermyn, their approval of the foregoing Agreement this 15th day of October, 1997.

/s/ William K. Nasser, Jr.         /s/ Peter A. Sabia

/s/ David M. Epstein               /s/ I. Leo Moskovitz

/s/ Steven R. Tokach               /s/ Robert T. Kelly

/s/ William M. Davis               /s/ Thomas G. Speicher

/s/ Garfield G. Thomas             /s/ Edmund J. Biancarelli

/s/ Kuzma Leschak, Jr.

                                                                 Exhibit 1


                               October 15, 1997



The First Jermyn Corp.
645 Washington Avenue
Jermyn, Pennsylvania  18433

Ladies and Gentlemen:

      The First Jermyn Corp. ("First Jermyn") and Upper Valley Bancorp, Inc. ("Upper Valley") desire to enter into an agreement dated October 15, 1997 ("Agreement"), pursuant to which, subject to the terms and conditions set forth therein, (a) Upper Valley will merge with and into Jermyn with Jermyn surviving the merger, and (b) shareholders of Upper Valley will receive common stock of Jermyn in exchange for common stock of Upper Valley outstanding on the closing date (the foregoing, collectively, referred to herein as the "Merger").

      First Jermyn has required, as a condition to its execution and delivery to Upper Valley of the Agreement, that the undersigned, being directors, executive officers and major shareholders of Upper Valley, execute and deliver to First Jermyn this Letter Agreement.

      Each of the undersigned, in order to induce First Jermyn to execute and deliver to Upper Valley the Agreement, hereby irrevocably:

            (a) Agrees to be present (in person or by proxy) at all meetings of shareholders of Upper Valley called to vote for approval of the Merger so that all shares of common stock of Upper Valley then owned by the undersigned will be counted for the purpose of determining the presence of a quorum at such meetings and to vote all such shares in favor of approval and adoption of the Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Board of Directors of Upper Valley);

            (b) Agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of Upper Valley, to approve or adopt the Agreement;

            (c) Agrees not to take any actions that would prevent or hinder the Merger from being consummated;

            (d) Agrees not to solicit or initiate any negotiations or discussions with any party other than First Jermyn with respect to any offer, sale, transfer or other disposition of, any shares of common stock of Upper Valley now or hereafter owned by the undersigned;

            (e) Agrees not to offer, sell, transfer or otherwise dispose of any shares of common stock of First Jermyn received in the Merger, except (i) at such time as a registration statement under the Securities Act of 1933, as amended ("Securities Act") covering sales of such First Jermyn common stock is effective and a prospectus is made available under the Securities Act,
(ii) within the limits, and in accordance with the applicable provisions of, Rule 145(d) under the Securities Act, or (iii) in a transaction which, in the opinion of counsel satisfactory to First Jermyn or as described in a "no-action" or interpretive letter from the staff of the Securities and Exchange Commission ("SEC"), is not required to be registered under the Securities Act; and acknowledges and agrees that First Jermyn is under no obligation to register the sale, transfer or other disposition of First Jermyn common stock by the undersigned or on behalf of the undersigned, or to take any other action necessary to make an exemption from registration available;

            (f) Notwithstanding the foregoing, agrees not to sell, or in any other way reduce the risk of the undersigned relative to, any shares of common stock of Upper Valley or of common stock of First Jermyn, during the period commencing thirty days prior to the effective date of the Merger and ending on the date on which financial results covering at least thirty days of post-Merger combined operations of First Jermyn and Upper Valley have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies;

            (g) Agrees that First Jermyn shall not be bound by any attempted sale of any shares of First Jermyn common stock, and First Jermyn's transfer agent shall be given an appropriate stop transfer order and shall not be required to register any such attempted sale, unless the sale has been effected in compliance with the terms of this Letter Agreement; and further agrees that the certificate representing shares of First Jermyn common stock owned by the undersigned may be endorsed with a restrictive legend consistent with the terms of this Letter Agreement;

            (h) Acknowledges and agrees that the provisions of subparagraphs (f), (g) and (h) hereof also apply to shares of First Jermyn common stock received in the Merger (or any shares of Upper Valley common stock or of First Jermyn common stock, whether or not received in the Merger, for the period referred to in subparagraph (g) above) owned by (i) his or her spouse,
(ii) any of his or her relatives or relatives of his or her spouse occupying his or her home, (iii) any trust or estate in which he or she, his or her spouse, or any such relative owns at least a 10% beneficial interest or of which any of them serves as trustee, executor or in any similar capacity, and (iv) any corporation or other organization in which the undersigned, any affiliate of the undersigned, his or her spouse, or any such relative owns at least 10% of any class of equity securities or of the equity interest;

            (i) Represents that the undersigned has no plan or intention to sell, exchange, or otherwise dispose of any shares of common stock of First Jermyn to be received in the Merger prior to expiration of the time period referred to in subparagraph (g) hereof; and

            (j) Represents that the undersigned has the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights and general equitable principles.

      The obligations set forth herein shall terminate
concurrently with any termination of the Agreement.
                           ________________________

      This Letter Agreement may be executed in two or more
counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Letter Agreement.
                           ________________________

      This Letter Agreement shall terminate concurrently with any termination of the Agreement in accordance with its terms.
                           ________________________

      The undersigned intend to be legally bound hereby.


                                    Sincerely,

                                    ___________________________________

                                    ___________________________________

                                    ___________________________________

                                    ___________________________________

                                    ___________________________________

                                    ___________________________________

                                    ___________________________________

                                    ___________________________________

                                    ___________________________________

                                                           Exhibit 2



                               October 15, 1997



Upper Valley Bancorp, Inc.
114-116 Lackawanna Avenue
Olyphant, Pennsylvania 18447-0010

Ladies and Gentlemen:

      The First Jermyn Corp. ("First Jermyn") and Upper Valley Bancorp, Inc. ("Upper Valley") desire to enter into an agreement dated October 15, 1997 ("Agreement"), pursuant to which, subject to the terms and conditions set forth therein, (a) Upper Valley will merge with and into Jermyn with Jermyn surviving the merger, and (b) shareholders of Upper Valley will receive common stock of Jermyn in exchange for common stock of Upper Valley outstanding on the closing date (the foregoing, collectively, referred to herein as the "Merger").

      Upper Valley has required, as a condition to its execution and delivery to First Jermyn of the Agreement, that the undersigned, being directors, executive officers and major shareholders of First Jermyn, execute and deliver to Upper Valley this Letter Agreement.

      Each of the undersigned, in order to induce Upper Valley to execute and deliver to First Jermyn the Agreement, hereby irrevocably:

            (a) Agrees to be present (in person or by proxy) at all meetings of shareholders of First Jermyn called to vote for approval of the Merger so that all shares of common stock of First Jermyn then owned by the undersigned will be counted for the purpose of determining the presence of a quorum at such meetings and to vote all such shares in favor of approval and adoption of the Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Board of Directors of First Jermyn);

            (b) Agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of First Jermyn, to approve or adopt the Agreement;

            (c) Agrees to use reasonable best efforts to cause the Merger to be consummated;

            (d) Notwithstanding the foregoing, agrees not to sell, or in any other way reduce the risk of the undersigned relative to, any shares of common stock of First Jermyn, during the period commencing thirty days prior to the effective date of the Merger and ending on the date on which financial results covering at least thirty days of post-Merger combined operations of First
Jermyn and Upper Valley have been published within the meaning of
Section 201.01 of the SEC's Codification of Financial Reporting
Policies;

            (e) Agrees that First Jermyn shall not be bound by any attempted sale of any shares of First Jermyn common stock, and First Jermyn's transfer agent shall be given an appropriate stop transfer order and shall not be required to register any such attempted sale, unless the sale has been effected in compliance with the terms of this Letter Agreement.

            (f) Acknowledges and agrees that the provisions of subparagraphs (d), (e) and (f) hereof also apply to shares of First Jermyn common stock for the period referred to in subparagraph (e) above) owned by (i) his or her spouse, (ii) any of his or her relatives or relatives of his or her spouse occupying his or her home, (iii) any trust or estate in which he or she, his or her spouse, or any such relative owns at least a 10% beneficial interest or of which any of them serves as trustee, executor or in any similar capacity, and (iv) any corporation or other organization in which the undersigned, any affiliate of the undersigned, his or her spouse, or any such relative owns at least 10% of any class of equity securities or of the equity interest;

            (g) Represents that the undersigned has no plan or intention to sell, exchange, or otherwise dispose of any shares of common stock of First Jermyn prior to expiration of the time period referred to in subparagraph (e) hereof; and

            (h) Represents that the undersigned has the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights and general equitable principles.

      The obligations set forth herein shall terminate
concurrently with any termination of the Agreement.
                           ________________________

      This Letter Agreement may be executed in two or more
counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Letter Agreement.
                           ________________________

      This Letter Agreement shall terminate concurrently with any termination of the Agreement in accordance with its terms.
                           ________________________

      The undersigned intend to be legally bound hereby.

                                    Sincerely,

                                    ___________________________________

                                    ___________________________________

                                    ___________________________________

                                    ___________________________________

                                    ___________________________________

                                    ___________________________________

                                    ___________________________________

                                    ___________________________________

                                    ___________________________________

                                    ___________________________________

                                    ___________________________________

                                                           Exhibit 3

                              BANK PLAN OF MERGER


            THIS BANK PLAN OF MERGER ("Plan of Merger") dated
October 15, 1997, is by and between THE FIRST NATIONAL BANK OF
JERMYN, a national banking association ("FNBJ"), and NBO NATIONAL
BANK, a national banking association ("NBO").

                                  BACKGROUND

            1. FNBJ is a national bank and a wholly-owned subsidiary of The First Jermyn Corp., a Pennsylvania corporation ("First Jermyn"). The authorized capital stock of FNBJ consists of 128,496 shares of common stock, par value $6.25 per share ("FNBJ Common Stock"), all of which at the date hereof are issued and outstanding.

            2. NBO is a national bank and a wholly-owned subsidiary of Upper Valley Bancorp, Inc., a Pennsylvania corporation ("Upper Valley"). The authorized capital stock of NBO consists of 5,000 shares of common stock, par value $20.00 per share ("NBO Common Stock"), of which at the date hereof __________ shares are issued and outstanding.

            3. The respective Boards of Directors of FNBJ and NBO deem the merger of NBO with and into FNBJ, pursuant to the terms and conditions set forth or referred to herein, to be desirable and in the best interests of the respective corporations and their respective shareholders.

            4. The respective Boards of Directors of FNBJ and NBO have adopted resolutions approving this Plan of Merger. The respective Boards of Directors of First Jermyn and Upper Valley have adopted resolutions approving an Agreement dated October 15, 1997 (the "Agreement") between First Jermyn and Upper Valley, pursuant to which this Plan of Merger is being executed by FNBJ and NBO.

                                   AGREEMENT

            In consideration of the premises and of the mutual covenants and agreements herein contained, and in accordance with the applicable laws and regulations of the United States of America, FNBJ and NBO, intending to be legally bound hereby, agree:

                                   ARTICLE I
                               MERGER; BUSINESS

            1.1 Merger. Subject to the terms and conditions of this Plan of Merger and in accordance with the applicable laws and regulations of the United States of America, on the Effective Date (as that term is defined in Article V hereof): NBO shall merge with and into FNBJ; the separate existence of NBO shall cease; and FNBJ shall be the surviving corporation (such transaction referred to herein as the "Merger" and FNBJ, as the surviving corporation in the Merger, referred to herein as the "Surviving Bank").

            1.2 Business. The business of the Surviving Bank shall be conducted at its main office, which shall be located at 645 Washington Avenue, Jermyn, Pennsylvania 18433, and at its legally established branches, which shall include all of the branch office of FNBJ and NBO, and the main office of NBO prior to the Effective Date.

                                  ARTICLE II
                              CHARTER AND BYLAWS

            On and after the Effective Date, the Articles of Association and Bylaws of FNBJ, as in effect immediately prior to the Effective Date, shall automatically be and remain the Articles of Association and Bylaws of the Surviving Bank, until altered, amended or repealed. Said Articles of Association are set forth in an Appendix attached hereto and made a part hereof.

                                  ARTICLE III
                        BOARD OF DIRECTORS AND OFFICERS

            3.1 Board of Directors. On and after the Effective Date, the directors of the Surviving Bank shall consist of the following persons, who shall serve as such until their successors have been elected and qualified: Michael A. Barbetti; Edmund J. Biancharelli; Joseph P. Coviello; William M. Davis; David M. Epstein; Fred J. Gentile; Harold S. Kaplan; Saul Kaplan;
Robert T. Kelly; Kuzma Leschak, Jr.; I. Leo Moskowvitz;
William K. Nasser, Jr.; Peter A. Sabia; Thomas G. Speicher; Garfield G. Thomas; Steven R. Tokach; and Norman E. Woodworth. Such persons shall continue to serve as directors, subject to any applicable legal restrictions, during such time as they serve as members of the Board of Directors of First Jermyn.

            3.2 Officers. On and after the Effective Date, the officers of the Surviving Bank shall consist of the officers of FNBJ duly elected and holding office immediately prior to the Effective Date, and John R. Adonizio shall be elected as an Executive Vice President of the Surviving Bank effective as of the Effective Date.

                                  ARTICLE IV
                             CONVERSION OF SHARES

            4.1 Stock of FNBJ. Each share of FNBJ Common Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, continue to be issued and outstanding as a share of common stock of the Surviving Bank.

            4.2 Stock of NBO. Each share of NBO Common Stock issued and outstanding immediately prior to the Effective Date, and each share of NBO Common Stock issued and held in the treasury of Upper Valley as of the Effective Date, if any, shall, on the Effective Date, be cancelled, and no cash, stock or other property shall be delivered in exchange therefor.

                                   ARTICLE V
                         EFFECTIVE DATE OF THE MERGER

            The Merger shall be effective on the date and at the time specified in the certificate to be issued by the Comptroller of Currency approving this Merger (the "Effective Date").

                                  ARTICLE VI
                             EFFECT OF THE MERGER

            On the Effective Date: the separate existence of NBO shall cease; and all of the property (real, personal and mixed), rights, powers, duties and obligations of NBO shall be taken and deemed to be transferred to and vested in the Surviving Bank, without further act or deed, as provided by applicable laws and regulations.

                                  ARTICLE VII
                             CONDITIONS PRECEDENT

            The obligations of FNBJ and NBO to effect the Merger shall be subject to satisfaction, unless duly waived by the party permitted to do so, of the conditions precedent set forth in the Agreement.

                                 ARTICLE VIII
                                  TERMINATION

            This Plan of Merger shall terminate upon any termination of the Agreement in accordance with its terms; provided, however, that any such termination of this Plan of Merger shall not relieve any party hereto from liability on account of a breach by such party of any of the terms hereof or thereof.

                                  ARTICLE IX
                                   AMENDMENT

            Subject to applicable law, this Plan of Merger may be amended, by action of the respective Boards of Directors of the parties hereto, at any time prior to consummation of the Merger, but only by an instrument in writing signed by duly authorized officers on behalf of the parties hereto.

                                   ARTICLE X
                                 MISCELLANEOUS

            10.1 Extensions; Waivers. Each party, by a written instrument signed by a duly authorized officer, may extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive compliance with any of the covenants, or performance of any of the obligations, of the other party contained in this Plan of Merger.

            10.2 Notices. Any notice or other communication required or permitted under this Plan of Merger shall be given, and shall be effective, in accordance with the provisions of
Section 7.06 of the Agreement.

            10.3 Captions. The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Plan of Merger.

            10.4 Counterparts. For the convenience of the parties hereto, this Plan of Merger may be executed in several counterparts, each of which shall be deemed the original, but all of which together shall constitute one and the same instrument.

            10.5 Governing Law. This Plan of Merger shall be governed by and construed in accordance with the laws of the United States of America and, in the absence of controlling federal law, in accordance with the laws of the Commonwealth of Pennsylvania.

            IN WITNESS WHEREOF, FNBJ and NBO have caused this Bank Plan of Merger to be executed by their duly authorized officers and their corporate seals to be hereunto affixed on the date first written above.

                                    THE FIRST NATIONAL BANK OF JERMYN

                                    By________________________________



                                    NBO NATIONAL BANK

                                    By________________________________

                                                           Exhibit 4

                                   RESTATED
                           ARTICLES OF INCORPORATION
                                      OF
                         ____________________________


                                 "See Annex B"

                                   RESTATED

                                    BYLAWS

                                      OF

                           _________________________


                                 "See Annex C"

                                                           Exhibit 5


                        Form of Agreement Re:  Benefits



                               October 15, 1997



The First Jermyn Corp.
645 Washington Avenue
Jermyn, Pennsylvania  18433

Gentlemen:

      I, the undersigned, hereby acknowledge and agree that an amount not to exceed $__________ is the maximum amount that I would be entitled to receive from Upper Valley Bancorp, Inc. ("Upper Valley"), any Upper Valley subsidiary or any of their respective successors or assigns pursuant to any employment agreement, special termination agreement, supplemental executive retirement plan, deferred compensation plan, salary continuation plan, or any other benefit or welfare plan assuming that my employment with Upper Valley or any Upper Valley subsidiary (or any of their respective successors or assigns) is terminated for any reason, whether voluntarily or involuntarily, on December 31, 1997, and following the Closing Date of the transaction described in the Agreement and Plan of Merger dated as of October 15, 1997 between The First Jermyn Corp. and Upper Valley (the "Agreement"). The amount shown above represents the total of all amounts available for payment in an immediate lump-sum upon termination and the present value, as of December 31, 1997 (based on a 6% per annum discount factor) of all payments to be made on a date or dates subsequent to the date of termination.

                                    Sincerely,

                                                           EXHIBIT 6

                  FORM OF OPINION OF COUNSEL TO FIRST JERMYN


            Upper Valley shall have received from counsel to First Jermyn, an opinion, dated as of the Closing Date, substantially to the effect that, subject to customary exceptions and qualifications:

            (a) First Jermyn and FNBJ have full corporate power to carry out the transactions contemplated in the Agreement and the Plan of Merger, respectively. The execution and delivery of the Agreement and the Plan of Merger and the consummation of the transactions contemplated thereunder have been duly and validly authorized by all necessary corporate action on the part of First Jermyn and FNBJ, and the Agreement and the Plan constitute valid and legally binding obligations of First Jermyn and FNBJ, respectively, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other laws affecting creditors' rights generally and institutions the deposits of which are insured by the FDIC, and as may be limited by the exercise of judicial discretion in applying principles of equity. Subject to satisfaction of the conditions set forth in the Agreement, neither the transactions contemplated in the Agreement or the Plan, nor compliance by First Jermyn and FNBJ with any of the respective provisions thereof, will
(i) conflict with or result in a breach or default under (A) the articles of incorporation or bylaws of First Jermyn or the articles of association or bylaws of FNBJ, or, (B) based solely on certificates of officers and without independent verification, to the knowledge of such counsel, any note, bond, mortgage, indenture, license, agreement or other material instrument or obligation to which First Jermyn or FNBJ is a party; or
(ii) based solely on certificates of officers and without independent verification, to the knowledge of such counsel, result in the creation or imposition of any material lien or encumbrance upon the property of First Jermyn or FNBJ, except such material lien, instrument or obligation that has been disclosed pursuant to the Agreement or the Plan; or (iii) violate in any material respect any order, writ, injunction or decree known to such counsel, or any federal or Pennsylvania statute, rule or regulation applicable to First Jermyn or FNBJ.

            (b) FNBJ is a validly existing national bank organized and in good standing under the laws of the United States of America. The deposits of FNBJ are insured to the maximum extent provided by law by the Federal Deposit Insurance Corporation.

            (c) There is, to the knowledge of such counsel, no legal, administrative, arbitration or governmental proceeding or investigation pending or threatened to which First Jermyn or FNBJ is a party which would, if determined adversely to First Jermyn or FNBJ, have a material adverse effect on the financial condition or results of operation of First Jermyn and FNBJ taken as a whole, or which presents a claim to restrain or prohibit the transactions contemplated by the Agreement and the Plan, respectively.

            (d) To the knowledge of such counsel, no consent, approval, authorization or order of any federal or state court or federal or state governmental agency or body is required for the consummation by First Jermyn or FNBJ of the transactions contemplated by the Agreement and the Plan, except for such consents, approvals, authorizations or orders as have been obtained.

            (e) Upon the filing and effectiveness of the Articles of Merger with the PDS with respect to the Merger, and Articles of Merger with the OCC with respect to the Bank Merger in accordance with the Agreement and the Plan, the mergers of First Jermyn and Upper Valley and of FNBJ and NBO contemplated by the Agreement and the Plan, respectively, will have been effected in compliance with all applicable federal and Pennsylvania laws and regulations in all material respects.

            (f) The shares of First Jermyn Common Stock to be issued in connection with the merger of Upper Valley and First Jermyn contemplated by the Agreement have been duly authorized and will, when issued in accordance with the terms of the Agreement, be validly issued, fully paid and nonassessable, free and clear of any mortgage, pledge, lien, encumbrance or claim (legal or equitable).

            Such counsel shall also provide a statement to the following effect:

            By way of supplemental information, such counsel advises that, on the sole basis of such counsel's participation in conferences with officers and employees of First Jermyn in connection with the Proxy Statement/Prospectus, and without other independent investigation or inquiry, such counsel has no reason to believe that the Proxy Statement/Prospectus, including any amendments or supplements thereto (except for the financial information, financial schedules and other financial or statistical data contained therein and except for any information supplied by Upper Valley or NBO for inclusion therein, as to which counsel need express no belief), as of the date of mailing thereof, contained any untrue statement of a material fact with respect to First Jermyn or omitted to state any material fact with respect to First Jermyn necessary to make any statement therein with respect to First Jermyn, in light of the circumstances under which it was made, not misleading. Counsel may state in delivering such opinion, that such counsel has not independently verified and does not assume the responsibility for the accuracy, completeness or fairness of any information or statements contained in the Proxy Statement/Prospectus, except with respect to identified statements of law or regulations or legal conclusions relating to First Jermyn or the transactions contemplated in the Agreement and the Plan.

                                                           EXHIBIT 7

                     FORM OF TAX OPINION OF STEVENS & LEE

      First Jermyn and Upper Valley shall have received an opinion of Stevens & Lee substantially to the effect that, under the provisions of the IRC:

      1. Provided the Merger qualifies as a statutory merger under applicable law, the transfer by Upper Valley of all of its assets to First Jermyn in exchange for First Jermyn Common Stock (including fractional share interests) and the assumption by First Jermyn of all of Upper Valley's liabilities will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the IRC.

      2. Upper Valley and First Jermyn will each be "a party to a reorganization" within the meaning of Section 368(b) of the IRC.

      3. Neither Upper Valley nor First Jermyn will recognize any gain or loss upon the transfer of Upper Valley's assets to First Jermyn in exchange solely for First Jermyn Common Stock (including fractional share interests) and the assumption by First Jermyn of the liabilities of Upper Valley.

      4. The basis of the Upper Valley assets in the hands of First Jermyn will be the same as the basis of such assets in the hands of Upper Valley immediately prior to the Merger.

      5. The holding period of the assets of Upper Valley to be received by First Jermyn will include the period during which the assets were held by Upper Valley.

      6. No gain or loss will be recognized by the shareholders of Upper Valley on the receipt of First Jermyn Common Stock
(including fractional share interests) solely in exchange for their shares of Upper Valley Common Stock.

      7. The basis of the First Jermyn Common Stock (including fractional share interests) to be received by the Upper Valley shareholders in the Merger will be the same as the basis of the Upper Valley Common Stock surrendered in exchange therefor.

      8. The holding period of the First Jermyn Common Stock (including fractional share interests) to be received by the Upper Valley shareholders in the Merger will include the period during which the Upper Valley shareholders held their Upper Valley Common Stock, provided the shares of Upper Valley Common Stock are held as a capital asset on the Effective Date.

      9. The payment of cash in lieu of fractional share interests of First Jermyn Common Stock will be treated as if the fractional share interests were distributed as part of the Merger and then redeemed by First Jermyn. Such cash payments will be treated as having been received as distribution in full payment in exchange for the fractional share interests redeemed, as provided in Section 302(a) of the IRC.

      10. As provided in Section 381(c)(2) of the IRC and related Treasury regulations, First Jermyn will succeed to and take into account the earnings and profits, or deficit in earnings and profits, of Upper Valley as of the Effective Date. Any deficit in the earnings and profits of First Jermyn or Upper Valley will be used only to offset the earnings and profits accumulated after the Merger.

      11. Pursuant to Section 381(a) of the IRC and related Treasury regulations, First Jermyn will succeed to and take into account the items of Upper Valley described in Section 381(c) of the IRC. Such items will be taken into account by First Jermyn subject to the conditions and limitations of Sections 381, 382, 383, and 384 of the IRC and the Treasury regulations thereunder.

      12. Provided the Bank Merger constitutes a statutory merger under applicable law, the Bank Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the IRC.

      13. NBO and FNBJ will each be "a party to a reorganization" within the meaning of Section 368(b) of the IRC.

      14. Neither NBO nor FNBJ will recognize any gain or loss upon the transfer of NBO's assets to FNBJ in constructive exchange solely for FNBJ common stock and the assumption by FNBJ of the liabilities of NBO.

      15. The basis of the NBO assets in the hands of FNBJ will be the same as the basis of such assets in the hands of NBO immediately prior to the Bank Merger.

      16. The holding period of the NBO assets in the hands of FNBJ will include the period during which such assets were held by NBO.

      17. No gain or loss will be recognized by First Jermyn, as the shareholder of NBO, upon the constructive receipt of shares of FNBJ common stock in exchange for the NBO common stock surrendered in exchange therefor in the Bank Merger.

      18. The basis of the FNBJ common stock to be held by First Jermyn after the Bank Merger will equal the basis of such stock immediately before the Bank Merger, increased by the basis of the NBO common stock surrendered in the constructive exchange.

      19. As provided in Section 381(c)(2) of the IRC and related Treasury regulations, FNBJ will succeed to and take into account the earnings and profits, or deficit in earnings and profits, of NBO as of the effective date of the Bank Merger. Any deficit in the earnings and profits of FNBJ or NBO will be used only to offset the earnings and profits accumulated after the Bank
Merger.

      20. Pursuant to Section 381(a) of the IRC and related Treasury regulations, FNBJ will succeed to and take into account the items of NBO described in Section 381(c) of the IRC. Such items will be taken into account by FNBJ subject to the conditions and limitations of Sections 381, 382, 383, and 384 of the IRC and the Treasury regulations thereunder.

                                                           EXHIBIT 8

                  FORM OF OPINION OF COUNSEL TO UPPER VALLEY


            First Jermyn shall have received from counsel to Upper Valley, an opinion, dated as of the Closing Date, substantially to the effect that, subject to customary exceptions and qualifications:

            (a) Upper Valley and NBO have full corporate power to carry out the transactions contemplated in the Agreement and the Plan of Merger, respectively. The execution and delivery of the Agreement and the Plan of Merger and the consummation of the transactions contemplated thereunder have been duly and validly authorized by all necessary corporate action on the part of Upper Valley and NBO, and the Agreement and the Plan constitute a valid and legally binding obligation, in accordance with their respective terms, of Upper Valley and NBO, respectively, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other laws affecting creditors' rights generally and institutions the deposits of which are insured by the FDIC, and as may be limited by the exercise of judicial discretion in applying principles of equity. Subject to satisfaction of the conditions set forth in the Agreement, neither the transactions contemplated in the Agreement and the Plan, nor compliance by Upper Valley and NBO with any of the respective provisions thereof, will (i) conflict with or result in a breach or default under (A) the articles of incorporation or bylaws of Upper Valley or the articles of association or bylaws of NBO, or (B) based solely on certificates of officers and without independent verification, to the knowledge of such counsel, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Upper Valley or NBO is a party; or (ii) based solely on certificates of officers, to the knowledge of such counsel, result in the creation or imposition of any material lien, instrument or encumbrance upon the property of Upper Valley or NBO, except such material lien, instrument or obligation that has been disclosed to First Jermyn pursuant to the Agreement and the Plan, or (iii) violate in any material respect any order, writ, injunction, or decree known to such counsel, or any statute, rule or regulation applicable to Upper Valley or NBO.

            (b) NBO is a validly existing national bank organized and in good standing under the laws of the United States of America. The deposits of NBO are insured to the maximum extent provided by law by the Federal Deposit Insurance Corporation.

            (c) There is, to the knowledge of such counsel, no legal, administrative, arbitration or governmental proceeding or investigation pending or threatened to which Upper Valley or NBO is a party which would, if determined adversely to Upper Valley or NBO, have a material adverse effect on the business, properties, results of operations, or condition, financial or otherwise, of Upper Valley or NBO taken as a whole or which presents a claim to restrain or prohibit the transactions contemplated by the Agreement and the Plan, respectively.

            (d) To the knowledge of such counsel, no consent, approval, authorization, or order of any federal or state court or federal or state governmental agency or body, or of any third party, is required for the consummation by Upper Valley or NBO of the transactions contemplated by the Agreement and the Plan, except for such consents, approvals, authorizations or orders as have been obtained.

            Such counsel shall also provide a statement to the following effect:

            By way of supplemental information, such counsel advises that on the sole basis of such counsel's participation in conferences with officers and employees of Upper Valley in connection with the preparation of the Prospectus/Proxy Statement and without other independent investigation or inquiry, such counsel has no reason to believe that the Prospectus/Proxy Statement, including any amendments or supplements thereto (except for the financial information, financial statements, financial schedules and other financial or statistical data contained therein and except for any information supplied by First Jermyn for inclusion therein, as to which counsel need express no belief), as of the date of mailing thereof, contained any untrue statement of a material fact or omitted to state a material fact necessary to make any statement therein, in light of the circumstances under which it was made, not misleading. Counsel may state in delivering such opinion, that such counsel has not independently verified and does not assume any responsibility for the accuracy, completeness or fairness of any information or statements contained in the Prospectus/Proxy Statement, except with respect to identified statements of law or regulations or legal conclusions relating to Upper Valley or NBO or the transactions contemplated in the Agreement and the Plan.

                                                                 ANNEX B

                                   RESTATED
                           ARTICLES OF INCORPORATION
                                      OF
                         ____________________________


      FIRST.  The name of the Corporation is __________________.

      SECOND. The location and post office address of its registered office in this Commonwealth is 645 Washington Avenue, Jermyn, Pennsylvania 18433.

      THIRD.  The Corporation is incorporated under the provisions
of the Business Corporation Law of 1988, as amended.   The
purpose of the Corporation is and it shall have unlimited power to engage in and to do any lawful act concerning any or all lawful business for which corporations may be incorporated under such Act.

      FOURTH. The term of the Corporation's existence is perpetual.

      FIFTH. The aggregate number of shares of capital stock which the Corporation shall have authority to issue is Ten Million (10,000,000) shares of common stock, par value $1.25 per share ("Common Stock"). The issuance of shares of Common Stock by the Corporation, or securities convertible into shares of Common Stock, for cash consideration shall require the affirmative vote of 80% of the total number of directors then in office (rounding up to the nearest whole number); provided, however, that this voting requirement shall not apply to the issuance of shares of Common Stock pursuant to any employee benefit or similar plan of the Corporation, including stock options.

      SIXTH: The directors of the Corporation shall be divided into three classes: Class I, Class II, and Class III. Each Class shall be as nearly equal in number as possible. If the number of Class I, Class II or Class III directors is fixed for any term of office it shall not be increased during that term, except by (i) a vote of 80% of the total number of directors then in office (rounding up to the nearest whole number) at any time on or prior to January 1, 2004 or (ii) a vote of 66-2/3% of the total number of directors then in office (rounding up to the nearest whole number) at any time after January 1, 2004. Except for the Board of Directors to be effective upon the filing of these Restated Articles of Incorporation as provided for in this ARTICLE SIXTH, the term of office of each Class shall be three
(3) years; provided, however, that the term of office of the initial Class I directors shall expire at the annual election of directors by the shareholders of the Corporation in 1999; the term of office of the initial Class II directors shall expire at the annual election of directors by the shareholders of the Corporation in 2000; and the term of office of the initial Class III directors shall expire at the annual election of directors by the shareholders of the Corporation in 1998, so that, after the expiration of each such initial term, the terms of office of one class of directors shall expire each year when their respective successors have been duly elected by the shareholders and qualified. At each annual election of directors of the Corporation held during and after 1998, the directors chosen to succeed those whose terms then expire shall be identified as being of the same class as the directors they succeed.

      The names and Class designations of the Board of Directors of the Corporation to be effective upon the filing of these Restated Articles of Incorporation, who shall sit until the first annual election of directors for the Class in which such directors are serving are as follows:

Class I (serving until the 1999 Annual Meeting of Shareholders)

Name

Kuzma Leschak, Jr.
I. Leo Moskowvitz
Garfield G. Thomas
Fred J. Gentile
Michael A. Barbetti
Norman E. Woodworth

Class II (serving until the 2000 Annual Meeting of Shareholders)

Name

William M. Davis
Peter A. Sabia
Edmund J. Biancharelli
Thomas G. Speicher
Steven R. Tokach
William K. Nasser, Jr.

Class III (serving until the 1998 Annual Meeting of Shareholders)

Name

David M. Epstein
Robert T. Kelly
Saul Kaplan
Harold S. Kaplan
Joseph P. Coviello

      SEVENTH: Each holder of record of Common Stock shall have the right to one vote for each share of Common Stock standing in his name on the books of the Corporation. Shareholders shall not be entitled to cumulate votes for the election of directors.

      EIGHTH: The management, control and government of the Corporation shall be vested in a Board of Directors consisting of not less than five (5) nor more than twenty-five (25) members in number, as fixed by the Board of Directors of the Corporation from time to time.

      NINTH: The affirmative vote of both directors and shareholders of the Corporation as set forth in this ARTICLE
NINTH shall be required to approve any of the following (each a "Transaction"):

            (a) any merger or consolidation of the Corporation with or into any other corporation or any division involving the Corporation;

            (b) any share exchange in which a corporation, person or entity acquires the issued or outstanding shares of capital stock of the Corporation pursuant to a vote of shareholders;

            (c) any sale, lease, exchange or other transfer of all, or substantially all, of the assets of the Corporation to any other corporation, person or entity;

            (d) a liquidation or dissolution involving the Corporation; or

            (e) any transaction similar to, or having similar effect as, any of the foregoing transactions.

      In the event of any proposed Transaction, then the following voting requirements shall apply during the following applicable time periods: (A) on or before January 1, 2004, the affirmative vote of both (i) 80% of the total number of directors then in office (rounding up to the nearest whole number) and (ii) 80% of the total votes which all shareholders of the Corporation are entitled to cast, and if any class of shares is entitled to vote as a separate class, the affirmative vote of at least a majority of the votes entitled to be cast by the outstanding shares of such class shall be required to approve any Transaction; and
(B) after January 1, 2004, the affirmative vote of both (i) 66-2/3% of the total number of directors then in office (rounding up to the nearest whole number) and (ii) 66-2/3% of the total votes which all shareholders are entitled to cast, and if any class of shares is entitled to vote as a separate class, the affirmative vote of at least a majority of the votes entitled to be cast by the outstanding shares of such class shall be required to approve any Transaction.

      The provisions of this ARTICLE NINTH shall not apply to
(A) any Transaction occurring prior to January 1, 2004 in which
(i) members of the Corporation's Board of Directors immediately prior to the Transaction continue to constitute at least a majority of the Board of Directors of the resulting or surviving corporation upon completion thereof and (ii) shareholders of the Corporation immediately prior to the Transaction continue to own at least a majority of the outstanding voting securities or interests of the resulting or surviving corporation outstanding upon completion thereof provided the transaction is approved by both (i) 80% of the total number of directors then in office (rounding up to the nearest whole number) and (ii) 66-2/3% of the total vote which all shareholders are entitled to cast, and if any class of shares is entitled to vote as a separate class, the affirmative vote of at least a majority of the votes entitled to be cast by the outstanding shares of such class or (B) any Transaction approved in advance by the unanimous vote of all directors of the Corporation then in office.

      An affirmative vote as provided in the foregoing provisions shall be in addition to any vote of the shareholders otherwise required by law.

      The Board of Directors of the Corporation shall have the power and duty to determine, for purposes of this ARTICLE NINTH, if any transaction is similar to, or has a similar effect as, any of the Transactions identified above in this ARTICLE NINTH. Any such determination shall be conclusive and binding for all purposes of this ARTICLE NINTH.

      TENTH: No action required to be taken or which may be taken at any annual or special meeting of shareholders of the Corporation may be taken without a meeting, and the power of the shareholders of the Corporation to consent in writing to action without a meeting is specifically denied.

      ELEVENTH: Except as otherwise specially required by the Bylaws of the Corporation, the authority to make, amend, alter, change or repeal the bylaws of the Corporation is hereby expressly and solely granted to and vested in the Board of Directors of the Corporation by a vote of 66-2/3% of the total number of directors then in office (rounding up to the nearest whole number), subject always to the power of the shareholders to make, amend, alter, change or repeal the bylaws of the Corporation by the following votes during the following time periods: (A) on or before January 1, 2004, the affirmative vote of 80% of the total votes which all shareholders of the Corporation are entitled to cast, and if any class of shares is entitled to vote as a separate class, the affirmative vote of at least a majority of the votes entitled to be cast by the outstanding shares of such class; and (B) after January 1, 2004, the affirmative vote of 66-2/3% of the total votes which all shareholders of the Corporation are entitled to cast, and if any class of shares is entitled to vote as a separate class, the affirmative vote of at least a majority of the votes entitled to be cast by the outstanding shares of such class.

      TWELFTH:  (a)     The provisions of Subchapter E (relating to
Control Transactions), Chapter 25 of Title 15, known as the
Associations Code of the Commonwealth of Pennsylvania, or any amendment or restatement of such Subchapter, shall not apply to the Corporation.

                  (b) If any corporation, person, entity or group becomes the beneficial owner, directly or indirectly, of shares of capital stock of the Corporation having the right to cast in the aggregate 25% or more of all votes entitled to be cast by all issued and outstanding shares of capital stock of the Corporation entitled to vote, such corporation, person, entity or group shall within 30 days thereafter offer to purchase all shares of capital stock of the Corporation, issued, outstanding and entitled to vote. Such offer to purchase shall be at a price per share equal to the higher of (a) the highest price paid for a share of the respective class or series of capital stock of the Corporation purchased by such corporation, person, entity or group within the preceding twelve months or (b), if the Board of Directors so elects, the fair market value of a share of the Corporation's outstanding capital stock, determined in writing by an investment banking firm selected by the Board of Directors and experienced in the valuation of financial institutions, as of the date on which such corporation, person, entity or group becomes the beneficial owner, directly or indirectly, of shares of capital stock of the Corporation having the right to cast in the aggregate 25% or more of all votes entitled to be cast by all issued and outstanding shares of capital stock of the Corporation entitled to vote, including an increment representing a proportion of any value payable for acquisition of control of the Corporation. Such offer shall provide that the purchase price for such shares shall be payable in cash. The provisions of this Article Twelfth shall not apply if 80% or more of the total number of directors then in office (rounding up to the nearest whole number) approve in advance the acquisition of beneficial ownership by such corporation, person, entity or group of shares of capital stock of the Corporation having the right to cast in the aggregate 25% or more of all votes entitled to be cast by all issued and outstanding shares of capital stock of the Corporation.

      THIRTEENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in its Articles of Incorporation in the manner now or hereafter prescribed by statute and all rights conferred upon shareholders and directors herein are hereby granted subject to this reservation; provided, however, that the provisions set forth in ARTICLES SIXTH, SEVENTH, and EIGHTH of these Articles of Incorporation may not be repealed, altered or amended, in any respect whatsoever, unless such repeal, alteration or amendment is approved by either
(a) the affirmative vote of shareholders of the Corporation entitled to cast at least 66-2/3% of all votes which shareholders of the Corporation are then entitled to cast, and if any class of shares is entitled to vote as a separate class, the affirmative vote of at least a majority of the votes entitled to be cast by the outstanding shares of such class, or (b) the affirmative vote of 66-2/3% of the total number of directors then in office (rounding up to the nearest whole number) and the affirmative vote of shareholders of the Corporation entitled to cast at least a majority of all votes which shareholders of the Corporation are then entitled to cast, and if any class of shares is entitled to vote as a separate class, the affirmative vote of at least a majority of the votes entitled to be cast by the outstanding shares of such class; and further provided, that the provisions set forth in this ARTICLE THIRTEENTH and in ARTICLES EIGHTH, NINTH, TENTH, ELEVENTH and TWELFTH of these Articles of Incorporation may not be repealed, altered or amended, in any respect whatsoever, unless such repeal, alteration or amendment is approved by the following votes during the following time periods: (A) on or before January 1, 2004, the affirmative vote of both (i) 80% of the total number of directors then in office (rounding up to the nearest whole number) and (ii) 80% of the total votes which all shareholders of the Corporation are entitled to cast, and if any class of shares is entitled to vote as a separate class, the affirmative vote of at least a majority of the votes entitled to be cast by the outstanding shares of such class; and (B) after January 1, 2004, the affirmative vote of both (i) 66-2/3% of the total number of directors then in office (rounding up to the nearest whole number) and (ii) 66-2/3% of the total votes which all shareholders are entitled to cast, and if any class of shares is entitled to vote as a separate class, the affirmative vote of at least a majority of the votes entitled to be cast by the outstanding shares of such class.

                                                                 ANNEX C

                                   RESTATED

                                    BYLAWS

                                      OF

                           _________________________


ARTICLE I.  MEETINGS OF SHAREHOLDERS.

      Section 101.  Place of Meetings.  All meetings of the
shareholders shall be held at such place or places, within or without the Commonwealth of Pennsylvania, as shall be determined by the Board of Directors from time to time.

      Section 102.      Annual Meetings.

            (a) Time and Date. The annual meeting of the shareholders for the election of Directors and the transaction of such other business as may properly come before the meeting shall be held at such date or hour as may be fixed by the Board of Directors. At each annual meeting of shareholders, directors shall be elected, reports of the affairs of the Corporation shall be considered, and any other business may be transacted which is within the power of the shareholders.

            (b) Agenda for Annual Meeting. Matters to be placed on the agenda for consideration at annual meetings of shareholders may be determined by the Board of Directors or by any shareholder entitled to vote for the election of directors. Matters proposed for the agenda by shareholders entitled to vote for the election of directors shall be made by notice in writing, delivered or mailed by first-class United States mail, postage prepaid, to the Secretary of the Corporation not less than sixty
(60) days prior to any annual meeting of shareholders; provided, however, that if less than twenty-one (21) days' notice of the meeting is given to shareholders, such written notice shall be delivered or mailed, as prescribed, to the Secretary of the Corporation not later than the close of the seventh day following the day on which notice of the meeting was mailed to shareholders. Notice of matters which are proposed by the Board of Directors shall be given at any time by the Chairman of the Board or any other appropriate officer. Each notice made by shareholders shall set forth a brief description of the business desired to be brought before the annual meeting. The chairman of the meeting may determine and declare to the meeting that a matter proposed for the agenda was not made in accordance with the foregoing procedure, and if the chairman should so determine, the chairman shall so declare to the meeting and the matter shall be disregarded.

      Section 103. Special Meetings. Special meetings of the shareholders may be called at any time by the Board of Directors in the manner provided herein. Shareholders shall not have the right to call special meetings of shareholders, except as specifically provided by law.

      Section 104. Conduct of Shareholders' Meetings. At every meeting of the shareholders, the Chairman of the Board or, in the Chairman's absence, the President or, in the President's absence, a chairman (who shall be one of the officers, if any is present) chosen by a majority of the members of the Board of Directors shall act as chairman of the meeting. The chairman of the meeting shall have any and all powers and authority necessary in the chairman's sole discretion to conduct an orderly meeting and preserve order and to determine any and all procedural matters, including imposing reasonable limits on the amount of time at the meeting taken up in remarks by any one shareholder or group of shareholders. In addition, until the business to be completed at a meeting of the shareholders is completed, the chairman of a meeting of the shareholders is expressly authorized to temporarily adjourn and postpone the meeting from time to time. The Secretary of the Corporation or in the Secretary's absence, an assistant secretary, shall act as secretary of all meetings of the shareholders. In the absence at such meeting of the Secretary or assistant secretary, the chairman of the meeting may appoint another person to act as secretary of the meeting.

      Section 105. Determination of Record Date. The Board of Directors may fix a time prior to the date of any meeting of shareholders as a record date for the determination of the shareholders entitled to notice of, or to vote at, the meeting, which time, except in the case of an adjourned meeting, shall be not more than 90 days prior to the date of the meeting of shareholders. Only shareholders of record on the date fixed shall be so entitled notwithstanding any transfer of shares on the books of the Corporation after any record date fixed as provided in this section. The Board of Directors may similarly fix a record date for the determination of shareholders of record for any other purpose. When a determination of shareholders of record has been made as provided in this section for purposes of a meeting, the determination shall apply to any adjournment thereof unless the Board of Directors fixes a new record date for the adjourned meeting.

      Section 106. Voting List. The officer or agent having charge of the transfer books for shares of the Corporation shall make a complete list of the shareholders entitled to vote at any meeting of shareholders, arranged in alphabetical order, with the address of and the number of shares held by each. The list shall be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any shareholder during the whole time of the meeting for the purposes thereof.

      Failure to comply with the requirements of this section shall not affect the validity of any action taken at a meeting prior to a demand at the meeting by any shareholder entitled to vote thereat to examine the list. The original share register or transfer book, or a duplicate thereof kept in Pennsylvania, shall be prima facie evidence as to who are the shareholders entitled to examine the list or share register or transfer book or to vote at any meeting of shareholders.

      Section 107. Judges of Election. In advance of any meeting of shareholders of the Corporation, the Board of Directors may appoint judges of election, who need not be shareholders, to act at the meeting or any adjournment thereof. If judges of election are not so appointed, the presiding officer of the meeting may, and on the request of any shareholder shall, appoint judges of election at the meeting. The number of judges shall be one (1) or three (3). No person who is a candidate for office to be filled at the meeting shall act as a judge of election.

      In the event any person appointed as a judge fails to appear or fails or refuses to act, the vacancy may be filled by appointment made by the Board of Directors in advance of convening the meeting or at the meeting by the presiding officer thereof.

      The judges of election shall determine the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum, the authenticity, validity and effect of proxies, receive votes or ballots, hear and determine all challenges and questions in any way arising in connection with the right to vote, count and tabulate all votes, determine the result and do such acts as may be proper to conduct the election or vote with fairness to all shareholders. The judge or judges of election shall perform their duties impartially, in good faith, to the best of their ability and as expeditiously as is practical. If there are three judges of election, the decision, act or certificate of a majority shall be effective in all respects as the decision, act or certificate of all.

      On request of the presiding officer of the meeting, or of any shareholder, the judge or judges shall make a report in writing of any challenge or question or matter determined by them, and execute a certificate of any fact found by them. Any report or certificate made by them shall be prima facie evidence of the facts stated therein.

      Section 108. No Consent of Shareholders in Lieu of Meeting. No action required to be taken or which may be taken at any annual or special meeting of shareholders of the Corporation may be taken without a meeting, and the power of the shareholders to consent in writing to action without a meeting is specifically denied.

ARTICLE II.  DIRECTORS AND BOARD MEETINGS.

      Section 201. Management by Board of Directors. The business and affairs of the Corporation shall be managed by a Board of Directors consisting of not less than five (5) nor more than twenty-five (25) members, as fixed by the Board of Directors from time to time. The Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute, regulation, the Articles of Incorporation or these Bylaws directed or required to be exercised or done by the shareholders.

      Section 202. Nominations for Directors. Nominations by shareholders for directors to be elected at an annual meeting of shareholders must be submitted to the Secretary of the Corporation in writing not later than the close of business on the twentieth (20th) day immediately preceding the date of the meeting. Such notification shall contain the following information: (a) name and address of each proposed nominee;
(b) the principal occupation of each proposed nominee; (c) the total number of shares of capital stock of the Corporation that will be voted for each proposed nominee; (d) the name and residence address of the notifying shareholder; and (e) the number of shares of capital stock of the Corporation owned by the notifying shareholder. Nominations not made in accordance herewith may, in the discretion of the chairman of the meeting, be disregarded and, upon instruction, the judges of election may disregard all votes cast for any such proposed nominee.

      Section 203.  Qualifications of Directors.

            (a) Share Ownership. Every Director must be a shareholder of the Corporation and shall own in his/her own right the number of shares (if any) required by law in order to qualify as such Director. Any Director shall forthwith cease to be a Director when he/she no longer holds such shares, which fact shall be reported to the Board of Directors by the Secretary, whereupon the Board of Directors shall declare the seat of such Director vacated.

            (b) Retirement. No person shall be eligible for election as a member of the Board of Directors of the Corporation following such person's attainment of the age of seventy-five
(75); provided, however, that this provision shall not apply to any person serving on the Board of Directors of the Corporation on _________________, 1998. Any person elected to the Board of Directors of the Corporation prior to attainment of age seventy-five (75) shall not be required to resign by reason of such person's attainment of such age.

      Section 204.  Classification of Directors.  The Board of
Directors of the Corporation shall be divided into three (3) classes, as nearly equal in number as possible, as provided in the Corporation's Articles of Incorporation.

      Section 205. Compensation of Directors. No Director shall be entitled to any salary as such; but the Board of Directors may fix, from time to time, reasonable fees or other compensation, payable in cash, stock or other property, for acting as a Director and reasonable fees to be paid each Director for his/her services in attending meetings of the Board and meetings of committees appointed by the Board. The Corporation may reimburse Directors for expenses related to their duties as members of the Board of Directors.

      Section 206. Regular Meetings. Regular meetings of the Board of Directors shall be held on such day, at such hour, and at such place, consistent with applicable law, as the Board of Directors shall from time to time designate or as may be designated in any notice from the Secretary calling the meeting. The Board of Directors shall meet for reorganizational purposes at the first regular meeting following the annual meeting of shareholders at which the Directors are elected. Notice need not be given of regular meetings of the Board of Directors which are held at the time and place designated by the Board of Directors. If a regular meeting is not to be held at the time and place designated by the Board of Directors, notice of such meeting, which need not specify the business to be transacted thereat and which may be either verbal or in writing, shall be given by the President to each member of the Board of Directors at least twenty-four (24) hours before the time of the meeting.

      A majority of the members of the Board of Directors shall constitute a quorum for the transaction of business. If at the time fixed for the meeting, including the meeting to organize the new Board following the annual meeting of shareholders, a quorum is not present, the directors in attendance may adjourn the meeting from time to time until a quorum is present.

      Except as otherwise provided in Section 209 or as otherwise provided herein, a majority of Directors present and voting at any meeting of the Board of Directors at which a quorum is present, shall decide each matter considered. A Director cannot vote by proxy, or otherwise act by proxy at a meeting of the Board of Directors.

      Section 207. Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board, the President or at the request of a majority of Directors then in office. A special meeting of the Board of Directors shall be deemed to be any meeting other than a regular meeting of the Board of Directors. Notice of the time and place of every special meeting, which need not specify the business to be transacted thereat, shall be given by the President to each member of the Board at least twenty-four (24) hours before the time of such meeting.

      Section 208. Reports and Records. The reports of officers and Committees and the records of the proceedings of all Committees shall be filed with the Secretary of the Corporation and presented to the Board of Directors, if practicable, at its next regular meeting. The Board of Directors shall keep complete records of its proceedings in a minute book kept for that purpose. When a Director shall request it, the vote of each Director upon a particular question shall be recorded in the minutes.

      Section 209. Special Director Voting Requirements. Notwithstanding anything contained herein to the contrary, until January 1, 2004, approval of any of the following actions shall require a vote of 80% of the total number of directors of the Corporation then in office (rounding up to the nearest whole number):

                  (i) adopting a motion or resolution to study sale of the Corporation as a strategic alternative, or engaging a financial advisor with respect thereto;

                  (ii) adopting a motion or resolution approving a fundamental transaction (a "Fundamental Transaction") involving the Corporation within the meaning of Chapter 19 of Title 15 of the Pennsylvania Business Corporation Law of 1988, as amended, or any successor provisions (whether by merger, consolidation, share exchange or otherwise), or calling a special meeting of shareholders of the Corporation to consider any such proposal or placing any such proposal on the agenda for an annual meeting of shareholders of the Corporation;

                  (iii)  recommending that shareholders of the
      Corporation (A) accept a transaction or tender their shares of the Corporation's voting securities in connection with a tender or exchange offer for the Corporation's voting securities or (B) cast votes with respect to their voting securities in a proxy solicitation conducted by a party other than the Corporation's Board of Directors contrary to the recommendation of the Board of Directors;

                  (iv)  soliciting indications of interest or
      responding to proposals relating to a Fundamental
      Transaction in which the Corporation, upon completion of such Fundamental Transaction, would not be the surviving or controlling entity; or

                  (v) amending or repealing Sections 203 or 209 of these Bylaws.

ARTICLE III.  COMMITTEES.

      Section 301. Committees. The following two (2) Committees of the Board of Directors shall be established by the Board of Directors in addition to any other Committee the Board of Directors may in its discretion establish: Executive and Audit

      Section 302. Executive Committee. The Executive Committee shall consist of five (5) Directors. A majority of the members of the Executive Committee shall constitute a quorum, and actions of a majority of those present at a meeting at which a quorum is present shall be the actions of the Committee. Meetings of the Committee may be called at any time by the Chairman of the Committee or his designee. A majority of the members of the Committee shall constitute a quorum for the transaction of business, and the actions of a majority of those present at a meeting at which a quorum is present shall be the actions of the Committee. The Executive Committee shall have and exercise the authority of the Board of Directors in the management of the business of the Corporation between the dates of regular meetings of the Board of Directors.

      Section 303. Audit Committee. The Audit Committee shall consist of at least four (4) Directors, none of whom shall be officers of the Corporation. Meetings of the Committee may be called at any time by the Chairman of the Committee or his designee. A majority of the members of the Committee shall constitute a quorum for the transaction of business, and the actions of a majority of those present at a meeting at which a quorum is present shall be the actions of the Committee. The Committee shall, among other things, supervise the audit of the books of the Corporation and recommend for approval by the Board the services of a reputable Certified Public Accounting firm to perform such audit.

      Section 304. Appointment of Committee Members. The Board of Directors shall elect the members of the Committees and the Chairman of each such Committee to serve until the next annual meeting of shareholders. The President shall appoint or shall establish a method of appointing, subject to the approval of the Board of Directors, the members of any other Committees established by the Board of Directors, and the Chairman of such Committee, to serve until the next annual meeting of shareholders. The Board of Directors may appoint, from time to time, other committees, for such purposes and with such powers as the Board may determine.

      Section 305. Organization and Proceedings. Each Committee of the Board of Directors shall effect its own organization by the appointment of a Secretary and such other officers, except the Chairman, as it may deem necessary. A record of proceedings of all Committees shall be kept by the Secretary of such Committee and filed and presented as provided in Section 208 of these Bylaws.

ARTICLE IV.  OFFICERS.

      Section 401. Chairman of the Board. The Board of Directors shall appoint one of its members to be the Chairman of the Board to serve at the pleasure of the Board. He shall be a voting member of the Board of Directors and shall preside at all meetings of the Board of Directors and shareholders. The
Chairman of the Board shall supervise the carrying out of the policies adopted or approved by the Board. He shall have general executive powers, as well as the specific powers conferred by these Bylaws. He shall also have and may exercise such further powers and duties as from time to time may be conferred upon,or assigned to him by the Board of Directors.

      Section 402. President. The Board of Directors shall appoint one of its members to be President of the Corporation.
In the absence of the Chairman, he shall preside at any meeting of the Board. The President shall have general executive powers, and shall have and may exercise any and all other powers and duties pertaining by law, regulation, or practice, to the office of President, or imposed by these Bylaws. He shall also have and may exercise such further powers and duties as from time to time may be conferred upon or assigned to him by the Board of Directors.

      Section 403. Vice Presidents. The Board of Directors may appoint an Executive Vice President and one or more Vice Presidents. The Executive Vice President and each Vice President shall have such powers and duties as may be assigned to him by the Board of Directors. The Executive Vice President shall, in the absence of the President, perform all the duties of the President.

      Section 404. Secretary. The Board of Directors shall appoint a Secretary, who shall be Secretary of the Board and of the Corporation, and shall keep accurate minutes of all meetings. He shall attend to the giving of all notices required by these Bylaws to be given. He shall be custodian of the corporate seal, records, documents and papers of the Corporation. He shall provide for the keeping of proper records of all transactions of the Corporation. He shall have and may exercise any and all other powers and duties pertaining by law, regulation or practice, to the office of Secretary, or imposed by these Bylaws. He shall also perform such other duties as may be assigned to him, from time to time, by the Board of Directors.

      Section 405. Treasurer. The Treasurer shall act under the supervision of the President or such other Officer as the President may designate. The Treasurer shall have custody of the Corporation's funds and such other duties as may be prescribed by the Board of Directors, President or such other Supervising Officer as the President may designate.

      Section 406. Assistant Officers. Unless otherwise provided by the Board of Directors, each Assistant Officer shall perform such duties as shall be prescribed by the Board of Directors, the President or the Officer to whom he/she is an Assistant. In the event of the absence or disability of an Officer or his/her refusal to act, his/her Assistant Officer shall, in the order of their rank, and within the same rank in the order of their seniority, have the powers and authorities of such Officer.

      Section 407. Compensation. Unless otherwise provided by the Board of Directors, the salaries and compensation of all Officers and Assistant Officers, except the President and the Executive Vice President, shall be fixed in accordance with the general salary administration programs and guidelines established by the Board.

      Section 408. General Powers. The Officers are authorized to do and perform such corporate acts as are necessary in the carrying on of the business of the Corporation, subject always to the direction of the Board of Directors.

ARTICLE V.  SHARES OF CAPITAL STOCK.

      Section 501. Authority to Sign Share Certificates. Every share certificate of the Corporation shall be signed by the President and by the Executive Vice President or one of the Vice Presidents. Certificates may be signed by facsimile signature.

      Section 502. Lost or Destroyed Certificates. Any person claiming a share certificate to be lost, destroyed or wrongfully taken shall receive a replacement certificate if such person shall have: (a) requested such replacement certificate before the Corporation has notice that the shares have been acquired by a bona fide purchaser; (b) provided the Corporation with an indemnity agreement satisfactory in form and substance to the President or the Executive Vice President; and (c) satisfied any other reasonable requirements (including providing an affidavit and a surety bond) fixed by the President or the Executive Vice President.

ARTICLE VI.  GENERAL.

      Section 601.  Fiscal Year.  The fiscal year of the
Corporation shall begin on the first (1st) day of January in each year and end on the thirty-first (31st) day of December in each year.

      Section 602.  Emergency Bylaws.  In the event of any
emergency resulting from a nuclear attack or similar disaster, and during the continuance of such emergency, the following Bylaw provisions shall be in effect, notwithstanding any other provisions of the Bylaws:

            (a) A meeting of the Board of Directors or of any Committee thereof may be called by any Officer or Director upon one (1) hour's notice to all persons entitled to notice whom, in the sole judgment of the notifier, it is feasible to notify;

            (b) The Director or Directors in attendance at the meeting of the Board of Directors or of any Committee thereof shall constitute a quorum; and

            (c) These Bylaws may be amended or repealed, in whole or in part, by a majority vote of the Directors attending any meeting of the board of Directors, provided such amendment or repeal shall only be effective for the duration of such emergency.

      Section 603. Severability. If any provision of these Bylaws is illegal or unenforceable as such, such illegality or unenforceability shall not affect any other provision of these Bylaws and such other provisions shall continue in full force and effect.

ARTICLE VII.  LIABILITY OF DIRECTORS: INDEMNIFICATION.

      Section 701. Elimination of Liability. To the fullest extent permitted by the laws of the Commonwealth of Pennsylvania, a Director of the Corporation shall not be personally liable for monetary damages for any action taken or any failure to take any action unless the Director has breached or failed to perform the duties of his or her office under the Pennsylvania Business Corporation Law of 1988, as amended, or any successor statute, and such breach or failure constitutes self-dealing, willful misconduct or recklessness. The provisions of this Section 701 shall not apply with respect to the responsibility or liability of a Director under any criminal statute or the liability of a director for the payment of taxes pursuant to local, state or federal law.

      Section 702. Indemnification. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative by reason of the fact that such person is or was a Director, officer, employee, or agent of the Corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), amounts paid in settlement, judgments, and fines actually and reasonably incurred by such person in connection with such action, suit, or proceeding; provided, however, that no indemnification shall be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

      Section 703. Expenses. Expenses (including attorneys' fees) incurred in defending a civil or criminal action, suit, or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of the Director, officer, employee, or agent to repay such amount if it shall be ultimately determined that he/she is not entitled to be indemnified by the Corporation as authorized in this Article VII.

      Section 704. Non-Exclusive. The indemnification and advancement of expenses provided by this Article VII shall not be deemed exclusive of any other right to which persons seeking indemnification and advancement of expenses may be entitled under any agreement, vote of shareholders or disinterested directors, or otherwise, both as to actions in such persons' official capacity and as to their actions in another capacity while holding office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrator of such person.

      Section 705. Insurance, Etc. The Corporation may purchase and maintain insurance on behalf of any person, may enter into contracts of indemnification with any person, may create a fund of any nature (which may, but need not be, under the control of a trustee) for the benefit of any person, and may otherwise secure in any manner its obligations with respect to indemnification and advancement of expenses, whether arising under this Article IX or otherwise, to or for the benefit of any person, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article VII.

      Section 706. Amendment. Notwithstanding anything herein contained or contained in the Articles of Incorporation to the contrary, this Article VII may not be amended or repealed, and a provision inconsistent herewith may not be adopted, except by the affirmative vote of 80% of the members of the entire Board of Directors or by the affirmative vote of shareholders of the corporation entitled to cast at least 80% of all votes which shareholders of the corporation are then entitled to cast, except that, if the laws of the Commonwealth of Pennsylvania are amended or any other statute is enacted so as to decrease the exposure of directors to liability or to increase the indemnification rights available, this Article VII and any other provision of these Bylaws inconsistent with such decreased exposure or increased indemnification rights shall be amended, automatically and without any further action on the part of shareholders or directors, to reflect such decreased exposure or to include such increased indemnification rights, unless such legislation expressly otherwise requires. Any repeal or modification of this
Article VII by the directors or shareholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation or any right to indemnification for any action taken or any failure to take any action occurring prior to the time of such repeal or modification.

      Section 707. Severability. If, for any reason, any provision of this Article VII shall be held invalid, such invalidity shall not affect any other provision not held so invalid, and each such other provision shall, to the full extent consistent with law, continue in full force and effect. If any provision of this Article VII shall be held invalid in part, such invalidity shall in no way affect the remainder of such provision, and the remainder of such provision, together with all other provisions of this Article VII shall, to the full extent consistent with law, continue in full force and effect.

ARTICLE VIII.  AMENDMENT OR REPEAL.

      Section 801. Amendment or Repeal by the Board of Directors. These Bylaws may be amended or repealed, in whole or in part, in the manner set forth in the Articles of Incorporation.

                                                                 ANNEX D

                    [LETTERHEAD OF BERWIND FINANCIAL, L.P.]

[Date]


Board of Directors
The First Jermyn Corp.
645 Washington Avenue
P.O. Box 39
Jermyn, PA  18433

Directors:

      You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of The First Jermyn Corp. ("First Jermyn") of the financial terms of the proposed merger by and between First Jermyn and Upper Valley Bancorp, Inc. ("Upper Valley"). The terms of the proposed merger (the "Proposed Merger") between First Jermyn and Upper Valley are set forth in the Agreement and Plan of Merger dated October 15, 1997 (the "Merger Agreement") and provides that each outstanding common share of Upper Valley will be converted into the right to receive .6890 shares of First Jermyn Common Stock, with cash to be paid in lieu of any fractional shares.

      Berwind Financial, L.P., as part of its investment banking business, regularly is engaged in the valuation of assets, securities and companies in connection with various types of asset and security transactions, including mergers, acquisitions, private placements and valuations for various other purposes, and in the determination of adequate consideration in such transactions.

      In arriving at our opinion, we have, among other things:
(i) reviewed the historical financial performance, current financial position and general prospects of First Jermyn and Upper Valley, (ii) reviewed the Merger Agreement, (iii) reviewed and analyzed the stock market performance of First Jermyn and Upper Valley, (iv) studied and analyzed the consolidated financial and operating data of First Jermyn and Upper Valley,
(v) considered the terms and conditions of the Proposed Merger between First Jermyn and Upper Valley as compared with the terms and conditions of comparable bank and bank holding company mergers and acquisitions, (vi) met and/or communicated with certain members of First Jermyn's and Upper Valley's senior management to discuss their operations, historical financial statements, and future prospects, and (vii) reviewed the Joint Proxy Statement/Prospectus, and (viii) conducted such other financial analyses, studies and investigations as we deemed appropriate.

      Our opinion is given in reliance on information and representations made or given by First Jermyn and Upper Valley and their respective officers, directors, auditors, counsel and other agents, and on filings, releases and other public information issued by First Jermyn and Upper Valley including financial statements, financial projections, and stock price data as well as certain information from recognized independent sources. We have not independently verified the information concerning First Jermyn and Upper Valley nor other data which we have considered in our review and, for purposes of the opinion set forth below, we have assumed and relied upon the accuracy and completeness of all such information and data. Additionally, we assume that the Proposed Merger is, in compliance with and legal under applicable law.

      With regard to financial and other information relating to the general prospects of First Jermyn and Upper Valley, we have assumed that such information has been reasonably prepared and reflects the best currently available estimates and judgments of the managements of First Jermyn and Upper Valley as to First Jermyn's and Upper Valley's most likely future performance.For First Jermyn and Upper Valley, we have assumed the allowance for loan losses indicated on the balance sheets of each entity is adequate to cover such losses; we have not reviewed the credit files of either First Jermyn or Upper Valley. Also, in rendering our opinion, we have assumed that in the course of obtaining the necessary regulatory approvals for the Proposed Merger, no conditions will be imposed that will have a material adverse effects on the contemplated benefits of the Proposed Merger to First Jermyn.

      Our opinion is based upon information provided to us by the managements of First Jermyn and Upper Valley, as well as market, economic, financial, and other conditions as they exist and can be evaluated only as of the date hereof and speaks to no other period. Our opinion pertains only to the financial consideration of the Proposed Merger and does not constitute a recommendation to the Board of First Jermyn and does not constitute a recommendation to First Jermyn's shareholders as to how such shareholders should vote on the Proposed Merger.

      Based on the foregoing, it is our opinion that, as of the date hereof, the Proposed Merger between First Jermyn and Upper
Valley is fair, from a financial point of view, to the shareholders of First Jermyn.

                                    Sincerely,



                                    BERWIND FINANCIAL, L.P.

                                                                 ANNEX E

                    [LETTERHEAD OF FOX-PITT, KELTON, INC.]

                                    [DATE]

Board of Directors
Upper Valley Bancorp, Inc.
128 Lackawanna Avenue
Olyphant, PA  18447

Ladies and Gentlemen:

      Fox-Pitt, Kelton, Inc. ("Fox-Pitt, Kelton") understands that Upper Valley Bancorp, Inc. ("Upper Valley") and The First Jermyn Corp. ("First Jermyn") propose to enter into an Agreement and Plan of Merger, dated October 15, 1997 (the "Merger Agreement"), which provides, among other things, for the merger of Upper
Valley with and into First Jermyn (the "Merger"). Pursuant to the Merger Agreement and subject to certain exceptions set forth therein, at the effective time of the Merger, each issued and outstanding share of common stock of Upper Valley, par value
$0.50 per share (the "Upper Valley Common Stock"), shall be converted into the right to receive 0.689 shares (the "Exchange Ratio") of common stock of First Jermyn, par value $1.25 per share (the "First Jermyn Common Stock"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

      You have asked for Fox-Pitt, Kelton's opinion as to whether the Exchange Ratio is fair, from a financial point of view, to Upper Valley.

      In arriving at the opinion set forth below, Fox-Pitt, Kelton has, among other things:

      (a) reviewed and analyzed certain publicly available financial statements for Upper Valley and First Jermyn and financial information made available to us by the managements of Upper Valley and First Jermyn;

      (b) analyzed certain internal financial statements, including financial projections, and other financial and operating data prepared by the managements of Upper Valley and First Jermyn; and

      (c) discussed the past, present and future operations, financial condition and prospects of Upper Valley and First Jermyn with that of certain other comparable publicly traded companies;

      (e) reviewed and discussed with the senior management of Upper Valley and First Jermyn the strategic objectives of the Merger and certain other benefits of the Merger;

      (f)   reviewed the Merger Agreement draft dated September 29,
            1997; and

      (g) performed such other analyses as we have deemed appropriate.

      Fox-Pitt, Kelton has assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial and other information it has reviewed for the purposes of providing this opinion, and we have not assumed any responsibility for independent verification of such information.

      Fox-Pitt, Kelton has not assumed any responsibility for independent valuation of the assets and liabilities of Upper Valley or First Jermyn nor does it assume any responsibility for reviewing loan files or visiting branch locations. With respect to the financial projections, Fox-Pitt, Kelton has assumed that they have been reasonably prepared by the respective managements of Upper Valley and First Jermyn on bases reflecting the best currently available estimates and judgments of the future financial performance of Upper Valley and First Jermyn. We express no view as to such projections or the assumptions on which they are based. We have evaluated this Merger as a merger of equals, which may or may not result in a premium over market, rather than as an outright sale. Fox-Pitt, Kelton's opinion is based upon economic, market and other conditions as they exist and can be evaluated on October 14, 1997.

      In the normal course of its investment banking business, Fox-Pitt, Kelton is regularly engaged in the valuation of banking, thrift and finance company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking, thrift and finance companies, Fox-Pitt, Kelton has experience in, and knowledge of, the valuation of such enterprises.

      In the normal course of its business, Fox-Pitt, Kelton may trade equity securities of Upper Valley and First Jermyn for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. We have been retained by Upper Valley in the past to provide financial advice and received a fee for this service. In addition, we have acted as financial advisor to Upper Valley in connection with this Merger and will be receiving an additional fee upon rendering our opinion in connection with the Merger.

      It is understood that this letter is for the information of the Board of Directors of Upper Valley and may not be used for any other purpose without our prior written consent.

      Based upon and subject to the foregoing, Fox-Pitt, Kelton is of the opinion on the date hereof that the Exchange Ratio is fair, from a financial point of view, to Upper Valley.

                                    Very truly yours,

                                                                 ANNEX F

                              SECTION 1930 OF THE
                 PENNSYLVANIA BUSINESS CORPORATION LAW OF 1988

Section 1930.  Dissenters rights.

      (a) General rule.--If any shareholder of a domestic business corporation that is to be a party to a merger or consolidation pursuant to a plan of merger or consolidation objects to the plan of merger or consolidation and complies with the provisions of Subchapter D of Chapter 15 [FN 1] (relating to dissenters rights), the shareholder shall be entitled to the rights and remedies of dissenting shareholders therein provided, if any. See also section 1906(c) (relating to dissenters rights upon special treatment).

      (b) Plans adopted by directors only.--Except as otherwise provided pursuant to section 1571(c) (relating to grant of optional dissenters rights), Subchapter D of Chapter 15 shall not apply to any of the shares of a corporation that is a party to a merger or consolidation pursuant to section 1924(b)(1)(i)
(relating to adoption by board of directors).

      (c) Cross references.--See sections 1571(b) (relating to exceptions) and 1904 (relating to de facto transaction doctrine abolished).

____________________

1     15 Pa. C.S.A. Section 1571 et seq.

                       SUBCHAPTER D OF CHAPTER 15 OF THE
                 PENNSYLVANIA BUSINESS CORPORATION LAW OF 1988

Subchapter D.-Dissenters Rights

Section 1571.  Application and effect of subchapter.

      (a) General rule.--Except as otherwise provided in subsection (b), any shareholder of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

            Section 1906(c) (relating to dissenters rights upon special treatment).

            Section 1930 (relating to dissenters rights).

            Section 1931(d) (relating to dissenters rights in share exchanges).

            Section 1932(c) (relating to dissenters rights in asset transfers).

            Section 1952(d) (relating to dissenters rights in division).

            Section 1962(c) (relating to dissenters rights in conversion).

            Section 2104(b) (relating to procedure).

            Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).

            Section 2325(b) (relating to minimum vote requirement).

            Section 2704(c) (relating to dissenters rights upon election).

            Section 2705(d) (relating to dissenters rights upon renewal of election).

            Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).

            Section 7104(b)(3) (relating to procedure).

      (b)   Exceptions.--

            (1) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares that, at the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932(c) or 1952(d) is to be voted on, are either:

                  (i)  listed on a national securities exchange; or

                  (ii)  held of record by more than 2,000
      shareholders;

shall not have the right to obtain payment of the fair value of any such shares under this subchapter.

            (2) Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

                  (i) Shares converted by a plan if the shares are not converted solely into shares of the acquiring, surviving, new or other corporation or solely into such shares and money in lieu of fractional shares.

                  (ii) Shares of any preferred or special class unless the articles, the plan or the terms of the transaction entitle all shareholders of the class to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class.

                  (iii)  Shares entitled to dissenters rights under
      section 1906(c) (relating to dissenters rights upon special treatment).

            (3) The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

      (c) Grant of optional dissenters rights.--The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights.

      (d) Notice of dissenters rights.--Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

            (1) a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

            (2)   a copy of this subchapter.

      (e) Other statutes.--The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

      (f) Certain provisions of articles ineffective.--This subchapter may not be relaxed by any provision of the articles.

      (g) Cross references.--See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished) and 2512 (relating to dissenters rights procedure).

Section 1572.  Definitions.

      The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

            "Corporation." The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which of the resulting corporations is the successor corporation for the purposes of this subchapter. The successor corporation in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

            "Dissenter." A shareholder or beneficial owner who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

            "Fair value." The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

            "Interest." Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all of the circumstances, taking into account all relevant factors including the average rate currently paid by the corporation on its principal bank loans.

Section 1573.  Record and beneficial holders and owners.

      (a) Record holders of shares.--A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

      (b) Beneficial owners of shares.--A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

Section 1574.  Notice of intention to dissent.

      If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value of his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

Section 1575.  Notice to demand payment.

      (a) General rule.--If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

            (1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

            (2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

            (3) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose beneficial shareholder dissents, acquired beneficial ownership of the shares.

            (4)   Be accompanied by a copy of this subchapter.

      (b) Time for receipt of demand for payment.--The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.

Section 1576. Failure to comply with notice to demand payment, etc.

      (a) Effect of failure of shareholder to act.--A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

      (b) Restriction on uncertificated shares.--If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

      (c) Rights retained by shareholder.--The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

Section 1577.  Release of restrictions or payment for shares.

      (a) Failure to effectuate corporate action.--Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

      (b) Renewal of notice to demand payment.--When uncertified shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

      (c) Payment of fair value of shares.--Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

            (1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

            (2) A statement of the corporation's estimate of the fair value of the shares.

            (3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

      (d) Failure to make payment.--If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those which the original dissenter had after making demand for payment of their fair value.

Section 1578.  Estimate by dissenter of fair value of shares.

      (a) General rule.--If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter's shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

      (b) Effect of failure to file estimate.--Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

Section 1579.  Valuation proceedings generally.

      (a)   General rule.--Within 60 days after the latest of:

            (1)   effectuation of the proposed corporate action;

            (2)   timely receipt of any demands for payment under
      section 1575 (relating to notice to demand payment); or

            (3)   timely receipt of any estimates pursuant to
      section 1578 (relating to estimate by dissenter of fair value of shares);

if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

      (b) Mandatory joinder of dissenters.--All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

      (c) Jurisdiction of the court.--The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

      (d) Measure of recovery.--Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

      (e) Effect of corporation's failure to file application.-- If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation's estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

Section 1580.  Costs and expenses of valuation proceedings.

      (a) General rule.--The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally) including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

      (b) Assessment of counsel fees and expert fees where lack of good faith appears.--Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses arc assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

      (c) Award of fees for benefits to other dissenters.--If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefitted.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.


      Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director's liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of his office and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

      The bylaws of First Jermyn provide for (1) indemnification of directors, officers, employees and agents of the registrant and its subsidiaries and (2) the elimination of a director's liability for monetary damages, to the fullest extent permitted by Pennsylvania law.

      Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by First Jermyn.

Item 21.  Exhibits and Financial Statement Schedules.

      (a)   Exhibits.

            2.1 Agreement and Plan of Merger dated as of October 15, 1997, between The First Jermyn Corp. and Upper Valley Bancorp Inc. (included as Annex A to the Proxy Statement Prospectus).

            3.1   Articles of Incorporation, as amended, of The
                  First Jermyn Corp. (Incorporated by reference to
                  Exhibit 3.1 of First Jermyn's Form 10-K for the year ended December 31, 1997.)

            3.2 Bylaws of The First Jermyn Corp. (Incorporated by reference to Exhibit 3.2 of First Jermyn's
                  Form 10-K for the year ended December 31, 1997.)

            5.1   Opinion of Stevens & Lee, P.C. re:  Validity.

            8.1 Form of opinion of Stevens & Lee, P.C. re: tax matters.

            10.1 Lease Agreement, Option Agreement and Memorandum of Lease dated August 29, 1974 by and between Sterling Industrial Corp. and The First National Bank of Jermyn for the Bank's office buildings located in Jermyn and the Keyser Oak section of Scranton, Pennsylvania, filed with the Form 10-K for the year ended December 31, 1993 and incorporated herein by reference.

            10.2  Agreement dated as of June 9, 1993, between The
                  First Jermyn Corp. and William M. Davis
                  (Incorporated by reference to Exhibit 10.2 of First Jermyn's Form 10-K for the year ended
                  December 31, 1997).

            10.3  Agreement dated as of June 9, 1993, between The
                  First Jermyn Corp. and Steven R. Tokach
                  (Incorporated by reference to Exhibit 10.3 of First Jermyn's Form 10-K for the year ended
                  December 31, 1997).

            23.1  Consent of KPMG Peat Marwick LLP.

            23.2  Consent of Kronick Kalada Berdy & Co., P.C.

            23.3  Consent of Stevens & Lee, P.C. (contained in
                  Exhibit 5).

            23.4  Consent of Stevens & Lee, P.C. re: tax opinion.

            23.5  Consent of Berwind Financial, L.P.*

            23.6  Consent of Fox-Pitt, Kelton, Inc.*

            24.1  Powers of Attorney of Directors and Officers
                  (included on signature page hereof).

            99.1  Form of Proxy for the Annual Meeting of
                  Shareholders of The First Jermyn Corp.

            99.2  Form of Proxy for the Special Meeting of
                  Shareholders of Upper Valley Bancorp, Inc.

            99.3  Opinion of Berwind Financial, L.P. dated
                  _______________, 1998 (included as Annex D to
                  Proxy Statement/Prospectus).

            99.4  Opinion of Fox-Pitt, Kelton, Inc. dated
                  ____________________, 1998 (included as Annex E to
                  Proxy Statement/Prospectus).

____________________

*     To be filed by amendment.

            (b)   Financial Statement Schedules.

                  None required.

Item 22.  Undertakings.

      (a)   The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i)  To include any prospectus required by
      Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any fact or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

      (c)   (1)   The undersigned registrant hereby undertakes as
      follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

            (2)   The registrant undertakes that every prospectus
      (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the bylaws of the registrant, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Jermyn, Commonwealth of Pennsylvania, on March 25, 1998.

                                    THE FIRST JERMYN CORP.
                                    (Registrant)


                                    By: /s/ William M. Davis
                                         William M. Davis,
                                         President and Chief Executive
                                         Officer

            KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William M.
Davis, and Steven R. Tokach, and each of them, his true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature                  Title                     Date

/s/ Kuzma Leschak, Jr.     Director             March 25, 1998
Kuzma Leschak, Jr.

/s/ William M. Davis       Director, President  March 25, 1998
William M. Davis           and Chief Executive
                           Officer (Principal
                           Executive Officer)

/s/ Edmund J. Biancarelli  Director             March 25, 1998
Edmund J. Biancarelli

_________________________  Director             March 25, 1998
David M. Epstein

/s/ Robert T. Kelly        Director             March 25, 1998
Robert T. Kelly

__________________________ Director             March 25, 1998
I. Leo Moskovitz

/s/ Harold T. McGovern     Director             March 25, 1998
Harold T. McGovern

/s/ William K. Nasser, Jr. Director             March 25, 1998
William K. Nasser, Jr.

__________________________ Director             March 25, 1998
Peter A. Sabia

/s/ Thomas G. Speicher     Director             March 25, 1998
Thomas G. Speicher

/s/ Garfield G. Thomas     Director             March 25, 1998
Garfield G. Thomas

/s/ Steven R. Tokach       Director             March 25, 1998
Steven R. Tokach

/s/ Donald R. Gibbs        Chief Financial      March 25, 1998
Donald R. Gibbs            and Accounting
                           Officer